AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2000
                                                     REGISTRATION NO. 333-90881

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ------------------

                                AMENDMENT NO. 6
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------
                       SAVVIS COMMUNICATIONS CORPORATION

            (Exact name of registrant as specified in its charter)



                DELAWARE                          6719                       43-1809960
  (State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
  incorporation or organization)       Classification Code Number)     Identification Number)


                              ------------------
                       SAVVIS COMMUNICATIONS CORPORATION
                          12007 SUNRISE VALLEY DRIVE
                               RESTON, VA 20191
                                (703) 453-7500
       (Address, including zip code, and telephone number,  including area code, of registrant's principal executive offices)
                              ------------------
                            STEVEN M. GALLANT, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       SAVVIS COMMUNICATIONS CORPORATION
                          12007 SUNRISE VALLEY DRIVE
                               RESTON, VA 20191
                                (703) 453-7500
(Name,  address,  including zip code, and telephone number, including area code, of agent for service)
                              ------------------
                                  Copies to:

  CHRISTINE M. PALLARES, ESQ.                          ANDREW R. SCHLEIDER, ESQ.
    HOGAN & HARTSON L.L.P.                                SHEARMAN & STERLING
        885 THIRD AVENUE                                  599 LEXINGTON AVENUE
       NEW YORK, NY 10022                                  NEW YORK, NY 10022
          (212) 409-9800                                     (212) 848-4000

                              ------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------



                                PROPOSED MAXIMUM
          TITLE OF EACH CLASS            AMOUNT TO BE     OFFERING PRICE         PROPOSED MAXIMUM               AMOUNT OF
    OF SECURITIES TO BE REGISTERED      REGISTERED (1)    PER SHARE (2)    AGGREGATE OFFERING PRICE (2)   REGISTRATION FEES (3)
Common Stock, $0.01 par value.........   19,550,000          $ 25.00               $488,750,000                 $130,081



--------------------------------------------------------------------------------
(1) The amount of the securities registered includes any securities which the underwriters have options of purchasing to cover over-allotments.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3) Includes $32,137 paid herewith and includes $20,850 paid on November 12, 1999 and $77,094 paid on December 30, 1999.

                              ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED JANUARY 31, 2000

P R O S P E C T U S
-------------------

                               17,000,000 SHARES

                               [GRAPHIC OMITTED]

                       SAVVIS COMMUNICATIONS CORPORATION

                                  COMMON STOCK
                                ---------------

     This is SAVVIS Communications Corporation's initial public offering of common stock. SAVVIS Communications Corporation is selling 14,875,000 shares and Bridge Information Systems, Inc., currently a 69% stockholder of SAVVIS, is selling 2,125,000 shares.

     We expect the public offering price to be between $22.00 and $25.00 per share. Currently, no public market exists for the shares. The shares have been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "SVVS."


     INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.
                                ---------------


                                                                      PER SHARE   TOTAL
                                                                      ----------- ------
          Public offering price ...................................... $           $
          Underwriting discount ...................................... $           $
          Proceeds, before expenses, to SAVVIS ....................... $           $
          Proceeds, before expenses, to the selling stockholder ...... $           $



     The underwriters may also purchase up to an additional 2,550,000 shares from the selling stockholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. It is expected that approximately $125 million of the net proceeds to SAVVIS will be paid by SAVVIS to Bridge.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares will be ready for delivery on or about , 2000.

                                ---------------

                          Joint Book-Running Managers


MERRILL LYNCH & CO.                                  MORGAN STANLEY DEAN WITTER

                                ---------------

                            BEAR, STEARNS & CO. INC.

                                ---------------
BANC OF AMERICA SECURITIES LLC
                                                              CIBC WORLD MARKETS
                                ---------------
                  The date of this prospectus is      , 2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       MAP OF THE WORLD SHOWS LOCATIONS OF SAVVIS' PRIVATENAPSSM, PLANNED PRIVATENAPSSM, ATM SWITCHES, FRAME RELAY SWITCHES AND TRANSMISSION CAPACITY)










                               [GRAPHIC OMITTED]

                               TABLE OF CONTENTS



                                                                                           PAGE
                                                                                         --------
Prospectus Summary ...................................................................       3
Risk Factors .........................................................................      10
Forward-Looking Statements ...........................................................      22
Use of Proceeds ......................................................................      23
Dividend Policy ......................................................................      23
Capitalization .......................................................................      24
Dilution .............................................................................      25
Unaudited Pro Forma Consolidated Financial Statements ................................      26
Selected Historical Consolidated Financial Data ......................................      31
Management's Discussion and Analysis of Financial Condition and Results of Operations       33
Business .............................................................................      41
Relationship with Bridge .............................................................      60
Management ...........................................................................      64
Transactions with Affiliates .........................................................      74
Principal Stockholders and Selling Stockholder .......................................      75
Description of Capital Stock .........................................................      78
Shares Available for Future Sale .....................................................      81
Underwriting .........................................................................      82
Validity of the Shares ...............................................................      86
Experts ..............................................................................      86
Change in Certifying Accountants .....................................................      86
Where You May Find Additional Information ............................................      86
Index to Consolidated Financial Statements ...........................................      F-1


                             ---------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.


     MARKET DATA AND SEVERAL INDUSTRY FORECASTS USED THROUGHOUT THIS PROSPECTUS WERE OBTAINED FROM MARKET RESEARCH, PUBLICLY AVAILABLE INFORMATION AND INDUSTRY PUBLICATIONS.

                              PROSPECTUS SUMMARY

     The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in the offering. The other information is important, so please read this entire prospectus carefully.

     The terms "SAVVIS," "we," "us" and "our" as used in this prospectus refer to SAVVIS Communications Corporation, a Delaware corporation, formerly SAVVIS Holdings Corporation, and its subsidiaries, except where by the context it is clear that such terms mean only SAVVIS Communications Corporation.


     Unless otherwise indicated, all information in this prospectus assumes the underwriters do not exercise their over-allotment option and reflects the 72,000-for-1 stock split of our outstanding common stock on July 22, 1999. SAVVIS is a subsidiary of Bridge Information Systems, Inc., or Bridge, which owns approximately 69% of SAVVIS' outstanding common stock.

                                     SAVVIS

OUR BUSINESS

     We are a rapidly growing provider of high quality, high performance global data networking and Internet-related services to medium and large businesses, multinational corporations and Internet service providers. We currently offer the following services:

   o MANAGED DATA NETWORKING SERVICES that provide secure, high quality data communication links over our network to connect a customer's geographically dispersed offices, known as intranets, or to connect with its customers and suppliers, known as extranets.


   o HIGH BANDWIDTH INTERNET ACCESS SERVICES including dedicated access and digital subscriber line, commonly known as DSL, services and Internet security services which connect our customers to the Internet at high speeds.


   o  COLOCATION   SERVICES   that   allow  our   customers   to  locate   their
      mission-critical content and networking hardware in our data centers which provide a highly secure, fault tolerant environment.

     Simultaneously with the closing of this offering, we will acquire the Internet protocol network assets of Bridge and the employees of Bridge who have operated that network. This transfer will significantly expand our managed data networking services, which we began offering in September 1999. Upon the transfer of the Bridge network to us and pursuant to a network services agreement between Bridge and us, Bridge will pay us for the use of the SAVVIS ProActiveSM Network to deliver Bridge's content and applications to over 4,500 financial institutions, including 75 of the top 100 banks in the world and 45 of the top 50 brokerage firms in the United States. Following the network transfer, these entities will remain customers of Bridge. We currently provide Internet access services directly to approximately 850 customers.

THE SAVVIS PROACTIVESM NETWORK

     The SAVVIS ProActiveSM Network was created through the combination, in September 1999, of the Bridge network, which was constructed to meet the exacting requirements of the financial services industry worldwide, and the SAVVIS network, which was constructed to provide high quality Internet access in the United States. Both of these networks have been operational since 1996 and we refer to the combined network as the "SAVVIS ProActiveSM Network."

     The SAVVIS ProActiveSM Network interconnects over 6,000 buildings in 83 of the world's major commercial cities in 43 countries. Our network architecture is based on the following technologies:

   o asynchronous transfer mode, commonly known as ATM, which supports the transmission of all kinds of content and allows data to be prioritized;

   o frame relay, which is a shared network technology commonly used in communications networks; and


   o Internet protocol, a communications protocol that is a core element of the Internet and is used on computers, but that cannot currently reliably deliver real-time data, unless operated over an ATM network, such as the SAVVIS ProActiveSM Network.


Additionally, our 83 city global system connects to eight private Internet access points, which we call PrivateNAPsSM, where our network connects to a number of Internet service providers, including Sprint Corporation, Cable & Wireless plc and UUNET, an MCI Worldcom company.


     These PrivateNAPsSM, which will be expanded to 12 by March 2000, use our proprietary routing policies to reduce data loss and enhance performance by avoiding the congested public access points on the Internet. We measure the performance of our access services using data loss and transmission delay, commonly known as latency, measurements. The high performance of our Internet access services has been verified by our analysis of data collected by Keynote Systems, Inc., an independent research firm, which showed that we had the second best mean download time in 1999.

RELATIONSHIP WITH BRIDGE

     In April 1999, we were acquired by Bridge. Bridge is a global provider of high quality, real-time and historical financial information, including coverage of equities, fixed income, foreign exchange and commodities, which it delivered to an estimated 235,000 trading terminals around the globe as of December 31, 1999. On September 10, 1999, Bridge sold in a private placement approximately 25% of its equity ownership in SAVVIS to existing stockholders of Bridge. Bridge currently owns approximately 69% of our outstanding common stock and, after completion of this offering, will own approximately 56% of our outstanding common stock. Investment partnerships sponsored by Welsh, Carson, Anderson &
Stowe, or Welsh Carson, a sponsor of private equity funds with extensive experience in the communications and information services industries, currently owns approximately 38% of Bridge's outstanding voting stock and approximately 11% of our outstanding common stock and, after completion of this offering, will own approximately 10% of our outstanding common stock.


     Over the last four years, Bridge constructed a sophisticated network based on Internet protocol and ATM technologies to service some of the largest financial institutions and institutional investors in the world. These financial market participants rely on information received continuously from Bridge to make trading and investment decisions throughout the business day. Bridge must deliver this information instantaneously and reliably. Accordingly, Bridge built a highly redundant, fault tolerant network to deliver high volume, real-time financial data and news around the globe.


     Since January 1996, Bridge has converted a substantial portion of its customers from less technologically advanced protocols to its Internet protocol network. As of December 31, 1999, of Bridge's estimated 235,000 terminals, an estimated 135,000 terminals were connected to the SAVVIS ProActiveSM Network. Bridge has advised us that it intends to convert the remaining 100,000 terminals on its other networks to the SAVVIS ProActiveSM Network over the next three years. As Bridge converts terminals, we expect it to order additional connections from us under the network services agreement. As of December 31, 1999, Bridge's proprietary network monitoring and customer support systems managed over 10,000 routers and over 11,000 servers. Additionally, Bridge has a highly experienced group of network engineers, technical support representatives and customer call center personnel to support its services and has agreed to make their services available to us.


     Acquisition of Bridge's Network Assets and Ongoing Relationship with Bridge. Simultaneously with the closing of this offering, we will acquire Bridge's Internet protocol network assets and the employees of Bridge who operate them, and we will enter into a network services agreement with Bridge that commits Bridge to purchase at least $105 million, $132 million and $145 million of network services from us in 2000, 2001 and 2002, respectively. Thereafter, Bridge will be required to purchase at least 80% of their network requirements from us, declining to 60% in 2006 through the end of the agreement in 2010. We will incur losses from the operation of the network under the network services agreement, and had the network services agreement been in effect in 1999, Bridge would have represented approximately 83% of our 1999 revenues. We have instituted a lead referral program for Bridge's approximately 500 sales representatives worldwide to generate sales leads for us. We will also enter into a number of other agreements with Bridge under which Bridge will transfer a number of highly skilled people to us and we will purchase various support services from it.

     Preferential Distribution. We will also pay to Bridge a $58 million preferential distribution with a portion of the proceeds of this offering.



BUSINESS STRATEGY


     Our objective is to tap the rapidly growing market for reliable, high speed data communications and Internet services. Key elements of our strategy to achieve this objective include:

     o providing a single source for managed data network services and high quality Internet services;

     o capitalizing on Bridge's relationships to penetrate its customer base;

     o targeting potential customers in buildings already connected to our network;

     o expanding our network and PrivateNAPSM infrastructure;

     o growing domestic and international distribution channels;

     o providing enabling infrastructure for e-commerce services; and

     o developing and marketing new services.


COMPETITIVE STRENGTHS

     Our target customers are businesses that are intensive users of data communications and require high quality service for their global data networking and Internet needs. We believe our competitive strengths in servicing these customers include:

     o large number of sophisticated users already connected to our network;

     o network engineered for real-time performance;

     o global network presence;

     o single source service offering; and

     o world-class service through proprietary systems.

WE HAVE INCURRED SIGNIFICANT LOSSES AND NEGATIVE CASH FLOW IN THE PAST AND EXPECT TO INCUR SIGNIFICANT LOSSES AND NEGATIVE CASH FLOW AT LEAST THROUGH 2002.

     We incurred losses of approximately $2.2 million, $14.0 million and $20.0 million in 1996, 1997 and 1998 and had negative cash flow from operating activities of $1.3 million, $10.5 million and $20.6 million in these years. We also had losses of $8.1 million and negative cash flow from operating activities of $6.2 million for the period from January 1, 1999 to April 6, 1999 and losses of approximately $22.6 million, and negative cash flows from operating activities of approximately $9.9 million, from April 7, 1999 to September 30, 1999. We expect to incur significant net losses and negative cash flow from operating activities at least through 2002. As of September 30, 1999, our accumulated deficit was approximately $22.6 million, which reflects our losses only since Bridge acquired our company on April 7, 1999.


OTHER RISK FACTORS

     You should consider carefully the following risk factors, the information contained in "Risk Factors" and the other information in this prospectus before deciding to invest in our common stock:

   o a significant portion of our revenues is expected to come from Bridge, and the loss of Bridge as a customer or reduced demand from Bridge would materially affect our business;

   o if Bridge is unable to meet its financial commitments to us, we will be materially adversely affected;

   o our limited operating history, and the fact that we only recently began offering data networking and colocation services, makes it difficult for you to evaluate our performance; and

   o our historical financial information will not be comparable to our future financial performance.

     Our principal executive office is located at 12007 Sunrise Valley Drive, Reston, Virginia 20191, and our telephone number is (703) 453-7500.

                                 THE OFFERING

Common stock offered
by us 14,875,000 shares

Common stock offered by the
 selling stockholder....    2,125,000 shares
                          -----------------

   Total.................   17,000,000 shares
                           -----------------

Shares outstanding after
 this offering...........   92,610,933 shares

Over-allotment option....   2,550,000 shares



Use  of proceeds.........  We will receive  net proceeds from  this offering  of approximately $326 million, assuming a per share price of $23.50. We intend to use these net proceeds to pay the $63 million cash portion of the purchase price for the Bridge network assets, for capital expenditures relating to our network expansion, and for other general corporate purposes. In addition, a portion of the net proceeds of this offering will be used to pay a $58 million preferential distribution to Bridge and repay approximately $4 million of indebtedness owed to Bridge.

                           We will not receive any proceeds from the sale of shares by the selling stockholder.



Dividend  policy.........  We  do  not  intend to  pay  dividends on  our common stock for the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.


Nasdaq National Market
 Symbol..................  "SVVS"


     This information is based on our shares outstanding on January 25, 2000. This information excludes 3,518,419 shares of common stock underlying options granted under our stock option plans outstanding as of December 31, 1999 at an exercise price of $.50 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     We derived the summary historical consolidated financial data presented below as of and for each of the three years ended December 31, 1996, 1997 and 1998 from our audited consolidated financial statements. We derived the summary historical consolidated financial data presented below for the nine months ended September 30, 1998, the period from January 1, 1999 to April 6, 1999 and the period from April 7, 1999 to September 30, 1999 and as of September 30, 1999 from our unaudited consolidated financial statements. We prepared the unaudited financial statements on substantially the same basis as our audited financial statements and, in our opinion, the unaudited financial statements include all adjustments necessary for a fair presentation of the results of operations for those periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year. You should read the information set forth below together with the discussion under "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements that are in the back of this prospectus.

     On April 7, 1999, Bridge acquired all our equity securities and accounted for this acquisition as a purchase transaction. Since the purchase transaction resulted in our company becoming a wholly owned subsidiary of Bridge, SEC rules required us to establish a new basis of accounting for the purchased assets and liabilities. The accounting for the purchase transaction has been "pushed down" to the financial statements of SAVVIS. Therefore, the purchase price has been allocated to the underlying assets purchased and liabilities assumed based on the estimated fair market values of these assets and liabilities on the acquisition date. As a result of the application of fair value accounting, intangibles, goodwill, other liabilities and stockholders' equity were increased in the SAVVIS unaudited consolidated balance sheet. The SAVVIS unaudited historical consolidated balance sheet data as of September 30, 1999 and unaudited consolidated statement of operations data for the period from April 7, 1999 through September 30, 1999 give effect to our acquisition by Bridge and are labeled "Successor." The SAVVIS unaudited historical financial data for the periods prior to the acquisition are labeled "Predecessor."


     On September 10, 1999, Bridge sold in a private placement approximately 25% of its equity ownership in SAVVIS to existing stockholders of Bridge, including Welsh Carson which purchased from Bridge a 12% interest in SAVVIS at that time.

     Pro forma data for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to, as if they had occurred at the beginning of 1998 for the statement of operations data and at September 30, 1999 for the balance sheet data, the acquisition of our company by Bridge, our purchase of the network assets from Bridge for $88 million, including the incurrence of capital lease obligations to Bridge of $25 million, the payment of a $58 million preferential distribution to Bridge and the sale in this offering of the shares required to generate the $125 million of cash to be paid to Bridge in respect of these items. For more detailed information on the pro forma financial data, see "Unaudited Pro Forma Consolidated Financial Statements."

     We calculate EBITDA as earnings (loss) before depreciation and amortization, interest income and expense and income tax expense (benefit). We have included information concerning EBITDA because our management believes that in our industry such information is a relevant measurement of a company's financial performance and liquidity. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of operating performance determined in accordance with generally accepted accounting principles. Additionally, EBITDA as used in this prospectus may not be comparable to similarly titled measures of other companies, as other companies may not calculate it in a similar manner.

                                                PREDECESSOR
                                --------------------------------------------
                                                 HISTORICAL                     PRO FORMA
                                -------------------------------------------- --------------
                                                                               YEAR ENDED
                                          YEAR ENDED DECEMBER 31,             DECEMBER 31,
                                -------------------------------------------- --------------
                                     1996           1997*          1998*          1998*
                                -------------- -------------- -------------- --------------
                                         (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues .....................  $        290   $      2,758   $     13,674   $     13,674
 Direct costs and
  operating expenses:
  Data communications
   and operations .............         1,044         11,072         20,889         20,889
  Selling, general and
   administrative .............         1,204          5,130         12,245         12,245
  Depreciation and
   amortization ...............           153            631          2,288         45,876
  Impairment of assets ........            --             --             --             --
                                 ------------   ------------   ------------   ------------
  Total direct costs and
   operating expenses..........         2,401         16,833         35,422         79,010
                                 ------------   ------------   ------------   ------------
 Loss from operations .........        (2,111)       (14,075)       (21,748)       (65,336)
 Interest expense, net ........           (60)          (482)          (100)        (1,739)
                                 ------------   ------------   ------------   ------------
 Net loss before minority
  interest and
  extraordinary item ..........        (2,171)       (14,557)       (21,848)  $    (67,075)
                                                                              ============
 Minority interest in losses,
  net of accretion ............            --            547           (147)
 Extraordinary gain on
  debt extinguishment,
  net of tax ..................            --             --          1,954
                                 ------------   ------------   ------------
 Net loss .....................  $     (2,171)  $    (14,010)  $    (20,091)
                                 ============   ============   ============
 Basic and diluted net loss
  per common share ............  $       (.06)  $       (.38)  $       (.39)  $       (.87)
                                 ============   ============   ============   ============
 Weighted average shares
  outstanding .................    35,396,287     36,904,108     58,567,482     77,309,840
                                 ============   ============   ============   ============
OTHER FINANCIAL DATA:
 EBITDA .......................  $     (1,958)  $    (12,897)  $    (17,653)
 Capital expenditures .........           884            697          1,688
 Cash used in operating
  activities ..................        (1,293)       (10,502)       (20,560)
 Cash used in investing
  activities ..................          (884)          (697)        (2,438)
 Cash provided by
  financing activities ........         2,740         12,024         24,121

                                         PREDECESSOR              SUCCESSOR
                                ------------------------------ ---------------
                                          HISTORICAL
                                ------------------------------    HISTORICAL      PRO FORMA
                                  NINE MONTHS     PERIOD FROM    PERIOD FROM     NINE MONTHS
                                     ENDED       JANUARY 1 TO     APRIL 7 TO        ENDED
                                 SEPTEMBER 30,     APRIL 6,     SEPTEMBER 30,   SEPTEMBER 30,
                                --------------- -------------- --------------- --------------
                                     1998*           1999*           1999           1999
                                --------------- -------------- --------------- --------------
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues .....................  $      8,914    $      5,440   $     12,192    $     17,632
 Direct costs and
  operating expenses:
  Data communications
   and operations .............        14,609           6,429         13,095          19,524
  Selling, general and
   administrative .............         7,353           4,751         11,142          15,893
  Depreciation and
   amortization ...............         1,556             817          9,747          30,185
  Impairment of assets ........            --           1,383             --           1,383
                                 ------------    ------------   ------------    ------------
  Total direct costs and
   operating expenses..........        23,518          13,380         33,984          66,985
                                 ------------    ------------   ------------    ------------
 Loss from operations .........       (14,604)         (7,940)       (21,792)        (49,353)
 Interest expense, net ........          (138)           (135)          (782)         (1,682)
                                 ------------    ------------   ------------    ------------
 Net loss before minority
  interest and
  extraordinary item ..........       (14,742)         (8,075)       (22,574)   $    (51,035)
                                                                                ============
 Minority interest in losses,
  net of accretion ............          (147)             --             --
 Extraordinary gain on
  debt extinguishment,
  net of tax ..................         1,954              --             --
                                 ------------    ------------   ------------
 Net loss .....................  $    (12,935)   $     (8,075)  $    (22,574)
                                 ============    ============   ============
 Basic and diluted net loss
  per common share ............  $       (.26)   $       (.14)  $       (.31)   $       (.66)
                                 ============    ============   ============    ============
 Weighted average shares
  outstanding .................    56,735,597      66,018,388     72,000,000      77,309,840
                                 ============    ============   ============    ============
OTHER FINANCIAL DATA:
 EBITDA .......................  $    (11,241)   $     (7,123)  $    (12,045)
 Capital expenditures .........         1,308             275            855
 Cash used in operating
  activities ..................       (15,530)         (6,185)        (9,945)
 Cash used in investing
  activities ..................        (2,058)           (275)          (855)
 Cash provided by
  financing activities ........        24,445           4,533         12,189



                                                           PREDECESSOR                   SUCCESSOR          PRO FORMA
                                                ---------------------------------- --------------------- --------------
                                                            HISTORICAL                   HISTORICAL
                                                ---------------------------------- ---------------------      AS OF
                               AS OF DECEMBER 31,
                                                ----------------------------------  AS OF SEPTEMBER 30,   SEPTEMBER 30,
                                                  1996       1997*        1998*             1999              1999
                                                -------- ------------ ------------ --------------------- --------------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents .................... $573     $ 1,398      $ 2,521             $ 1,983        $203,541
 Goodwill and intangibles, net ................   --          --        1,406              30,322          30,322
 Total assets ................................. 1,888      4,313       11,663              41,422         330,980
 Debt and capital lease obligations ........... 1,126      8,814        2,759              23,237          44,456
 Redeemable stock, net of discount and deferred
  financing costs .............................  500       5,261       36,186                  --              --
 Stockholders' equity (deficit) ............... (693)    (14,903)     (33,197)              9,172         277,511



* As discussed in Note 14 to our Consolidated Financial Statements, 1997, 1998 and predecessor 1999 amounts have been restated.

                                 RISK FACTORS

     You should consider carefully the following risks and the other information in this prospectus before deciding to invest in our common stock.
We have separated the risks into three groups:

     o risks related to our business;

     o risks related to our industry; and

     o risks related to this offering.

     If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In any such case, the market price of our common stock could decline and you could lose all or most of your investment in our company.

RISKS RELATED TO OUR BUSINESS


A SIGNIFICANT PORTION OF OUR REVENUES IS EXPECTED TO COME FROM BRIDGE, AND THE LOSS OF BRIDGE AS A CUSTOMER OR REDUCED DEMAND FROM BRIDGE WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Upon the closing of this offering, we will enter into a network services agreement with Bridge whereby Bridge will become our largest customer. Under the network services agreement, Bridge will commit to purchase at least of $105 million of network services from us in 2000. Assuming we had received these minimum revenues for the first year of the agreement in 1999, Bridge would have represented approximately 83% of our 1999 revenues. The network services agreement with Bridge could be terminated prior to its term if we default in our performance under this agreement, including if we fail to meet our service level commitments, or Bridge is unable to perform its obligations under the agreement. The loss of Bridge as a customer, or reduced demand from Bridge, would materially reduce our expected revenues and, consequently, would have a material adverse effect on our business.

BRIDGE IS HIGHLY LEVERAGED, HAS HAD SIGNIFICANT NET LOSSES AND NEGATIVE CASH FLOW TO DATE AND IS REQUIRED TO MAKE A SIGNIFICANT DEBT REPAYMENT BY JUNE 30, 2000. IF BRIDGE IS UNABLE TO MEET ITS FINANCIAL COMMITMENTS TO US, WE MAY BE ADVERSELY AFFECTED.

     We will rely on Bridge to meet its financial commitments to us. For the fiscal years ended December 31, 1996, 1997 and 1998, Bridge has informed us that it had net losses of approximately $61 million, $69 million and $143 million. For the nine months ended September 30, 1999, Bridge had net losses of approximately $132 million and had negative cash flows from operating activities of approximately $76 million. Bridge has also informed us it continued to use cash in its operating activities and generate losses for the three months ended December 31, 1999.

     As of September 30, 1999, Bridge had $1,240 million of indebtedness, $470 million of redeemable preferred stock and a stockholders' deficit of $414 million. In the three months ended December 31, 1999, Bridge incurred an additional $100 million of indebtedness under a bridge loan agreement.

     Under the terms of its indebtedness, following the completion of this offering, Bridge is required to repay approximately $350 million of its indebtedness on or before June 30, 2000. Bridge will receive aggregate proceeds from this offering of approximately $175 million from its sale of our shares, our purchase of the network assets, the payment of the preferential distribution and the repayment of a portion of our indebtedness to Bridge.


   We cannot assure you that Bridge will have sufficient sources of capital to:

   o meet  its  capital   expenditure,   debt   service   and  working   capital
     requirements, including its obligations to us under the network services agreement; or


   o satisfy  its   remaining   requirement  to  repay  $175  million   of   its
     indebtedness by June 30, 2000.

     The failure by Bridge to meet these requirements could have a material adverse effect on our operations and the price of our common stock.

THE AUDIT REPORT ACCOMPANYING BRIDGE'S 1998 FINANCIAL STATEMENTS WILL CONTAIN AN EXPLANATORY PARAGRAPH REGARDING BRIDGE'S ABILITY TO CONTINUE AS A GOING CONCERN.

     As a result of losses, working capital deficiencies and other liquidity issues, including the fact that this offering has not yet occurred, Bridge's independent auditors' report on its 1998 financial statements will include an explanatory paragraph regarding its ability to continue as a going concern.

IF THE AMORTIZATION PERIODS FOR BRIDGE'S INTANGIBLES WOULD HAVE BEEN SHORTER, BRIDGE'S LOSSES WOULD HAVE INCREASED.

     At September 30, 1999, Bridge's unamortized goodwill and intangibles resulting from acquisitions was approximately $863.9 million, or approximately 54% of total assets. Goodwill is the excess of cost over the fair value of the net assets of businesses acquired. We cannot assure you that Bridge will ever realize the value of such goodwill. This goodwill is being amortized on a straight-line basis over 3 to 40 years. Bridge will continue to evaluate on a regular basis whether events or circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary. Although at September 30, 1999 the net unamortized balance of goodwill is not considered to be impaired under generally accepted accounting principles, any such future determination requiring the write-off of a significant portion of unamortized goodwill could have a material adverse effect on Bridge's financial condition or results of operations. If Bridge had used amortization periods of no longer than ten years, the net loss would have been $68.7 million, $86 million, $180.7 million and $180 million for the periods ended December 31, 1996, 1997, 1998 and September 30, 1999, respectively.

OUR PRIOR OPERATIONS WERE FUNDED BY BRIDGE. HOWEVER, BRIDGE IS NOT PERMITTED TO FUND OUR OPERATIONS IN THE FUTURE.

     We have experienced recurring losses from operations and cash flow deficiencies which, since April of 1999, have been funded by Bridge. While Bridge has funded our operations through 1999, Bridge is not permitted under the terms of its indebtedness to fund our operations in the future.

BRIDGE MAY BE ENTITLED TO TERMINATE THE NETWORK SERVICES AGREEMENT OR COLLECT LIQUIDATED DAMAGES IF WE ARE NOT ABLE TO MEET QUALITY OF SERVICE LEVELS.


     Pursuant to the network services agreement with Bridge, we have agreed that the network will perform in accordance with specific quality of service standards within 12 months from the date we acquire the network. In the event we do not meet the required quality of service levels, Bridge will be entitled to credits and, in the event of a material breach of such quality of services levels, Bridge will be entitled to terminate the network services agreement and, whether or not the network service agreement is terminated, collect up to $50 million as liquidated damages once during any 36-month period.

OUR LIMITED HISTORY, AND THE FACT THAT WE ONLY RECENTLY BEGAN OFFERING DATA NETWORKING AND COLOCATION SERVICES, MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR PERFORMANCE.

     Although we began commercial operations in 1996, we only recently began offering data networking and colocation services. We expect to generate a substantial portion of our revenues from these services in the future. In addition, many of our executive officers and key technical employees joined us recently, and we have adopted our business strategies recently. Because of our limited operating history, you have very limited operating and financial data about us upon which to base an evaluation of our performance and prospects and an investment in our common stock. Therefore, you should consider and evaluate our prospects in light of the risks and difficulties frequently encountered by rapidly growing companies, particularly companies in the rapidly evolving data networking, Internet access and colocation markets.

OUR  HISTORICAL  FINANCIAL  INFORMATION  WILL  NOT  BE  COMPARABLE TO OUR FUTURE
   FINANCIAL PERFORMANCE.

     Upon completion of this offering, we will acquire Bridge's Internet protocol network assets and enter into an agreement to provide data networking services to Bridge. As a result, the historical financial information included in this prospectus will not necessarily be comparable to our results of operations, financial position and cash flows in the future once we have acquired Bridge's network assets and entered into the network services and related agreements.

WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL LOSSES AND HAVE NEGATIVE OPERATING CASH FLOW.


     We incurred losses of approximately $2.2 million, $14.0 million and $20.0 million in 1996, 1997 and 1998 and had negative cash flows from operating activities of $1.3 million, $10.5 million and $20.6 million in these years. We expect to incur significant net losses, negative cash flow from operating activities and negative EBITDA at least through 2002.

THE AUDIT REPORTS ACCOMPANYING OUR 1996, 1997 AND 1998 FINANCIAL STATEMENTS CONTAINED AN EXPLANATORY PARAGRAPH REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN.


     As a result of losses and working capital deficiencies, our independent auditors' report on our 1996, 1997 and 1998 financial statements included an explanatory paragraph regarding our ability to continue as a going concern. The independent auditors' report on our 1998 financial statements when originally issued did not contain such an explanatory paragraph due to Bridge's commitment and ability to finance our operations. Because of current limitations in Bridge's financing arrangements, such financial support cannot be relied upon in the future. As a result, such explanatory paragraph was added to the independent auditors' report upon its reissuance in January 2000.


WE EXPECT OUR OPERATING EXPENSES TO INCREASE SIGNIFICANTLY.

     From the acquisition by Bridge of our company on April 7, 1999 through September 30, 1999, we had a loss of approximately $22.6 million and net cash used in operating activities of approximately $9.9 million. As of September 30, 1999, our accumulated deficit was approximately $22.6 million, which reflects only our losses since Bridge acquired our company on April 7, 1999. We expect our operating expenses to increase significantly, especially in the areas of data communications and operations, as a result of the acquisition of Bridge's network assets, and sales and marketing, as we continue to develop and expand our business. As a result, we will need to increase our revenues significantly to generate cash flow from our operations.

WE WILL INCUR LOSSES FROM THE OPERATION OF THE NETWORK TO PROVIDE SERVICES TO BRIDGE UNDER THE NETWORK SERVICES AGREEMENT UNTIL WE USE THE NETWORK EITHER TO PROVIDE ADDITIONAL SERVICES TO BRIDGE OR NEW CUSTOMERS.

     Under the network services agreement that we will enter into with Bridge, the amount we charge Bridge for the use of the network as configured on the date of the transfer is based on the cash costs of operating that network. As a result, we will incur losses from the operation of the network to provide services to Bridge until we use the network either to provide additional services to Bridge not currently covered by the network services agreement, such as connecting new customers of Bridge or adding additional connections to existing customers or to provide services to new customers. We cannot guarantee that we will sell enough additional services to become profitable.


WE ARE OBLIGATED TO PROVIDE NETWORK SERVICES TO BRIDGE FOR A PERIOD OF FIVE YEARS AFTER THE TERMINATION OF THE NETWORK SERVICES AGREEMENT AT THE RATES IN EFFECT AT THE DATE OF THE AGREEMENT'S TERMINATION.

     We are required to provide network services to Bridge under the network services agreement for a period of up to five years subsequent to the termination of the agreement. These services must be provided to Bridge at the rates being paid by Bridge at the date of the agreement's termination. If the price to be paid by Bridge is less than the cost incurred by us to provide the service, such services will be provided at a loss to us.

THE PURCHASE OF THE NETWORK ASSETS FROM BRIDGE WILL RESULT IN A PREFERENTIAL DISTRIBUTION TO BRIDGE.

     Because we will record the network assets to be purchased from Bridge at Bridge's historical net book value, the excess of the payments to Bridge over the net book value, currently estimated at $58 million, will be treated for accounting purposes as a preferential distribution to Bridge. As a result our stockholders' equity will be reduced and you will experience a dilution in tangible book value per share.

IF WE ARE NOT ABLE TO RAISE ADDITIONAL CAPITAL, WE MAY HAVE TO DELAY SOME OR ALL OF OUR EXPANSION PLANS.

     As we develop and expand our business, we will require significant capital to fund our capital expenditures, operating deficits and working capital needs, as well as our debt service requirements. We believe that our existing cash, cash equivalents, short-term investments and anticipated vendor financing, together with the net proceeds from this offering, will be sufficient to meet our capital requirements only through the end of 2000. We currently estimate that we will make approximately $149 million of capital expenditures in 2000, exclusive of our purchase of the network assets from Bridge, and we expect to make significant capital expenditures in the following years. In addition, we expect to incur significant net losses, negative cash flow from operating activities and negative EBITDA at least through 2002. The actual amounts and timing of our future capital requirements may vary significantly from our estimates. Our capital needs may exceed our current expectations because of factors such as acquisitions that we may make, changes in the demand for our services, regulatory developments, the competitive environment in our markets or failure to expand our business as expected. In that case, we may need to seek additional capital sooner than we expect, and such additional financing may not be available on acceptable terms or at all. If we are unable to raise additional capital when needed, we may have to delay or abandon some or all of our expansion plans or otherwise forego market opportunities. We do not currently have a credit facility from which we could access additional capital.

IF WE ARE NOT RELEASED FROM REGULATION UNDER THE BANK HOLDING COMPANY ACT, WE WOULD NOT BE ABLE TO EXPAND OUR BUSINESS AS WE EXPECT.

     State Street Corporation, a bank holding company, currently owns approximately 7.7% of the outstanding voting capital stock of Bridge on a fully diluted basis and approximately 2% of our outstanding common stock. State Street also has the right to elect one member of Bridge's board of directors. At the time State Street made its investment in Bridge in 1996, State Street agreed with the Federal Reserve Board to regard Bridge as a subsidiary of State Street for purposes of the Bank Holding Company Act, and Bridge agreed to restrict its activities and its investments to those permitted for bank holding company subsidiaries under Regulation Y of the Federal Reserve Board. At the time Bridge acquired us in April 1999, State Street and Bridge agreed that we also would be regarded as a bank holding company subsidiary and subject to the applicable restrictions on our activities. Permitted activities for a bank holding company subsidiary include the transmission of data, provided that no more than 30% of the revenue generated by a bank holding company subsidiary from that activity is derived from the transmission of data that is not financial, banking or economic in nature. Accordingly, in connection with Bridge's acquisition of our company in April 1999, Bridge undertook to ensure that at least 70% of our revenue would be derived from the transmission of qualifying data. We believe that the services we will provide to Bridge under the network services agreement will satisfy this requirement initially.

     In the event State Street does not comply with its agreement to cooperate with us to ensure that, by the close of business on April 30, 2000, we will no longer be subject to the activity and investment restrictions of Regulation Y, our revenues from Bridge and/or revenues from the transmission of other qualifying data will need to represent at least 70% of our total revenue. As a result, we may not be able to expand our business as currently contemplated.

OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD IMPAIR OUR BUSINESS.

     We expect our business to continue to grow rapidly, which may significantly strain our management, financial, customer support, sales, marketing and administrative resources, as well as our network operations and our management and billing systems. Such a strain on our managerial, operational and administrative capabilities could adversely affect the quality of our services and our ability to generate revenues. To manage our growth effectively, we will have to further enhance the efficiency of our operational support and other back office systems, and of our financial systems and controls. We will also have to expand, train and manage our employees and third-party providers to handle the increased volume and complexities of our business. In addition, if we fail to project traffic volume and routing preferences correctly, or fail to determine the appropriate means of expanding our network, we could lose customers, make inefficient use of our network, and have higher costs and lower profit margins.

OUR  SUBSTANTIAL  ONGOING  RELATIONSHIPS  WITH  BRIDGE  WILL  BE CRITICAL TO OUR
SUCCESS.   IF  BRIDGE  TERMINATES  ANY  OF  THESE  RELATIONSHIPS,  OUR  BUSINESS
PROSPECTS WILL BE IMPAIRED.


     Bridge will provide to us many technical, administrative and operational services and related support functions, including technical and customer support service and project management in the procurement and installation of equipment. Bridge will also provide to us additional administrative and operational services, such as payroll and accounting functions, benefit management and office space. If Bridge unexpectedly stops providing these services for any reason, we could face significant challenges and costs in assuming these services or finding an alternative to Bridge. This could impair our operations, adversely affect our reputation and harm our financial results.

     In addition, we will sublease from Bridge some of the network assets that Bridge currently leases from General Electric Capital Corporation, or GECC. The aggregate amount of our capitalized lease obligations to Bridge will be approximately $25 million. We will not have a direct relationship with GECC. If Bridge fails to perform its obligations under its agreement with GECC, our rights to such network assets may be impaired.

WE ARE CONTROLLED BY PARTIES WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.


     Bridge  and  investment   partnerships  sponsored  by  Welsh  Carson  owned
approximately 69% and 11% of our outstanding common stock, respectively, prior to this offering. In addition, Welsh Carson partnerships own approximately 38% of Bridge's outstanding voting stock. Consequently, Bridge controls us and is in a position to elect our entire board of directors and control all matters affecting us. In addition, Welsh Carson may be deemed to be a controlling person of Bridge.

     Some decisions concerning our operations or financial structure may present conflicts of interest between Bridge and Welsh Carson and our other stockholders. For example, Bridge or Welsh Carson may make investments in other entities engaged in the telecommunications business, some of which may compete with us. Also, Bridge and Welsh Carson are under no obligation to bring to us any investment or business opportunities of which they are aware, even if these opportunities are within our scope and objectives.


     Upon the completion of this offering, we will enter into a number of agreements with Bridge relating to the acquisition of Bridge's global Internet protocol network and to our provision of global data networking services to Bridge and Bridge will provide various support services to us. Because we are controlled by Bridge, we cannot assure you that these agreements are comparable to those that would have been reached had the terms been negotiated on an arm's-length basis.

WE DEPEND ON KEY PERSONNEL. IF WE ARE UNABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL, WE MAY BE UNABLE TO IMPLEMENT OUR BUSINESS STRATEGY EFFECTIVELY.

     Our future performance depends to a significant degree on the continued contributions of our management team, sales force and key technical personnel. In particular, we depend on Robert McCormick, our Chairman of the Board and Chief Executive Officer. Mr. McCormick was appointed Chief Executive Officer in November 1999. In addition, our business plan contemplates the significant expansion of our sales and marketing staff. The industries in which we compete are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. As a result, we may have difficulty in hiring and retaining highly skilled employees. Our future performance depends on our ability to attract, retain and motivate highly skilled employees.

FAILURES IN OUR NETWORK OR WITH THE NETWORK OPERATIONS CENTER COULD DISRUPT OUR ABILITY TO PROVIDE OUR DATA NETWORKING, INTERNET ACCESS AND COLOCATION SERVICES, WHICH COULD EXPOSE US TO LIABILITY AND INCREASE OUR CAPITAL COSTS.


     Our ability to successfully implement our business plan depends upon our ability to provide high quality, reliable services. Interruptions in our ability to provide our data networking, Internet access and colocation services to our customers could adversely affect our business and reputation. Our operations depend upon our ability to protect our equipment and network infrastructure, including connections to our communications transmission, or backbone, providers, and our customers' data and equipment, against damage from natural disasters, as well as power loss, telecommunications failure and similar events. The occurrence of a natural disaster or other unanticipated problem could result in interruptions in the services we provide to our customers and could seriously harm our business and business prospects.


WE ARE HIGHLY DEPENDENT ON OUR SUPPLIERS, AND ANY INTERRUPTIONS COULD IMPAIR OUR SERVICE TO OUR CUSTOMERS.

     If we are unable to obtain required products or services from third-party suppliers on a timely basis and at an acceptable cost, we may be unable to provide our data networking, Internet access and colocation services on a competitive and timely basis. We are dependent on other companies to supply various key components of our infrastructure, including network equipment, backbone connectivity, the connections from our customers to our network, which we call local access, and connection to other Internet network providers. If our suppliers fail to provide products or services on a timely basis and at an acceptable cost, we may be unable to meet our customer service commitments and, as a result, we may experience increased costs or loss of revenue.

IF WE ARE UNABLE TO EXPAND OUR NETWORK AS EXPECTED, OUR RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED.

     Our success will depend on our ability to continue to expand our network on a timely, cost-effective basis. A number of factors could hinder the expansion of our network. These factors include cost overruns, the unavailability of appropriate facilities, communications capacity or additional capital, strikes, shortages, delays in obtaining governmental or other third-party approvals, natural disasters and other casualties, and other events that we cannot foresee. In addition, expanding or enhancing our network, including through hardware or software upgrades, could result in unexpected interruptions of services to our customers.

IF OUR ESTIMATES REGARDING OUR TRAFFIC LEVELS ARE NOT CORRECT, WE MAY HAVE TOO MUCH OR TOO LITTLE CAPACITY.


     We rely on other carriers to provide several data transmission services. We generally lease data transmission capacity before we have secured customers and our leased capacity costs are typically fixed monthly payments based on the capacity made available to us. Our failure to correctly estimate transmission capacity could increase the cost or reduce the quality of our services.
Underestimation of traffic levels could lead to a shortage of capacity, requiring us to lease more capacity, which may be at unfavorable rates, or could lead to a lower quality of service because of increased data loss and latency. Overestimation of traffic levels, because our traffic volumes decrease or do not grow as expected, would result in idle capacity, thereby increasing our per-unit costs.

WE HAVE EXPERIENCED  CUSTOMER  TURNOVER IN THE PAST AND MAY CONTINUE TO DO SO IN
THE  FUTURE.   IF  WE  CONTINUE  TO  EXPERIENCE   CUSTOMER  TURNOVER  WITHOUT  A
CORRESPONDING GROWTH IN NEW CUSTOMERS, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     Customer turnover in the Internet access business is high. Customer loss results in loss of future revenue from subscribers who discontinue or reduce their services. Customer loss occurs for several reasons, such as voluntary disconnection by subscribers who choose to switch to a competing service and termination by Internet access providers for nonpayment of bills or abuse of the network. We have experienced customer turnover in the past and as our subscriber base grows and the industry matures, our customer loss may continue or even increase. If, in the future, we were to lose a large number of customers without signing contracts with new customers, there could be an adverse impact on our business.

OUR BRAND IS NOT AS WELL KNOWN AS SOME OF OUR COMPETITORS'. FAILURE TO DEVELOP BRAND RECOGNITION COULD HURT OUR ABILITY TO COMPETE EFFECTIVELY.

     We need to strengthen our brand awareness to realize our strategic and financial objectives. Many of our competitors have well-established brands associated with the provision of data networking, Internet access and colocation services. The promotion and enhancement of our brand also will depend in part on our success in continuing to provide high quality Internet access services and in providing high quality data networking and colocation services. We cannot assure you that we will be able to maintain or achieve these levels of quality.

ANY BREACH OF SECURITY OF OUR NETWORK COULD NEGATIVELY IMPACT OUR BUSINESS.

     Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems caused by customers, employees or others. Computer viruses, unauthorized access or other disruptive problems could lead to interruptions, delays or cessation of service to our customers and these customers' end users. Unauthorized access also could potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might result in our liability to our customers, and also might deter potential customers. We may be unable to implement security measures in a timely manner or, if and when implemented, these measures could be circumvented as a result of accidental or intentional actions. In the past, security measures employed by others have been circumvented by third parties. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and these customers' end users. Any breach of security on our network may result in a loss of customers and damage to our reputation.

WE MAY NOT BE ABLE TO MEET THE OBLIGATIONS UNDER OUR SERVICE LEVEL AGREEMENTS.

     We have service level agreements with many of our Internet access customers in which we provide various guarantees regarding our levels of service. In addition, the network services agreement with Bridge will have required levels of service and we offer service level agreements to other data networking customers. If we fail to provide the levels of service required by these agreements, our customers may be entitled to terminate their relationship with us or receive service credits for their accounts. If Bridge or a significant number of other customers become entitled to exercise, and do exercise, these rights, our revenues could be materially reduced.

WE MAY MAKE ACQUISITIONS OR ENTER INTO JOINT VENTURES OR STRATEGIC ALLIANCES, EACH OF WHICH IS ACCOMPANIED BY INHERENT RISKS.

     If appropriate opportunities present themselves, we may make acquisitions or investments or enter into joint ventures or strategic alliances with other companies. Risks commonly encountered in such transactions include:

     o the difficulty of assimilating the operations and personnel of the combined companies;

     o  the  risk  that we may not be able to  integrate the acquired  services,
        products or technologies  with  our  current   services,   products  and
        and technologies;

     o the potential disruption of our ongoing business;

     o the inability to retain key technical and managerial personnel;

     o the inability of management to maximize our financial and strategic position through the successful integration of acquired businesses;

   o increases in reported losses as a result of charges for in-process research and development and amortization of goodwill and other intangible assets;

   o  adverse impact on our annual effective tax rate;

   o  difficulty in maintaining controls, procedures and policies; and

   o the impairment of relationships with employees, suppliers and customers as a result of any integration.

WE FACE REGULATORY RESTRICTIONS IN A SIGNIFICANT NUMBER OF COUNTRIES THAT HAVE DELAYED AND MAY PREVENT US FROM ACQUIRING OR OPERATING BRIDGE ASSETS LOCATED IN THESE COUNTRIES.

     Regulatory restrictions in the following 16 countries are expected to prevent us from acquiring, as part of the Bridge network asset transfer which will occur simultaneously with the completion of the offering, the Bridge network assets located in these countries. These assets represent approximately 4% of the net book value of the assets to be acquired from Bridge. These countries include:


     o Europe--Greece, Ireland, Hungary and Poland;

     o Africa--South Africa;

     o Middle  East--Bahrain, Kuwait, Saudi Arabia and the United Arab Emirates;

     o Asia Pacific--China, Macau, Malaysia, Taiwan and Thailand; and

     o The Americas/Caribbean--Mexico and Venezuela.


     We will be obligated to acquire these assets from Bridge in these countries at book value once we have received the required approvals. We cannot assure you, however, that we will be able to comply with the regulatory and other requirements necessary to allow us to acquire these assets. In all countries where we have received regulatory approval to acquire and operate the Bridge assets, we will be permitted to deliver network services to Bridge, but not necessarily data networking services to third parties.

NUMEROUS FACTORS MAY CAUSE FLUCTUATIONS IN OUR QUARTERLY REVENUES AND OPERATING RESULTS, AS WELL AS IMPACT OUR LONG-TERM VIABILITY.

     Our quarterly revenues and operating results have fluctuated in the past and are likely to fluctuate significantly from quarter to quarter in the future due to a number of factors. These factors include the following:

     o demand for and market acceptance of our data networking, Internet access and colocation services;


     o the fixed nature of approximately 75% of our costs;


     o the timing and magnitude of capital expenditures, including costs relating to the expansion of operations;

     o increasing sales, marketing and other operating expenses;

     o the compensation of our sales personnel based on achievement of periodic sales quotas;

     o our ability to generate revenues for our services;

     o changes in our revenue mix between usage-based and fixed rate pricing plans; and

     o fluctuations in the duration of the sales cycle for our services.

Other factors, which are beyond our control, may also affect us, including:

   o conditions specific to the data networking, Internet access and colocation services industries, as well as general economic factors;

   o  the announcement  or  introduction  of   new  or  enhanced services by our
      competitors;

     o our ability to obtain, and the pricing for, local access connections; and

     o changes in the prices we pay Internet backbone providers.

Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. In addition, these factors may impact our long-term viability.

     It is possible that in some future periods our results of operations may fall below the expectations of investors. In this event, the price of our common stock may fall. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance.

WE MAY BE LIABLE FOR THE MATERIAL THAT CONTENT PROVIDERS DISTRIBUTE OVER OUR NETWORK.

     The law relating to the liability of private network operators for information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to the content disseminated on our network. For example, lawsuits may be brought against us claiming that material on our network on which one of our customers relied was inaccurate. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Content providers operating private networks have been sued in the past, sometimes successfully, based on the content of material. If we need to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, our business could be adversely affected.

RISKS RELATED TO OUR INDUSTRY

DATA NETWORKING, INTERNET ACCESS AND COLOCATION SERVICES ARE NEW AND RAPIDLY GROWING MARKETS, BUT THIS GROWTH MAY NOT CONTINUE.

     According to International Data Corporation, an independent research firm, the market for data networking services has been growing rapidly. If the data networking services market does not grow as expected, or our anticipated share of that market does not grow as expected, our revenues could be less than expected.

     In addition, the market for Internet access and related services, such as colocation services, is in an early stage of growth. As a consequence, current and future competitors are likely to introduce competing services, and it is difficult to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. We face the risk that the market for high performance Internet access and related services may fail to develop or may develop more slowly than we expect, or that our services may not achieve widespread market acceptance. Furthermore, we may be unable to market and sell our services successfully and cost-effectively to a sufficiently large number of customers.

WIDESPREAD COMMERCIAL USE OF THE INTERNET MAY BE HAMPERED BY POOR PERFORMANCE.

     Despite growing interest in the varied commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including inconsistent or unreliable quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors and a lack of tools to simplify Internet access and use. Capacity constraints caused by growth in the use of the Internet may, if left unresolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties.

GROWTH IN INTERNET ACCESS BUSINESS MAY BE HAMPERED BY SOME COMPANIES' RELUCTANCE TO ADOPT INTERNET STRATEGIES FOR COMMERCE AND COMMUNICATION.

     The adoption of Internet strategies for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communication, generally requires an understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet services to further develop could cause our revenues to grow more slowly than anticipated and reduce the demand for our Internet access and colocation services.

OUR  ABILITY  TO  COMPETE  FOR  INTERNET  ACCESS BUSINESS MAY BE WEAKENED IF THE
PROBLEMS   OF  INTERNET  CONGESTION,  TRANSMISSION  DELAYS  AND  DATA  LOSS  ARE
RESOLVED.

     If the Internet becomes subject to a form of central management, or if Internet backbone providers establish an economic settlement arrangement regarding the exchange of traffic between data networks, the problems of congestion, latency and data loss addressed by our Internet access services could be largely resolved and our ability to compete for business in this market could be adversely affected.

THE MARKETS FOR DATA NETWORKING, INTERNET ACCESS AND COLOCATION ARE HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The markets for data networking, Internet access and colocation services are extremely competitive, and there are few significant barriers to entry. We expect that competition will intensify in the future, and we may not have the financial resources, technical expertise, sales and marketing abilities or support capabilities to compete successfully in these markets. Many of our existing Internet access data networking and colocation competitors have greater market presence, engineering and marketing capabilities and financial, technological and personnel resources than we do. As a result, as compared to us, our competitors may:

   o develop and expand their networking infrastructures and service offerings more efficiently or more quickly;

   o adapt more rapidly to new or emerging technologies and changes in customer requirements;

   o  take  advantage of acquisitions and other opportunities more effectively;

   o develop products and services that are superior to ours or have greater market acceptance;

   o adopt more aggressive pricing policies and devote greater resources to the promotion, marketing, sale, research and development of their products and services;

   o  make more attractive offers to our existing and potential employees;

   o establish cooperative relationships with each other or with third parties; and

   o more effectively take advantage of existing relationships with customers or exploit a more widely recognized brand name to market and sell their services.

   Our competitors include:

   o backbone providers that may provide us connectivity services, including AT&T, Cable & Wireless plc, GTE Internetworking, ICG Communications, Inc., Sprint Corporation and UUNET, an MCI Worldcom company;

   o global, national and regional telecommunications companies, including regional Bell operating companies and providers of satellite bandwidth capacity; and

   o  global, national and regional Internet service providers.

     We expect that new competitors will enter the data networking, Internet access and colocation markets. Such new competitors could include computer hardware, software, media and other technology and telecommunications companies, as well as satellite and cable companies. A number of telecommunications companies and online service providers currently offer, or have announced plans to offer or expand, their data networking services. Further, the ability of some of these potential competitors to bundle other services and products with their data networking services could place us at a competitive disadvantage. Various companies are also exploring the possibility of providing, or are currently providing, high-speed data services using alternative delivery methods, including the cable television infrastructure, direct broadcast satellites, all optical networks, wireless cable and wireless local access. In addition, Internet backbone providers may benefit from technological developments, such as improved router technology, that will enhance the quality of their services.

OUR FAILURE TO ACHIEVE DESIRED PRICE LEVELS COULD IMPACT OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW.

     We expect competition and other factors to continue to cause pricing pressure in the markets we serve and will serve after the Bridge asset transfer. Prices for data networking, Internet access and colocation services have decreased significantly in recent years, and we expect significant price declines in the future. In addition, by bundling their services and reducing the overall cost of their services, telecommunications companies that compete with us may be able to provide customers with reduced communications costs in connection with their data networking, Internet access or colocation services, thereby significantly increasing pricing pressure on us. We may not be able to offset the effects of any such price reductions even with an increase in the number of our customers, higher revenues from enhanced services, cost reductions or otherwise. In addition, we believe that the data networking, Internet access and colocation industries are likely to continue to encounter consolidation in the future. Increased price competition or consolidation in these markets could result in an erosion of our revenues and operating margins and could prevent us from becoming profitable.

NEW TECHNOLOGIES COULD DISPLACE OUR SERVICES OR RENDER THEM OBSOLETE.

     New technologies or industry standards have the potential to replace or provide lower cost alternatives to our Internet access services and the data networking and colocation services that we will provide after the Bridge asset transfer. The adoption of such new technologies or industry standards could render these services obsolete or unmarketable. For example, these services rely on the continued widespread commercial use of the set of protocols, services and applications for linking computers known as Internet protocol. Alternative sets of protocols, services and applications for linking computers could emerge and become widely adopted. Improvements in Internet protocol could emerge that would allow for the assignment of priorities to data packets in order to ensure their delivery in the manner customers prefer, as well as other improvements, which could eliminate one advantage of the ATM architecture of our network. We cannot guarantee that we will be able to identify new service opportunities successfully and develop and bring new products and services to market in a timely and cost-effective manner, or that products, software and services or technologies developed by others will not render our current and future services non-competitive or obsolete. In addition, we cannot assure you that our current and future services will achieve or sustain market acceptance or be able to address effectively the compatibility and interoperability issues raised by technological changes or new industry standards. If we fail to anticipate the emergence of, or obtain access to, a new technology or industry standard, we may incur increased costs if we seek to use those technologies and standards or our competitors that use such technologies and standards may use them more cost-effectively than we do.

THE DATA NETWORKING AND INTERNET ACCESS INDUSTRIES ARE HIGHLY REGULATED IN MANY OF THE COUNTRIES IN WHICH WE PLAN TO PROVIDE SERVICES, WHICH COULD RESTRICT OUR ABILITY TO CONDUCT BUSINESS INTERNATIONALLY.

     Following the Bridge asset transfer, we will be subject to varying degrees of regulation in each of the jurisdictions in which we provide services. Local laws and regulations, and their interpretation, differ significantly among those jurisdictions. Future regulatory, judicial and legislative changes may have a material adverse effect on our ability to deliver services within various jurisdictions.

     National regulatory frameworks that are consistent with the policies and requirements of the World Trade Organization have only recently been, or are still being, put in place in many countries outside the U.S. and several European countries. These nations are in the early stages of providing for and adapting to a liberalized telecommunications market. As a result, in these markets, we may encounter more protracted and difficult procedures to obtain licenses and negotiate interconnection agreements.

     Following the Bridge asset transfer, our operations will be dependent on licenses and authorizations from governmental authorities in each foreign jurisdiction in which we plan to operate. These licenses and authorizations generally will contain clauses pursuant to which we may be fined or our license may be revoked. Such revocation may be on short notice, at times as short as 30 days' written notice to us. We may not be able to obtain or retain the licenses necessary for our operations. In addition, in connection with the transfer of the Bridge assets, we need to obtain licenses from a number of non-U.S. jurisdictions in order to provide our services in those jurisdictions.


ADOPTION OR MODIFICATION OF GOVERNMENT REGULATIONS RELATING TO THE INTERNET COULD HARM OUR BUSINESS.


     There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, existing laws have been applied to Internet transactions in a number of cases. Moreover, due to the increasing popularity and use of the Internet, international, national, federal, state and local governments may adopt laws and regulations that affect the Internet. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be predicted accurately. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for our services, impose taxes or other costly technical requirements or otherwise increase the cost of doing business on the Internet or in some other manner have a significantly harmful effect on us or our customers. The U.S. government also may seek to regulate some segments of our activities as it has with basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict accurately the impact, if any, that future laws and regulations or changes in laws and regulations may have on our business.

RISKS RELATED TO THIS OFFERING


A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR RESALE AND BRIDGE INTENDS TO SELL ADDITIONAL SHARES OF OUR COMMON STOCK IN THE FUTURE. THIS COULD REDUCE OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     Immediately after the completion of this offering, we will have 92,610,933 shares of common stock outstanding and available for resale beginning at various points of time in the future. Sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that those sales will occur, could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity and equity-related securities in the future at a time and at a price that we consider appropriate. In particular, Bridge has indicated to us that it intends in the future to sell a portion of its shares of our common stock which may include sales in the open market or in private placements or sales to strategic investors.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION OVER ALLOCATION OF PROCEEDS FROM THIS OFFERING.


     We expect that the net proceeds to us from the sale of the common stock in this offering will be approximately $201 million, after deducting the payments to Bridge, the underwriting discounts and commissions and estimated offering expenses. Our management will have broad discretion to allocate these proceeds to uses they deem appropriate. We may be unable to yield a significant return on any investment of the proceeds.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     Our certificate of incorporation and Delaware law contain provisions which may make it more difficult for a third party to acquire us, including provisions that give the board of directors the power to issue shares of preferred stock.

     We have also chosen to be subject to Section 203 of the Delaware General Corporation Law, which prevents a stockholder of more than 15% of a company's voting stock from entering into business combinations set forth under Section 203 with that company.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.


     Assuming an offering price of $23.50 per share, the midpoint of the range shown on the cover page of this prospectus, the price you will pay for our common stock in this offering will be substantially higher than the negative $.29 pro forma tangible book value per share of our outstanding common stock as of September 30, 1999. As a result, you will experience immediate dilution of $20.65 in tangible book value per share, and our current stockholders will experience an immediate increase in the tangible book value per share of their shares of common stock of $3.14.

WE HAVE GRANTED STOCK OPTIONS AT A PRICE SIGNIFICANTLY LOWER THAN THE PUBLIC OFFERING PRICE.


     Between July and December 31, 1999, we granted options to purchase approximately 8.5 million shares of our common stock at an exercise price of $.50 per share. As of December 31, 1999, options to purchase approximately 3.5 million shares of our common stock remained outstanding. The holders of these options have the right to acquire shares of our common stock at a price significantly lower than the initial public offering price.


                          FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements based on our current beliefs and assumptions. These beliefs and assumptions are based on information currently available to us. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations.

     Forward-looking statements are not guarantees of performance. Our future results and requirements may differ materially from those described in the forward-looking statements. Many of the factors that will determine these results and requirements are beyond our control. In addition to the risks and uncertainties discussed in "Prospectus Summary," "Business," "Relationship with Bridge" and "Management's Discussion and Analysis of Financial Condition and
Results  of  Operations,"  you  should  consider  those  discussed  under  "Risk
Factors."

     These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we do not intend to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus, including changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS


     We estimate that the net proceeds from this offering will be approximately $326 million. This is based on an initial public offering price of $23.50 per share, the midpoint of the range shown on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

     Of the net proceeds of this offering we expect to pay an aggregate of approximately $125 million to Bridge. Of this amount, approximately $63 million will represent the portion of the purchase price of Bridge's Internet protocol network assets not subject to capital leases, approximately $4 million will be used to reduce existing outstanding debt to Bridge and approximately $58 million will be paid to Bridge as a preferential distribution. In the event we receive gross proceeds of more than $350 million from the sale of common stock in this offering, 50% of the excess will be applied to any remaining outstanding debt to Bridge. As of December 31, 1999, we had approximately $25 million of outstanding debt to Bridge consisting of term notes maturing one year after the completion of this offering, bearing interest at 8% per annum, the proceeds of which were used for working capital purposes. The remaining net proceeds will be used for operating expenses, capital expenditures and for general corporate purposes. We also may use a portion of the net proceeds of this offering for acquisitions or investments. We have no present commitments or agreements with respect to any material capital expenditures, acquisitions or investments. Pending the application of the proceeds towards one of the uses described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

     We will purchase Bridge's Internet protocol network assets simultaneously with the closing of this offering. The closing of this offering is conditioned on the acquisition of those assets and our and Bridge's entering into the network services agreement.

     We will not receive any proceeds from the sale of shares by the selling stockholder.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock in the foreseeable future. We intend to retain any earnings to finance the expansion of our business and for general corporate purposes.

                                CAPITALIZATION

     The  following  table  sets  forth  our  cash  and  cash   equivalents  and
capitalization as of September 30, 1999:

   o on an actual basis, after adjusting for the "push down" accounting in connection with the acquisition of our company by Bridge, see footnote 1 to our unaudited financial statements that are in the back of this prospectus; and


   o on a pro forma, as adjusted basis to give effect to our receipt of proceeds of $326 million in this offering, net of discounts, commissions and expenses payable by us, and the use of an aggregate of $125 million of the proceeds to pay to Bridge a portion of the purchase price for the acquisition of network assets, to reduce existing outstanding debt to Bridge, and to pay a $58 million preferential distribution to Bridge.



                                                             AS OF SEPTEMBER 30, 1999
                                                             -------------------------
                                                                            PRO FORMA
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                             ------------ ------------
                                                              (DOLLARS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Cash and cash equivalents ..................................  $   1,983    $ 203,541
                                                              =========    =========
Capitalized lease obligations, including current maturities   $   5,967    $  30,967
Due to Bridge under notes ..................................     17,270       13,489
                                                              ---------    ---------
    Subtotal ...............................................     23,237       44,456
                                                              ---------    ---------
Stockholders' equity:
   Common  stock  $.01 par  value  per  share;  125,000,000
   shares  authorized, 72,000,000  issued  and  outstanding
   (actual),  and  86,875,000  issued and oustanding (pro
   forma asadjusted) .......................................        720          869

   Additional paid-in capital ..............................     31,026      357,216
   Preferential distribution ...............................         --      (58,000)
                                                              ---------    ---------
    Total additional paid-in capital .......................     31,026      299,216

   Accumulated deficit .....................................    (22,574)     (22,574)
                                                              ---------    ---------
    Total stockholders' equity .............................      9,172      277,511
                                                              ---------    ---------
   Total capitalization ....................................  $  32,409    $ 321,967
                                                              =========    =========


                                   DILUTION

     Our net tangible book value as of September 30, 1999 was approximately negative $21 million or approximately negative $.29 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding on that date. Dilution per share is the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma, as adjusted net tangible book value per share reflecting this offering, the purchase of the network assets from Bridge and the preferential distribution to Bridge. After giving effect to our sale of the 14,875,000 shares of common stock offered in this offering at an assumed initial public offering price of $23.50 per share, the midpoint of the range shown on the cover of this prospectus, our pro forma, as adjusted, net tangible book value as of September 30, 1999 would have been $247 million, or $2.85 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $3.14 per share and an immediate dilution to new investors of $20.65 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share ..........                 $  23.50
   Net tangible book value per share as of September 30,
    1999 .................................................     $ (.29)
   Increase attributable to new investors ................       3.14
                                                               ------
Pro forma, as adjusted, net tangible book value per share
 after this offering .....................................                     2.85
                                                                           --------
Dilution in pro forma net tangible book value per share to
 new investors ...........................................                 $  20.65
                                                                           ========



     The following table summarizes, as of September 30, 1999, assuming the sale of 14,875,000 shares of common stock offered by us in this offering at a price of $23.50 per share, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by the new investors, before deducting the estimated underwriting discounts and commissions and other expenses:



                                                  SHARES PURCHASED         CASH CONSIDERATION(1)       AVERAGE CASH PRICE
                                              ------------------------   --------------------------   -------------------
                                                 NUMBER       PERCENT        AMOUNT        PERCENT         PER SHARE
                                              ------------   ---------   --------------   ---------   -------------------
Bridge (2) ................................   53,870,279         62%     $         --          0%           $   --
Other stockholders ........................   18,129,721         21%        9,064,861          2%             0.50
                                              ----------         --      ------------          -            ------
Existing stockholders .....................   72,000,000                    9,064,861
New investors in this offering(3) .........   14,875,000         17%      349,562,500         98%          $ 23.50
                                              ----------         --      ------------         --           -------
 Total ....................................   86,875,000        100%     $358,627,361        100%
                                              ==========        ===      ============        ===

----------------

(1) Cash consideration does not include the value of Bridge stock exchanged in Bridge's acquisition of us on April 7, 1999, and the cash consideration of $9,064,861 represents the gross amount received by Bridge in its private placement of our stock to Bridge's stockholders.

(2) Includes 2,125,000 shares to be sold in this offering by Bridge, at the offering price of $23.50.

(3)  Represents only the shares sold in this offering by SAVVIS.

     The discussion and table above assumes that none of the options outstanding under our stock option plans as of September 30, 1999 are exercised. As of September 30, 1999, there were options outstanding to purchase a total of 6,063,840 shares of common stock at an exercise price of $.50 per share. To the extent that any of these options are exercised, you will be diluted further.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to the following, as if each had occurred on January 1, 1998:

     o the acquisition of our company by Bridge in April 1999;

     o our sale in the offering of the shares required to generate the $125 million to be paid to Bridge for the $63 million cash component of the purchase price for Bridge's network assets, the $58 million preferential distribution and to reduce approximately $4 million of existing outstanding debt to Bridge, estimated at 5,309,840 shares; and

     o our  purchase  and  sublease  of the  network  assets  from  Bridge.

     The unaudited pro forma consolidated balance sheet as of September 30, 1999 gives effect to the following, as if each had occurred on September 30, 1999:

     o our receipt of proceeds of $326 million in this offering, net of estimated discounts, commissions and expenses payable by us;

     o our purchase and sublease of the network assets from Bridge;

     o our use of proceeds of this offering to pay a portion of the purchase price of the network assets; and

     o the payment of $58 million as a preferential distribution and to repay approximately $4 million of indebtedness to Bridge.

     As a result of SEC rules and as discussed in note 1 to our unaudited consolidated financial statements in the back of this prospectus, we have applied "push down" accounting to our historical financial statements. In these unaudited pro forma consolidated financial statements, "Predecessor" represents the historical results of our operations prior to the purchase of our company by Bridge on April 7, 1999. "Successor" represents the historical consolidated balance sheet and results of our operations for the period subsequent to that purchase and the effects of the "push down" from April 7, 1999 through September 30, 1999.

     The network assets to be purchased from Bridge are recorded in the unaudited pro forma consolidated financial statements at Bridge's historical net book value of those assets. As a result of regulatory restrictions, we will not be able to acquire, as part of the initial network transfer, network assets in approximately 16 countries. We have the right to purchase the assets in these countries at their net book value, once we have received the regulatory approvals. Only the assets in jurisdictions where all requisite consents and approvals from third parties to transfer the assets from Bridge have been obtained are included in these unaudited pro forma consolidated financial statements. Additionally, we will pay to Bridge a preferential distribution of $58 million, which will be treated as a reduction in stockholders' equity.

     The pro forma adjustments and the assumptions on which they are based are further described in the accompanying notes to the unaudited pro forma consolidated financial statements. You should read the unaudited pro forma consolidated financial statements together with our historical financial statements and the notes to those financial statements that are in the back of this prospectus.

     The pro forma consolidated financial statements are for illustrative purposes only. You should not rely on the unaudited pro forma consolidated financial statements as being indicative of the results that actually would have occurred if the transactions had occurred on the dates indicated or that may be obtained in the future.

                       SAVVIS COMMUNICATIONS CORPORATION

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                           ADJUSTMENTS
                                                             ---------------------------------------
                                         HISTORICAL                BRIDGE
                                 ---------------------------   ACQUISITION OF        PURCHASE OF
                                  PREDECESSOR    SUCCESSOR         SAVVIS          NETWORK ASSETS           PRO FORMA
                                 ------------- ------------- ------------------ -------------------- ----------------------
Revenues ....................... $    5,440    $   12,192                                               $      17,632
                                 ----------    ----------                                               -------------
Direct costs and operating
 expenses:
 Data communications and
   operations ..................      6,429        13,095                                                      19,524
 Selling, general and
   administrative ..............      4,751        11,142                                                      15,893
 Depreciation and
   amortization ................        817         9,747        $   (879) (1)      $ 20,500  (3)              30,185
 Impairment of assets ..........      1,383            --              --                   --                  1,383
                                 ----------    ----------        --------           ----------          -------------
Total direct costs and operating
 expenses ......................     13,380        33,984            (879)              20,500                 66,985
                                 ----------    ----------        --------           ----------          -------------
Loss from operations ...........     (7,940)      (21,792)            879              (20,500)               (49,353)
Interest expense, net ..........       (135)         (782)                                (765) (4)            (1,682)
                                 ----------    ----------                           ----------          -------------
Net loss ....................... $   (8,075)   $  (22,574)       $    879           $  (21,265)         $     (51,035)
                                 ==========    ==========        ========           ==========          =============
Basic and diluted net loss per
 common share .................. $    (0.12)   $    (0.31)                                              $       (0.66) (7)
                                 ==========    ==========                                               =============
Weighted average shares
 outstanding ................... 66,018,388    72,000,000                                                  77,309,840 (7)
                                 ==========    ==========                                               =============



See notes to the unaudited pro forma consolidated financial statements.

                       SAVVIS COMMUNICATIONS CORPORATION

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                ADJUSTMENTS
                                                                  ---------------------------------------
                                                                        BRIDGE
                                                      HISTORICAL    ACQUISITION OF        PURCHASE OF
                                                     PREDECESSOR        SAVVIS          NETWORK ASSETS          PRO FORMA
                                                    ------------- ------------------ -------------------- ---------------------
Revenues ..........................................  $    13,674                                             $      13,674
Direct costs and operating expenses:
 Data communications and operations ...............       20,889                                                    20,889
 Selling, general and administrative ..............       12,245                                                    12,245
 Depreciation and amortization ....................        2,288     $  16,255  (2)      $ 27,333  (3)              45,876
                                                     -----------     ---------           --------            -------------
Total direct costs and operating expenses .........       35,422          16,255             27,333                 79,010
                                                     -----------     -----------         ----------          -------------
Loss from operations ..............................      (21,748)        (16,255)           (27,333)               (65,336)
Interest expense, net .............................         (100)                            (1,639) (4)            (1,739)
                                                     -----------                         ----------          -------------
Net loss ..........................................  $   (21,848)    $   (16,255)        $  (28,972)         $     (67,075)
                                                     ===========     ===========         ==========          =============
Basic and diluted loss per common share ...........  $      (.37)                                            $        (.87)
                                                     ===========                                             =============
Weighted average shares outstanding ...............   58,567,482                                                77,309,840 (7)
                                                     ===========                                             =============



See notes to the unaudited pro forma consolidated financial statements.

                       SAVVIS COMMUNICATIONS CORPORATION

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1999
                            (DOLLARS IN THOUSANDS)



                                                                                  ADJUSTMENTS
                                                                    ----------------------------------------
                                                                                             PURCHASE OF
                                                                                           NETWORK ASSETS,
                                                                                            PREFERENTIAL
                                                                                            DISTRIBUTION
                                                                       SALE OF COMMON       AND REPAYMENT      PRO FORMA
                                                        HISTORICAL         STOCK               OF DEBT        AS ADJUSTED
                                                       ------------ ------------------- -------------------- ------------
                          ASSETS:
CURRENT ASSETS:
Cash and cash equivalents ............................  $   1,983      $ 326,339  (6)       $  (124,781)(5)   $ 203,541
Accounts receivable, net .............................      2,106                                                 2,106
Other current assets .................................        489                                                   489
                                                        ---------                                             ---------
    Total current assets .............................      4,578          326,339             (124,781)        206,136
Property, plant and equipment ........................      5,995                                88,000 (5)      93,995
Goodwill and intangible assets .......................     30,322                                                30,322
Other long-term assets ...............................        527                                                   527
                                                        ---------                                             ---------
       Total .........................................  $  41,422      $   326,339          $   (36,781)      $ 330,980
                                                        =========      ===========         ============       =========
      LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable .....................................  $   5,089                                             $   5,089
Accrued expenses .....................................      1,095                                                 1,095
Current portion of capital lease obligations .........      1,986                           $     8,000 (5)       9,986
Due to Bridge ........................................     17,270                                (3,781)(5)      13,489
Other accrued liabilities ............................      2,385                                                 2,385
                                                        ---------                                             ---------
    Total current liabilities ........................     27,825                                 4,219          32,044
Long-term portion of capital lease obligations              3,981                                17,000 (5)      20,981
Other liabilities ....................................        444                                                   444
                                                        ---------                                             ---------
    Total liabilities ................................     32,250                                21,219          53,469
STOCKHOLDERS' EQUITY:
Common Stock .........................................        720      $       149 (6)                              869
Additional paid-in capital ...........................     31,026          326,190 (6)          (58,000)(5)     299,216
Accumulated deficit ..................................    (22,574)                                              (22,574)
                                                        ---------                                             ---------
    Total stockholders' equity .......................      9,172          326,339              (58,000)        277,511
                                                        ---------      -----------         ------------       ---------
       Total .........................................  $  41,422      $   326,339          $   (36,781)      $ 330,980
                                                        =========      ===========         ============       =========


See notes to the unaudited pro forma consolidated financial statements.

                       SAVVIS COMMUNICATIONS CORPORATION


       NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


1) To record depreciation and amortization expense of $9,685 associated with fixed assets, intangible assets and excess of purchase price over fair value of net assets acquired when Bridge acquired our company. These expenses were offset by the reversal of historical amortization and depreciation expense of $10,564. Since a significant portion of these assets acquired had an estimated useful life of one year, the pro forma entry to give effect to the acquisition of SAVVIS by Bridge as of January 1, 1998 resulted in a net reduction of pro forma depreciation and amortization in the nine months ended September 30, 1999.

2) To record depreciation and amortization expense of $18,543 associated with fixed assets, intangible assets and excess of purchase price over fair value of net assets acquired when Bridge acquired our company. These expenses were offset by the reversal of historical depreciation and amortization expense of $2,288.

3) To reflect depreciation and amortization on the additional $88,000 net book value of the network assets acquired and subleased from Bridge. Depreciation on such assets, excluding approximately $6,000 of uninstalled equipment, has been computed using the straight line method with an estimated remaining life of assets of three years.

4) To reflect interest expense on capitalized leases assuming that network assets with an $82,000 net book value, plus $6,000 in equipment awaiting installation, are purchased or leased from Bridge at net book value.

5) To reflect the purchase of network assets together with the capitalized leases from Bridge, assuming a purchase price of approximately $88,000 with the payment of $63,000 of the purchase price in cash from the proceeds of this offering, and $25,000 in the form of capital lease obligations. These amounts exclude the net book value of assets outside the United States that may be purchased in the future, once we obtain regulatory approvals. Additionally, to reflect payment of $58,000 as a preferential distribution to Bridge, which has been reflected as a reduction of stockholders' equity, and the payment of $3,781 to Bridge to reduce existing outstanding debt.

6) To reflect the proceeds, net of issuance costs, from the sale of 14,875,000 shares of common stock in this offering, at an assumed initial public offering price of $23.50 per share.

7) Pro forma loss per share is calculated assuming the sale of the number of shares of common stock that will generate an amount of proceeds to pay a total of $125,000 to Bridge, consisting of $63,000 for the network assets not subject to capital leases, $58,000 as a preferential distribution and $3,781 to reduce existing outstanding debt.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     We derived the selected historical consolidated financial data presented below as of and for each of the three years ended December 31, 1996, 1997 and 1998 from our audited consolidated financial statements. Our consolidated financial statements as of and for the years ended December 31, 1996, and 1997 have been audited by Ernst & Young LLP, independent auditors. Our consolidated financial statements as of and for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors. We began commercial operations in 1996.

     We derived the selected consolidated financial data presented below for the nine months ended September 30, 1998, the period from January 1 to April 6, 1999, and the period from April 7 to September 30, 1999 and as of September 30, 1999 from our unaudited consolidated financial statements. We prepared the unaudited financial statements on substantially the same basis as our audited financial statements and, in our opinion, the unaudited financial statements include all adjustments necessary for a fair presentation of the results of operations for those periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year. You should read the information set forth below together with the discussion under the "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements that are in the back of this prospectus.

     On April 7, 1999, Bridge acquired all our equity securities and accounted for this acquisition as a purchase transaction. Since the purchase transaction resulted in our company becoming a wholly owned subsidiary of Bridge, SEC rules required us to establish a new basis of accounting for the purchased assets and liabilities. The accounting for the purchase transaction has been "pushed down" to the financial statements of SAVVIS. Therefore, the purchase price has been allocated to the underlying assets purchased and liabilities assumed based on the estimated fair market values of these assets and liabilities at the acquisition date. As a result of the application of fair value accounting, intangibles, goodwill, other liabilities and stockholders' equity were increased in the SAVVIS unaudited consolidated balance sheet. The SAVVIS unaudited historical consolidated balance sheet data as of September 30, 1999 and unaudited consolidated statement of operations data for the period from April 7, 1999 through September 30, 1999 reflect our acquisition by Bridge and are labeled "Successor." The SAVVIS historical financial data for the periods prior to the acquisition are labeled "Predecessor."


     On September 10, 1999, Bridge sold in a private placement approximately 25% of its equity ownership in SAVVIS to existing shareholders of Bridge, at which time Welsh Carson purchased from Bridge a 12% interest in SAVVIS at that time.

     We calculate EBITDA as earnings (loss) before depreciation and amortization, interest income and expense and income tax expense (benefit). We have included information concerning EBITDA because our management believes that in our industry such information is a relevant measurement of a company's financial performance and liquidity. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of operating performance determined in accordance with generally accepted accounting principles. Additionally, EBITDA as used in this prospectus may not be comparable to similarly titled measures of other companies, as other companies may not calculate it in a similar manner.

                                                                                  PREDECESSOR
                                                -------------------------------------------------------------------------------
                                                                                                                   PERIOD FROM
                                                          YEAR ENDED DECEMBER 31,             NINE MONTHS ENDED   JANUARY 1 TO
                                                --------------------------------------------    SEPTEMBER 30,       APRIL 6,
                                                     1996           1997*          1998*            1998*             1999*
                                                -------------- -------------- -------------- ------------------- --------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues ......................................  $        290   $     2,758    $    13,674       $     8,914      $      5,440
Direct costs and operating expenses:
 Data communications and operations                     1,044        11,072         20,889            14,609             6,429
 Selling, general and administrative ..........         1,204         5,130         12,245             7,353             4,751
 Depreciation and amortization ................           153           631          2,288             1,556               817
 Impairment of assets .........................            --            --             --                --             1,383
                                                 ------------   -----------    -----------       -----------      ------------
   Total direct costs and operating
    expenses ..................................         2,401        16,833         35,422            23,518            13,380
                                                 ------------   -----------    -----------       -----------      ------------
Loss from operations ..........................        (2,111)      (14,075)       (21,748)          (14,604)           (7,940)
Interest expense, net .........................           (60)         (482)          (100)             (138)             (135)
                                                 ------------   -----------    -----------       -----------      ------------
Net loss before minority interest and
 extraordinary item ...........................        (2,171)      (14,557)       (21,848)          (14,742)           (8,075)
Minority interest in losses, net of
 accretion ....................................            --           547           (147)             (147)               --
Extraordinary gain on debt
 extinguishment, net of tax ...................            --            --          1,954             1,954                --
                                                 ------------   -----------    -----------       -----------      ------------
Net loss ......................................  $     (2,171)  $   (14,010)   $   (20,041)      $   (12,935)     $     (8,075)
                                                 ============   ===========    ===========       ===========      ============
Net loss attributable to common
 stockholders .................................  $     (2,171)  $   (14,161)   $   (22,666)      $   (14,674)     $     (9,025)
                                                 ============   ===========    ===========       ===========      ============
Basic and diluted net loss per share
 before extraordinary item ....................  $       (.06)  $      (.38)   $      (.42)      $      (.29)     $       (.14)
Extraordinary gain on debt
 extinguishment, net of tax ...................            --            --            .03               .03                --
                                                 ------------   -----------    -----------       -----------      ------------
Basic and diluted loss per common
 share ........................................  $       (.06)  $      (.38)   $      (.39)      $      (.26)     $       (.14)
                                                 ============   ===========    ===========       ===========      ============
Weighted average shares outstanding ...........    35,396,287    36,904,108     58,567,482        56,735,597        66,018,388
                                                 ============   ===========    ===========       ===========      ============
OTHER FINANCIAL DATA:
EBITDA ........................................  $     (1,958)  $   (12,897)   $   (17,653)      $   (11,241)     $     (7,123)
Capital expenditures ..........................           884           697          1,688             1,308               275
Cash used in operating activities .............        (1,293)      (10,502)       (20,560)          (15,530)           (6,185)
Cash used in investing activities .............          (884)         (697)        (2,438)           (2,058)             (275)
Cash provided by financing activities .........         2,740        12,024         24,121            24,445             4,533



                                                   SUCCESSOR
                                                --------------
                                                  PERIOD FROM
                                                  APRIL 7 TO
                                                 SEPTEMBER 30,
                                                     1999
                                                --------------
                                                 (DOLLARS IN
                                                  THOUSANDS,
                                                    EXCEPT
                                                SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues ......................................  $    12,192
Direct costs and operating expenses:
 Data communications and operations                   13,095
 Selling, general and administrative ..........       11,142
 Depreciation and amortization ................        9,747
 Impairment of assets .........................           --
                                                 -----------
   Total direct costs and operating
    expenses ..................................       33,984
                                                 -----------
Loss from operations ..........................      (21,792)
Interest expense, net .........................         (782)
                                                 -----------
Net loss before minority interest and
 extraordinary item ...........................      (22,574)
Minority interest in losses, net of
 accretion ....................................           --
Extraordinary gain on debt
 extinguishment, net of tax ...................           --
                                                 -----------
Net loss ......................................  $   (22,574)
                                                 ===========
Net loss attributable to common
 stockholders .................................  $   (22,574)
                                                 ===========
Basic and diluted net loss per share
 before extraordinary item ....................  $      (.31)
Extraordinary gain on debt
 extinguishment, net of tax ...................           --
                                                 -----------
Basic and diluted loss per common
 share ........................................  $      (.31)
                                                 ===========
Weighted average shares outstanding ...........   72,000,000
                                                 ===========
OTHER FINANCIAL DATA:
EBITDA ........................................  $   (12,045)
Capital expenditures ..........................          855
Cash used in operating activities .............       (9,945)
Cash used in investing activities .............         (855)
Cash provided by financing activities .........       12,189




                                                            PREDECESSOR                    SUCCESSOR
                                               --------------------------------------   --------------
                               AS OF DECEMBER 31,
                                               --------------------------------------        AS OF
                                                                                         SEPTEMBER 30,
                                                 1996         1997*          1998*           1999
                                               --------   ------------   ------------   --------------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents ..................    $  573     $   1,398      $   2,521         $ 1,983
Goodwill and intangibles, net ..............        --            --          1,406          30,322
Total assets ...............................     1,888         4,313         11,663          41,422
Debt and capital lease obligations .........     1,126         8,814          2,759          23,237
Redeemable stock, net of discount and
 deferred financing costs ..................       500         5,261         36,186              --
Stockholders' equity (deficit) .............      (693)      (14,903)       (33,197)          9,172



* As discussed in Note 14 to our Consolidated Financial Statements, information regarding 1997, 1998 and predecessor 1999 have been restated.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with our financial statements and the notes to those financial statements that are in the back of this prospectus.

OVERVIEW

     We are a rapidly growing provider of high quality, high performance global data networking and Internet-related services to medium and large businesses, multinational corporations and Internet service providers. To provide our Internet access services, we use the SAVVIS ProActiveSM Network, a data communications network that uses our eight PrivateNAPsSM and our proprietary routing policies to reduce data loss and enhance performance by avoiding the congested public access points on the Internet.

     We began commercial operations in 1996, offering Internet access services to local and regional Internet service providers. Our customer base has grown from 15 customers at the end of 1996 to approximately 850.

     On March 4, 1998, we acquired Interconnected Associates, Inc., a regional Internet service provider serving approximately 170 customers in Seattle, Washington and Portland, Oregon, for $750,000 in cash and shares of our common stock with an estimated fair value of $583,000. We accounted for the acquisition using the purchase method of accounting.

     On April 7, 1999, we were acquired by Bridge in a stock-for-stock transaction that was accounted for as a "purchase transaction" under Accounting Principles Board Opinion No. 16. Under the terms of the transaction, Bridge issued approximately 3,011,000 shares of its common stock together with approximately 239,000 options and warrants on its common stock in exchange for all of our outstanding equity securities. Since the purchase transaction resulted in our company becoming a wholly owned subsidiary of Bridge, SEC rules required us to establish a new basis of accounting for the assets purchased and liabilities assumed. As a result, the purchase price has been allocated to the underlying assets purchased and liabilities assumed based on estimated fair market value of these assets and liabilities on the acquisition date, and the difference between the purchase price and the fair market value was recorded as goodwill. The accounting for the purchase transaction has been "pushed down" to our financial statements. The impact of the acquisition on our balance sheet, as a result of the application of fair value accounting, was to increase intangibles, goodwill, other liabilities and stockholders' equity. As a result of the acquisition and the "push down" accounting, our results of operations following the acquisition, particularly our depreciation and amortization, are not comparable to our results of operations prior to the acquisition.


     On September 10, 1999, Bridge sold in a private placement approximately 25% of its equity ownership in SAVVIS to the existing stockholders of Bridge, at which time Welsh Carson purchased from Bridge a 12% interest in SAVVIS at that time.

     Simultaneously with the completion of this offering, we will acquire Bridge's global Internet protocol network, which has been integrated with our network since September 1999, for total consideration of approximately $88 million and we will pay a preferential distribution to Bridge of $58 million. At that time, we will enter into a 10-year network services agreement with Bridge under which we will provide managed data networking services to Bridge. The purchase will substantially increase our depreciation and amortization. Our fees will be based upon the cash cost to Bridge of operating the network as configured on October 31, 1999, as adjusted for changes to the network related to Bridge's network requirements through the date of transfer. Our fees for additional services provided following the date of transfer will be set for a three-year term based on an agreed price schedule reflecting the estimated cost to provide the services. The price schedule for additional services will be subject to annual review and will be mutually agreed upon or determined by binding arbitration. Bridge has agreed to pay us a minimum of $105 million, $132 million and $145 million for network services in 2000, 2001 and 2002, respectively.

     In addition, Bridge has agreed that the amount paid to us under the agreement for the fourth, fifth and sixth years will not be less than 80% of the total amount paid by Bridge and its subsidiaries for Internet protocol data transport services in each of the fourth, fifth and sixth years; and the amount paid to us under the agreement for the seventh through tenth years will not be less than 60% of the total amount paid by Bridge and its subsidiaries for Internet protocol data transport services in each of those years.


     Because under the network services agreement the amounts paid to us for the services to be provided over the original network acquired from Bridge are based upon the cash cost to operate the original network, the purchase of the network and provision of services under the network services agreement will result in losses and negative cash flow from operations until we can sell additional services over that network to Bridge or other customers. However, because Bridge is paying us the cash cost to operate the original network and the estimated total cost for additional network facilities, we expect any additional revenues generated from the use of the network to generate higher incremental operating margins.

     Bridge will also agree to provide to us various services, including technical support, customer support and project management in the procurement and installation of equipment. In addition, Bridge will agree to provide to us additional administrative and operational services, such as payroll and accounting functions, benefit management and office space, until we develop the capabilities to perform these services ourselves. We expect to generally develop these capabilities by the end of 2000.

     Revenue. Our revenue will be derived primarily from the sale of data networking, Internet access and colocation services. Through December 31, 1998, our revenue was primarily derived from the sale of Internet access services to local and regional Internet service providers in the United States. Beginning in late 1998, we also began to offer Internet security and colocation services to corporate customers. Beginning in September 1999, we began to offer managed data networking services.


     We charge each customer an initial installation fee that typically ranges from $500 to $5,000 and a fixed monthly fee that varies depending on the services provided, the bandwidth used and the quality of service level chosen. Our customer agreements are typically for 12 to 36 months. As of December 31, 1999, approximately 6% of our customer agreements, representing approximately 6% of our revenues for the month of December 1999, were month-to-month and were able to be terminated on 30 days' notice. We expect the proportion of customers on month-to-month agreements will continue to decrease as we add new customers and our sales force continues to pursue longer renewals.


     Prices for telecommunication services, including the services we offer, have decreased significantly over the past several years and we expect this trend to continue for the foreseeable future.


     We expect that a substantial portion of our revenues will be generated by our network services agreement with Bridge. Assuming we had received the minimum revenues under the network services agreement for the first year of the agreement in 1999, Bridge would have represented approximately 83% of our 1999 revenues. As of December 31, 1999, Bridge had an estimated 135,000 trading terminals connected to the SAVVIS ProActiveSM Network and an estimated 100,000 trading terminals connected over networks using older protocols. Bridge has informed us that it expects to convert its remaining customers to the Internet protocol network over the next three years. We expect that, to the extent these customers are converted, Bridge will order additional services from us under the network services agreement. We cannot assure you that any of these customers will be converted or as to what schedule any conversions will be completed.

     While we expect our revenues from Bridge to increase, we expect them to decrease as a percentage of our total revenues as we expand our data networking, Internet access and colocation customer base. We believe data networking and colocation services will increase as a percentage of our non-Bridge recurring revenues as we expand these service offerings.

     DIRECT COSTS AND EXPENSES. Direct costs and expenses are comprised of the following items:

     Data communications and operations. Data communications and operations expenses include the cost of:

     o connections to other Internet service providers;

     o leasing local access lines;

     o transmission connections;

     o engineering salaries and related benefits;

     o other related repairs and maintenance items;

     o leasing routers and switches;

     o leasing colocation space; and

     o installing local access lines at customer sites.

     These costs will also include the cost of the network operations center, as well as the customer help desk and other services that will be provided by Bridge under the technical services agreement. Data communications and operations expenses will increase significantly with the inclusion of the Bridge network. In addition, we expect that these costs will increase in total dollars as we expand our network and increase our customer base, but we expect that they will decrease as a percentage of revenues.

     Selling, general and administrative. Selling, general and administrative expenses include the cost of:

     o sales and marketing salaries and related benefits;

     o advertising and direct marketing;

     o sales commissions and referral payments;

     o office rental;

     o administrative support personnel;

     o bad debt expense; and

     o travel.


     We anticipate that these expenses will increase significantly in total dollars as we add more sales personnel and administrative support personnel and increase our marketing initiatives to support the acquisition of the Bridge network and for the expansion of our customer base. Annual facility expenses are expected to increase significantly beginning in the year 2000 as a result of newly leased headquarters facility in Herndon, Virginia. Our incremental cost will approximate $2 million per year. We expect noncash compensation expense will materially increase as a result of stock options granted to employees of SAVVIS and Bridge. During the period from October through December 1999, we granted 2,843,258 stock options with an exercise price of $.50 per share. Noncash compensation cost based upon the difference between the exercise price and the imputed fair value of our common stock as of the respective option grant dates totalling approximately $53 million will be recorded over the vesting periods of such options, which periods range from immediate up to four years. Approximately $2 million of noncash compensation expense will be recorded in the fourth quarter of 1999.

     Depreciation and amortization. Depreciation and amortization expense consists primarily of the depreciation and amortization of communications equipment, capital leases, goodwill and intangibles. We expect these expenses to increase as we make significant investments in the network as we expand our business. Generally, depreciation is calculated using the straight-line method over the useful life of the associated asset, which ranges from three to five years. Goodwill resulting from our acquisition by Bridge is being amortized over three years and other intangibles are being amortized over one to three years.

     Interest expense. Historical interest expense is related to indebtedness to banks, convertible notes, loans from Bridge and capitalized leases. In connection with our purchase of Bridge's Internet protocol network assets, we will enter into capitalized leases with Bridge relating to their capitalized leases for network equipment that Bridge could not directly assign to us. As a result, our interest expense will increase.

     Income tax expense. We incurred operating losses from inception through September 30, 1999 and, therefore, have not recorded a provision for income taxes in our historical financial statements. We have recorded a valuation allowance for the full amount of our net deferred tax assets because we believe that the future realization of the tax benefit is uncertain. As of December 31, 1998, we had net operating loss carry forwards of approximately $30 million.
Section 382 of the Internal Revenue Code restricts the utilization of net operating losses and other carryover tax attributes upon the occurrence of an ownership change, as defined. Such an ownership change occurred during 1999 as a result of the acquisition of our company by Bridge. Management believes that this limitation may restrict our ability to utilize the net operating losses over the carryforward periods ranging from 15 to 20 years.


     As we expand our network, increase our employee base to support our expanded operations and invest in our marketing and sales operations, we expect our losses, net cash used in operating activities and negative EBITDA to increase substantially for the foreseeable future.

RESULTS OF OPERATIONS


     The historical financial information included in this prospectus will not reflect our future results of operations, financial position and cash flows. Our results of operations, financial position and cash flows subsequent to the purchase of Bridge's network and the commencement of the related agreements will not be comparable to prior periods.

     Subsequent to the issuance of our financial statements for the years ended December 31, 1997 and 1998, we determined that the Class A shares of our subsidiary represented a minority interest to which losses should be allocated and for which accretion on the Class A shares and related convertible notes should be recorded at an effective rate of 20%. We also concluded that the exchange of these instruments for Class B preferred stock in March of 1998 should be treated as a debt extinguishment, with recognition of an extraordinary item, and as the purchase of minority interest .


     Period from January 1, 1999 to April 6, 1999 (Predecessor)


     For the period from January 1, 1999 to April 6, 1999, which is the day before the acquisition by Bridge of our company, revenue was approximately $5.4 million. Data communications and operations expenses for the period were approximately $6.4 million, and selling, general and administrative expenses were approximately $4.8 million. Depreciation and amortization expenses for the period January 1, 1999 to April 6, 1999 were approximately $.8 million. An asset impairment charge of approximately $1.4 million was also recorded during this period. Interest expense, net, was $.1 million and the net loss for the period was approximately $8.1 million.

     Period from April 7, 1999 to September 30, 1999 (Successor)

     For the period from April 7, 1999, which is the date of the acquisition by Bridge of our company, to September 30, 1999, revenue increased to approximately $12.2 million. Data communications and operations expenses for the period were approximately $13.1 million, and selling, general and administrative expenses increased to approximately $11.1 million. Depreciation and amortization expenses for the period January 1, 1999 to April 6, 1999, increased to approximately $9.7 million, due to the amortization of goodwill and other intangible assets associated with the acquisition by Bridge. Interest expense, net, was $.8 million and the net loss for the period was approximately $22.6 million.

  Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

     The following discussion compares combined information of SAVVIS and our predecessor for the nine months ended September 30, 1999, with those of our predecessor for the nine months ended September 30, 1998. The combined information consists of the sum of the financial data from

January 1, 1999 through April 6, 1999 for the predecessor and from April 7, 1999 through September 30, 1999 for SAVVIS. The acquisition by Bridge resulted in a new basis of accounting, which impacted depreciation and amortization in the period subsequent to April 7, 1999.

     Revenue. Revenue was approximately $17.6 million for the first nine months of 1999, compared to approximately $8.9 million for the first nine months of 1998, an increase of 98%. This $8.7 million increase was primarily due to increased marketing and sales efforts and the resulting increase in the number of customers to 705 from 422, as well as a nominal increase in services to existing customers.

     Data Communications and Operations. Data communications and operations expenses were approximately $19.5 million for the first nine months of 1999 compared to approximately $14.6 million for the first nine months of 1998, a 34% increase. This approximately $4.9 million increase was due to costs associated with the expansion of our network and the increase in our customer base, and the hiring of additional engineering personnel.

     Selling, General and Administrative. Selling, general and administrative expenses were approximately $15.9 million for the first nine months of 1999, compared to approximately $7.4 million for the first nine months of 1998, an increase of 115%. This approximately $8.5 million increase was due to the increase in the size of our sales force in connection with our increased marketing efforts. As a result, our personnel expenses and the related recruiting and travel costs, sales, marketing and administrative departmental costs and professional service expenses increased accordingly.

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Revenue. Revenue was $13.7 million in 1998 compared to $2.8 million in 1997, an increase of 389%. This $10.9 million increase was primarily due to increased marketing and sales efforts and the resulting increase in the number of customers from 102 to 476.

     Data Communications and Operations. Data communications and operations expenses were $20.9 million in 1998, compared to $11.1 million in 1997, an increase of 88%. This $9.8 million increase was due to costs associated with the expansion of our network and the increase in the customer base.

     Selling, General and Administrative. Selling, general and administrative expenses were $12.2 million in 1998, compared to $5.1 million in 1997, an increase of 139%. The principal increase in these expenses resulted from the increased size of our sales force in the second half of 1998. Marketing and administrative costs also increased in 1998 to support the increased number of customers.


     Depreciation and Amortization. Depreciation and amortization expenses were $2.3 million in 1998, compared to $.6 million in 1997, an increase of 283%. Depreciation and amortization expense increased due to the purchase of communications equipment for the expansion of our network and the acquisition of Interconnected Associates.

     Interest Expense, Net. Interest expense, net was $.1 million in 1998, compared to $.5 million in 1997, a decrease of 80%. This $.4 million decrease was directly attributed to the conversion of a portion of our convertible notes into equity securities in connection with our corporate reorganization in March 1998 and interest income earned on proceeds received in the transaction.

     Net Loss. Net loss was $20.0 million in 1998, which included a $1.9 million extraordinary gain on debt extinguishment, compared to $14.0 million in 1997, a 43% increase.


  Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     Revenue. Revenue was $2.8 million in 1997 compared to $.3 million in 1996, our first year of operations. This $2.5 million increase was primarily due to increased marketing and sales efforts and the resulting increase in the number of customers from 15 to 102.

     Data Communications and Operations. Data communications and operations expenses were $11.1 million in 1997, compared to $1.0 million in 1996. This $10.1 million increase was due to costs associated with the expansion of our network and the increase in our customer base.

     Selling, General and Administrative. Selling, general and administrative expenses were $5.1 million in 1997, compared to $1.2 million in 1996. This $3.9 million increase was primarily attributable to the expansion of our business, including personnel expenses, sales and marketing costs and professional services expenses.

     Depreciation and Amortization. Depreciation and amortization expenses were $.6 million in 1997, compared to $.2 million in 1996. This $.4 million increase is attributable to the purchase of communications equipment for the expansion of our network.

     Interest Expense, Net. Interest expense, net was $.5 million in 1997, compared to $.1 million in 1996. This $.4 million increase is attributable to interest on capitalized lease obligations that we entered into in 1997 and the interest on convertible notes and bank debt.

     Net Loss. Net loss was $14.0 million in 1997, compared to $2.2 million in 1996. In 1997, $.5 million of our losses were allocated to our minority interest, net of accretion.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically generated negative cash flows from operations. We generated negative cash flows from operations of $15.5 million and $16.1 million for the first nine months of 1998 and 1999, respectively, and $1.3 million, $10.5 million and $20.6 million for 1996, 1997 and 1998, respectively.

     From January 1, 1996 through September 30, 1999, we expended approximately $90 million for operating purposes and for the construction, maintenance and
expansion  of  our  network.   Net  cash  used  in  investing   activities   was
approximately $1.1 million for the first nine months of 1999, and $.9 million, $.7 million and $2.4 million for 1996, 1997 and 1998, respectively. Net cash used in investing activities in each period primarily reflects purchases of property and equipment not financed with capital leases. In March 1998, we used approximately $.8 million in cash and stock with a fair value of approximately $.6 million to acquire Interconnected Associates. See note 5 to our audited financial statements that are in the back of this prospectus. Net cash provided by financing activities was $16.7 million for the first nine months of 1999, and $2.7 million, $12.0 million and $24.1 million for 1996, 1997 and 1998, respectively. We obtained funds through issuances of equity securities and convertible notes, bank financing, capital lease obligations and advances from Bridge. As of September 30, 1999, we had outstanding loans from Bridge of approximately $17.3 million.

     We expect our capital expenditures will total approximately $1.2 million for 1999. We expect to have capital expenditures, excluding the purchase of the Bridge network assets, of approximately $149 million in 2000 as we build out colocation facilities, deploy ATM devices and expand our network to 24 new cities.

     Upon completion of this offering, we will acquire Bridge's Internet protocol network assets for total consideration of approximately $88 million. Of this amount, $25 million will be paid by entering into a capital lease obligation with Bridge. The remaining purchase price of $63 million will be paid with a portion of the net proceeds of this offering. In the event we receive more than $350 million gross proceeds from the sale of common stock in this offering, 50% of the excess will be applied to the balance of the remaining outstanding debt to Bridge. We will also pay to Bridge, out of the offering proceeds, a $58 million preferential distribution.

     In connection with our purchase of the network assets, we will also enter into a network services agreement with Bridge under which we will provide Bridge with managed data networking services. Because under the network services agreement the amounts paid to us for the services to be provided over the original network acquired from Bridge are based upon the cash cost to operate the original network, the purchase of the network and provisions of services under the network services the agreement will result in losses and negative cash flow from operations until we can sell additional services over the network to Bridge or other customers.

     In connection with our acquisition of Bridge's network assets, Bridge will assign to us numerous agreements for the purchase of communications services. We are currently discussing with several of these suppliers the placement of deposits or stand-by letters of credit by us. We estimate that we may be required to deposit approximately $5 million for such purposes.

     We have arrangements with various suppliers of communications services that require us to maintain minimum spending levels, some of which increase over time. Our aggregate minimum spending level is approximately $28 million in 2000. In specific instances, we are able to choose among a variety of communications services offered to meet these spending minimums. We are currently exceeding all of our spending minimums and expect to continue to do so as our network requirements expand. However, if our network requirements were to decrease, we could be obligated to make payments to these suppliers for services we do not need.

     Although we plan to invest significantly in equipment and in network expansion, except as described in the preceding paragraph, we have no material commitments for such items at this time. As we expand our network, increase our employee base to support our expanded operations and invest in our marketing and sales organizations, we expect to have significant cash requirements for the foreseeable future.


     We believe that the net proceeds of this offering, together with our existing cash and cash equivalents, will allow us to continue in business as a going concern and will be sufficient to fund our operating and capital needs for a year following this offering. We are currently in discussions with two separate vendors to obtain vendor financing for network equipment purchases. In the absence of proceeds from this offering, our cash and cash equivalents would not be sufficient and we would be required to seek capital from external sources and curtail expansion plans. We will need to raise a significant amount of capital to fund our capital expenditures, operating deficits, working capital needs and debt service requirements after 2000. We intend to seek equity or debt financing from external sources to meet our cash needs after 2000. We cannot assure you that such additional funding will be available on terms satisfactory to us or at all.

IMPACT OF THE YEAR 2000

     Many computers, software, and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the "Year 2000 problem."

     We believe that we have identified and resolved all Year 2000 problems that could significantly harm our business operations. However, we believe that it is not possible to determine with complete certainty that all Year 2000 problems affecting us have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are numerous.

     The costs of upgrading the various hardware or software that were found not to be compliant, as well as the cost of assessing and addressing Year 2000 compliance issues, were approximately $100,000. These costs were absorbed into normal operating expense and salary structures.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. As amended by Statement of Financial Accounting Standards No. 137, this standard will be effective for us for the fiscal years and quarters beginning after June 15, 2000, and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We are currently evaluating the impact of this standard.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred and is effective for fiscal years beginning after December 15, 1998. We do not expect that adoption of this standard will have a material impact on our results of operations.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. Our adoption of this standard did not affect our financial position, results of operations or cash flows for any period presented.


QUALITATIVE AND QUANTITATIVE MARKET RISKS

     Our primary market risk exposures relate to changes in interest rates. Following the purchase of Bridge's global Internet protocol network assets, we expect to expand our business internationally, and as a result, we will be exposed to changes in foreign currency exchange rates.

     Our financial instruments that are sensitive to changes in interest rates are our borrowings from Bridge, all of which were entered into for other than trading purposes. These term notes mature one year after the completion of this offering and bear interest at a fixed rate of 8%. In addition, in connection with our purchase of Bridge's network assets, we expect to issue a three-year promissory note that will bear interest at an annual rate of 10%. Because the interest rate on these notes is fixed, changes in interest rates will not directly impact our cash flows. As of December 31, 1998, the aggregate fair value of our borrowings approximated their carrying value.


     Changes in foreign exchange rates do not currently impact our results of operations. Upon our purchase of Bridge's Internet protocol network assets and our entry into the network service agreement at the completion of this offering, we expect approximately 18% of our revenue from Bridge to be derived from operations outside the United States, and approximately 17% of our direct costs to be incurred outside the United States. Because our foreign revenue will closely match our foreign costs, we do not anticipate that changes in foreign exchange rates will have a material impact on our results of operations. We may engage in hedging transactions to mitigate foreign exchange risk.

                                   BUSINESS

     We are a rapidly growing provider of high quality, high performance global data networking and Internet-related services to medium and large businesses, multinational corporations and Internet service providers. Upon transfer of the Bridge network to us and pursuant to a network services agreement between Bridge and us, Bridge, one of the leading content providers to the financial services industry, will pay us for the use of the SAVVIS ProActiveSM Network to deliver Bridge's content and applications to over 4,500 financial institutions, including 75 of the top 100 banks in the world and 45 of the top 50 brokerage firms in the United States. Following the network transfer, these entities will remain customers of Bridge. We currently offer a wide range of managed data network services, high bandwidth Internet access services and colocation services.

     The SAVVIS ProActiveSM Network was constructed to meet the real-time data delivery requirements of the demanding customers of the financial services industry. Our network has been operational since 1996 and has over 6,000 buildings on-net in 83 of the world's major commercial centers in 43 countries. Our network architecture is based on ATM, frame relay and Internet protocol technologies. Additionally, our 83-city global system connects to eight PrivateNAPsSM, which will be expanded to 12 by March 2000, allowing us to bypass the congested public Internet access points. This network design enables us to provide real-time data delivery and guarantee low latency and low data loss. The network also allows us to tailor our service offerings to our customers' needs and to offer a range of quality of service levels.


     We began commercial operations in 1996, offering Internet access services to local and regional Internet service providers. In April 1999, we were acquired by Bridge, a global provider of real-time and historical financial information and news regarding stocks, bonds, foreign exchange and commodities to the financial services industry. As of December 31, 1999 Bridge had an estimated 235,000 network terminals installed worldwide of which an estimated 135,000 terminals were connected to the SAVVIS ProActiveSM Network. Bridge expects to connect the remaining 100,000 terminals to our network over the next three years. Bridge is a privately held company whose principal shareholder is Welsh Carson, a sponsor of private equity funds with extensive experience in the communication and information services industries. The high performance of our Internet access services has been verified by our analysis of data collected by Keynote Systems, Inc., which showed that we had the second best mean download time in 1999. We currently provide Internet access services directly to approximately 850 customers.

     Following the Bridge asset transfer, our revenue will be derived primarily from the sale of data networking, Internet access and colocation services. Through December 31, 1998, our revenue was primarily derived from the sale of Internet access services to local and regional Internet service providers in the United States. Beginning in late 1998, we expanded our service offering to corporate customers as well.


     We charge each customer an initial installation fee that typically ranges from $500 to $5,000 and a monthly fixed fee that varies depending on the services provided, the bandwidth used and the quality of service level chosen. Our customer agreements are typically for 12 to 36 months. As of December 31, 1999, approximately 6% of our customer agreements, representing approximately 6% of our revenues for the month of December 1999, were month-to-month and were able to be terminated on 30 days' notice. We expect the proportion of customers on month-to-month agreements will continue to decrease as we add new customers and our sales force continues to pursue longer renewals.


RELATIONSHIP WITH BRIDGE


     In April 1999, we were acquired by Bridge, a leading provider of content to financial services companies. Upon the completion of this offering, we will purchase Bridge's global Internet protocol network, which has been integrated with our network since September 1999, for total consideration of approximately $88 million. As a result, the SAVVIS ProActiveSM Network will interconnect over 6,000 buildings in 83 of the world's major commercial cities in 43 countries.

     In addition, upon completion of this offering, we will enter into a 10-year network services agreement with Bridge that commits Bridge to purchase at least $105 million, $132 million and $145 million of network services from us in 2000, 2001 and 2002, respectively. Thereafter, Bridge will be required to purchase at least 80% of its network services from us, declining to 60% in 2006 through the end of the agreement in 2010. We will also enter into a number of other agreements with Bridge that contemplate, among other things, the transfer of Bridge's technical and support personnel to us, and our purchase from Bridge of support and administrative services, including help-desk services and network operations center services.

     Following the completion of this offering and the purchase of Bridge's network assets, we will become a provider of managed data networking services to Bridge. At that time, we will connect Bridge to over 4,500 of its financial services company customers, including 75 of the top 100 banks in the world and 45 of the top 50 brokerage firms in the United States, to allow Bridge to deliver its content and applications. While the over 4,500 financial services companies will remain customers of Bridge and we will only derive revenue from Bridge for delivering Bridge content and applications to these companies, we intend to aggressively market our services to occupants of the 6,000 buildings connected to the SAVVIS ProActiveSM Network, in particular to Bridge's customer base.

MARKET OVERVIEW

     Market opportunity. As the Internet has emerged as a strategic business component, investment in Internet services has begun to increase dramatically. According to International Data Corporation, an independent research firm, the demand for U.S. Internet and e-commerce services was $2.9 billion in 1997 and is expected to grow to $22 billion by 2002, a 50% compound annual growth rate. In addition, demand for data transport services is growing rapidly as evidenced by International Data Corporation's estimate that Internet service providers' corporate access revenues will grow from $2.9 billion in 1998 to $12 billion by 2003, a 32.5% compound annual growth rate. We believe a significant Internet market will continue to be Internet infrastructure and usage.


     Internet network services. Since the commercialization of the Internet in the early 1990s, businesses have rapidly established corporate Internet sites and connectivity as a means to expand customer reach and improve communications efficiency. Internet access service is now one of the fastest growing segments of the global telecommunications services market. According to International Data Corporation, the number of Internet users worldwide reached 38 million in 1996 and is forecasted to grow to over 170 million by the year 2000. Internet access services represent the means by which Internet service providers interconnect users to the Internet or to corporate intranets and extranets. Access services include dial-up access for mobile workers and small businesses and high-speed dedicated access used primarily by mid-sized and larger organizations. In addition to Internet access services, Internet services providers are increasingly providing a range of value-added services, including shared and dedicated web hosting and server colocation, security services, and advanced applications such as Internet protocol-based voice, fax and video services.


     Corporate data network services. Other than Internet related services, the majority of business data communications today take place over private or managed corporate data and electronic data interchange networks. According to International Data Corporation, the market for data network services in the United States grew from approximately $3.0 billion in 1997 to approximately $5.5 billion in 1998. International Data Corporation expects that the market for data network services in the United States will continue to grow rapidly to reach approximately $12.8 billion in 2003.

     Today, organizations employ local data networks, or local area networks, to interconnect personal computers and workstations. The highly successful use of local area networks for information-sharing, messaging and other applications has led organizations to aggressively deploy wide area networks, which effectively interconnect local area networks and replicate their functionality across a much broader geographic area. The demand for wide area networks has grown as a result of today's competitive business environment. Factors stimulating higher demand include the need to provide broader and more responsive customer service and to operate faster and more effectively between operating units, suppliers and other business partners. In addition, as businesses become more global in nature, the ability to access business information across the enterprise has become a competitive necessity.

     Convergence between the Internet and corporate data networking. Today, many businesses are utilizing Internet-related services as lower-cost alternatives to several traditional telecommunications services. The near ubiquity and relatively low cost of the Internet have resulted in its widespread use for specific applications, most notably web access and e-mail. Internet protocol has become the communications protocol of choice for the desktop and for local area networks. As a result, Internet protocol wide area network implementation requires no protocol conversion, reducing overhead and improving performance. Many corporations are connecting their remote locations using intranets to enable more efficient communications with employees, providing remote access for mobile workers and reducing telecommunications costs by using value-added services such as Internet protocol-based fax and video-conferencing.

     Industry analysts expect the market for both Internet protocol-based data networking services and Internet access to grow rapidly as companies increase their use of the Internet, intranets extranets and privately managed Internet protocol networks. According to industry analyst Forrester Research, Inc., an independent research firm, the total market for Internet services is projected to grow from $6.2 billion in 1997 to approximately $49.7 billion in 2002.

     Rapid growth in e-commerce. While most corporations' early use of the Internet was to establish an Internet marketing presence, businesses today are using the Internet much more aggressively: to generate new revenues, to increase efficiency through improved communications with suppliers and other third parties, and to improve internal communications. The rapid growth of e-commerce encompasses both business-to-business and business-to-consumer communications and transactions, and the projected growth of these markets over the next five years is dramatic. Forrester Research, Inc. projects that the market for business-to-business e-commerce will grow from $43 billion in 1998 to $1.3 trillion in 2003. In addition, Forrester Research, Inc. projects that the market for business-to-consumer e-commerce will grow from $8 billion to $108 billion over the same period.

     Outsourcing of Internet related services. In order to capitalize fully on the new opportunities presented by the Internet and e-commerce, businesses will require high quality, reliable and flexible data communications and infrastructure services capable of supporting mission-critical applications. We believe that an increasing number of businesses will seek to outsource these services to third-party providers for several reasons. First, the rapid growth of Internet-related businesses has created a shortage of information technology personnel skilled in Internet protocol and e-commerce development. Second, many companies believe that establishing leadership in their industry with respect to Internet-related services is important to the future of their business. Given this posture, time to market is critical and turning to a specialized, third-party provider can often shorten time to market. Finally, many infrastructure services require significant up-front investment. Many companies will choose to preserve their capital to invest in activities that are integral to their business strategy and seek to develop their infrastructure by purchasing services rather than investing in networks, systems and equipment.

     Rapid growth in colocation and web site hosting. While in the past only the largest companies provisioned their own data networking services, until recently businesses of all sizes typically housed, maintained and monitored their own web and content servers. As Internet-enabled applications become mission-critical, larger and more difficult to develop and maintain and require increasing amounts of investment, we believe a substantial number of businesses will outsource their colocation and web site hosting requirements to third parties. Forrester
Research, Inc. projects that the web site hosting business, including colocation, dedicated and shared hosting, will grow from less than $1 billion in 1998 to almost $15 billion by 2003. We believe that companies seeking Internet protocol expertise, high levels of security, fault-tolerant infrastructure, local and remote support and the cost benefits of a shared infrastructure will be most likely to outsource these services.

     Limitations of Internet protocol and the Internet. Despite the remarkable, rapid success of Internet protocol, the Internet faces limitations that may serve as a bottleneck between the full potential of Internet protocol and its use in mission-critical applications. First, in Internet protocol routing, packet data travels through the network without a pre-defined path or guaranteed delivery. Individual packets may travel separate paths and arrive at the network destination at different times. Second, Internet protocol packets cannot be identified as belonging to one class of traffic or another. For example, in a given flow of Internet protocol packets it is not possible to separate "real-time" traffic, such as voice over Internet protocol, from lower priority traffic, such as e-mail. Each of these issues limits the utility of Internet protocol for mission-critical, real-time enterprise networks. While we believe that an improved version of Internet protocol will be implemented, the timing and efficiency of these improvements remain uncertain.


     Bottlenecks at network access points. The Internet is a network of networks. Communication among these networks takes place at access points where they interconnect. Despite the near ubiquity of the Internet, there are only a few major public network access points. However, since the introduction of network access points, the volume of Internet traffic has increased dramatically, often overwhelming network access points' capacity to handle the smooth exchange of traffic. The public network access points are now space constrained, have inadequate power and air conditioning, have poor security, often employ older, less technologically advanced switching technologies, have limited or no available maintenance or support staff, and are not centrally managed. No single entity has the economic incentive or ability to facilitate problem resolution, to optimize peering of data networks, or to bring about centralized routing administration. As a consequence of the lack of coordination, and in order to avoid the increasing congestion at the public network access points, selected backbone providers have established connections at private network access points, connecting to other backbone providers for the exchange of traffic and bypassing public network access points.


COMPETITIVE STRENGTHS

     Our target customers are those businesses that are intensive users of data communications that require a high quality of service for their global data networking and Internet needs. Our competitive strengths in servicing these customers include:

     Large number of sophisticated users connected to our network. Bridge uses the SAVVIS ProActiveSM Network to deliver its content and applications to over 4,500 financial services firms, including 75 of the top 100 banks in the world and 45 of the top 50 brokerage firms in the U.S. Because these financial services firms depend on up-to-the-minute information and cutting edge technology to successfully compete in their businesses, they are demanding users of corporate data services. The SAVVIS ProActiveSM Network was designed and is operated to high standards of speed and redundancy to satisfy their requirements, with multiple backbone connections, local access lines and ATM switches. With the SAVVIS ProActiveSM Network in place, the marginal cost of providing additional services to existing Bridge customers is low. Additionally, the marginal cost of making our high quality services available to new customers, including medium and small businesses and new vertical markets, is also low. We believe providing service to Bridge to enable them to deliver content to the world's major financial institutions will significantly advance our brand building efforts and enhance our prospects for winning new business.


     Network engineered for real-time performance. Our network architecture allows us to deliver data services to the demanding customers that require real-time delivery of large volumes of data, such as financial services participants that rely on data sent on our network to make trading and investment decisions throughout the day. The high performance of our Internet access services has been verified by our analysis of data collected by Keynote Systems, Inc., which showed that we had the second best mean download time in 1999. In order to achieve this, we designed our network to be highly redundant, including multiple backbone connections, local access lines and Internet connections. In addition, our system of PrivateNAPsSM allows our Internet traffic to bypass the heavily congested public access points of the Internet, thereby reducing data loss and latency, and improving reliability and performance. We also use proprietary routing and network management policies to enhance our network efficiency and to maintain a high quality of service. The reliability and functionality of our network allows us to provide our customers with a range of services and quality of service levels.

     Global network presence. Our network will reach 43 countries, with facilities in 83 major cities, including 58 international cities and 25 U.S. cities. We intend to continue to extend the scope of our network by connecting an additional 24 cities in 2000. We have over 6,000 buildings connected to our network. Because our network is already connected to these buildings as a result of our relationship with Bridge, we can deliver our services to Bridge's customers and the other tenants with low marginal cost and a time-to-market advantage.

     Single source service offering. We provide our customers with a single source for a wide range of global data networking, Internet access and colocation services. Our global data networking services include managed data, virtual private network and dial-up access services. Our Internet-related services include dedicated access, DSL and Internet security services. All of our services are offered on a service-only basis and a fully managed basis, with service and equipment included, depending on customer requirements and the capabilities of their internal information technology staff.


     World-class service through proprietary systems. The global data network operations center in St. Louis and regional network operations centers in London and Singapore are equipped with sophisticated network monitoring, management, reporting and diagnostic tools for network troubleshooting. These systems enable real-time remote monitoring and management of our network equipment and customer service. Our customers can contact us 24 hours a day, 365 days a year, with support inquiries, and receive prompt notification of events that might impact service quality, such as network congestion, equipment failures and network or power outages. Our global data network, based on the combination of ATM technology and our PrivateNAPsSM, also enables us to provide our customers with an extremely high level of service. We commit this level of service to our customers in writing in service level agreements. Our service level agreements are guarantees to our customers of high quality service measured in terms of network availability, latency and data loss.


BUSINESS STRATEGY

     Our objective is to tap the rapidly growing market for reliable, high speed data communications and Internet services. In pursuit of this objective, we intend to:

     Provide a single source for managed data network services and high quality Internet services. Data communications and the Internet are mission-critical to thousands of businesses worldwide and, according to industry studies, the market for these services continues to grow rapidly. Corporations are continually expanding and enhancing existing networks and deploying new services in response to this growth. By providing a wide range of services for both Internet and managed data networking services, we offer a single source solution to the key challenges faced by corporate information technology managers implementing Internet, intranet and extranet applications. Since the requirements and internal capabilities of customers vary significantly, we offer our services on a service-only basis and a fully managed basis, with service and equipment included.

     Capitalize on Bridge relationships to penetrate its customer base. We intend to aggressively market our services to the over 4,500 Bridge customers already connected to our network through both our sales force and the over 500 Bridge sales representatives around the world. We provide incentives to Bridge employees to refer Bridge customers to us. Since Bridge customers are already connected to our network, we believe we enjoy significant time-to-market, cost and quality advantages and enhanced customer retention when delivering our services to these customers.

     Target potential customers in buildings connected to our network. We intend to actively market our services to the businesses in the over 6,000 buildings worldwide that are connected to our network. These buildings are generally located in central business districts of major cities and are typically occupied by multiple businesses. Because our network is already in place, we expect to enjoy time-to-market, cost and quality advantages when delivering services to current and new customers located in these buildings.


     Expand our network and PrivateNAPsSM infrastructure. We intend to leverage the substantial investments made in our network infrastructure and service and support capabilities to service new customer segments, including large corporations in other targeted vertical markets, medium and small businesses and Internet service providers. We intend to continue to expand our data network infrastructure to connect new cities and new buildings to our network. Over the next two years, we expect to establish facilities in 48 additional cities worldwide. We believe that this expansion will allow us to continue to expand our customer base, improve our service offerings and improve our economies of scale. We also intend to continue the expansion of our PrivateNAPsSM with the addition of four PrivateNAPsSM in early 2000. Given the high volume of traffic that is carried on our network, we are also evaluating the purchase of local and long haul fiber to further reduce network operating costs.

     Grow domestic and international distribution channels. We intend to aggressively grow our distribution channels. We expect to significantly increase the size of our sales force for both global data networking services and Internet access services in 2000 and enter into distribution arrangements with companies licensed to provide our services in markets where we do not directly hold such licenses. We will also attempt to establish relationships with our Internet service provider customers who are interested in cross-selling our global data networking services to their existing customer base.

     Provide enabling infrastructure for e-commerce services. We believe that many of our target customers, particularly the financial services companies that receive Bridge content and applications, are aggressively pursuing e-commerce strategies. We believe that our network architecture of ATM technology and PrivateNAPsSM, highly available domestic and international dial access platforms and security services will enable businesses to communicate with customers and suppliers over the Internet and secure websites. As a result, we believe that we are well positioned to help our customers capitalize on the substantial anticipated growth in e-commerce.

     Develop and market new services. We intend to continue to develop new services, such as voice and video, that will enable us to further leverage our network infrastructure and our customer base. For example, we have deployed ATM to the edge of our network and intend to aggressively deploy ATM devices at customer premises allowing for the provision of multiple network applications with different quality of service levels over the same local access lines and customer equipment. The deployment of these devices will allow our customers to combine services that they may currently buy from multiple vendors, each on a different network, onto our network at a reduced cost. We are also in the process of upgrading and expanding our colocation data center facilities to over 250,000 square feet of space, and expect to offer complex web hosting services at these facilities. We intend to further expand our relationship with Bridge to develop tailored product offerings which bundle news, financial content and trading applications with our data networking services. We also intend to develop bundled content or applications and network services with other trading partners targeted at new vertical markets.


SAVVIS SERVICES

     We believe that we are well positioned to solve the major problems currently facing Internet and data networking customers. We designed the SAVVIS ProActiveSM Network to offer a guaranteed, superior level of performance for both Internet and data networking services. We deliver a comprehensive range of high performance, quality of service differentiated products, including data networking, Internet access, intranets, extranets, colocation and other services.

     A common feature among all of the services that we provide to our customers is the substantial flexibility to choose among a range of offerings, including on a service-only basis and a fully managed basis. On a service-only basis, the customer is responsible for the design and integration of its network and the purchase of network hardware, relying on us only for network services. On a fully managed basis, we are responsible for the design, implementation, integration and ongoing support of the customer's network.

     Global Data Networking Services

     The SAVVIS ProActiveSM Network provides a reliable, high quality environment to transfer private corporate data among offices, employees, customers and suppliers because our network uses multiple backbones, switches and local connections to attain a high level of redundancy and is monitored 24 hours a day, 365 days a year. Because all of our global data networking services are carried over a single network, we are able to offer these services on a cost-effective basis relative to less technologically advanced private line networks, while providing comparable quality and security and significant improvements in redundancy, flexibility and scalability.


     Managed Data Networking. Managed data networking services provide data communication links over a shared network environment. Because we operate, manage and monitor our global network end-to-end, we are able to provide our customers with higher performance and greater reliability than networks that utilize the public Internet. Customers can connect to our data network using ATM, frame relay or Internet protocol technologies. Customers contract for connectivity to our global network and configure software-based permanent virtual circuits that emulate much of the functionality of private lines, but with improved scalability and redundancy and the ability to "burst" beyond the stated capacity of the permanent virtual circuits. Our managed data networking services are designed for those customers that require a very high level of quality and security for their networking services.

     Virtual Private Network Services. For customers who want to realize the cost benefits of a shared network but do not require the level of performance and security of our managed data networking services, we offer our
Internet-based virtual private network services. Virtual private networks utilize the near-ubiquity of the Internet to provide cost-effective connectivity for businesses with large numbers of sites, mobile workers or sites that do not have high bandwidth requirements or that are in remote locations. A typical Internet-based virtual private network supports dial-up access, resulting in
extensive   geographic   coverage  and,  together  with  the  implementation  of
tunneling, encryption, authentication and access control technologies, can establish a secure link between the mobile worker and the corporate network environment. One of our primary competitive advantages is that our
Internet-based virtual private network customers are served by our high performance network.

     Packet  Transport  Services.   We  offer   point-to-point  data  connection
services, which are implemented as ATM or frame relay permanent virtual circuits, for customers requiring high bandwidth point-to-point network communications.

     Dial Access. By the end of 2000, we plan to offer local dial access in over 20 U.S. markets, toll- free dial access for all other U.S. markets as well as international dial access. By the middle of 2001, we expect to provide local dial access in approximately 100 U.S. cities, increasing to approximately 300
U.S. cities by the end of 2001. Our dial access service will enable mobile workers, telecommuters and small-office and home-office users to connect to our high quality global data network. This service is targeted at those businesses with extensive extranets designed for e-commerce services and companies with a significant number of mobile workers who demand reliable, high-quality dial-up services.


     Internet Access Services


     We offer our customers in the U.S. a broad range of Internet access services designed to meet the varied needs of corporate customers and regional Internet service providers. Our Internet access services range from high-speed continuous access provided by dedicated telephone circuits to lower-cost dial-up services. The principal features of our Internet access services are the high performance, reliability and flexibility provided by the SAVVIS ProActiveSM Network that is connected to our system of PrivateNAPsSM allowing our customers to bypass the congested public Internet access points. We plan to make these services available outside the U.S. beginning in the third quarter of 2000. The high performance of our Internet access services has been verified by our analysis of data collected by Keynote Systems, Inc., which showed that we had the second best mean download time in 1999.

     Dedicated Access. We offer customers a range of bandwidth options, from 128 kilobits per second to 155 Mbps on a fully dedicated or burstable basis. We also provide all required Internet protocol addresses, primary and secondary domain name service, newsfeed service and network time protocol.

     Ethernet Service. For customers that seek a cost-effective 100% fiber optic network technology for high-speed Internet access, we offer our 10 Mbps Ethernet service. Our Ethernet service transmits information through a customer's existing local area network router. This service is an intermediate upgrade between our 1.5 Mbps service and our fractional 45 Mbps service.

     DSL Service. For commercial customers that seek cost-effective continuous connectivity for high-speed Internet access, we offer symmetric DSL services at speeds up to 1.5 Mbps. DSL services transmit information through a customer's existing copper telephone lines by encoding the information in a digital format. We currently offer DSL services in 16 U.S. cities, and we expect to add service to approximately 12 additional cities by the end of 2000.

     Wholesale Internet Access. We provide wholesale Internet access to local and regional Internet service providers who use our network to connect their customers to the Internet.

     Internet Security Services. For companies using the Internet, protection from internal and external threats to their corporate network is extremely important. We offer a broad range of security services designed to provide a customer with the ability to:


       o authenticate users attempting to gain access to its network;

       o prevent intruders from accessing its network;

       o protect the integrity of the content on its network; and

       o encrypt secured transmissions of company data through the Internet.

     We evaluate and assess a customer's security needs, recommend appropriate security services, and implement, manage, monitor and maintain these services. We also perform security audits to find deficiencies in a customer network and in host computers attached to that network and recommend appropriate services. Our security services utilize the products and services of Netrex, Inc., a well-known Internet security provider.

     Colocation Services

     We offer customers a secure, fault-tolerant environment in which to locate their mission-critical content and networking hardware. We provide these services in colocation data center facilities that are currently being upgraded and expanded to over 250,000 square feet of space. These state-of-the-art facilities are located directly on our network to provide high quality, cost-effective Internet access and hosting to the web sites of our colocation customers. We expect to complete upgrades and expansions during 2000 in Boston, London, New York, St. Louis, Los Angeles, San Francisco, Dallas, Chicago and Washington, D.C. By using our colocation facilities, customers enjoy a highly secure, fault-tolerant environment and direct access to our global data network and avoid significant capital outlays required to construct such facilities on their own. Customers have physical and remote access to our colocation facilities 24 hours a day, 365 days a year, to manage, monitor and maintain their equipment, or they may engage us to provide support services. Our colocation services are targeted at content providers, Internet-centric businesses and application service providers.


SALES AND MARKETING


     We contact potential new customers through our direct sales force and our recently implemented lead referral program. Our direct salespeople together with our sales engineers develop sales proposals for potential new customers. After a sale is completed and the services are implemented, the client solutions team assumes the management of the customer relationship, handling support issues and selling additional services and connectivity as the customer's business grows.

     Direct Sales. Our direct sales force consisted of approximately 100 sales representatives and sales engineers in the U.S. as of December 31, 1999. Our direct sales force is specialized along product lines, which enables our sales representatives to develop an expertise in a specific product area, including customer applications and requirements. This specialization also allows us to customize our sales compensation arrangements to the sales cycle, revenue and margin characteristics of each product. All sales representatives take part in an extensive training program designed to develop in-depth technical expertise so they can better understand customers' complex networking needs and develop customized solutions.

     Our sales force is divided between our Global Networking Sales Division and our Internet Access Sales Division. We employ a distributed sales model for global networking sales to facilitate a consultative sales approach. Because we only recently began marketing our global data networking services, our global data networking sales force currently consists of eight people based in six major cities in the U.S. We intend to rapidly expand our sales force and establish a sales presence in 14 additional cities worldwide by the end of the first quarter of 2000. In contrast, we have a centralized sales model for our Internet Access Sales Division. Our Internet access sales force consists of approximately 100 representatives based in Reston, Virginia. We intend to locate additional centralized sales teams in Europe, Asia and Latin America by the end of 2001.


     Bridge Lead Referrals. We expect to capitalize on our relationship with Bridge, a major content provider to financial services companies, to generate sales leads in the financial services market. As of December 31, 1999, Bridge had approximately 500 sales representatives worldwide, located in the world's key financial centers. These sales representatives support a customer base of over 4,500 financial services companies already connected to our network. We expect to be able to provide these businesses with additional services in a rapid, cost-effective and scaleable manner. In addition to Bridge, we believe that additional content providers will be interested in establishing lead referral programs. A relationship with SAVVIS will enable a content provider to deliver its service in a real-time, high quality manner and provide an incremental revenue opportunity through a lead referral commission.

     Alternate Channels. In addition to relationships with content providers, we intend to develop new distribution arrangements with Internet-related and communications companies. Many of these companies lack our network infrastructure or sales and technical support expertise for high value-added data services. By entering into relationships with us, these companies will be able to generate additional revenues, provide a more complete service bundle and reduce customer churn. We intend to pursue distribution opportunities with Internet service providers, competitive local exchange carriers, DSL companies and other communications and Internet-related companies in the U.S., Europe, Asia and Latin America.

     Client Solutions Team. Our client solutions team is responsible for customer relationship management. The team alerts customers when their bandwidth utilization approaches capacity and advises customers on methods to improve the performance and security of their network using additional SAVVIS services. This team is also able to cross-sell to existing customers additional services, such as advising a managed data networking client on Internet and e-commerce services.


     Marketing. Our marketing programs are designed to build national and global awareness of the SAVVIS brand name and its association with high performance, high quality corporate data networking services and Internet services. We use brand awareness and direct marketing programs to generate leads, accelerate the sales process, retain existing customers and promote new products to existing customers. Our print advertisements are placed in trade journals, newspapers and special-interest publications. We participate in industry trade shows, such as Networld+InterOP, IT Expo and Internet World. At the 1999 Networld+InterOP show, our virtual private network services were named the "Best of Show" for wide area network services. We also use direct mail, e-newsletters, widespread fax distributions, surveys, telemarketing, Internet marketing, on-line and on-site seminars, collateral materials, advertising, welcome kits and direct response programs to communicate with existing customers and to reach potential new customers. Many of these marketing


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

programs are co-funded by our suppliers. Our marketing programs are targeted at information technology executives, as well as senior marketing and finance managers. We closely track the impact and effectiveness of our primary marketing programs.


     Sales Force Automation. We use our proprietary sales force automation system to manage all pre-sales communications with our prospective customers. All distribution and tracking of sales leads occur through this system. Sales leads are imported from data sources such as corporate web sites, telemarketing, direct mail and national advertising campaigns, and assigned regionally to the desktops of the appropriate sales representatives. All contact with these prospects is documented in the sales force automation system through every step of the sales cycle, from initial contact to contract receipt. In addition, this system allows sales management to monitor the sales activity of their specific sales representatives and generate sales forecasts based on that activity. Further, our sales force automation system tracks all marketing communications with the prospective customers, allowing us to measure the effectiveness of various collateral materials and marketing campaigns in an effort to maximize our marketing dollars. Lastly, our sales people use our sales force automation system to track and manage their personal sales prospects and to send customized packages of sales literature, brochures and faxes directly from their computer desktops, thereby improving sales efficiency.

CUSTOMERS

     We currently provide services to approximately 850 customers. Upon completion of the Bridge asset transfer, Bridge will enter into a network services agreement with us and will be our largest customer. Assuming we had received the minimum revenues under the network services agreement for the first year of the agreement in 1999, Bridge would have represented approximately 83% of our 1999 revenues. We expect that Bridge will account for a significant percentage of our revenues during 2000. No individual customer accounted for more than 5% of our revenues during the nine months ended September 30, 1999. We also provide services to many Internet service providers and Internet-centric businesses.

     Our contracts with our customers are typically for one to three years in length. The Bridge network services agreement will be for ten years. Many of our customer contracts contain service level agreements that provide for service credits should we fail to maintain specified levels of quality.


CUSTOMER SERVICE


     Our goal is to provide the highest level of customer service in the industry. We believe that high quality customer service is critical to attracting and retaining customers and to satisfying the rapidly growing data networking requirements and Internet services needs of these customers. Our comprehensive approach to customer service and satisfaction includes a focus on:

     o providing written guarantees of service quality;

     o providing services on a service only basis and a fully managed basis, with service and equipment included, that are tailored to meet customer needs; and

     o providing effective management, monitoring and support for our customers' data networks.

     We believe our network architecture, proprietary routing policies and industry leading service level agreements provide our customers with very high service quality. We are able to offer our customers different levels of service priority for their different data transmission needs over one high-quality network. For example, e-commerce and real-time applications, such as voice, can be assigned the highest level of quality of service, while other applications, such as e-mail, can be assigned a lower priority of service. By assigning the highest level of service only to mission-critical or real-time applications, customers can lower their overall data services costs without compromising their data networking requirements.

     Customer Call Centers. Customer support personnel located in call centers in St. Louis, Missouri, London, England and Singapore handle service inquiries from our customers 24 hours a day, 365 days a year, and provide this service in eight languages. These personnel are organized in client teams and are highly trained to identify and resolve customer issues rapidly and completely. Our customer call center support services are supplied to us by Bridge under a ten-year technical services agreement. Bridge reported to us that in September 1999 its call centers answered an average of 6,000 calls per week, maintained an average hold time of under 15 seconds and resolved 98% of customer issues with front-line support personnel. To track trouble tickets and customer information, Bridge uses a proprietary management platform based on Vantive enterprise software, a highly scalable platform for problem tracking and customer record access and maintenance that is easily accessible by personnel at all of our network operations centers. We use an integrated client/circuit information database that allows our customer support personnel to quickly access a customer's profile from any of our support centers. In our local markets, we or Bridge have available to us over 270 field technicians who are experts in Internet protocol, Unix, NT and ISDN technology and who are generally able to respond to customer requests within two hours.


     Management, Monitoring and Maintenance. We provide our customers with detailed monitoring, reporting and management tools that allow them to review their usage patterns, network availability, outage events, latency and data loss. These tools allow our customers to evaluate the performance of our service against our service level guarantee as well as review utilization and performance data to facilitate their network planning and design activities.

     Service Level Agreements. The consistent, reliable performance of the SAVVIS ProActiveSM Network enables us to provide effective service level agreements to our customers. We believe that companies unable to support a commensurate level of predictable network performance will not be able to provide service level agreements with value to the customer or will do so at substantial risk to their own business.


SAVVIS PROACTIVESM NETWORK INFRASTRUCTURE

  Overview


     The following description of the SAVVIS ProActiveSM Network gives effect to the acquisition of Bridge's Internet protocol network which will be completed simultaneously with the completion of this offering.


     The SAVVIS ProActiveSM Network reaches 43 countries, with facilities in 83 major cities, including 58 international cities and 25 U.S. cities. Our network interconnects over 6,000 buildings worldwide and is based on ATM, frame relay and Internet protocol technologies. In addition, our network incorporates eight PrivateNAPsSM, which will be expanded to 12 in early 2000 and which allow our Internet traffic to bypass the congested public Internet access points.


     We have designed our network to enable us to offer our customers high speed, high quality services, as well as a range of quality of service levels and multiple levels of redundancy. Our network is designed with:

     Open System Architectures. Our network is based on ATM, frame relay and Internet protocol technologies. These are open systems networking protocols that are in widespread use in data communications. Internet protocol is the most commonly used and fastest growing networking protocol in the world. By carrying Internet protocol on our network, we generally allow our customers to connect to their customers, suppliers and remote offices using equipment already installed in their networks and the networks to which they connect. Additionally, by using ATM and frame relay in our network, we enhance network utilization and quality of service, and we are able to easily communicate with third party networks for the delivery of traffic on and off our network without procuring special interface technologies or devices.

     Quality of Service Differentiation. Our network architecture allows us to offer and guarantee different levels of service priority for customers' different data transmission needs. For example, e-commerce and real-time applications, such as voice, can be assigned the highest level of priority, while other applications, such as e-mail, can be assigned a lower priority of service. By offering a quality of service differentiated product, we enable customers to select a price/performance combination that is appropriate for their needs. As we deploy ATM devices at the customer premises in the first quarter of 2000, customers will be able to run multiple applications, such as Internet access, intranet and private voice, over the same equipment and local access, thereby saving on local network transport and equipment costs.

     High Reliability. We utilize multiple, redundant circuits, switches and physical locations to substantially reduce the effects of a single point of failure within our network. This redundancy, combined with our switching and routing equipment, generally enables us to automatically reroute traffic when a failure occurs, resulting in higher overall network performance and integrity. Our backbone switches also incorporate high levels of equipment-specific redundancies, resulting in higher levels of availability than those found in basic routing platforms. We also employ uninterruptable power supplies and/or electric generator back-ups at each switching facility, designed to limit the impact of local power outages on our network.


     Global Network Components


     The components of our network include the following:

     Switching Facilities. There are over 175 Lucent ATM and frame relay switches, providing a highly redundant switch backbone deployed throughout the SAVVIS ProActiveSM Network. We have over 300 backbone routers installed and there are approximately 10,000 Nortel routers located in office buildings and on Bridge's customers' premises. Our switches are located in secure facilities, which provide highly reliable, direct access to high-speed telecommunications infrastructure. In each switching facility, we rent space, install networking equipment, including ATM or frame relay switches, routers and high-speed analog and digital modems.


     Backbone Capacity. Our network is designed with a highly redundant backbone infrastructure, including diversely routed long haul and local access connections from multiple carriers. We interconnect our switching facilities through high speed lines leased from a variety of carriers, including Qwest
Communications International, Inc., MCI Worldcom, Inc. and Broadwing, Inc., formerly known as IXC Communications, Inc. Our leased line connections range in capacity from 45 Mbps through 155 Mbps in the U.S. and 45 Mbps internationally. To enhance our redundancy, we lease ATM service from Sprint Corporation. This service is delivered using the highest quality of service mode available and our service connections range in capacity from 45 Mbps through 620 Mbps. The combination of our leased lines and Sprint ATM service makes our transmission backbone highly redundant so that at least two diverse paths exist between all of our switching facilities. The "fault tolerant" configuration of our network allows data packets to travel on many alternate paths to connect points on our network.

     PrivateNAPsSM. For our customers' Internet traffic, we have built private network access points, or PrivateNAPsSM, where we connect to the Internet backbones operated by Sprint Corporation, Cable & Wireless plc and UUNET, an MCI Worldcom company. At each of our PrivateNAPsSM, we are connected to these carriers through transit agreements that allow us to connect to their Internet networks for a monthly fee. Since we are a paying customer of each of these
Internet backbone providers, we believe we realize better response times, installation intervals, service levels and routing flexibility than Internet service providers that rely solely on free public or private peering arrangements. We currently operate eight PrivateNAPsSM in the U.S. and plan to add four additional PrivateNAPsSM in early 2000. In addition, to enhance our carrier redundancy, at each of our PrivateNAPsSM, we connect to other Internet backbones through peering arrangements where each party to the peering arrangement agrees to carry the other party's traffic for free. We have peering arrangements in place with AboveNet Communications, Inc., DIGEX, Incorporated, Exodus Communications, Inc., Frontier GlobalCenter, Level 3 Communications, LLC, PSINet Inc. and Williams Communications Group, Inc. These peering arrangements allow for settlement-free, direct connections between networks, where local access charges are generally split evenly between the applicable parties. Smaller Internet service providers typically connect to our network through transit agreements that allow them to connect to our network for a fee.



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

     Our PrivateNAPSM architecture combined with our proprietary routing policies enables us to route customer traffic directly onto the Internet backbone of its destination for a substantial portion of global Internet addresses. This network architecture allows our customers' Internet traffic to generally bypass congested public Internet network access points, thereby reducing data loss and latency and improving reliability and performance. In addition, customers directly connected to the same PrivateNAPSM get one-hop access, meaning their data pass through only one router, when communicating with each other, and two customers connected to different PrivateNAPsSM enjoy two-hop access, meaning their data pass through only two routers, when communicating with each other, in both cases completely bypassing the public Internet.

     Dial Access Platforms. We are currently deploying 25 Nortel dial access platforms in over 20 cities in the U.S., which we expect to have completed by the end of 2000. By mid-2001, we expect to have deployed dial access in approximately 100 U.S. cities, increasing to approximately 300 U.S. cities by the end of 2001. Our dial coverage will be supplemented by toll free dial access where we do not have local dial access, and by the end of 2001 the platforms are expected to contain over 20,000 ports.

     Colocation. We are in the process of upgrading and expanding our Internet colocation data center facilities to over 250,000 square feet of space. We expect to complete the upgrade and expansion during 2000 in Boston, London, New York, St. Louis, Los Angeles, San Francisco, Dallas, Chicago and Washington, D.C. All of these facilities will be served by multiple 2.5 gigabits per second connections for local access. Development is underway to elevate these facilities to state-of-the-art levels with high availability, mission-critical environments, including uninterruptable power supplies, back-up generators, fire suppression, separate cooling zones and seismically braced racks. These facilities will be accessible 24 hours a day, 365 days a year, both locally and remotely, and will have high levels of physical security. These facilities include two fully redundant colocation facilities in St. Louis, Missouri, each of which will contain approximately 90,000 square feet, approximately 60,000 of which will be subleased to Bridge.


     Network Operations Centers


     Our global network operations center, which is owned and managed by Bridge and located in St. Louis, Missouri, operates 24 hours a day, 365 days a year, and is staffed by over 20 of our skilled technicians. We also have regional network operations centers in London and Singapore. These regional centers operate for ensuring backup for the St. Louis facility. From these network operations centers, we remotely monitor the components of the SAVVIS ProActiveSM Network, including our PrivateNAPsSM, and perform network diagnostics and equipment surveillance. The network operations centers use sophisticated, proprietary network management platforms based on the Lucent NavisCore, HP OpenView, and Nortel Optivity programs to monitor and manage our switching facilities and our routers.


TECHNOLOGY OVERVIEW


     Private networks. Private networks typically comprise a number of private, leased lines that interconnect multiple corporate locations. The advantages of private lines include quality, since capacity is reserved for the exclusive use of the network owner, and security, since the owner's data transmissions are not commingled with those of other customers. Private line networks have been most popular in the U.S., where capacity prices are lowest. While private lines are typically secure and reliable, they do not use network capacity efficiently and are not flexible or scalable as changes in network topology are implemented.

     Shared networks. Until recently, prices for long-haul telecommunications capacity outside of the U.S., particularly international capacity, were relatively expensive. Since the advent of data networking, only users with extremely high capacity requirements invested in private networks in these locations. Most other users employed shared networking technologies, whereby multiple corporate locations would be interconnected with the data network of a major telecommunications carrier or value-added network service provider for carriage to the appropriate destination.


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

     X.25 was an early open shared network protocol that was designed to support mission-critical communications over analog networks. X.25 has been extremely popular outside of the U.S., where until recently private line networks have remained expensive, and in developing markets where the telecommunications infrastructure is sometimes unreliable. X.25 contemplates extensive error detection and data recovery processes, which slows the effective rate of transmission.

     Today, ATM, frame relay and Internet protocol are driving the migration of traffic from private line networks to shared networks and from older open protocols such as X.25 to newer architectures.

     Frame Relay. Frame relay evolved from X.25 networks and today is widely used for applications such as local area network-to-local area network communications. Unlike X.25, frame relay does not perform any complex error detection or error recovery of data. As a result, it is a simpler and faster technology. Frame relay circuits are effective to create a network of interconnected sites because each site needs only one link into the frame relay network to communicate with all other sites. Frame relay is less costly than point-to-point private networks, and its software-defined "virtual circuits" make it easier to alter network topology as connectivity requirements change. One limitation of the frame relay protocol is its application for real-time services. Frame relay packets are variable in length, and as large data files transit the network they can cause delays at key aggregation and switching points, often causing other traffic to be delayed. These delays can materially degrade the quality of real-time services such as voice and video.

     ATM. The ATM protocol was specifically designed to support the transmission of all types of content, including data, video and voice, over a single network. ATM is unique in its ability to prioritize cells to ensure that real-time data takes priority over less time-sensitive material when transiting the network. This enables service providers to offer service guarantees with a greater degree of confidence and facilitates the introduction of real-time services that are difficult under other protocols. Additionally, ATM data cells are small and fixed in size, facilitating high speed switching at speeds up to 2.5 billion bits per second. One limitation of ATM is that the benefits created by the small, fixed nature of ATM cells also create incremental traffic on the network. Each cell requires its own identification and addressing information, which is repeated in each of many individual ATM cells that comprise a given data transmission. The replication of this "header" information generates additional overhead for the network, requiring the network operator to provision additional transmission capacity.

     Internet Protocol. Internet protocol is a simple, highly scalable protocol that is a core element of the architecture of the Internet and can be used across most network technologies in use today. Internet protocol has also become the communications protocol of choice for the desktop and the local area network, thus data networking over Internet protocol requires no protocol conversion, reducing overhead and improving performance. The protocol does not distinguish among classes of traffic, which limits its ability to deliver real-time services.


     Our Network. We have built the SAVVIS ProActiveSM Network to take advantage of the rapid growth of Internet protocol in corporate networks, to offer customers the ability to run multiple applications on a single network and to allow customers to choose the quality of service level which best meets their needs. By building our network to run Internet protocol over ATM, we allow our customers to overcome the limitations of Internet protocol and designate the level of priority to be accorded to their traffic.

COMPETITION


     The markets that we serve are intensely competitive. In addition, we expect to face significant additional competition in the future from existing competitors and new market entrants. Many of our competitors have greater financial, technical and marketing resources, larger customer bases, greater name recognition and more established relationships in the industries that we operate in than we do.

     We believe that a highly reliable network infrastructure, a broad range of quality products and services, a knowledgeable sales force and the quality of customer support are the primary competitive factors in our targeted markets and that price is generally secondary to these factors. We believe that we presently are well positioned to compete favorably with respect to most of these factors. Our current and potential competitors in our targeted markets include:


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

     Data Networking Companies. Several data networking companies such as Equant N.V., Infonet Services Corporation, Concert Management Services Inc. and Global One offer data networking services to business customers worldwide. These services include ATM and frame relay, private line, Internet access and network outsourcing. These companies have significant experience in offering tailored services and market their expertise in providing these services and related technology. There are also a number of new entrants, such as Digital Island Inc., that are targeting specific niches to deliver customers' data traffic worldwide.

     Internet Service Providers. Our current and potential competitors in the market include Internet service providers with a significant regional, national or global presence targeting business customers, such as Apex Global Information Services, Inc., AT&T Corp., Cable & Wireless plc, GTE Internetworking, ICG Communications, Inc., Intermedia Communications Inc., PSINet Inc., Sprint Corporation, UUNET, an MCI Worldcom company, Concentric Network Corporation and Verio Inc. Many of these companies are developing Internet-based virtual private network services that attempt to replicate some or all of the functionality of our managed data networking services.


     Telecommunications Carriers. Many large carriers, including AT&T Corp., British Telecommunications plc, Cable & Wireless plc, MCI Worldcom, Inc., Deutsche Telekom AG and Sprint Corporation, offer data networking and Internet access services. They compete with us by bundling various services such as local and long distance voice, data transmission and video services to their business customers. We believe that there is a move toward horizontal integration by telecommunications companies through acquisitions of or joint ventures with Internet service providers to meet the Internet access and data networking requirements of business customers. Accordingly, we expect to experience increased competition from these telecommunications carriers.

     Other Competitors. Because we offer a broad range of services, we encounter competition from numerous businesses which provide one or more similar services. For example, we compete with companies such as Exodus Communications, Inc., Qwest Communications International Inc., Global Crossing Ltd., DIGEX, Incorporated and Level 3 Communications, Inc. in the colocation facilities market.

REGULATORY MATTERS

     As with any provider of global data networking and Internet access services, we face regulatory and market access barriers in various countries resulting from restrictive laws, policies and licensing requirements. Our six major markets consist of the United States, the United Kingdom, Germany, France, Italy and Japan. Data networking and Internet access services are now open to competition in all of these foreign markets, but a license is required, except for France where no license is required. We believe that we are licensed to provide data networking and Internet access services as an independent operator under the applicable telecommunications regulations in the United Kingdom, that in France we are authorized to provide such services without any license and that in Germany we have notified the necessary authorities to allow us to provide such services. In Italy, the provision of such services to only Bridge does not require any license, and we have filed the application for the appropriate licenses to offer such services to the general public as well. In Japan, we are currently authorized to provide data networking services only to Bridge and are in the process of making application for the appropriate license to offer services to third parties.

     In most other countries that we believe represent significant revenue potential, our data networking and Internet access services are now open to competition, although in most cases a license is required. In some of these countries, including Australia, Denmark, Finland, Hong Kong, The Netherlands and Norway, we are authorized to provide data networking and Internet access services to Bridge and third parties. However, in the remainder of these countries, including Brazil, Canada, Chile, India, Indonesia and the Philippines, we are authorized to offer data networking services only to Bridge, or to offer only data networking services, but not Internet access services, to Bridge and third parties. Our business plan does not contemplate selling significant services outside of the U.S., except to Bridge, in the near term. Therefore, we do not believe that our inability to offer services to third parties in these countries is significant.


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

     In addition, we face regulatory and market access barriers in countries in which we do not operate but in which we have an obligation to purchase the Bridge Internet protocol network assets that we have not already acquired in the Bridge asset transfer. These Bridge network assets generally will not be transferred to us as part of the Bridge asset transfer because of telecommunications licensing or other regulatory requirements.


     We are in the process of seeking regulatory approvals in some countries to offer services to Bridge and third parties, including Greece, Ireland, Hungary, Malaysia, Taiwan, Thailand, Mexico and Venezuela. Although we expect the asset transfer to occur in Greece, Ireland, Hungary, Poland, Taiwan, Mexico, and Venezuela within one year after the completion of this offering we cannot assure you that we will obtain any of these approvals. We do not believe that the failure to obtain these licenses will have a material impact on our revenues as we do not expect revenues from non-U.S. customers to be substantial in the near term.

     World Trade Organization Agreement and its Implications

     On February 15, 1997, 69 countries at the World Trade Organization reached an agreement to liberalize market access and introduce national treatment in basic telecommunications services. Since then, two of the 69 participants have submitted improved basic telecommunications schedules and three World Trade Organization members who did not participate in the negotiations have submitted commitments, bringing the total number of governments with basic telecommunications schedules to 72. In February 1998, the results of the World Trade Organization negotiations on market access for basic telecommunications services formally entered into force and became binding on the signatory countries.

     Despite the World Trade Organization agreement, regulatory obstacles continue to exist in a number of signatory countries. First, some signatory countries made only limited commitments in terms of the services that they were willing to liberalize and the timeframe in which they were willing to do so. Second, some less developed signatory countries are not well prepared for competition or for effectively regulating a liberalized market; gaining the requisite experience and expertise is likely to be a long and difficult process. Finally, even in liberalized countries, there remains considerable "post-liberalization red tape," such as complicated licensing rules, foreign ownership limits, high fees and undeveloped competition and interconnection safeguards.

     Corporate Presence. In a number of jurisdictions, we are permitted to provide data networking or Internet access services to local customers only after first establishing a corporate presence, by way of either the incorporation of a subsidiary or the registration of a branch or representative office. We have established or will establish such a local presence in each of the jurisdictions where such a presence is legally required.

     Regulatory Analysis by Service Type


     Data Networking Services. The core of our data networking services business is providing managed data networking services to corporate customers. The managed data networking services that we provide are generally characterized as data transmission services or value added services for licensing purposes. We are authorized by law or by individual license or a general authorization obtainable by simple notification or declaration by an automatic "class" license to provide these services in the foreign countries in which we expect to generate significant revenue from data networking services. In the European Union member countries, such services may be provided upon the satisfaction of a simple registration, notification or authorization procedure, in some cases, without the need for any formality.

     Internet Access Services. The Internet access services that we provide in the U.S. do not require any authorization. The Internet access services that we offer outside of the U.S. generally do not require any authorization beyond those required for managed data networking services and value added services. However, because the regulation of Internet access is ill-defined or in flux in some countries, there is a risk that customers are using our network to access the Internet in countries that may prohibit, or wish to prohibit, such access. We may limit this risk by discontinuing such access if measures are taken or threatened by the pertinent authorities to restrict the use of our network for Internet access.


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

     Substantive Regulation in Key Markets

     The regulatory regimes applicable to the United States, the United Kingdom, Germany, France, Italy and Japan, which will be our six major markets following the Bridge asset transfer, as well as that of the European Union, are summarized below.

     United States. We believe that the regulatory framework governing the provision of telecommunications services in the United States permits us to offer all of our planned data networking services without significant legal constraints. We provide these services on a resale basis or a facilities basis. To the extent that any of these planned or future services require prior authorization, either by the Federal Communications Commission, or FCC, or by a state public utility commission, we believe there is no significant risk that such an application would be denied or would face processing delays that would have a material adverse effect on us.

     Nevertheless, services offered over the Internet or using Internet protocol may present distinct regulatory issues, as is also the case in the European Union. The regulatory classification and treatment of some of these services has not been resolved authoritatively in the United States, and it is possible that various Internet-related services will be subject to prior authorization and to as yet undefined terms and conditions under which such authorizations may be granted.


     The provision of basic telecommunications services on a common carrier basis is subject to regulation in the United States. An entity that provides such services on a common carrier basis is classified as a telecommunications carrier. Interstate and international common carrier services provided by a telecommunications carrier are subject to the FCC's jurisdiction under Title II of the Communications Act. Intrastate telecommunications services are subject to regulation by the relevant state Public Utility Commission.

     We believe that the products and services we offer are not subject to regulation, but there is some risk that the FCC or a state commission could determine that our products and services should require specific authorization or be subject to other regulations. If that were to be the case, these regulatory requirements could include prior authorization requirements, tariffing requirements and the payment of contributions to federal and state-created subsidy mechanisms applicable to providers of telecommunications services. Some of these contributions would be required whether or not we would be subject to authorization or tariff requirements.

     There also is some uncertainty about the regulatory status of voice services provided on data networks. If we were to offer voice services in the future, there is some risk that those services could be subject to regulation and that those services could be treated similarly to voice services provided over conventional circuit-switched network facilities for purposes of making payments to local telephone companies for origination and termination of calls and for other purposes.


     European Union. In the last ten years, the European Union has established a comprehensive and flexible regulatory system, culminating in the full liberalization of telecommunication networks and services effective on January 1, 1998. By that date, ten European Union member countries were required to adopt a fully liberalized telecommunications regime. These countries are
Austria, Belgium, Denmark, Finland, France, Germany, Italy, The Netherlands, Sweden and the United Kingdom. The five remaining European Union countries, Luxembourg, Ireland, Spain, Portugal and Greece, were allowed a derogation allowing them to delay the full liberalization of their telecommunications regime until a later date. As a result, Luxembourg liberalized its telecommunications regime on July 1, 1998; Spain and Ireland liberalized on December 1, 1998; and Portugal liberalized on January 1, 2000. Currently, only Greece is not required to have a fully liberalized telecommunications regime. Greece is required to liberalize on December 31, 2000.


     The process of opening up the telecommunications markets in the European Union was achieved through European Union legislation called directives. Directives are addressed to and binding on European Union member countries and require implementation into national law. There are two types of European Union Directives relating to telecommunications: first, directives adopted by the European Commission aimed at liberalizing European Union markets and, second, directives adopted by the


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

European Council aimed at ensuring that a minimum set of harmonized rules, to ensure fair competition, applies throughout the European Union. All 15 European Union member countries were obligated to incorporate the principles contained in these directives into their respective domestic legal frameworks. However, the impact of the European Union directives has been affected in some cases by late or inadequate implementation, as well as the irregular enforcement by the domestic regulatory authorities of some European Union member states.

     United Kingdom. The Telecommunications Act of 1984 provides the regulatory framework for the provision of telecommunications services in the United
Kingdom. The authorization regime established by this act is largely infrastructure based, meaning that "systems" are licensed, with licenses for the provision of specific services being the exception. This authorization regime also is based on licenses, rather than regulations or other generally applicable instruments. There are two broad types of licenses, individual and class. Finally, with minor exceptions, regulatory treatment under this act does not hinge on whether the license applies to data or voice.


     We provide our managed data networking services and value added services on an international basis under the Telecommunications Services License, which is a class license. This license authorizes the provision of fixed telecommunications services of any description, other than international voice services, broadcasting and conditional access services. This license allows the connection of the licensee's telecommunications system to essentially any other licensed system, and allows the commercial supply of services to third parties from up to 20 premises. Internet access services are not subject to additional service-specific regulation.

     Germany. The legal framework for the deregulation in the telecommunications sector in Germany was transformed by the Telecommunications Act of 1996, which became effective on August 1, 1996, and its implementing ordinances adopted since then. This act has liberalized most telecommunications services, subject to a licensing regime that is in conformity with European Community law in all material respects. However, some telecommunications services, such as asynchronous DSL, are not liberalized. Nevertheless, the managed data networking services and value added services that we offer can be provided in Germany upon notifying the regulatory authorities, which we have done.

     France. The legal framework for regulation in the telecommunications sector in France was transformed by the Telecommunications Act of 1996, which became effective on July 28, 1996, and subsequent decrees on interconnection, universal service, numbering, licensing and rights-of-way. This act has liberalized most telecommunications services, subject to a licensing regime that is in conformity with European Community law. The data networking services we provide, whether managed data networking services or Internet access services, currently do not require any form of authorization.


     Italy. Pursuant to law No. 103/1995 and subsequent decrees, the provision of telecommunications services in Italy to the general public is subject to the granting of two specific authorizations from the Ministry of Communications. One authorization relates to provision of telecommunications services through direct access to the public network, including Internet access services, and one authorization relates to provision of packet- and circuit-switched data services or simple resale of capacity, including data transmission. For the provision of telecommunications services through switched access to the public network, a notice must be filed with the Ministry of Communication. Voice telephony and telecommunications infrastructures are subject to an individual license. We are in the process of filing the two requests for authorization.


     Japan. The legal framework for regulation in the telecommunications sector in Japan is the Telecommunications Business Law. This law requires a special type 2 license if a company makes its international communication facility, including privately leased international lines, available to any third party for the purpose of telecommunication by that third party. In this context, the term "telecommunication" encompasses the act of data transmission. Accordingly, if a company provides its customers access to an overseas database through its leased lines, it will be required to obtain a special type 2 license. However, if a company were to replicate the database in Japan and permit access to the database from within the country, the Telecommunications Business Law would not apply, even if all the information were transmitted directly to the database from an overseas parent company or subsidiary.


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


Under the Telecommunications Business Law, information transfers exclusively between a parent company and its subsidiary are exempt from licensing. Moreover, if a company provides Internet access services directly or indirectly through the local Internet access providers that hold a type 1 license or a special type 2 license, it will only be required to obtain a general type 2 license, in general. We are in the process of applying for a special type 2 license.

  Regulatory Assessment of Other Markets

     Europe, excluding European Union member countries. Telecommunications services are liberalized in varying degrees in European countries that are not European Union member countries. As a matter of practice, Switzerland and Norway conform their regulatory frameworks to the European Union model. By contrast, in Hungary, upon filing the necessary notification, a foreign owned subsidiary may provide limited data networking services to a defined group and, upon receipt of necessary licenses, may provide Internet access services. In Poland, however, minimum local ownership requirements limit greatly the extent to which data networking or Internet access services may be provided.

     Asia, excluding Japan. Regulatory regimes vary greatly in character throughout Asia. At the liberalized end of the range, countries such as Australia and New Zealand have liberalized policies that require no licenses to provide data networking and Internet access services. Other countries, such as Taiwan, are open to competition, but require service providers to comply with extensive licensing procedures. At the more restrictive end, countries such as Indonesia and India require some minimum level of domestic ownership in order to provide data networking and Internet access services to persons other than Bridge.

INTELLECTUAL PROPERTY

     We do not own any patents or registered trademarks, except for our business name and several product names for which we are in the process of applying, nor do we hold any material licenses, franchises or concessions. We enter into confidentiality and invention assignment agreements with our employees and consultants and control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights, departing employees and other unauthorized parties may attempt to copy or otherwise obtain and use our products and technology. Monitoring unauthorized use of our products and technology is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

EMPLOYEES

     As of December 31, 1999, we employed 212 full-time persons, 67 of whom were engaged in engineering, operations and customer service, 117 in sales and marketing, and 28 in finance and administration. None of our employees is represented by a labor union, and we have not experienced any work stoppages to date. We consider our employee relations to be good.

FACILITIES

     Our executive offices are located in Reston, Virginia and consist of approximately 10,500 square feet that are leased under an agreement that expires in 2004. We lease facilities for our sales offices and network equipment in a number of metropolitan areas and specific cities. We also lease approximately 10,000 square feet from Bridge in St. Louis, Missouri. We are negotiating a ten and a half year lease for an 80,000 square foot facility in Herndon, Virginia to house our executive management, sales and marketing personnel and our Washington, D.C. colocation data center facility. We believe that our existing facilities, including the additional space, are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We are not currently involved in any material legal proceedings.

                            RELATIONSHIP WITH BRIDGE

     This is an offering of shares of common stock of SAVVIS and not Bridge. The following information has been provided because a significant portion of revenues of SAVVIS is expected to come from Bridge. Purchasers of our common stock will not acquire an interest in Bridge.

     You should read Bridge's financial statements and the notes thereto, as well as the Management's Discussion and Analysis of Financial Condition and Results of Operations of Bridge that are included in the back of this prospectus.

     The following selected financial information for the years ended December 31, 1996, 1997 and 1998 was derived from Bridge's audited financial statements. The financial information for the nine months ended September 30, 1999 was provided by Bridge and is unaudited.


                                                                                                  NINE MONTHS
                                                        FISCAL YEARS ENDED DECEMBER 31,              ENDED
                                                  -------------------------------------------    SEPTEMBER 30,
                                                       1996           1997           1998            1999
                                                  -------------   -----------   -------------   --------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
----------------------------
Revenues ......................................    $  269,312      $ 409,926     $  892,141       $  958,435
Loss from operations (1) ......................       (40,543)       (33,647)       (69,046)         (66,140)
Net loss (1) ..................................       (60,796)       (68,610)      (142,861)        (134,377)
OTHER FINANCIAL DATA:
--------------------
EBITDA before acquisition related
 writeoffs ....................................        25,113         50,902        160,260          153,712
Acquisition related write-offs ................         6,500          5,396         28,709               --
Cash (used in) provided by operating
 activities ...................................       (19,484)        10,404         46,304          (76,025)
Cash used in investing activities .............      (292,449)       (56,948)      (498,936)        (123,847)
Cash provided by financing activities .........       322,679         43,384        473,812          203,542



----------
(1) Bridge has used amortization periods ranging from three years to 40 years for goodwill and other intangibles. If they had used amortization periods of no longer than ten years, the loss from operations would have been $48.6 million, $51.0 million, $106.9 million and $111.8 million and the net loss would have been $68.7 million, $86 million, $180.7 million and $180 million for the periods ended December 31, 1996, 1997, 1998 and September 30, 1999, respectively.


     Bridge has informed us it continued to use cash in its operating activities for the fiscal quarter ended December 31, 1999 and that the cash used in operating activities in 1999 was primarily due to temporary working capital pressures experienced in the course of integrating its recent acquisitions, as well as declines in revenues primarily resulting from higher than expected cancellations of subscriptions of products of acquired companies due to non-Year 2000 compliant products, client rationalization of market data services costs and reductions in users due to mergers among Bridge clients.


     The increases in working capital are attributable to


     o Accounts receivable increases of $75.8 million resulting from (1) billing delays resulting from conversions from the non-Year 2000 compliant billing systems of acquired companies to the Bridge billing system and
       (2) billing issues resulting from the migration of customers from the less technologically advanced protocol products of acquired companies to Bridge's new technology products; and

     o Accounts payable decreases of $46.6 million resulting from the payment of one-time accruals related to companies acquired in 1998.

BRIDGE RELATIONSHIP

     Upon completion of this offering, we will acquire Bridge's Internet protocol network and enter into a number of agreements with Bridge.

     Master Establishment and Transition Agreement. The master establishment and transition agreement transfers Bridge's global Internet protocol network to us for $150 million. Under this agreement, a Bridge subsidiary that owns all of Bridge's U.S. network assets will transfer them to one of our subsidiaries. The transfers of non-U.S. assets will be effected under local transfer agreements to be entered into by the appropriate Bridge and SAVVIS subsidiaries.


     The transfer of several portions of the Bridge network requires contractual consents from some of Bridge's counterparties or regulatory approvals in several jurisdictions which, as of the closing date, may not yet be obtained. Bridge will continue to own and operate those portions of the network while we continue to seek the appropriate consents. Under the master establishment and transition agreement, once the requisite consents and approvals have been acquired in each jurisdiction, we will have an obligation to purchase the assets from Bridge in that jurisdiction. In jurisdictions where we expect the purchase to occur within one year of the closing date of the Bridge asset transfer, Bridge will operate the facilities on our behalf and we will reimburse Bridge for all costs directly associated with the use, maintenance and operation of those assets and we will be paid for the use of those assets by Bridge under the network services agreement. We expect the asset transfer to occur in Greece, Ireland, Hungary, Poland, Taiwan, Thailand, Mexico and Venezuela within one year from the closing date of the Bridge transfer. Our obligation to acquire these assets expires upon the later of ten years from the closing date or expiration of the network services agreement.


     Under the master establishment and transition agreement, Bridge will be responsible for all liabilities associated with its Internet protocol network prior to the transfer to us, and we will be responsible for liabilities after the transfer. Bridge will make several limited representations in the agreement relating to corporate authority, title and existence of the assets being transferred, as well as that the transfer is of the entire network, other than the assets that could not be transferred. The agreement will further provide that we will indemnify Bridge for breaches of our representations and warranties and with respect to our responsibility for our assumed liabilities.


     Network Services Agreement. Under the network services agreement, we will agree to provide Bridge with networks for the collection and distribution of the financial information provided by Bridge to its customers and for Bridge's internal managed data network needs for ten years from the closing date. The agreement may be extended by Bridge for an additional five-year period by giving us notice one year before the expiration of the initial ten-year term. Upon termination of the agreement, we will be required to continue to provide network services to Bridge for an additional five years, at rates in effect at the termination date.

     The purchase will substantially increase our depreciation and amortization, and as a result we will incur significant losses. For the first year of the agreement, our fees will be based upon the cash cost to Bridge of operating the network as configured on the date we acquired the original network. Our fees for additional services, following the closing of the transfer, will be set for a three-year term based on an agreed payment schedule reflecting the estimated cost to provide the services. The price schedule for additional services will be subject to annual review and will be mutually agreed upon or determined by binding arbitration. Bridge has agreed to pay us a minimum of $105 million, $132 million and $145 million for network services in 2000, 2001 and 2002, respectively.

     In addition, Bridge has agreed that the amount paid to us under the agreement for the fourth, fifth and sixth years will not be less than 80% of the total amount paid by Bridge and its subsidiaries for Internet protocol data transport services; and the amount paid to us under the agreement for the seventh through tenth years will not be less than 60% of the total amount paid by Bridge and its subsidiaries for Internet protocol data transport services.

     In addition we will charge Bridge for additional bandwidth and additional connections at a rate established on an annual basis. In those instances where the addition is outside of the existing network, we will negotiate the terms of the expansion with Bridge on a case-by-case basis, including any additional charges to be paid to us by Bridge to defray the cost of such expansion. If we cannot reach agreement with Bridge on the annual rate or on the additional charges, and Bridge still desires for us to provide such service, then we will submit prices to an independent arbitrator who will assign the price quoted by the party that in the arbitrator's opinion came closest to quoting a fair market price.

     We have also agreed that, beginning twelve months after the date of the transfer of the network, the network will perform in accordance with specific quality of service standards. If those standards are not met with respect to a customer site in any month, Bridge will be entitled to receive, upon request, a credit for one month's charges for that site. The Bridge network services agreement will contain quality of service levels and will provide for credits if the levels are not maintained. In addition, a material breach of the service levels would allow Bridge to terminate the agreement and/or collect up to $50 million as liquidated damages not more than once in any 36-month period.

     The agreement will provide for the creation of a strategic advisory committee comprised of three of our senior executives and three from Bridge, with an additional outside consultant to be appointed by both parties. The mission of the committee will be to review the performance of the network, to serve as a forum for the consideration and discussion of issues related to the network, and to discuss issues related to the future development of the SAVVIS ProActiveSM Network in the context of the relationship of SAVVIS and Bridge. We will agree to use our commercially reasonable best efforts to comply with the recommendations of the committee.

     Bridge will agree that during the term of the network services agreement and for the next five years after the termination of this agreement, Bridge will not compete with us anywhere in the world in providing packet-data transport network services, other than investments in a competitor not to exceed 10% of the outstanding capital stock of that competitor.

     So long as Bridge is the beneficial owner of 20% of our outstanding voting securities, we have agreed not to provide any of our stockholders with voting or registration rights superior to the voting or registration rights of Bridge other than as required by law.

     Local Network Access Agreement. In most jurisdictions outside the United States, the charges that we pay for the local circuit between our distribution frame, which usually is located in a central office of the local telecommunications provider, and the Bridge customer premises will be charged back to Bridge at a rate intended to recover our costs.

     Equipment Colocation Permits. Some network assets to be purchased are located in premises currently leased by Bridge. The permits provide us, subject to the receipt of required landlord consents, with the ability to keep the equipment that is being purchased from Bridge in the facilities in which they are currently located. We will have no interest in or rights to the real estate other than the right to enter the facilities for the purpose of maintaining the equipment and to place a rack with equipment in the premises. According to this arrangement, we will occupy a minimal amount of space, generally less than 100 square feet, in each of the premises. The permits, approximately thirty in total, are for a term that is coterminous with the underlying rights which Bridge has to such facilities, which range from one to ten years. Our costs for these colocation permits, which are fixed costs, are estimated to be less than $75,000 per year.

     Technical Services Agreement. Pursuant to the technical services agreement, Bridge will provide us with services, including help desk support, installation, maintenance and repair of equipment, customer related services such as processing service orders and provisioning interconnection. In addition, Bridge will agree to manage the colocation of third-party equipment in our facilities, which includes facilities management, such as power, heating, air conditioning, lighting and other utilities and installation, monitoring and maintenance of equipment. Bridge also will manage our network operation centers. This agreement will remain in effect so long as the network services agreement is in effect. Rates for the services provided under this agreement are fixed for the first year. We expect the aggregate amount of payments to Bridge under the technical services, agreement in 2000 will be approximately $1.1 million. After the first year, we will negotiate new rates, and if we and Bridge cannot agree on new rates, then we will submit prices to an independent arbitrator who will assign the price quoted by the party that in the arbitrator's opinion comes closest to quoting a fair market price. Bridge is required to meet quality of service standards set forth in the agreement, and, if Bridge fails to meet the standards, we will be entitled to a refund of all amounts paid for the non-complying service plus the costs we incurred to have that service provided by a third party.

     Administrative Services Agreement. For a period of three years, and from then on from year to year until Bridge or we terminate the agreement, Bridge will provide us with various administrative services, including payroll and accounting functions, benefit management and the provision of office space. We have the right to take over one or more of these functions before the termination of the agreement. Bridge will charge us for these services in a manner that is intended to permit Bridge to recover the costs of providing the services.

     Promissory Note. To the extent we do not pay for the purchase price for the Bridge network assets in cash we will issue to Bridge a three-year promissory note. The promissory note will bear interest, payable semi-annually, at an annual rate of 10%. Principal will be payable at maturity.

     GECC Sublease. In connection with the acquisition of the network assets, we will sublease from Bridge some of the network assets that Bridge leases from GECC. The aggregate amount of these capital leases is estimated to be $25 million. The terms of the GECC sublease are meant to mirror the GECC master lease. At the end of the lease term, Bridge will have the right to acquire these assets from GECC for $1, and we will have the right to acquire these assets from Bridge for $1.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the names and ages of our directors, executive officers and significant employees and the positions they hold with our company.


              NAME                 AGE                     POSITION
              ----                 ---                     --------
Robert A. McCormick ...........    34     Chief Executive Officer and
                                          Chairman of the Board
Jack M. Finlayson .............    45     President and Chief Operating Officer
Richard Bubenik ...............    38     Executive Vice President and Chief
                                          Technical Officer
David J. Frear ................    43     Executive Vice President, Chief Financial
                                          Officer and Director
James D. Mori .................    44     Executive Vice President and General
                                          Manager -- Americas
Clyde A. Heintzelman ..........    61     Director
Thomas E. McInerney ...........    58     Director
Patrick J. Welsh ..............    56     Director
Thomas M. Wendel ..............    63     Director
Steven M. Gallant .............    40     Vice President, General Counsel and
                                          Secretary



     ROBERT A. MCCORMICK has served as the Chairman of our board of directors since April 1999 and as our Chief Executive Officer since November 1999. Mr. McCormick served as Executive Vice President and Chief Technical Officer of Bridge from January 1997 to December 1999, and held various engineering, design and development positions at Bridge from 1988 to January 1997. Mr. McCormick attended the University of Colorado at Boulder.

     JACK M. FINLAYSON has served as our President and Chief Operating Officer since December 31, 1999. From June 1998 to December 31, 1999, Mr. Finlayson served as Senior Vice President of Global Crossing Holdings, Ltd. and President of Global Crossing International, Ltd., a provider of Internet and long distance communications facilities and services. Prior to joining Global
Crossing,   Mr.  Finlayson  was  employed  by  Motorola,  Inc.,  a  provider  of integrated  communications  solutions  and  embedded  electronic  solutions,  as
Corporate Vice President and General Manager of the Americas Cellular Infrastructure Group from March 1994 to February 1998, and as Corporate Vice President and General Manager of the Asia Pacific Cellular Infrastructure Group from March 1998 to May 1998. Prior to joining Motorola, Mr. Finlayson was employed by AT&T as Sales Vice President of Business Network Sales for the
Southeastern United States. Mr. Finlayson received a B.S. degree in Marketing from LaSalle University, an M.B.A. degree in Marketing from St. Joseph University and a post M.B.A. certification in Information Management from St. Joseph's University.


     RICHARD BUBENIK joined us in December 1996 and has served as our Executive Vice President and Chief Technical Officer since July 1999. Dr. Bubenik served as our Assistant Vice President -- Engineering from December 1996 to September 1997, Vice President -- Engineering from October 1997 to April 1999 and Senior Vice President Network Engineering from April 1999 to July 1999. From May 1993 to December 1996, Dr. Bubenik was a Software Development Manager for Ascom Nexion, a network switch/router equipment supplier. Dr. Bubenik holds a Ph.D. in Computer Science from Rice University, M.S. and B.S. degrees in Computer Science from Washington University and a B.S. degree in Electrical Engineering from Washington University.

     DAVID  J.  FREAR  has  served  as  our  Executive  Vice President and Chief
Financial Officer since July 1999, and as a director of our company since October 1999. Mr. Frear was an independent consultant in the telecommunications industry from August 1998 until June 1999. From October 1993 to July 1998, Mr. Frear was Senior Vice President and Chief Financial Officer of Orion Network Systems

Inc., a Nasdaq listed international satellite communications company that was acquired by Loral Space & Communications in March 1998. Mr. Frear was Chief Financial Officer of Millicom Incorporated, a Nasdaq listed international cellular paging and cable television company, from 1990 to 1993. He previously was an investment banker at Bear, Stearns & Co., Inc. and Credit Suisse. Mr. Frear received his C.P.A. in 1979 and received an M.B.A. degree from the University of Michigan.


     JAMES D. MORI has served as our Executive Vice President and General Manager--Americas since October 1999. Prior to joining us, Mr. Mori was employed by Sprint Corporation as National Account Manager from April 1987 to December 1989, as Branch Manager from January 1990 to December 1991, as
Regional Sales Director from January 1992 to March 1996, as Vice President -- Sales from March 1996 to February 1997 and as Area Director from February 1997 to October 1999. From January 1980 to March 1987, Mr. Mori served as National Account Manager of Digital Equipment Corporation, Southwestern Bell and AT&T Information Systems. Mr. Mori received a B.S. in Business Administration from the University of Missouri.


     CLYDE A. HEINTZELMAN has served as a director of our company since December 1998. Mr. Heintzelman has served as the President of Net2000 Communications, Inc., a provider of broadband business telecommunications services, since November 1999. From December 1998 to November 1999, Mr. Heintzelman served as our President and Chief Executive Officer and from May 1995 to December 1998, he served as Chief Operating Officer and President of DIGEX Incorporated, a national Internet services provider that was acquired by Intermedia Communications, Inc. in July 1996. From January 1995 to April 1995, he was an independent consultant and provided services primarily to Hekimian Laboratories, Inc., a developer of data network testing capabilities. In January 1992, he participated in founding CSI, a company focused on building hardware and software products for switched wide area networks using ISDN technology, and from January 1992 to December 1994, he served as Vice President -- Sales & Marketing of CSI. Mr. Heintzelman serves as a director of Optelecom, Inc., a Nasdaq listed company that develops, manufactures and sells fiber optic communications products and laser systems, Net2000 Communications, and Tata Consultancy Services, a software and services company. Mr. Heintzelman received a B.A. in Marketing from the University of Delaware.

     THOMAS E. MCINERNEY has served as a director of our company since October 1999. Mr. McInerney has served as a general partner of Welsh Carson, a principal stockholder of our company, and other associated partnerships, since 1987. Prior to joining Welsh Carson, Mr. McInerney was President and Chief Executive Officer of Dama Telecommunications Corporation, a voice and data communications services company which he co-founded in 1982. Mr. McInerney has also been President of the Brokerage Services Division and later Group Vice President -- Financial Services of ADP, with responsibility for the ADP divisions that serve the securities, commodities, bank, thrift and electronic funds transfer industries. He has also held positions with the American Stock Exchange, Citibank and American Airlines. Mr. McInerney serves as a director of Mede America Corporation, The BISYS Group, Inc., Centennial Cellular Corp., The Cerplex Group, Inc. and Spectra Site Holdings, Inc. He is also a director of Bridge and several other private companies. Mr. McInerney received a B.A. from St. Johns University, and attended New York University Graduate School of Business Administration.

     PATRICK J. WELSH has served as a director of our company since October 1999. Mr. Welsh was a co-founder of Welsh Carson, a principal stockholder of our company, and has served as a general partner of Welsh Carson and affiliated entities since 1979. Prior to 1979, Mr. Welsh was President and a director of Citicorp Venture Capital, Ltd., an affiliate of Citicorp engaged in venture capital investing. Mr. Welsh serves as a director of Accredo Health, Incorporated. He also serves as a director of Bridge and several other private companies. Mr. Welsh received a B.A. from Rutgers University and an M.B.A. from the University of California at Los Angeles.

     THOMAS M. WENDEL has served as a director of our company since April 1999. He has been Chairman of the Board of Bridge since January 1996, and President and Chief Executive Officer of Bridge since September 1995. From 1986 to September 1995, Mr. Wendel served as founding

President and Chief Executive Officer of Liberty Brokerage, Inc., a United States government securities brokerage firm. From 1982 to 1986, Mr. Wendel was with Paine Webber Inc., where he held several senior management positions, including Chief Financial Officer and head of Operations and Systems. Mr. Wendel also served as Executive Vice President and Managing Director of Paine Webber, where he was responsible for investment banking involving thrifts and commercial banks, mortgage sales and trading, and mortgage banking. Prior to 1982, Mr. Wendel was Senior Vice President and Chief Financial Officer of Pan American World Airways. While at Pan American, he also held several senior management positions including overall responsibility for Data Systems and Communications, Airline Planning, Property and Facilities, Corporate Budgets, Treasury, Accounting, Aircraft Sales, and Office Services. Mr. Wendel holds a B.S. in Mathematics, an M.A. in Economics, an M.B.A., and several academic honors including Phi Kappa Phi and a National Defense Graduate Fellowship in Mathematics. He was the co-author of Introduction to Data Processing and COBOL published by McGraw-Hill in 1969.

     STEVEN M. GALLANT has served as our Vice President, General Counsel and Secretary since December 1996. From July 1991 to December 1996, Mr. Gallant was a partner with The Stolar Partnership where he specialized in the areas of corporate finance, mergers and acquisitions and general corporate law. Mr. Gallant received a B.A. from the University of Denver, a J.D. from Washington University and an L.L.M. in Taxation from New York University.


     Members of our board of directors are elected each year at our annual meeting of stockholders, and serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Following the completion of this offering, we intend to comply with the requirements of the Nasdaq National Market regarding independent directors. Our officers are elected annually by our board of directors and serve at the board's discretion.


     In November 1999, we entered into an agreement with Mr. Heintzelman in connection with his resignation as our President and Chief Executive Officer. Pursuant to the agreement, Mr. Heintzelman has agreed to serve on our board of directors for a one-year term that will expire in November 2000.

COMMITTEES OF THE BOARD OF DIRECTORS


     Our board of directors has established an audit committee and a compensation committee. The audit committee and the compensation committee consist of Thomas E. McInerney, Patrick J. Welsh and Thomas M. Wendel. The responsibilities of the audit committee include:


     o recommending to our board of directors an independent audit firm to audit our financial statements and to perform services related to the audit;

     o reviewing the scope and results of the audit with our independent auditors;

     o considering  the  adequacy of our internal accounting control procedures;
and

     o considering auditors' independence.


     The compensation committee is responsible for determining the salaries and incentive compensation of our management and key employees and administering our stock option plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Mr. Wendel, a director of our company, is also President, Chief Executive Officer and Chairman of the Board of Bridge. Messrs. McInerney and Welsh serve as directors of our company, as well as directors of Bridge. In addition, Messrs. McInerney and Welsh are general partners of Welsh Carson, which sponsors investment partnerships, two of which are among our principal stockholders and are also principal stockholders of Bridge.

     In 1999, none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers had served on our board of directors or on our compensation committee.

DIRECTOR COMPENSATION

     Directors who are also employees of our company will not receive additional compensation for serving as a director. Each director who is not an employee of our company will receive an annual retainer of $15,000, together with a grant of options to purchase shares of our common stock under our stock option plan at an exercise price equal to fair market value on the date of grant. On January 3, 2000. Messrs. Welsh, Wendel and McInerney each received 15,000 options to purchase shares of our common stock under our stock option plan at an exercise price of $.50 per share. The options will vest immediately on the date of grant, but if a director ceases to serve on our board of directors, we will have the right to repurchase these shares at the lower of the exercise price or the fair market value of the shares. Our right to repurchase these shares will be terminated with respect to one fourth of the shares on each of the first, second, third and fourth anniversaries of the date of the option grant.

EXECUTIVE COMPENSATION

     The following table provides you with information about compensation earned during fiscal 1999 by our Chief Executive Officers and the other two most highly compensated executive officers employed by us, whose salaries and bonuses for such year were in excess of $100,000. We use the term "named executive officers" to refer to these officers in this prospectus.

                         SUMMARY COMPENSATION TABLE(1)


                                                              LONG-TERM
                                                            COMPENSATION
                                                                AWARDS
                                                          -----------------
                                     ANNUAL COMPENSATION      SECURITIES           ALL
                                     --------------------  UNDERLYING STOCK       OTHER
NAME AND PRINCIPAL POSITION                 SALARY             OPTIONS         COMPENSATION
------------------------------------ -------------------- ----------------- -----------------
Robert A. McCormick(2) .............       $ 45,139       750,000                      --
 Chief Executive Officer and
   Chairman of the Board
Clyde A. Heintzelman(3) ............        218,146       218,224              $  330,400(6)
David J. Frear(4) ..................        122,276       400,000                   2,400(7)
 Executive Vice President and
   Chief Financial Officer
Richard Bubenik(5) .................        159,258       306,732                   2,400(7)
 Executive Vice President and
   Chief Technical Officer .........


---------------------
(1) In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the named executive officers, which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.


(2) Mr. McCormick became our Chief Executive Officer in November 1999, but continued serving as the Executive Vice President and Chief Technology Officer of Bridge through December 1999. He was compensated for all of his services by Bridge.

(3) Mr. Heintzelman became our President and Chief Executive Officer in December 1998 and resigned from these positions in November 1999.

(4) Mr. Frear became our Executive Vice President and Chief Financial Officer in July 1999.

(5) Mr. Bubenik joined us in December 1996 and became our Executive Vice President and Chief Technical Officer in July 1999.

(6) Consists of $328,000 payable to Mr. Heintzelman in connection with his resignation and $2,400 of matching contributions made under our 401(k) plan.

(7) Consists of matching contributions made under our 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows grants of stock options to each of the named executive officers during 1999. The percentages in the table below are based on options to purchase a total of 5,159,508 shares of our common stock granted to our employees and directors in 1999. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the compensation committee of our board of directors. Potential realizable values are net of exercise price before taxes and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. The numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future stock price growth.

                             OPTION GRANTS IN 1999


                                                            INDIVIDUAL GRANTS
                                     ---------------------------------------------------------------
                                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                                           AT ASSUMED ANNUAL
                                                                                                            RATES OF STOCK
                                       NUMBER OF                                                         PRICE APPRECIATION FOR
                                      SECURITIES                                                             OPTION TERM
                                      UNDERLYING      PERCENT OF TOTAL       EXERCISE                     ------------------------
                                       OPTIONS       OPTIONS GRANTED TO     PRICE PER     EXPIRATION
               NAME                     GRANTED       EMPLOYEES IN 1999       SHARE          DATE           5%           10%
----------------------------------   ------------   --------------------   -----------   -----------   -----------   -----------
Robert A. McCormick (1) ..........     750,000               14.5%           $  0.50       7/22/09     $610,836      $972,653
Clyde A. Heintzelman (2) .........     218,224                4.2%              0.50       7/22/09      177,732       283,008
David J. Frear (3) ...............     400,000                7.8%              0.50       7/22/09      325,779       518,749
Richard Bubenik (4) ..............     306,732                5.9%              0.50       7/22/09      249,817       397,792

---------------------

(1) All these options vested on the date of grant. If Mr. McCormick were to resign, we would have the right to repurchase up to 454,500 of the shares that have been purchased by Mr. McCormick upon exercise of these options at the lower of $0.50 per share or the fair market value of the shares. This right will be terminated with respect to 79,500 shares on the first anniversary of the date of the option grant and with respect to the balance of the shares at the rate of 125,000 shares on each of the second, third and fourth anniversaries of the date of grant.


(2) All these options vested on the date of Mr. Heintzelman's resignation.

(3) All these options vested on the date of grant. If Mr. Frear were to resign, we would have the right to repurchase the shares that have been purchased by Mr. Frear upon exercise of these options at the lower of $.50 per share or the fair market value of the shares. This right will be terminated with respect to 100,000 shares upon completion of this offering and with respect to the balance of the shares at the rate of 8,333 shares per month beginning on the first anniversary of the date of the option grant through the fourth anniversary of the date of grant. Our right to repurchase these shares will be terminated in the event of a change in control of our company.

(4) Currently, these options are exercisable at the rate of 4,167 each month. On June 30, 2000, a total of 12,500 options will become exercisable, and beginning on June 30, 2000, 6,250 options will become exercisable each month.


AGGREGATE OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth as of December 31, 1999, for each of the named executive officers listed:

     o the total number of shares received upon exercise of options during 1999;

     o the value realized upon that exercise;

     o the  total  number  of  unexercised options to purchase our common stock;
       and

     o the value of such options which were in-the-money at December 31, 1999.

     There was no public trading market for our common stock as of December 31, 1999. Accordingly, in order to present the values realized upon exercise of options and the values of unexercised in-the-money options shown below we subtracted the applicable exercise price from a price of $23.50 per share, the midpoint of the price range for our common stock shown on the cover page of this prospectus.


                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                         OPTIONS AT                   IN-THE-MONEY
                                                                      DECEMBER 31, 1999       OPTIONS AT DECEMBER 31, 1999
                                                                ----------------------------- ----------------------------
                                SHARES ACQUIRED       VALUE
             NAME                 ON EXERCISE       REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------ ----------------- -------------- ------------- --------------- ------------- --------------
Robert A. McCormick ..........      750,000       $17,250,000        --                --          --                 --
Clyde A. Heintzelman .........      218,224         5,019,152        --                --          --                 --
David J. Frear ...............      400,000         9,200,000        --                --          --                 --
Richard Bubenik ..............       40,065           921,495         0           266,667           0         $6,133,341


STOCK OPTION PLAN


     Background. On July 22, 1999, our board of directors approved the adoption of our 1999 SAVVIS stock option plan, and our stockholders approved the stock option plan on the same date. On December 7, 1999, the board adopted an amendment to the stock option plan approving an increase in the number of shares of common stock available for issuance under the plan, and our stockholders approved the amendment on that same date. The purpose of our 1999 stock option plan is to enhance our ability to attract, retain and compensate highly qualified employees and other individuals providing us with services. The option plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code of 1986, or the Internal Revenue Code, and options that do not qualify as incentive stock options, or non-qualified options. Grants may be made under our stock option plan to employees and directors of our company or any related company and to any other individual whose participation in the stock option plan is determined by our board of directors to be in our best interests. As of December 31, 1999, options to purchase 3,518,419 shares of common stock were outstanding under the stock option plan. No options may be granted under the stock option plan after July 22, 2009.

     The number of shares of common stock available for issuance under the option plan is 12,000,000 subject to adjustment for stock dividends, splits and other similar events. If any shares of common stock covered by a grant are not purchased or are forfeited, or if a grant otherwise terminates without delivery of any shares of common stock subject to the option, then the number of shares of common stock counted against the total number of shares available under the stock option plan with respect to such grant will, to the extent of any such forfeiture or termination, again be available for making grants under the stock option plan.

     The stock option plan is administered by our compensation committee. The compensation committee has the full power and authority to take all actions and to make all determinations required or provided for under the plan, any option, or option agreement, to the extent such actions are consistent with the terms of the plan. The board of directors may take any action the compensation committee is authorized to take. To the extent permitted by law, the compensation committee or board may delegate its authority under the plan to a member of the board or one of our executive officers.

     Option Terms. The option price of each option will be determined by the compensation committee. However, the option price may not be less than either 100% of the fair market value of our common stock on the date of grant or less than par value in the case of incentive stock options and less than par value only in the case of non-qualified stock options. To qualify as incentive stock options, options must meet various federal tax requirements, including limits on the value of shares subject to incentive stock options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of any grants to 10% stockholders.

     The term of each option will be fixed by the compensation committee. The compensation committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. However, all options shall automatically vest upon a termination of employment caused by the optionee's death, disability, or retirement. Options may be made exercisable in installments, and the compensation committee may accelerate the exercisability of options, as well as remove any restrictions on such options. Except to the extent otherwise expressly set forth in an option agreement relating to a non-qualified option, options are not transferable other than by will or the laws of descent and distribution. The compensation committee may include in any option agreement any provisions relating to forfeitures of options that it deems appropriate, including prohibitions on competing with our company and other detrimental conduct.

     If an optionee elects to exercise his or her option, he or she must pay the option exercise price in full either in cash or cash equivalents. To the extent permitted by the option agreement or the compensation committee, the optionee may also pay the option exercise price by the delivery of common stock, to the extent that the common stock is publicly traded, or other property. The compensation committee may also allow the optionee to defer payment of the option price, or may cause us to loan the option price to the optionee or to guarantee that any shares to be issued will be delivered to a broker or lender in order to allow the optionee to borrow the option price. If the compensation committee so permits, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the participant.

     Corporate Transactions. Options granted under the stock option plan will terminate in connection with corporate transactions involving our company as listed below, except to the extent the options are continued or substituted for in connection with the transaction. In the event of a termination of the options in connection with a corporate transaction and subject to any limitations imposed in an applicable option agreement, the options will be fully vested and exercisable for a period to be determined by the board of directors immediately before the completion of the corporate transaction. A corporate transaction occurs in the event of:

     o a dissolution or liquidation of our company;

     o a merger, consolidation or reorganization of our company with one or more other entities in which our company is not the surviving entity;

     o a  sale  of  substantially all of our assets to another person or entity;
       or

     o any transaction, including, without limitation, a merger or reorganization in which our company is the surviving entity, approved by the board that results in any person or entity, other than persons who are holders of stock of our company at the time the plan was approved by the stockholders and other than an affiliate, owning 80 percent or more of the combined voting power of all classes of our stock.

     The board of directors may also in its discretion and only to the extent provided in an option agreement cancel outstanding options in connection with a corporate transaction. Holders of cancelled options will receive a payment for each cancelled option.

     Amendments and Termination. The board of directors may at any time amend or discontinue the stock option plan, except that the maximum number of shares available for grant as incentive stock options and the class of persons eligible to receive grants under the plan may not be changed without stockholder approval.

     Adjustments for Stock Dividends and Similar Events. The compensation committee will make appropriate adjustments in outstanding awards to reflect common stock dividends, splits and other similar events.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. The grant of an option will not be a taxable event for the optionee or us. An optionee will not recognize taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise, known as the holding period requirement. We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the optionee generally must be an employee of our company or a subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. In the case of an optionee who is disabled, the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, both the time for exercising incentive stock options after termination of employment and the holding period for common stock received pursuant to the exercise of the option are waived.

     If all of the foregoing requirements are met except the holding period requirement mentioned above, the optionee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price, but not in excess of the gain realized on the sale. The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the optionee recognizes ordinary income subject to Section 162(m) of the Internal Revenue Code, as summarized below.

     If an optionee exercises an incentive stock option by tendering common stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange. This nontaxable treatment would not apply, however, if the optionee had acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the holding period requirement summarized above. If the exercise is treated as a nontaxable exchange, the optionee would have no taxable income from the exchange and exercise, other than minimum taxable income as discussed above, and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. If the optionee used shares received pursuant to the exercise of an incentive stock option, or another statutory option, as to which the optionee had not satisfied the applicable holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares.

     If, pursuant to an option agreement, we withhold shares in payment of the option price for incentive stock options, the transaction should generally be treated as if the withheld shares had been sold in a disqualifying disposition after exercise of the option, so that the optionee will realize ordinary income with respect to such shares. The shares paid for by the withheld shares should be treated as having been received upon exercise of an incentive stock option, with the tax consequences described above. However, the Internal Revenue Service has not ruled on the tax treatment of shares received on exercise of an incentive stock option where the option exercise price is paid with withheld shares.

     Non-Qualified Options. The grant of an option will not be a taxable event for the optionee or us. Upon exercising a non-qualified option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. However, if the optionee is subject to restrictions, the measurement date will be deferred, unless the optionee makes a special tax election within 30 days after exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares. This difference generally is the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised.

     If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income. Under Section 162(m) of the Internal Revenue Code, if the optionee is one of specified executive officers, then, unless a number of exceptions apply, we are not entitled to deduct compensation with respect to the optionee, including compensation related to the exercise of shares options, to the extent such compensation in the aggregate exceeds $1.0 million for the taxable year. Options issuable under the stock incentive plan are intended to comply with the exception to Section 162(m) for "performance-based" compensation.

     If the optionee surrenders common stock in payment of part or all of the exercise price for non-qualified options, the optionee will not recognize gain or loss with respect to the shares surrendered, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. The difference between the total option exercise price and the total fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income. The optionee's basis in the additional shares will be equal to the amount included in the optionee's income.

     If, pursuant to an option agreement, we withhold shares in payment of the option price for non-qualified options or in payment of tax withholding, the transaction should generally be treated as if the withheld shares had been sold for an amount equal to the exercise price after exercise of the option.

401(K) PLAN


     In January, 1998, we adopted a tax-qualified employee savings and retirement plan covering all of our employees. Under this 401(k) plan, employees may elect to reduce their current compensation by a maximum pre-tax amount equal to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit, which was $10,000 in 1998, and have the amount of this reduction contributed to the 401(k) plan. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of four investment options. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible by us when made. We may make matching or additional contributions to the 401(k) plan, in amounts to be determined annually by the board of directors. Employees are immediately 100% vested in their individual contributions and vest 25% per year in our contributions beginning with their second year of service, becoming 100% vested in their fifth year of service. Vesting in our contributions also occurs upon attainment of retirement age, death or disability. The 401(k) plan provides for hardship withdrawals and employee loans.

ARRANGEMENTS WITH EXECUTIVE OFFICERS

     Arrangement with Mr. Heintzelman. Mr. Heintzelman became our President and Chief Executive Officer under an employment agreement dated December 4, 1998. On November 12, 1999, we entered into an additional agreement with Mr. Heintzelman in connection with his resignation, entitling him to continue to receive his base salary of approximately $20,800 per month through December 3, 2000. In addition, under these agreements, Mr. Heintzelman is entitled to a prorated portion of his bonus for 1999 in an amount to be established by our board of directors, but in no event less than 25% of his annual base salary. Under the agreement dated November 12, 1999, Mr. Heintzelman agreed to serve on our board of directors for a one-year term that will expire in November of 2000. While Mr. Heintzelman will not separately be compensated for his services on the board of directors during this one-year term, he will continue to be eligible to participate in benefit plans as though he had remained employed by us. All of Mr. Heintzelman's stock options vested fully on the date of his resignation and Mr. Heintzelman has exercised all of his options since that date.


     In his employment agreement of December 4, 1998, Mr. Heintzelman agreed to preserve the confidentiality and the proprietary nature of all information relating to us and our business for three years after the term of his agreements ends. In addition, Mr. Heintzelman is obligated under this agreement not to compete with us and not to solicit the business of our customers for one year following the term of his employment agreement. He will assist in the transition of his position and help to ensure our ability to retain our key employees. Mr. Heintzelman has also released our company, Bridge and our and Bridge's employees and directors from all claims arising from his employment.


     Arrangement with Mr. Finlayson. On December 28, 1999, we entered into an agreement with Mr. Finlayson pursuant to which he agreed to serve as our President and Chief Operating Officer effective December 31, 1999. Under his agreement, Mr. Finlayson is entitled to a base salary of $400,000 per year. In addition, he will be eligible to receive an annual incentive bonus of up to $600,000 based on the achievement of mutually agreed to objectives. Mr. Finlayson will be entitled to a minimum annual incentive bonus of $400,000 for the year ended 2000. Mr. Finlayson will be entitled to benefits commensurate with those available to other senior executives.

     In connection with his employment, Mr. Finlayson received options to purchase 650,000 shares of our common stock at an exercise price of $.50 per share, 200,000 of which vested on December 31, 1999. Mr. Finlayson has the right to sell 50,000 shares underlying these options immediately, and the remaining 150,000 shares on a monthly pro rata basis over the calendar year 2000. The remaining 450,000 shares will vest on January 3, 2000, and become saleable on a monthly pro rata basis over calendar years 2001, 2002 and 2003. Mr. Finlayson may sell all of his shares in the event of a change in control of our company, the sale of substantially all of our assets, if we terminate his employment without cause, or if he resigns for good reason. However, if we terminate Mr. Finlayson's employment for good cause, we will have the right to buy all shares not yet saleable at the price he paid for the shares. Mr. Finlayson will have the right to exercise all vested options for one year after the termination of his employment unless his employment was terminated for cause.

     In the event we terminate Mr. Finlayson's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum severance payment equal to his then current base annual salary, which shall not be less than his highest annual salary paid by us. In the event of a change in control of our company, Mr. Finlayson has agreed to remain with our company for a period of up to twelve months if the new management requests him to do so. We will reimburse Mr. Finlayson for any parachute taxes he would incur under the Internal Revenue Code as a result of such a change in control. We may terminate Mr. Finlayson's employment for cause at any time without notice, in which case he will not be entitled to any severance benefits.

     Arrangement with Mr. Frear. On June 14, 1999, we entered into an arrangement with Mr. Frear pursuant to which he agreed to serve as our Chief Financial Officer. As part of this arrangement, Mr. Frear is entitled to an annual base salary of $250,000, subject to periodic review and adjustment, and a discretionary annual bonus of approximately 50% of his base salary, based on his personal and overall corporate performance. Mr. Frear is entitled to medical, disability, 401(k), life insurance and other benefits in accordance with our general policies.

     In connection with his employment, Mr. Frear received 400,000 options to purchase shares of our common stock at an exercise price of $.50 per share. All of Mr. Frear's options have vested. In the event Mr. Frear were to resign, we would have the right to repurchase the shares that have been purchased by Mr. Frear upon exercise of the options at fair market value or $.50 per share, whichever is lower. This repurchase right will be terminated with respect to a total of 100,000 shares at the completion of this offering and with respect to the balance of the shares at the rate of 8,333 shares per month beginning on the first anniversary of the date of the option grant through the fourth anniversary of the date of grant. Our right to repurchase these shares will be terminated in the event of a change in control of our company. In addition, upon completion of this offering, Mr. Frear will receive a number of options equal to .25% of our then outstanding shares of common stock on a fully diluted basis at an exercise price per share equal to the public offering price. The options have a term of ten years.

     If we were to terminate Mr. Frear's employment without cause, or if Mr. Frear were to terminate his employment for good reason, Mr. Frear would be entitled to salary continuation and continuation of all benefits for one year following the termination of his employment and a pro rata payment of his bonus through the date of termination. In addition, our right to repurchase his shares would be terminated.

     Arrangement with Mr. Mori. On September 30, 1999, we entered into an agreement with Mr. Mori pursuant to which he became our Executive Vice President and General Manager -- Americas effective October 1, 1999. Under his agreement, Mr. Mori is entitled to an annual base salary of $200,000, as well as a discretionary bonus of 50% to 100% of his base salary based on his personal and overall corporate performance. We also granted Mr. Mori options to purchase 225,000 shares of our common stock at an exercise price of $.50 per share. All of Mr. Mori's options have vested. In the event Mr. Mori were to resign, we would have the right to repurchase any shares that have been purchased by Mr. Mori upon exercise of the options at fair market value or $.50 per share, whichever is lower. This repurchase right is terminated at a rate of 4,687 shares per month and will terminate on the fourth anniversary of the date of grant. Under his agreement, Mr. Mori is entitled to benefits commensurate with those available to Bridge executives of comparable rank.

     If we were to terminate Mr. Mori's employment without cause prior to the second anniversary of his employment, Mr. Mori would be entitled to receive a severance payment of $450,000. In the event we terminate Mr. Mori's employment without cause after the second anniversary of his employment, and either we are not a public company or we are a public company and our shares on the date of termination trade at a price less than $15 per share, Mr. Mori would also receive a payment of $450,000. Mr. Mori will receive a similar payment if he were to resign as a result of an acquisition of more than 30% of our voting shares by an entity other than Bridge, if he were to be instructed to relocate from the St. Louis metropolitan area, or if he were to be reassigned to a position entailing materially reduced responsibilities or opportunities for compensation.

                         TRANSACTIONS WITH AFFILIATES


     Mr. Wendel, a director of our company, is also President, Chief Executive Officer and Chairman of the Board of Bridge. Mr. McCormick, our Chief Executive Officer and the Chairman of our Board, served as the Executive Vice President and Chief Technical Officer of Bridge through December 1999. Messrs. McInerney and Welsh serve as directors of our company, as well as directors of Bridge. In addition, Messrs. McInerney and Welsh are general partners of Welsh Carson, which sponsors investment partnerships, two of which are among our principal stockholders and are also principal stockholders of Bridge.


     As of December 31, 1999, we had outstanding term notes to Bridge of approximately $25 million. These loans mature one year after the completion of this offering and bear interest at a rate of 8% per year. We used the proceeds of these loans to fund our working capital requirements.


     We will enter into several agreements with Bridge, including a master establishment and transition agreement, an equipment colocation permit, a network services agreement, an administrative services agreement, a technical services agreement, the GECC Sublease and a local network services agreement. In connection with these agreements, we will execute a promissory note in favor of Bridge. The terms of these agreements and the note are described under the heading "Relationship with Bridge."

                PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER


OWNERSHIP OF OUR COMMON STOCK

     The following table provides you with information about the beneficial ownership of shares of our common stock as of January 25, 2000, and as adjusted to reflect the sale of shares in this offering, by:

     o each person who, to our knowledge, beneficially owns more than 5% of our common stock;

     o each of our directors and named executive officers;

     o all our directors and executive officers as a group; and

     o the selling stockholder.

     Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the common stock.

     Unless indicated otherwise below, the address for each listed director and officer is SAVVIS Communications Corporation, 12007 Sunrise Valley Drive, Reston, Virginia 20191. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and the information contained in this table and the notes that follow. The total number of shares of common stock outstanding used in calculating the percentage for each person named in the table includes the shares of common stock underlying options held by that person that are exercisable within 60 days of January 25, 2000, but excludes shares of common stock underlying options held by all other persons. Percentage of beneficial ownership is based on 77,735,933 shares of common stock outstanding as of January 25, 2000, and 92,610,933 shares of common stock outstanding after completion of this offering.


                                                   SHARE BENEFICIALLY                       SHARES BENEFICIALLY
                                                 OWNED BEFORE OFFERING                     OWNED AFTER OFFERING
                                               --------------------------                -------------------------
                                                                              SHARES
NAME                                              NUMBER      PERCENTAGE    BEING SOLD      NUMBER      PERCENTAGE
---------------------------------------------  ------------  ------------  ------------  ------------  -----------
Bridge Information Systems, Inc. (1) ........   53,870,279        69.3%     2,125,000     51,745,279       55.9%
Welsh, Carson, Anderson & Stowe (2) .........    8,844,642        11.4%            --      8,844,642        9.6%
Clyde A. Heintzelman ........................      218,224           *             --        218,224          *
Robert A. McCormick .........................      750,000           *             --        750,000          *
David J. Frear ..............................      400,000           *             --        400,000          *
Richard Bubenik (3) .........................       48,390           *             --         48,390         --
Thomas M. Wendel ............................      500,000           *             --        500,000          *
Patrick J. Welsh (4) ........................    8,843,413        11.4%            --      8,843,413        9.6%
Thomas E. McInerney (5) .....................    8,883,118        11.4%            --      8,883,118        9.6%
All executive officers and directors as a
 group (7 persons) ..........................   10,863,868        14.0%                   10,863,868       11.7%


---------------------
* Less than one percent.

(1) Does not include shares held by Welsh, Carson, Anderson & Stowe, as described in note 2 below. The address of Bridge Information Systems, Inc. is 3 World Financial Center, New York, New York 10281.


(2) Includes 4,635,958 shares of common stock held by Welsh, Carson, Anderson & Stowe VI, L.P., or WCAS VI, 3,475,566 shares held by Welsh, Carson, Anderson & Stowe VII, L.P., or WCAS VII, 65,357 shares held by WCAS Information Partners, L.P., or WCAS IP and 667,761 shares held by WCAS Capital Partners II, L.P., or WCAS CP II. The respective sole general partners of WCAS VI, WCAS VII, WCAS IP and WCAS CP II are WCAS VI Partners, L.P., WCAS VII Partners, L.P., WCAS INFO Partners and WCAS CP II Partners. The individual general partners of each of these partnerships include some or all of Bruce
    K. Anderson, Russell L. Carson, Anthony J. de Nicola, James B. Hoover, Thomas E. McInerney, Robert A. Minicucci, Charles G. Moore, III, Andrew M. Paul, Paul B. Queally, Rudolph E. Rupert, Jonathan M. Rather, Lawrence B. Sorrel, Richard H.

    Stowe, Laura M. VanBuren and Patrick J. Welsh. The individual general partners who are also directors of SAVVIS are Patrick J. Welsh and Thomas E. McInerney. Each of the foreging persons may be deemed to be the beneficial owner of the common stock owned by the limited partnerships of whose general partner he or she is a general partner. WCAS VI, WCAS VII, WCAS IP and WCAS CP II, in the aggregate, own approximately 38% of the outstanding equity securities of Bridge. The address of Welsh, Carson, Anderson & Stowe is 320 Park Avenue, New York, NY 10022.

(3) Includes   8,333  shares  of  common  stock  subject  to  options  that  are exercisable within 60 days of January 25, 2000.

(4) Includes 8,779,285 shares held by Welsh, Carson, Anderson & Stowe, as described in note 2 above.

(5) Includes 8,844,642 shares held by Welsh, Carson, Anderson & Stowe, as described in note 2 above.

     For a description of material relationships between us and the selling stockholder, see "Transactions with Affiliates."


OWNERSHIP OF BRIDGE CLASS A COMMON STOCK AND BRIDGE SERIES D PREFERRED STOCK

     The following table provides you with information about the beneficial ownership of shares of Bridge's Class A common stock and Bridge's Series D preferred stock as of December 31, 1999, by:

     o each of our directors and named executive officers; and

     o all of our directors and executive officers as a group.


     Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the Class A common stock and the Series D preferred stock. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and the notes that follow. The total number of shares of Class A common stock outstanding used in calculating the percentage for each person named in the table includes the shares of Class A common stock underlying options held by that person that are exercisable within 60 days of December 31, 1999, but excludes shares of Class A common stock underlying options held by all other persons. Percentage of beneficial ownership is based on 37,018,168 shares of Bridge Class A common stock and 1,950,000 shares of Bridge Series D preferred stock outstanding as of December 31, 1999. As of December 31, 1999, none of our executive officers or directors owned any shares of Bridge's Series E preferred stock or Series F preferred stock.

                                   NUMBER OF SHARES OF                         NUMBER OF SHARES OF       PERCENT OF
                                     CLASS A COMMON          PERCENT OF         SERIES D PREFERRED   SERIES D PREFERRED
                                   STOCK BENEFICIALLY   CLASS A COMMON STOCK    STOCK BENEFICIALLY   STOCK BENEFICIALLY
NAME AND ADDRESS                          OWNED          BENEFICIALLY OWNED           OWNED                OWNED
--------------------------------- -------------------- ---------------------- --------------------- -------------------
Robert A. McCormick (1) .........         118,000                 *                       --        --
Clyde A. Heintzelman ............              --                --                       --        --
David J. Frear ..................              --                --                       --        --
Richard Bubenik .................              --                --                       --        --
Thomas M. Wendel (2) ............         680,050               1.8%                      --        --
Patrick J. Welsh ................      21,449,846(3)             57% (5)             438,400(6)              22% (5)
Thomas E. McInerney .............      21,543,540(4)             58% (5)             440,598(7)              23% (5)
All named executive officers and
 directors as a group (7 persons)      22,496,666                60% (5)             443,848                 23% (5)



----------------
(1) Includes 118,000 shares of Class A common stock subject to options that are exercisable within 60 days of December 31, 1999.

(2) Includes 680,050 shares of Class A common stock subject to options that are exercisable within 60 days of December 31, 1999.

(3) Includes 12,989,080 shares of Bridge's Class A common stock held by WCAS VI, 6,324,767 shares of Class A common stock held by WCAS VII, and 1,980,923 shares of Class A common stock held by WCAS CP II.

(4) Includes 12,989,080 shares of Bridge's Class A common stock held by WCAS VI, 6,324,767 shares of Class A common stock held by WCAS VII, 155,728 shares of Class A common stock held by WCAS IP and 1,980,923 shares held by WCAS CP II.

(5) Bridge's 1,950,000 shares of Series D preferred stock and 1,500,000 shares of Series E preferred stock are presently convertible into 243,750,000 shares and 7,146,260 shares, respectively, of Bridge's Class A common stock. Both series of preferred stock are presently entitled to vote with the Class A common stock on all matters and have voting power equal to the number of shares of Class A common stock into which they are convertible. None of the persons or Welsh Carson entities referred to in the table or any notes thereto own any shares of Bridge Series E preferred stock or Series F preferred stock. Accordingly, the percentage of total ordinary voting power represented by the combined ownership of Class A common stock and Series D preferred stock shown for Messrs. Welsh and McInerney and all named executive officers and directors as a group would be 38%, 38% and 39%, respectively.

(6) Includes 92,679 shares of Bridge's Series D preferred stock held by WCAS VI and 342,471 shares of Series D preferred stock held by WCAS VII.

(7) Includes 92,679 shares of Bridge's Series D preferred stock held by WCAS VI, 342,471 shares of Series D preferred stock held by WCAS VII and 3,498 shares of Series D preferred stock held by WCAS IP.

                         DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share, the rights, preferences and privileges of which may be established from time to time by our board of directors. As of January 25, 2000, 77,735,933 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. As of January 25, 2000, we had 357 stockholders.

COMMON STOCK


     Each holder of record of common stock is entitled to one vote for each share on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not allow cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all the directors then standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of our common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may authorize and issue in the future.

PREFERRED STOCK


     The board of  directors is  authorized,  subject to Delaware  law,  without stockholder  approval,  from  time  to  time  to  issue  up to an  aggregate  of
50,000,000 shares of preferred stock in one or more series. The board of directors may fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.


LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions; or

     o for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.


     Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the amended Delaware Law. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

     We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

ANTI-TAKEOVER PROVISIONS

     Provisions of Delaware law and our certificate of incorporation and bylaws summarized below could hinder or delay an attempted takeover of us. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders receiving a premium over the market price for their shares of common stock.

CERTIFICATE OF INCORPORATION AND BY-LAW PROVISION


     Under  our  bylaws,  only the  board of  directors,  the  Chairman  or Vice
Chairman  of  the  board  and  the  President  may  call  special   meetings  of
stockholders. The stockholders may not call a special meeting.


     The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting.

DELAWARE ANTI-TAKEOVER LAW


     We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents a Delaware corporation, including those that are listed on the Nasdaq National Market, from engaging, in several circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. An interested stockholder is a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of that person. This is the case unless:

   o the transaction that resulted in the stockholder's becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained that status;

   o upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding those shares owned by (1) persons who are directors and also officers and (2) employee stock compensation plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or


   o on or after the date the interested stockholder attained that status, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A  Delaware  corporation  may "opt  out" of  Section  203  with an  express
provision  in  its  original   certificate  of   incorporation   or  an  express
stockholder's amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of Section 203. This statutory provision could prohibit or delay mergers or other takeover or change-in-control attempts with respect to SAVVIS and, accordingly, may discourage attempts to acquire us.


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

                       SHARES AVAILABLE FOR FUTURE SALE

     Following this offering, we will have 92,610,933 shares of our common stock outstanding. All of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 below.

     The remaining 77,735,933 shares of common stock outstanding following this offering are restricted securities under the terms of the Securities Act. Sales of a large portion of the restricted shares to be outstanding upon completion of this offering will be limited by lock-up agreements.

RULE 144

     In general, under Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:


   o 1% of the then outstanding shares of common stock, or approximately 926,109 shares immediately after this offering, or


   o the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

     In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available.

     Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

STOCK OPTIONS


     Following 180 days after this offering, we intend to file a registration statement under the Securities Act covering 12,000,000 shares of common stock reserved for issuance under our 1999 Stock Option Plan, and we expect the registration statement to become effective upon filing. As of December 31, 1999, options to purchase approximately 3.5 million shares of common stock were outstanding. Accordingly, shares registered under this registration statement will, provided options have vested and Rule 144 volume limitations applicable to our affiliates are complied with, be available for sale in the open market shortly after this offering closes, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, after the 180-day lock-up agreements expire.

                                 UNDERWRITING


     Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Banc of America Securities LLC and CIBC World Markets Corp. are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholder and the underwriters, we and the selling stockholder have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholder, the number of shares listed opposite their names below.



                                                            NUMBER
            UNDERWRITER                                    OF SHARES
       ------------------------------------------------   -----------
            Merrill Lynch, Pierce, Fenner & Smith
             Incorporated .............................
            Morgan Stanley & Co. Incorporated .........
            Bear, Stearns & Co. Inc. ..................
            Banc of America Securities LLC ............
            CIBC World Markets Corp. ..................


             Total ....................................     17,000,000
                                                            ==========



     The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of the shares are purchased. If an underwriter defaults, the purchase agreement provides the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We and the selling stockholder have agreed to indemnify the underwriters against liabilities specified in the purchase agreement, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS


     The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After this offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to SAVVIS and the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.


                                                   PER SHARE     WITHOUT OPTION     WITH OPTION
                                                  -----------   ----------------   ------------
Public offering price .........................        $                $                $
Underwriting discount .........................        $                $                $
Proceeds, before expenses, to SAVVIS ..........        $                $                $
Proceeds, before expenses, to the selling
 stockholder ..................................        $                $                $



     The underwriting discount is currently expected to be approximately % of the public offering price. Some of the underwriters may be deemed, under the National Association of Securities Dealers' Rules of Fair Practice, to have received additional underwriting compensation. The expenses of the offering, not including the underwriting discount, are estimated at $2,250,000 and are payable by us and the selling stockholder. These expenses consist of the following:

     o a registration fee of $130,081;

     o an NASD filing fee of $30,500;

     o Nasdaq National Market listing fee of $95,000;

     o estimated blue sky fees and expenses of $10,000;


     o estimated printing and engraving expenses of $500,000;

     o estimated legal fees and expenses of $600,000;

     o estimated accounting fees and expenses of $575,000;

     o estimated transfer agent fees and expenses of $3,500; and

     o estimated miscellaneous fees and expenses of $305,919.


OVER-ALLOTMENT OPTION


     The selling stockholder has granted an option to the underwriters to purchase up to 2,550,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.


RESERVED SHARES


     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 7.5% of the shares offered by this prospectus for sale to some of our and Bridge's directors, officers, employees and their immediate family and business associates. Our senior management will determine whether or not a business associate will be included in this program. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering may be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES


     We, the selling stockholder and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch and Morgan Stanley. Specifically, we and these other individuals have agreed not to directly or indirectly:

     o offer, pledge, sell or contract to sell any common stock,

     o sell any option or contract to purchase any common stock,

     o purchase any option or contract to sell any common stock,

     o grant any option, right or warrant for the sale of any common stock,

     o lend or otherwise dispose of or transfer any common stock,

     o request or demand that we file a registration statement related to the common stock, or

     o enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

     This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The shares of our common stock held by the selling stockholder, other than the shares to be sold in the offering, have been pledged to secure indebtedness of the selling stockholder. The lenders of such indebtedness have not agreed to the provisions mentioned above.


QUOTATION ON THE NASDAQ NATIONAL MARKET


     The shares have been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "SVVS."

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholder and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

     o the  valuation   multiples  of  publicly   traded   companies   that  the
       representatives believe to be comparable to us,

     o our financial information,

     o the history of, and the prospects for, our company and the industry in which we compete,

     o an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

     o the present state of our development, and

     o the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.


     The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

NASD REGULATIONS

     The representatives and their affiliates may, from time to time, engage in transactions with, and perform services for, us and our affiliates in the ordinary course of their business. In particular, affiliates of Merrill Lynch, Morgan Stanley and CIBC World Markets Corp. are lenders under Bridge's senior secured credit facility and an affiliate of Merrill Lynch is a lender under Bridge's bridge loan, and they will receive in excess of ten percent of the net proceeds of this offering. Because more than ten percent of the net proceeds of the offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Bear, Stearns & Co. Inc. has agreed to act as qualified independent underwriter for the offering. The price of the shares will be no higher than that recommended by Bear, Stearns & Co. Inc.


PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.


     If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that these transactions, once commenced, will not be discontinued without notice.


OTHER RELATIONSHIPS

     The underwriters and their respective affiliates provide and have provided banking, advisory and other financial services to SAVVIS and Bridge and some of their affiliates in the ordinary course of the underwriters' businesses and may do so from time to time in the future. The underwriters have received customary compensation in connection with these transactions.


     An affiliate of Morgan Stanley & Co. Incorporated owns 1,396,177 shares of Bridge's class A common stock. Pursuant to an offer made by Bridge to all of its accredited investor shareholders, on September 10, 1999 an affiliate of Morgan Stanley & Co. Incorporated purchased 457,507 units from Bridge for an aggregate purchase price of $915,014. Each unit consists of one share of common stock of SAVVIS and $1.50 principal amount of Bridge subordinated notes.

     On October 12, 1999, Goldman Sachs Credit Partners L.P. and Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, committed to make available to Bridge up to $100 million in aggregate principal amount of senior subordinated bridge loans, subject to terms and conditions set forth in the commitment letter. On November 24, 1999, Goldman, Sachs and Merrill Lynch Capital loaned $50 million to Bridge pursuant to a bridge loan agreement. On December 31, 1999, Bridge borrowed another $50 million under the bridge loan agreement, $15 million of which came from Merrill Lynch Capital. If the bridge loan is not repaid 12 months after closing date, Bridge is required to deliver warrants to purchase Bridge common stock to Goldman, Sachs and Merrill Lynch Capital. Each of Goldman, Sachs and Merrill Lynch Capital received customary compensation in connection with this transaction.

                            VALIDITY OF THE SHARES

     The validity of the shares of common stock offered through this prospectus will be passed upon for us by Hogan & Hartson L.L.P., New York, New York. Several legal matters relating to the securities will be passed upon for the underwriters by Shearman & Sterling, New York, New York.


                                    EXPERTS

     The consolidated financial statements of SAVVIS Communications Corporation, as of December 31, 1998, and for the year then ended, as restated, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, which contains an explanatory paragraph describing conditions that raise substantial doubt as to our company's ability to continue as a going concern and an explanatory paragraph relating to the restatement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of SAVVIS Communications Corporation, as of December 31, 1997, as restated, and for the years ended December 31, 1997, as restated, and 1996, included in this prospectus, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report dated April 23, 1998, except for Note 14 as to which the date is January 25, 2000, which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern. This report appears in this prospectus, and is included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                        CHANGE IN CERTIFYING ACCOUNTANTS


     Upon our acquisition by Bridge on April 7, 1999, Deloitte & Touche LLP, Bridge's independent accountants, replaced Ernst & Young LLP who had been our independent accountants for the years ended December 31, 1996 and 1997. Ernst & Young LLP's reports on our financial statements for each of those years were unqualified, but included an explanatory paragraph surrounding uncertainties regarding our ability to continue as a going concern. The decision to change auditors was precipitated by the acquisition and was approved by the board of directors.

     During the two years in the period ended December 31, 1997, and subsequent thereto, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their reports.


                   WHERE YOU MAY FIND ADDITIONAL INFORMATION


     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock to be sold in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the SEC's public reference rooms at:

     o Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     o Seven World Trade Center, 13th Floor, New York, New York 10048; or

     o Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a Web site that contains registration statements, reports, proxy and information statements and other information
regarding    registrants   that   file    electronically   with   the   SEC   at
http://www.sec.gov.

     We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       SAVVIS COMMUNICATIONS CORPORATION



                                                                                              PAGE
                                                                                             -----
Consolidated Balance Sheet as of September 30, 1999 (unaudited) ..........................    F-2
Consolidated Statements of Operations for the nine month period ended September 30, 1998
(As
 Restated), the period January 1 to April 6, 1999 (As Restated) and the period April 7 to
 September 30, 1999 (unaudited) ..........................................................    F-3
Consolidated Statement of Changes in Stockholders' Equity for the period January 1, 1999 to
 September 30, 1999 (As Restated) (unaudited) ............................................    F-4
Consolidated  Statements of Cash Flows for the nine month period ended September
30, 1998 (As
 Restated), the period January 1 to April 6, 1999 (As Restated) and the period April 7 to
 September 30, 1999 (unaudited) ..........................................................    F-5
Notes to Consolidated Financial Statements (unaudited) ...................................    F-6
Independent Auditors' Report - Deloitte & Touche LLP .....................................   F-11
Independent Auditors' Report - Ernst & Young LLP .........................................   F-12
Consolidated Balance Sheets as of December 31, 1997 (As Restated) and 1998 (As Restated) .   F-13
Consolidated Statements of Operations for the years ended December 31, 1996, 1997 (As
Restated)
 and 1998 (As Restated) ..................................................................   F-14
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the years ended
December
 31, 1996, 1997 (As Restated) and 1998 (As Restated) .....................................   F-15
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 (As
Restated)
 and 1998 (As Restated) ..................................................................   F-16
Notes to Consolidated Financial Statements ...............................................   F-17



                       BRIDGE INFORMATION SYSTEMS, INC.



                                                                                             PAGE
                                                                                             -----
Management's Discussion and Analysis of Financial Condition and Results of Operations ....   F-31
Independent Auditors' Report .............................................................   F-41
Consolidated Balance Sheets as of December 31, 1997 and 1998 .............................   F-42
Consolidated Statements of Operations and Comprehensive Loss for the years ended
 December 31, 1996, 1997 and 1998 ........................................................   F-43
Consolidated Statements of Deficiency in Net Assets for the years ended December 31, 1996,
 1997 and 1998 ...........................................................................   F-44
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and        F-45
  1998.
Notes to Consolidated Financial Statements ...............................................   F-46
Condensed Consolidated Balance Sheet as of September 30, 1999 (unaudited) ................   F-63
Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine-month
 period ended September 30, 1998 and 1999 (unaudited) ....................................   F-64
Condensed Consolidated Statements of Cash Flows for the nine month period ended
 September 30, 1998 and 1999 (unaudited) .................................................   F-65
Notes to Unaudited Condensed Consolidated Financial Statements ...........................   F-66

                       SAVVIS COMMUNICATIONS CORPORATION
                    CONSOLIDATED BALANCE SHEET - UNAUDITED
                            (DOLLARS IN THOUSANDS)





                                                                                            SEPTEMBER 30,
                                                                                                1999
                                                                                           --------------
                                          ASSETS
CURRENT ASSETS:
   Cash and cash equivalents .............................................................   $   1,983
   Accounts receivable, less allowance for doubtful accounts of $355......................       2,106
   Prepaid expenses ......................................................................         479
   Other current assets ..................................................................          10
                                                                                             ---------
      Total current assets ...............................................................       4,578
PROPERTY AND EQUIPMENT -- Net (Note 3) ...................................................       5,995
GOODWILL AND INTANGIBLE ASSETS -- Net of accumulated amortization of $8,144...............      30,322
OTHER LONG-TERM ASSETS ...................................................................         527
                                                                                             ---------
      TOTAL ..............................................................................   $  41,422
                                                                                             =========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable ......................................................................   $   5,089
   Accrued expenses ......................................................................       1,095
   Due to Bridge Information Systems .....................................................      17,270
   Current portion of capital lease obligations (Note 4) .................................       1,986
   Other accrued liabilities .............................................................       2,385
                                                                                             ---------
      Total current liabilities ..........................................................      27,825
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION (NOTE 4) .................................       3,981
OTHER ACCRUED LIABILITIES ................................................................         444
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value, 125,000,000 shares authorized, 72,000,000 shares issued
    and outstanding ......................................................................         720
   Additional paid-in capital ............................................................      31,026
   Accumulated deficit ...................................................................     (22,574)
                                                                                             ---------
      Total stockholders' equity .........................................................       9,172
                                                                                             ---------
      TOTAL ..............................................................................   $  41,422
                                                                                             =========


See notes to unaudited consolidated financial statements.

                       SAVVIS COMMUNICATIONS CORPORATION
               CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                                             PREDECESSOR                 SUCCESSOR
                                                                  ---------------------------------   --------------
                                                                    NINE MONTHS                         PERIOD FROM
                                                                       ENDED          PERIOD FROM       APRIL 7 TO
                                                                   SEPTEMBER 30,      JANUARY 1 TO     SEPTEMBER 30,
                                                                        1998         APRIL 6, 1999         1999
                                                                  ---------------   ---------------   --------------
                                                                   (AS RESTATED)     (AS RESTATED)
REVENUES ......................................................     $     8,914       $     5,440      $    12,192
DIRECT COSTS AND OPERATING EXPENSES:
 Data communications and operations ...........................          14,609             6,429           13,095
 Selling, general and administrative ..........................           7,353             4,751           11,142
 Depreciation and amortization ................................           1,556               817            9,747
 Impairment of assets .........................................              --             1,383               --
                                                                    -----------       -----------      -----------
   Total direct costs and operating expenses ..................          23,518            13,380           33,984
                                                                    -----------       -----------      -----------
LOSS FROM OPERATIONS ..........................................         (14,604)           (7,940)         (21,792)
INTEREST EXPENSE, NET .........................................            (138)             (135)            (782)
                                                                    -----------       -----------      -----------
LOSS BEFORE INCOME TAXES, MINORITY INTEREST, AND
 EXTRAORDINARY ITEM ...........................................         (14,742)           (8,075)         (22,574)
Income Taxes ..................................................              --                --               --
Minority Interest in Losses, net of accretion .................            (147)
                                                                    -----------
LOSS BEFORE EXTRAORDINARY ITEM ................................         (14,889)           (8,075)         (22,574)
Extraordinary gain on debt extinguishment, net of tax .........           1,954                --               --
                                                                    -----------       -----------      -----------
NET LOSS ......................................................         (12,935)           (8,075)         (22,574)
PREFERRED STOCK DIVIDENDS .....................................          (1,370)             (706)              --
AMORTIZATION OF DEFERRED FINANCING COSTS AND DISCOUNT
 ON SERIES B AND C PREFERRED STOCK ............................            (369)             (244)              --
                                                                    -----------       -----------      -----------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS ..................     $   (14,674)      $    (9,025)     $   (22,574)
                                                                    ===========       ===========      ===========
BASIC AND DILUTED LOSS PER COMMON SHARE BEFORE
 EXTRAORDINARY ITEM ...........................................     $      (.29)      $      (.14)     $     (0.31)
EXTRAORDINARY GAIN ON DEBT EXTINGUISHMENT .....................             .03                --               --
                                                                    -----------       -----------      -----------
BASIC AND DILUTED LOSS PER COMMON SHARE .......................     $      (.26)      $      (.14)     $      (.31)
                                                                    ===========       ===========      ===========
WEIGHTED AVERAGE SHARES OUTSTANDING ...........................      56,735,597        66,018,388       72,000,000
                                                                    ===========       ===========      ===========


See notes to unaudited consolidated financial statements.

                       SAVVIS COMMUNICATIONS CORPORATION
     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY - UNAUDITED
                            (DOLLARS IN THOUSANDS)


                                              NUMBER OF SHARES                                AMOUNTS
                                        ---------------------------- ----------------------------------------------------------
                                                                               ADDITIONAL   DEFERRED    ACCUMULATED
                                           COMMON        TREASURY     COMMON     PAID-IN     COMPEN-      DEFICIT      TREASURY
                                            STOCK         STOCK        STOCK     CAPITAL     SATION    (AS RESTATED)    STOCK
                                        ------------ --------------- -------- ------------ ---------- --------------- ---------
BALANCE, JANUARY 1, 1999 ..............  69,299,809      5,051,543     $693      $ 5,263     $ (78)      $ (38,638)     $ (64)
 Issuance of common stock upon
  exercise of stock options ...........   2,700,191             --       27            1        --              --         --
 Recognition of deferred
  compensation ........................          --             --       --           --        78              --         --
 Net loss for the period prior to
  acquisition .........................          --             --       --           --        --          (9,025)        --
 Acquisition of the Company by
  Bridge Information Systems ..........          --     (5,051,543)      --       25,762        --          47,663         64
 Net loss for the period subsequent
  to acquisition ......................          --             --       --           --        --         (22,574)        --
                                         ----------     ----------     ----      -------     -----       ---------      -----
BALANCE, SEPTEMBER 30, 1999 ...........  72,000,000             --     $720      $31,026     $  --       $ (22,574)     $  --
                                         ==========     ==========     ====      =======     =====       =========      =====

                                            TOTAL
                                        -------------
BALANCE, JANUARY 1, 1999 ..............   $ (32,824)
 Issuance of common stock upon
  exercise of stock options ...........          28
 Recognition of deferred
  compensation ........................          78
 Net loss for the period prior to
  acquisition .........................      (9,025)
 Acquisition of the Company by
  Bridge Information Systems ..........      73,489
 Net loss for the period subsequent
  to acquisition ......................     (22,574)
                                          ---------
BALANCE, SEPTEMBER 30, 1999 ...........   $   9,172
                                          =========


See notes to unaudited consolidated financial statements.

                       SAVVIS COMMUNICATIONS CORPORATION
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- UNAUDITED
                                (IN THOUSANDS)


                                                                       PREDECESSOR                    SUCCESSOR
                                                         --------------------------------------- -------------------
                                                            NINE MONTHS                              PERIOD FROM
                                                          ENDED SEPTEMBER   PERIOD FROM JANUARY       APRIL 7 TO
                                                              30, 1998       1 TO APRIL 6, 1999   SEPTEMBER 30, 1999
                                                         ----------------- --------------------- -------------------
                                                           (AS RESTATED)       (AS RESTATED)
OPERATING ACTIVITIES:
 Net cash used in operating activities .................     $ (15,530)          $ (6,185)            $ (9,945)
INVESTING ACTIVITIES:
 Capital expenditures -- net ...........................        (1,308)              (275)                (855)
 Acquisition of IXA, net of cash acquired ..............          (750)                --                   --
                                                             ---------           --------             --------
   Net cash used in investing activities ...............        (2,058)              (275)                (855)
                                                             ---------           --------             --------
FINANCING ACTIVITIES:
 Purchase of treasury stock ............................           (15)                --                   --
 Proceeds from common stock issuance ...................             5                 --                   --
 Exercise of stock options .............................            --                 28                   --
 Proceeds from Series C preferred stock issuance........        22,500                 --                   --
 Proceeds from issuance of Series C warrants ...........         3,700                 --                   --
 Payment of Series C deferred financing costs ..........        (1,747)                --                   --
 Principal payments under capital lease obligations.....          (503)              (182)                (381)
 Proceeds from issuance of senior convertible
   bridge notes ........................................         1,800                 --                   --
 Principal payments on borrowings from senior
   bridge notes ........................................        (1,053)                --                   --
 Proceeds from borrowings from Bridge
   Information Systems Notes ...........................            --              4,700               12,570
 Principal payments on borrowings from bank
   notes payable .......................................          (242)               (13)                  --
                                                             ---------           --------             --------
 Net cash provided by financing activities .............        24,445              4,533               12,189
                                                             ---------           --------             --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ...........................................         6,857             (1,927)               1,389
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .........         1,398              2,521                  594
                                                             ---------           --------             --------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...............     $   8,255           $    594             $  1,983
                                                             =========           ========             ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Non-cash investing and financing activities:
 Debt incurred under capital lease obligations .........     $   1,059           $  2,634             $  1,153
 Preferred stock dividends accrued .....................         1,370                706                   --
 Amortization of deferred financing costs and
   accretion of preferred stock discount ...............           369                244                   --
 Senior convertible notes exchanged for preferred
   stock ...............................................         7,617                 --                   --
 Issuance of common stock in acquisition of IXA ........           583                 --                   --
 Cash paid during the year for interest ................           165                 99                  267




See notes to unaudited consolidated financial statements.

                        SAVVIS COMMUNICATIONS CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED
                   (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

1. PRESENTATION


     The accompanying unaudited consolidated financial statements of Savvis Communications Corporation, a Delaware corporation, formerly Savvis Holdings Corporation (the "Company" or "Savvis"), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Article 10 of Regulation S-X. Accordingly, the interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements.

     On April 7, 1999 (the "acquisition date"), Savvis was acquired by a wholly-owned subsidiary of Bridge Information Systems ("Bridge") in an all stock transaction that was accounted for as a "purchase transaction" under Accounting Principles Board Opinion No. 16. Pursuant to the terms of the transaction, Bridge issued approximately 3,011,000 shares of its common stock, together with 239,000 options and warrants to purchase its common stock, in exchange for all the outstanding equity interests of Savvis. This transaction was valued at approximately $31,746 based on the fair value of the securities exchanged, as determined by independent valuation specialists, and the direct costs of the acquisition. In accordance with the accounting requirements of the Securities and Exchange Commission, purchase transactions that result in one entity becoming substantially wholly-owned by the acquirer establish a new basis of accounting in the acquired entity's records for the purchased assets and liabilities. Thus, the purchase price has been allocated to the underlying assets purchased and liabilities assumed based on their estimated fair market values at the acquisition date. As a result of the application of fair value accounting, intangibles, goodwill, other liabilities and additional paid-in capital were increased, in the Savvis unaudited consolidated financial satements.

     On September 10, 1999, Bridge sold in a private placement approximately 25% of its equity ownership in Savvis to existing shareholders of Bridge.

     In the opinion of the Company's management, the accompanying unaudited consolidated financial statements contain all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's financial position as of September 30, 1999 and the results of operations and cash flows for the period subsequent to the Company's purchase by Bridge through September 30 (successor) and from January 1, 1999 through April 6, 1999 (predecessor) and the nine months ended September 30, 1998 (predecessor). The results of operations are not necessarily indicative of results that may be expected for any other interim period or for the full year.


     The financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the three years in the period ended December 31, 1998 included elsewhere in this prospectus. Except as described above, the accounting policies used in preparing these consolidated financial statements are the same as those described in the consolidated financial statements for the three years in the period ended December 31, 1998.

     The unaudited financial statements for the predecessor periods have been restated to reflect the recording of minority interest related to redeemable Class A shares of the Company's subsidiary and to record accretion on Class A shares and related convertible notes at an effective rate of 20%. The exchange of these instruments for Class B preferred stock in March of 1998 has been restated to be treated as a debt extinguishment and the purchase of a minority interest.

                       SAVVIS COMMUNICATIONS CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS) - (CONTINUED )

2. BUSINESS COMBINATIONS

     As discussed in Note 1, Bridge issued approximately 3,011,000 shares of its common stock, together with 239,000 options and warrants to purchase its common stock, for all the outstanding equity interests of Savvis. The total cost of the acquisition exceeded the fair value of Savvis' net assets by $23,767 which is being amortized over 3 years. In addition, a portion of the purchase price was allocated to the following tangible and intangible assets:


                                       ALLOCATED          LIFE
             ASSETS                 PURCHASE PRICE     (IN MONTHS)
--------------------------------   ----------------   ------------
Property and equipment .........        $5,600             36
Trademark ......................         9,500             36
Non-compete agreement ..........         2,700             12
Other intangibles ..............         2,500             12


     Also, in connection with the acquisition, Bridge assumed liabilities of Savvis in the amount of $12,321.


3. PROPERTY AND EQUIPMENT


     Property and equipment consisted of the following at September 30, 1999:



             Computer equipment ................................    $    641
             Communications equipment ..........................       1,025
             Purchased software ................................         104
             Furniture and fixtures ............................         334
             Leasehold improvements ............................         372
             Equipment under capital lease obligations .........       5,079
                                                                    --------
                                                                       7,555
             Less: accumulated depreciation ....................      (1,560)
                                                                    --------
             Property and equipment, net .......................    $  5,995
                                                                    ========


4. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS


     Notes payable consisted of borrowings by Savvis from Bridge. The outstanding balance on the notes was $17,270 at September 30, 1999 and interest accrues at a rate of 8% per annum. The carrying value of the notes approximates fair value at September 30, 1999.

                       SAVVIS COMMUNICATIONS CORPORATION

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED (DOLLARS IN
                 THOUSANDS EXCEPT SHARE AMOUNTS) - (CONTINUED)

4. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS--(CONTINUED)



     Savvis leases various equipment under capital leases. Future minimum lease payments under capital leases at September 30, 1999 are as follows:


             1999 (Three months) ............................    $    370
             2000 ...........................................       2,948
             2001 ...........................................       2,940
             2002 ...........................................         634
                                                                 --------
                Total capital lease obligations .............       6,892
             Less amount representing interest ..............        (925)
             Less current portion ...........................      (1,986)
                                                                 --------
                Long-term capital lease obligations .........    $  3,981
                                                                 ========

5. STOCK SPLIT

     On July 22, 1999, the Board of Directors of the Company declared a 72,000-for-1 stock split on the Company's shares of common stock. As a result, the Company had 125 million shares authorized, 72 million shares issued and outstanding with a $.01 par value for each share of common stock. All references to shares outstanding have been adjusted retroactively for the stock split.

6. STOCK OPTION ACTIVITY


     As discussed in Note 1, upon Bridge's acquisition of the Company on April 7, 1999, all outstanding Savvis stock options were exchanged for Bridge stock options and included as part of the purchase consideration based upon the fair value of Bridge options issued. Subsequently, on July 22 1999, the Company's Board of Directors adopted a new stock option plan and authorized 8 million stock options to be granted under the plan. Between July and September 1999, the Company granted options to purchase 3,639,000 shares of its common stock to certain employees of Bridge. In that same period, the Company granted options to purchase up to 2,300,008 shares of its common stock to certain of its employees.


     The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock option plan. Under the provisions of APB 25, no compensation expense was recorded as the $.50 exercise price approximated the estimated fair value of the stock at the date of the grant, as determined by an independent valuation specialist. Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using the minimum value method. Under this method, the expected volatility of the Company's common stock is not estimated, as there is no market for the Company's common stock in which to monitor stock price volatility. The calculation of the fair value of the options granted assumed a risk-free interest rate of approximately 5.0%, an assumed dividend yield of zero, and an expected life of the options of three years. The weighted average fair value of options granted was $.07. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' estimated vesting period.

     Had compensation cost for the Company's stock option plan been determined consistent with the provisions of SFAS No. 123 based on the fair value at the grant date, the Company's pro forma net loss would not have been significantly different than the net loss reported.

                       SAVVIS COMMUNICATIONS CORPORATION

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED (DOLLARS IN
                 THOUSANDS EXCEPT SHARE AMOUNTS) - (CONTINUED)

7. RELATED PARTY TRANSACTIONS

     In connection  with Bridge's  acquisition  of the Company,  as discussed in
Note 1, Bridge has funded the Company's operations during 1999. At September 30, 1999, the Company had amounts payable to Bridge of $17,270. See Note 8 for a discussion of other relationships between the Company and Bridge arising from the execution of the Master Establishment and Transition Agreement and other related agreements.

8. SUBSEQUENT EVENTS

     Public Offering -- The Board of Directors of SAVVIS has authorized management of the Company to file a registration statement with the Securities and Exchange Commission for the initial public offering of the Company's common stock. The Company contemplates using a portion of the proceeds from the proposed public offering to finance a portion its purchase of Bridge's Internet protocol network assets and to pay Bridge a preferential distribution of $58 million as discussed below. The remaining proceeds will be used to finance growth.

     Asset Purchase and Preferential Distribution -- Simultaneous with the completion of the public offering, the Company will purchase or sublease Bridge's global Internet protocol network assets for approximately $92,000 less the book value of all the assets not transferred because of regulatory restrictions (the "Call Assets") (approximately $4,000). The purchase price of the assets will be paid with offering proceeds. For accounting purposes, the assets are to be transferred from Bridge to Savvis at their historical net book value of approximately $88,000. The Company will also pay a $58 million preferential distribution to Bridge. In addition, this agreement establishes a right for Savvis to purchase the Call Assets at their net book values. At the time any call right is exercised, such assets will be recorded at their net book value.

     At the time of the asset purchase, the Company will also enter into a 10-year network services agreement with Bridge under which the Company will provide managed data networking services to Bridge. For the first year of the agreement, the Company's fees will be based upon the cash cost to Bridge of operating the network as configured on the date the Company acquire it, fees for additional services provided following the closing of the transfer will be set for a three-year term based on an agreed payment schedule reflecting the estimated cost to provide the services. Bridge has agreed to pay us a minimum of $105 million, $132 million and $145 million for network services in 2000, 2001 and 2002, respectively.

     In addition, Bridge has agreed that the amount to be paid under the agreement for the fourth, fifth and sixth years will not be less than 80% of the total amount paid by Bridge and its subsidiaries for Internet protocol data transport services; and the amount to be paid under the agreement for the seventh through tenth years will not be less than 60% of the total amount paid by Bridge and its subsidiaries for Internet protocol data transport services.

     Upon transfer of the assets, Bridge is also to provide various services, including technical support, customer support and project management in the procurement and installation of equipment. In addition, Bridge is to provide additional administrative and operational services, such as payroll and accounting functions, benefit management and office space, until the Company develops the capabilities to perform these services.

     Some network assets to be purchased are located in premises currently leased by Bridge. The permits provide the Company, subject to the receipt of required landlord consents, with licenses to keep the equipment that is being purchased from Bridge in the facilities in which they are currently located. According to this arrangement, the Company will occupy a minimal amount of space, generally less than 100 square feet, in each of the premises. The permits are for a term that is coterminous with the underlying rights which Bridge has to such facilities, which range from one to ten years. Costs for this space are estimated to be less than $75 per year.

                       SAVVIS COMMUNICATIONS CORPORATION

       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED (DOLLARS IN
                 THOUSANDS EXCEPT SHARE AMOUNTS) - (CONTINUED)


     Stock Options -- During the period from October through December 1999, the Company granted 2,843,258 stock options to employees of SAVVIS and Bridge with an exercise price of $.50 per share. Noncash compensation cost based upon the difference between the exercise price and the imputed fair value of the Company's stock as of the respective option grant dates totalling approximately $53,000 will be recorded over the vesting periods of such options, which periods range from immediate up to four years. Approximately $2,000 of noncash compensation expense will be recorded in the fourth quarter.

     Severance -- In November 1999, in connection with the resignation of its President, the Company agreed to provide severance benefits, to include approximately one year's base salary, a 1999 performance bonus of not less than 25% of base salary, and other miscellaneous benefits. Approximately $360 will be accrued in the fourth quarter related to this severance arrangement.



                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
Savvis Communications Corporation:

     We have audited the accompanying consolidated balance sheet of Savvis Communications Corporation and subsidiaries, formerly SAVVIS Holdings Corporation (the "Company") as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Savvis Communications Corporation and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


     We have not audited any financial statements of the Company for any period subsequent to December 31, 1998. However, as discussed in Note 13 to the financial statements, the Company has experienced recurring losses from operations and cash flow deficiencies which have been funded by Bridge Information Systems, Inc. ("Bridge"), of which the Company is a majority-owned subsidiary. As further discussed in Note 13, Bridge has not committed to fund the Company's operations in the future. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 13. The 1998 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note 14, the consolidated financial statements for the year ended December 31, 1998 have been restated.

/s/ DELOITTE & TOUCHE LLP


St. Louis, Missouri

August 12, 1999, except for Note 13 as to which the date is January 14, 2000, and Note 14 as to which the date in January 25, 2000.

                         INDEPENDENT AUDITORS' REPORT



Board of Directors of Savvis Communications Corporation:

     We have audited the accompanying consolidated balance sheet of Savvis Communications Corporation and subsidiaries (the "Company"), as of December 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Savvis Communications Corporation and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     As discussed in Note 14, the consolidated financial statements for the year ended December 31, 1997 have been restated.

/s/ ERNST & YOUNG, LLP

St. Louis, Missouri
April 23, 1998, except for Note 14 as to which the date is January 25, 2000

                       SAVVIS COMMUNICATIONS CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1997 AND 1998
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)




                                                                                    1997           1998
                                                                                ------------   ------------
                                                                                (AS RESTATED, SEE NOTE 14)
                                    ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..................................................    $   1,398      $   2,521
 Accounts receivable, less allowance for doubtful accounts of $128 in
   1997 and $149 in 1998.....................................................          623          2,649
 Prepaid expenses ...........................................................          304            120
 Other current assets .......................................................           29             21
                                                                                 ---------      ---------
    Total current assets ....................................................        2,354          5,311
PROPERTY AND EQUIPMENT -- Net (Note 6) ......................................        1,906          4,753
GOODWILL AND INTANGIBLE ASSETS -- Net of accumulated amortization of
 $503........................................................................           --          1,406
OTHER LONG-TERM ASSETS ......................................................           53            193
                                                                                 ---------      ---------
TOTAL .......................................................................    $   4,313      $  11,663
                                                                                 =========      =========
                        LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Accounts payable ...........................................................    $   3,812      $   4,498
 Accrued compensation payable ...............................................          326          1,140
 Deferred revenue ...........................................................          359             71
 Notes payable to bank -- current portion (Note 7) ..........................          220             13
 Current portion of capital lease obligations (Note 7) ......................          318          1,097
 Other accrued liabilities ..................................................          274            206
                                                                                 ---------      ---------
    Total current liabilities ...............................................        5,309          7,025
                                                                                 ---------      ---------
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION (NOTE 7) ....................          491          1,649
NOTES PAYABLE TO BANK (NOTE 7) ..............................................           13             --
SENIOR CONVERTIBLE NOTES (NOTE 7) ...........................................        4,719             --
SENIOR CONVERTIBLE BRIDGE NOTES (NOTE 7) ....................................        3,053             --
COMMITMENTS AND CONTINGENCIES (NOTE 11) .....................................
MINORITY INTEREST ...........................................................          370             --
REDEEMABLE STOCKS (NOTES 1 AND 4):
 Series A, $.01 par value, 1,000,000 shares authorized, 480,228 issued
   and outstanding in 1997 ..................................................        5,261             --
 Series A, $.001 par value, 517,410 shares authorized, 502,410 Issued
   and outstanding, liquidation preference of $5,345 ........................           --          5,345
 Series B, $.001 par value, 5,649,241 shares authorized, 5,649,241 issued
   and outstanding, liquidation preference of $5,649.........................           --          3,898
 Series C, $.001 par value, 30,000,000 shares authorized, 30,000,000 issued and outstanding, liquidation preference of $30,000 -- net of
   unamortized discount .....................................................           --         26,943
STOCKHOLDERS' DEFICIT:

 Common stock; $.01 par value, 125,000,000 authorized, 39,550,519 issued
   and outstanding in 1997, 69,299,809 issued and outstanding in 1998 .......          396            693
 Additional paid-in capital .................................................        1,095          5,263
 Accumulated deficit ........................................................      (16,345)       (39,011)
 Deferred compensation ......................................................           --            (78)
 Treasury stock .............................................................          (49)           (64)
                                                                                 ---------      ---------
 Total stockholders' deficit ................................................      (14,903)       (33,197)
                                                                                 ---------      ---------
TOTAL .......................................................................    $   4,313      $  11,663
                                                                                 =========      =========


See notes to consolidated financial statements.

                       SAVVIS COMMUNICATIONS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)






                                                                     1996           1997           1998
                                                                -------------- -------------- --------------
                                                                                (AS RESTATED, SEE NOTE 14)
REVENUES:
 Service ......................................................  $       194    $     2,395    $    12,827
 Installation .................................................           82            317            538
 Other ........................................................           14             46            309
                                                                 -----------    -----------    -----------
    Total revenue .............................................          290          2,758         13,674
                                                                 -----------    -----------    -----------
DIRECT COSTS AND OPERATING EXPENSES:
 Data communications and operations ...........................        1,044         11,072         20,889
 Selling, general and administrative ..........................        1,204          5,130         12,245
 Depreciation and amortization ................................          153            631          2,288
                                                                 -----------    -----------    -----------
    Total direct costs and operating expenses .................        2,401         16,833         35,422
                                                                 -----------    -----------    -----------
LOSS FROM OPERATIONS ..........................................       (2,111)       (14,075)       (21,748)
NONOPERATING INCOME (EXPENSE):
 Interest income ..............................................           --             --            383
 Interest expense .............................................          (60)          (482)          (483)
                                                                 -----------    -----------    -----------
    Total nonoperating income (expense) .......................          (60)          (482)          (100)
                                                                 -----------    -----------    -----------
LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND EXTRAORDINARY
 ITEM .........................................................       (2,171)       (14,557)       (21,848)
INCOME TAXES (NOTE 10) ........................................           --             --             --
Minority Interest in Losses, net of accretion .................           --            547           (147)
                                                                 -----------    -----------    -----------
LOSS BEFORE EXTRAORDINARY ITEM ................................       (2,171)       (14,010)       (21,995)
Extraordinary gain on debt extinguishment, net of tax .........           --             --          1,954
                                                                 -----------    -----------    -----------
NET LOSS ......................................................       (2,171)       (14,010)       (20,041)
PREFERRED STOCK DIVIDENDS .....................................           --           (151)        (2,054)
AMORTIZATION OF DEFERRED FINANCING COSTS AND DISCOUNT ON
 SERIES B AND C PREFERRED STOCK ...............................           --             --           (571)
                                                                 -----------    -----------    -----------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS ..................  $    (2,171)   $   (14,161)   $   (22,666)
                                                                 ===========    ===========    ===========
BASIC AND DILUTED LOSS PER COMMON SHARE BEFORE EXTRAORDINARY
 ITEM .........................................................  $      (.06)   $      (.38)   $      (.42)
EXTRAORDINARY GAIN ON DEBT EXTINGUISHMENT .....................           --             --            .03
                                                                 -----------    -----------    -----------
BASIC AND DILUTED LOSS PER COMMON SHARE .......................  $      (.06)   $      (.38)   $      (.39)
                                                                 ===========    ===========    ===========
WEIGHTED AVERAGE SHARES OUTSTANDING ...........................   35,396,287     36,904,108     58,567,482
                                                                 ===========    ===========    ===========


See notes to consolidated financial statements.

                       SAVVIS COMMUNICATIONS CORPORATION
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31 1996, 1997 AND 1998
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)





                                           NUMBER OF SHARES
                                       -------------------------
                                          COMMON      TREASURY
                                           STOCK        STOCK
                                       ------------ ------------
BALANCE, JANUARY 1, 1996 .............  30,665,765          --
 Issuance of common stock ............   8,884,754          --
 Issuance of common stock upon
  Exercise of stock options ..........          --          --
 Net loss ............................          --          --
                                        ----------          --
BALANCE, DECEMBER 31, 1996 ...........  39,550,519          --
 Purchase of shares for treasury .....          --   4,853,967
 Dividends declared on Series A
  Preferred Stock ....................          --          --
 Net loss ............................          --          --
                                        ----------   ---------
BALANCE, DECEMBER 31, 1997 ...........  39,550,519   4,853,967
Issuance of common stock .............       1,976          --
Issuance of in-the-money options .....          --          --
Issuance of common stock for
 acquisition of IXA ..................  28,789,781          --
Issuance of common stock upon
 exercise of stock options ...........     957,533          --
Dividends declared on Series C
 Preferred Stock .....................          --          --
Amortization of deferred financing
 costs and discount on Series C
 Preferred Stock .....................          --          --
Purchase of shares for treasury ......          --     197,576
Issuance of Series C warrants
 (Note 3) ............................          --          --
Net loss .............................          --          --
                                        ----------   ---------
BALANCE, DECEMBER 31, 1998 ...........  69,299,809   5,051,543
                                        ==========   =========



                                                                         AMOUNTS
                                       ---------------------------------------------------------------------------
                                                                             (AS RESTATED,
                                                 ADDITIONAL                  SEE NOTE 14)
                                        COMMON     PAID-IN      DEFERRED      ACCUMULATED   TREASURY
                                         STOCK     CAPITAL    COMPENSATION      DEFICIT      STOCK       TOTAL
                                       -------- ------------ -------------- -------------- --------- -------------
BALANCE, JANUARY 1, 1996 .............  $ 307      $ (206)       $  --        $     (13)     $  --     $      88
 Issuance of common stock ............     89       1,279           --               --         --         1,368
 Issuance of common stock upon
  Exercise of stock options ..........     --          22           --               --         --            22
 Net loss ............................     --          --           --           (2,171)        --        (2,171)
                                        -----      ------        -----        ---------      -----     ---------
BALANCE, DECEMBER 31, 1996 ...........    396       1,095           --           (2,184)        --          (693)
 Purchase of shares for treasury .....     --          --           --               --        (49)          (49)
 Dividends declared on Series A
  Preferred Stock ....................     --          --           --             (151)        --          (151)
 Net loss ............................     --          --           --          (14,010)        --       (14,010)
                                        -----      ------        -----        ---------      -----     ---------
BALANCE, DECEMBER 31, 1997 ...........    396       1,095           --          (16,345)       (49)      (14,903)
Issuance of common stock .............     --           1           --               --         --             1
Issuance of in-the-money options .....     --         171          (78)              --         --            93
Issuance of common stock for
 acquisition of IXA ..................    287         296           --               --         --           583
Issuance of common stock upon
 exercise of stock options ...........     10          --           --               --         --            10
Dividends declared on Series C
 Preferred Stock .....................     --          --           --           (2,054)        --        (2,054)
Amortization of deferred financing
 costs and discount on Series C
 Preferred Stock .....................     --          --           --             (571)        --          (571)
Purchase of shares for treasury ......     --          --           --               --        (15)          (15)
Issuance of Series C warrants
 (Note 3) ............................     --       3,700           --               --         --         3,700
Net loss .............................     --          --           --          (20,041)        --       (20,041)
                                        -----      ------        -----        ---------      -----     ---------
BALANCE, DECEMBER 31, 1998 ...........  $ 693      $5,263        $ (78)       $ (39,011)     $ (64)    $ (33,197)
                                        =====      ======        =====        =========      =====     =========


See notes to consolidated financial statements

                       SAVVIS COMMUNICATIONS CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                                (IN THOUSANDS)






                                                                           1996            1997            1998
                                                                       ------------   -------------   -------------
                                                                                       (AS RESTATED, SEE NOTE 14)
OPERATING ACTIVITIES:
Net loss ...........................................................     $ (2,171)      $ (14,010)      $ (20,041)
 Reconciliation of net loss to net cash used in Operating ..........
   Depreciation and amortization ...................................          153             631           2,288
   Extraordinary gain on early extinguishment of debt ..............           --              --          (1,954)
   Minority interest in losses, net of accretion ...................           --            (547)            147
   Discount Accretion ..............................................                           55              25
   Compensation expense relating to the issuance of options .                  --              --              93
   Net  changes  in  operating  assets  and  liabilities
    -  net  of  effect  of acquisition:
    Accounts receivable ............................................          (96)           (527)         (1,885)
    Other current assets ...........................................          (33)              4              63
    Other assets ...................................................           --             (53)           (141)
    Prepaid expenses ...............................................          (53)           (250)            183
    Accounts payable ...............................................          676           3,316              61
    Deferred revenue ...............................................           65             294            (288)
    Other accrued liabilities ......................................          166             585             889
                                                                         --------       ---------       ---------
     Net cash used in operating activities .........................       (1,293)        (10,502)        (20,560)
                                                                         --------       ---------       ---------
INVESTING ACTIVITIES:
 Capital expenditures - net ........................................         (884)           (697)         (1,688)
 Acquisition of IXA ................................................           --              --            (750)
                                                                         --------       ---------       ---------
     Net cash used in investing activities .........................         (884)           (697)         (2,438)
                                                                         --------       ---------       ---------
FINANCING ACTIVITIES:
 Purchase of treasury stock ........................................           --             (49)            (15)
 Proceeds from common stock issuance ...............................        1,369              --               1
 Exercise of stock options .........................................           22              --              10
 Proceeds from Series A preferred stock issuance ...................          500             250              --
 Proceeds from Series C preferred stock issuance ...................           --              --          22,500
 Proceeds from issuance of Series C warrants .......................           --              --           3,700
 Payment of Series C deferred financing costs ......................           --              --          (1,747)
 Principal payments under capital lease obligations ................          (20)           (218)           (793)
 Proceeds from issuance of senior convertible notes ................           --           4,483              --
 Proceeds from issuance of Class A shares of subsidiary ............                          917
 Proceeds from issuance of senior convertible bridge notes .........           --           3,053           1,800
 Principal payments on borrowings from senior convertible
   bridge notes ....................................................           --              --          (1,053)
 Proceeds from borrowings from notes payable .......................          950           3,725              --
 Principal payments on borrowings from bank notes payable .                   (81)           (137)           (282)
                                                                         --------       ---------       ---------
     Net cash provided by financing activities .....................        2,740          12,024          24,121
                                                                         --------       ---------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS ..........................     $    563       $     825       $   1,123
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .......................           10             573           1,398
                                                                         --------       ---------       ---------
CASH AND CASH EQUIVALENTS, END OF YEAR .............................     $    573       $   1,398       $   2,521
                                                                         ========       =========       =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Non-cash investing and financing activities:
   Debt incurred under capital lease obligations ...................     $    277       $     718       $   2,835
   Forgiveness of capital lease obligations in exchange for
    property .......................................................           --              --             279
   Preferred stock dividends .......................................           --             151           2,054
   Amortization of financing costs .................................           --              --             234
   Accretion of preferred stock discount ...........................           --              --             569
   Senior convertible notes exchanged for preferred stock ..........           --              --           7,617
   Issuance of common stock in acquisition of IXA ..................           --              --             583
   Cash paid for interest ..........................................           24             227             262



See notes to consolidated financial statements.

                    SAVVIS COMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS -- SAVVIS Communications Corporation, a Delaware corporation, formerly Savvis Holdings Corporation ("Holdings"), together with its wholly owned subsidiary, Savvis Communications Corporation, a Missouri corporation ("SCC"), and its predecessor company, Savvis Communications Enterprises L.L.C. ("LLC"), are referred to herein collectively as the "Company". The Company was formed in November 1995 with $101 of capital and commenced commercial operations in 1996. The Company provides high-speed Internet access and high-end private Intranet services to corporations throughout the United States. The Company also offers colocation services, network operations, and related engineering services.

     The Company's operations are subject to risks and uncertainties, including, among others, actual and prospective competition by entities with greater financial and other resources, risks associated with the development of the Internet market, risks associated with growth and domestic expansion, risks associated with limited experience in the market, technology and regulatory risks, and dependence upon sole and limited source suppliers.

     PRINCIPLES OF CONSOLIDATION -- The Company's consolidated financial statements include the accounts of Holdings, SCC and LLC. On March 4, 1998 the Company entered into a transaction, which is discussed below, that modified the corporate structure so that Holdings became the holding company of SCC.

     On July 31, 1997, SCC formed the LLC as a prerequisite to obtaining $5,400 in financing through the issuance of senior convertible promissory notes. The LLC functioned as SCC's primary operating entity, owning all customer contracts entered into in connection with the business, from July 30, 1997 until it was merged back into the Company on April 30, 1998.

     Ownership of the LLC was split between Class B shares, of which SCC owned all 8,750,000 shares, and Class A shares, of which the LLC's senior convertible promissory noteholders owned all 5,400,000 shares. Both classes of stock had equal voting rights and liquidation preferences.


     A portion of the 1997 net loss of the LLC was allocated to the Class A minority interest in the LLC. The minority shareholders' interest in the LLC, along with the $5,400 in senior convertible promissory notes, was converted into Series B convertible preferred stock of Holdings on March 4, 1998. The LLC was subsequently merged into SCC on April 30, 1998 and SCC's Class B shares in the LLC and the senior noteholders' Class A interest in the LLC were terminated. The exchange of the senior notes and Class A stock for the Series B convertible preferred has been accounted for as the extinguishment of debt and the purchase of minority interest. At the date of issuance the Series B convertible preferred was deemed to have a fair value of $3,700 which resulted in the recognition of an extraordinary gain on extinguishment of the notes of approximately $1,954 and the establishment of $290 of goodwill.


     All  intercompany   balances  and  transactions  have  been  eliminated  in
consolidation.

     CASH AND CASH EQUIVALENTS -- All highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the term of the related lease.

     OTHER ASSETS -- Other assets consist primarily of deposits for network services.

                       SAVVIS COMMUNICATIONS CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED)

     EQUIPMENT UNDER CAPITAL LEASES -- The Company leases certain of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are amortized over the terms of the leases, which are generally three years.

     GOODWILL AND INTANGIBLE ASSETS -- Goodwill is being amortized over ten years and intangible assets over one to two years, all using the straight-line method. The goodwill life was determined at the acquisition date based on market and industry factors.

     LONG-LIVED ASSETS -- The Company periodically evaluates the net realizable value of long-lived assets, including intangible assets, goodwill and property and equipment, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flows to be derived from the asset are less than its carrying value. In addition, the Company's evaluation considers nonfinancial data such as market trends, product and development cycles, and changes in management's market emphasis. There has been no impairment recognized during the years ended 1996, 1997 and 1998.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The fair value of borrowings is estimated by discounting the future cash flows using borrowing rates for similar arrangements with similar maturities.

     STOCK SPLIT -- On July 22, 1999, the Board of Directors of the Company declared a 72,000-for-1 stock split on the Company's shares of common stock. As a result, the Company had 125 million shares authorized and 72 million shares issued and outstanding with a $.01 par value for each share of common stock. All references to shares, options and warrants outstanding have been adjusted retroactively for the stock split.

     REVENUE RECOGNITION AND DEFERRED REVENUE -- Service revenues consist primarily of monthly Internet access service fees, which are fixed monthly amounts. Services were billed one month in advance in both 1996 and 1997. For all years, any services billed and payments received in advance of providing services are deferred until the period such services are earned. Equipment sales and installation charges are recognized when equipment is delivered and installation is completed.

     ADVERTISING COSTS -- Advertising costs are expensed as incurred.

     INCOME TAXES -- SCC was originally incorporated as an S Corporation under the provisions of the Internal Revenue Code. Under S Corporation provisions, SCC generally did not pay any federal or state corporate income tax on its taxable income. Instead, SCC's taxable loss was reported by the stockholders on their individual income tax returns. Effective November 12, 1996, SCC changed its tax status from an S Corporation to a C Corporation. Accordingly, income taxes for the Company for fiscal 1998 and 1997 are accounted for under the liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes.

     EMPLOYEE STOCK OPTIONS -- The Company accounts for employee stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB No. 25, the Company recognizes compensation cost based on the intrinsic value of the equity instrument awarded as determined at grant date. The Company is also subject to disclosure requirements under Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation which requires pro forma information as if the fair value method prescribed by SFAS No. 123 had been applied (see Note 8).

                       SAVVIS COMMUNICATIONS CORPORATION

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
                                  (CONTINUED)

     NEW ACCOUNTING STANDARDS -- In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related
Information, which establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued. SFAS No. 131 is effective for years beginning after December 15, 1997. The statement has not had an impact on the Company's financial statement disclosures as its financial statements reflect how the "chief operating decision maker" manages the business, i.e., as a single segment.

     In June 1997, FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for years beginning after December 15, 1997. The statement has not had an impact on the Company's financial statements as the Company has no other comprehensive income to report.

     In February 1997, FASB issued SFAS No. 128, Earnings Per Share, which replaced primary and fully diluted earnings per share with basic and diluted earnings per share. SFAS No. 128 is effective for years ending after December 31, 1997. All loss per share amounts for all periods have been presented to conform to SFAS No. 128. All stock options and warrants outstanding have been excluded from the computation of diluted loss per share, as their effect would be antidilutive, and accordingly, there is no reconciliation between basic and diluted loss per share for each of the years presented.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-5 is not expected to have a material impact on the Company's results of operations.

     In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 was amended by SFAS No. 137, which delays the effective date of SFAS No. 133 to fiscal years and quarters beginning after June 15, 2000. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company is assessing the requirements of SFAS No. 133 and the effects, if any, on the Company's financial position, results of operations and cash flows.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. This risk is limited due to the large number of customers comprising the Company's customer base. The Company periodically reviews the credit quality of its customers and generally does not require collateral.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     RECLASSIFICATIONS   --  Certain   1996  and  1997   information   has  been
reclassified to conform to the 1998 presentation.


2. SUBSEQUENT EVENTS


     PURCHASE BY BRIDGE INFORMATION SYSTEMS, INC. -- On April 7, 1999, the Company was purchased by Bridge Information Systems, Inc. ("Bridge"). Pursuant to the terms of the transaction, Bridge

                       SAVVIS COMMUNICATIONS CORPORATION

2. SUBSEQUENT EVENTS - (CONTINUED)

issued approximately 3,011,000 shares of its common stock together with 239,000 options and warrants to purchase its common stock in exchange for all outstanding equity interests of the Company. To effect the transaction, the Series A, B and C Preferred Shareholders received their respective liquidation preferences (see Note 4) in the form of Bridge common stock. The Company's Series C warrant holders also exercised their warrants and participated with the other common shareholders and employee option holders in exchanging their common shares for remaining Bridge common shares. Series A warrant holders and those holding common warrants with a strike price per warrant of $4.13 exchanged their warrants for warrants to purchase Bridge common stock. Company stock options outstanding at the date of the transaction were converted into options to purchase Bridge common stock. Subsequent to the purchase, Bridge has the intent to support and fund operations of Savvis throughout fiscal year 1999.


     STOCK OPTION ACTIVITY (UNAUDITED) -- Also on July 22, 1999, the Company's Board of Directors adopted a new stock option plan and authorized 8 million stock options to be granted under plan. Between July and October 1999, the Company granted options to purchase 3,639,000 shares of its common stock to selected employees of Bridge Information Systems, Inc. In that same period, the Company granted options to purchase up to 2,300,008 shares of its common stock to selected employees. All of these options were granted pursuant to the 1999 Stock Option Plan.

     PRIVATE PLACEMENT (UNAUDITED) -- On September 10, 1999, Bridge, 100% parent of SAVVIS, sold in a private placement 18,129,721 shares of SAVVIS common stock to Bridge shareholders.

     PROPOSED  PUBLIC  OFFERING  OF  COMMON  STOCK  (UNAUDITED)  -- The Board of
Directors of SAVVIS has authorized management of the Company to file a registration statement with the Securities and Exchange Commission for the initial public offering of the Company's common stock. The Company contemplates using the proceeds from the proposed public offering to finance a portion of its purchase of Bridge's Internet protocol network assets, for payment of a preferential distribution to Bridge, for capital expenditures and general corporate purposes, and to finance its growth.

3. CORPORATE REORGANIZATION AND FINANCIAL TRANSACTIONS

     The Company was originally organized in November 1995 and operated as SCC. Subsequently, the Company entered into the following transactions:

     In 1996, SCC issued 46,996 shares of Series A convertible preferred stock at a price of $10.64 per share. In conjunction with the issuance, 175,047 warrants to purchase Series A preferred stock were issued. The warrants had an exercise period of five years from the date of issue at an exercise price of $10.64, which approximated the market value of the stock at the date of issuance.

     Between February 7 and July 31, 1997, SCC entered into the following transactions:

o Issuance of convertible notes to investors totaling $3,700. These notes, along with a $500 convertible note issued in 1996 plus accrued interest, were converted into 409,736 shares of Series A convertible preferred stock at a price of $10.64 per share on July 31, 1997. The 175,047 warrants to purchase Series A preferred stock were canceled upon conversion of the notes on July 31, 1997.

     On July 31, 1997, SCC formed the LLC, which functioned as SCC's primary operating entity, as a prerequisite for the following transactions:


o Issuance of senior convertible notes (senior notes) for $5,400. In return for lending the LLC $5,400, the senior noteholders received 5.4 million Class A shares of the LLC for an aggregate nominal fee of $1,000. The senior notes were unsecured, accrued interest at a rate of 8% per annum, and had a term of five years.

                       SAVVIS COMMUNICATIONS CORPORATION

3. CORPORATE REORGANIZATION AND FINANCIAL TRANSACTIONS - (CONTINUED)

     Between October 31 and December 31, 1997, LLC entered into the following transactions:

o Issuance of $3,100 in senior convertible bridge notes ("senior bridge notes").


o Issuance of 13,799,812  five-year  detachable warrants in conjunction with the
  issuance  of  the  senior  bridge  notes.   (See  discussion  below  regarding
  subsequent exchange.)


oIssuance of 23,496 shares of Series A convertible preferred stock at a price of $10.64 per share.


     During 1998 an additional $1,800 of LLC senior bridge notes were issued.


     On March 3, 1998, the Company's owners formed Holdings. At this time, Holdings entered into the following transactions:

o Issuance of 502,410 shares of Series A Preferred Stock in Holdings in exchange for all outstanding Series A Preferred Stock of SCC (480,228 shares) plus accrued dividends.

o Issuance of 15,000 warrants to purchase Series A Preferred Stock of Holdings at $10.64 per share in exchange for an equal amount of Series A Preferred Stock Warrants of SCC with the same strike price. The exercise period for these warrants expires on May 29, 2002.

o Conversion of $5,400 in senior notes and accrued interest of $249 to 5,649,241 Class B shares of the LLC. These Class B shares were then immediately exchanged for an equal number of shares of Series B Preferred Stock in Holdings. In conjunction with the transaction, the 5.4 million Class A shares of the LLC were cancelled.

o Issuance of 63,488,349 shares of $.001 par common stock of Holdings in exchange for all of the $.01 par common stock of SCC.

o Issuance of 22,000,000 shares of Class C Preferred Stock and 299,466,125 detachable Series C common stock warrants of Holdings for $18,200 in cash and exchange of $3,800 of LLC senior bridge notes. The remaining senior bridge notes were repaid from the proceeds of the financing.


o Issuance of 13,799,812 warrants to purchase common stock at a strike price of $.10 were exchanged for an equal amount of warrants to purchase common stock of SCC with the same strike price. The warrants expire on the earlier of ten years from the date of issuance and five years from the date of an initial public offering.


     On July 1, 1998, Holdings issued an additional 8,000,000 shares of Series C Preferred Stock and 108,896,798 detachable common stock warrants for $8,000 in cash.

     The Company, based on an independent valuation, assigned $3,700 to the value of the detachable Series C common stock warrants issued in the March 1998 and July 1998 transactions. The $3,700 was recorded as a discount on the preferred stock and an increase in additional paid in capital. Financing costs of $1,800 were recorded as a discount against the preferred stock. This resulted in $24,600 of value assigned to the Series C Preferred Stock, with the difference between such value and the $30,000 redemption value being amortized through the mandatory redemption date. Amortization is being charged to accumulated deficit.

4. REDEEMABLE PREFERRED STOCK AND STOCK WARRANTS

     HOLDINGS SERIES A PREFERRED STOCK -- The Series A Preferred ranks junior to the Series C Preferred and the Series B Preferred, but senior to all other classes of stock as to liquidation, dividends, redemptions, and any other payment or distribution with respect to capital stock. The Series A Preferred shall be redeemed on December 31, 2003, after (i) all shares of Series C Preferred have been redeemed by payment in full of the aggregate Series C liquidation preference and (ii) all

                       SAVVIS COMMUNICATIONS CORPORATION

4. REDEEMABLE PREFERRED STOCK AND STOCK WARRANTS - (CONTINUED)


shares of Series B Preferred have been redeemed by payment in full of the aggregate Series B redemption price. The mandatory redemption price for each share of the Series A Preferred shall be equal to the greater of the Series A liquidation preference or the fair market value per share of the Series A Preferred, as determined in accordance with the Certificate of Incorporation. Holders of the Series A Preferred shall be entitled to convert each share of Series A Preferred into 142.0413 shares of common stock. The Series A conversion ratio is subject to adjustment in connection with certain issuances of capital stock of the holders and as otherwise set forth in the Certificate of Incorporation. Each holder of Series A Preferred shall be required to convert all of its shares of Series A Preferred, at the then - effective Series A conversion ratio, upon (i) the vote of 66 2/3 percent of the then outstanding shares of Series A Preferred or (ii) upon the demand of the Company in connection with the public offering and sale of shares of capital stock of the Company resulting in gross proceeds of at least $10,000. Holders of Series A Preferred shall be entitled to vote on all matters on which the common stockholders may vote. Each share of Series A Preferred shall be entitled to
142.0413 votes. The Series A Preferred holders are not entitled to dividends.

     HOLDINGS SERIES B PREFERRED STOCK -- The Series B Preferred ranks junior to the Series C Preferred, but senior to all other classes of the Company's stock as to liquidation, dividends, redemptions, and any other payment or distribution with respect to capital stock. The Series B Preferred shall be redeemed on December 31, 2003 after all shares of Series C Preferred have been redeemed by payment in full of the aggregate Series C liquidation preference. The mandatory redemption price for each share of the Series B Preferred shall be equal to the greater of the Series B liquidation preference or the then applicable fair market value per share of the Series B Preferred, as determined in accordance with the Certificate of Incorporation. At any time, holders of the Series B Preferred shall be entitled to convert each share of Series B Preferred into
13.3497 share of common stock. The Series B conversion ratio is subject to adjustment in connection with certain issuances of capital stock of the Company and as otherwise set forth in the Certificate of Incorporation. Each holder of Series B Preferred shall be required to convert all of its shares of Series B Preferred, at the then - effective Series B conversion ratio, upon (i) the vote of 66 2/3 percent of the then - outstanding shares of Series B Preferred and the Series A Preferred (voting together as a class) or (ii) upon the demand of the Company in connection with the public offering and sale of shares of capital stock of the Company resulting in gross proceeds of at least $10,000. Holders of Series B Preferred shall be entitled to vote on all matters on which the common stockholders may vote. Each share of Series B Preferred shall be entitled to approximately 13.3497 vote. The Series B Preferred holders are not entitled to dividends.

     HOLDINGS SERIES C PREFERRED STOCK -- The Series C Preferred ranks senior to all other classes of stock of the Company as to liquidation, dividends, redemptions, and any other payments and has a liquidation preference equal to the Series C price per share of $1 plus accrued and unpaid dividends ("liquidation preference"). Dividends accrue quarterly at 8 percent and may be paid in cash, and to the extent not paid in cash, such dividends will be added to the liquidation preference of the Series C Preferred for the first five years at the option of the Company; thereafter dividends are payable in cash. The Series C Preferred shall be redeemed on December 31, 2003 at a mandatory price equal to the liquidation preference. The Company is required, upon the demand of holders of at least 25 percent of the outstanding Series C Preferred, to redeem all of the Series C Preferred upon a change of control, failure to make any required dividend payments, and certain other conditions as defined in the agreement. The Company has the option to redeem the Series C Preferred in whole or in part upon ten business days' notice for an amount equal to the liquidation preference. Holders of Series C Preferred shall be entitled to vote on all matters on which the common stockholders may vote and are entitled to 13.6122 vote per share. In addition, the Certificate of Incorporation provides that for so long as at least 1 million shares of Series C Preferred are outstanding, the holders of 66 2/3 percent of the Series C Preferred shall be entitled to elect four of the Company's seven directors.

                       SAVVIS COMMUNICATIONS CORPORATION

4. REDEEMABLE PREFERRED STOCK AND STOCK WARRANTS - (CONTINUED)


     SCC SERIES A PREFERRED STOCK -- SCC Series A Preferred, which was exchanged on March 4, 1998 for Holdings Series A Preferred plus accrued dividends, ranked senior to all other then outstanding classes of stock as to liquidation, dividends, redemptions, and any other payment or distribution with respect to capital stock. The Series A Preferred was redeemable beginning February 2002 and continuing through 2004 at the mandatory redemption price. The mandatory redemption price for each share of the Series A Preferred was equal to the greater of the Series A original issuance price or the fair market value per share of the Series A Preferred, as determined in accordance with the Certificate of Incorporation, plus accrued and unpaid dividends. Effective August 1, 1997, the terms of the Series A Preferred were amended to entitle the holders to a dividend rate of 8 percent per annum on the Original Series A Issuance Price. Holders of the Series A Preferred were entitled to convert each share of Series A Preferred into such number of fully paid and nonassessable shares of common stock as determined by dividing the Original Series A Issuance Price ($10.64) by the conversion price of such series (Series A Conversion Price) in effect at the time of conversion. The initial Series A Conversion Price per share was the Original Series A Issuance Price, subject to certain adjustment provisions of the Agreement. Each holder of Series A Preferred was required to convert all of its shares of Series A Preferred, at the then effective Series A conversion ratio, upon (i) written consent of 70 percent of the then - outstanding shares of Series A Preferred or (ii) upon the demand of the Company in connection with the public offering and sale of shares of capital stock of the Company resulting in gross proceeds of at least $10,000. Holders of Series A Preferred were entitled to vote on all matters on which the common stockholders could vote. Each share of Series A Preferred was entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred were convertible.

     See Note 2 for discussion of the redemption of all of the Holdings Preferred Stock subsequent to December 31, 1998.

     COMMON STOCK WARRANTS -- SCC issued 13,799,812 warrants to purchase common stock at a strike price of $.10 per warrant in October 1997 in conjunction with the issuance of the senior bridge notes. These warrants were subsequently exchanged for an equal amount of warrants to purchase common stock of Holdings with the same strike price and remained outstanding as of December 31, 1998. The warrants expire on the earlier of 10 years from the date of issuance or five years from the date of an initial public offering. Management believes the value of the warrants is insignificant.

     SERIES C WARRANTS -- In connection with the issuance of Series C Preferred Stock in March and July of 1998, the Company issued 408,362,922 of detachable warrants to purchase common stock of the Company for a price below $.01 per share. The warrants were assigned a value of $3,700. The warrants are exercisable at any time except that no more than 75 percent of the warrants are exercisable prior to March 3, 2000. The warrants expire 10 years from date of issuance. The warrants provide, subject to certain clawback provisions in the event of a qualified public offering, the Series C Preferred holders with 44.88 percent of the common stock of the Company on a fully diluted basis. All Series C warrants were outstanding as of December 31, 1998.

     SERIES A WARRANTS -- SCC issued 15,000 warrants to purchase Series A Preferred shares of the Company for $10.64 per share to certain investors and consultants for the performance of services on May 28, 1997. These warrants vested immediately. Compensation expense recorded with respect to these warrants was $160 in 1997. These warrants were subsequently exchanged for an identical number of warrants to purchase Series A Preferred shares of Holdings on March 4, 1998 and remained outstanding as of December 31, 1998.

5. BUSINESS COMBINATION

     On March 4, 1998, the Company acquired all of the outstanding shares of Interconnected Associates, Inc. ("IXA") for $750 in cash and 28,789,781 shares of the Company's common stock.

                       SAVVIS COMMUNICATIONS CORPORATION

5. BUSINESS COMBINATION - (CONTINUED)

IXA, which commenced operations in 1994, was a regional Internet service provider serving approximately 200 customers from facilities in Seattle and Portland. The acquisition was accounted for using the purchase method of accounting.

   Fair value of intangible assets acquired, including goodwill .........    $1,620
   Fair value of property acquired ......................................       369
   Net liabilities assumed ..............................................      (656)
                                                                             ------
      Total purchase price ..............................................     1,333
   Fair value of common stock issued ....................................      (583)
                                                                             ------
      Total cash paid ...................................................    $  750
                                                                             ======


     The following summarized pro forma (unaudited) information assumes that the acquisition consummated in 1998 had occurred at the beginning of each period:


                            1997           1998
                        ------------   ------------
  Revenues ..........    $   4,474      $  13,903
  Net loss ..........      (14,002)       (20,318)



     In management's opinion, the pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated as of that time or of future operations of the combined companies under the ownership and operation of the Company.

6.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                                                               1997          1998
                                                            ----------   -----------
Computer equipment ......................................     $  259      $    837
Communications equipment ................................      1,000         1,771
Purchased software ......................................        104           182
Furniture and fixtures ..................................         58           383
Leasehold improvements ..................................         88           217
Equipment under capital lease obligations ...............        995         3,553
                                                              ------      --------
                                                               2,504         6,943
Less accumulated depreciation and amortization ..........       (598)       (2,190)
                                                              ------      --------
                                                              $1,906      $  4,753
                                                              ======      ========

     Effective January 1, 1998, the Company decreased the estimated remaining useful lives of its computer equipment, communications equipment and software from five years to three years to more closely reflect the actual service lives of such equipment. The effect of the change was to increase depreciation expense and net loss by approximately $486 for the year ended December 31, 1998.

Accumulated amortization for equipment under capital leases for 1997 and 1998 was $209 and $831, respectively. Amortization expense for 1996, 1997 and 1998 was $814, $186 and $23, respectively.

                       SAVVIS COMMUNICATIONS CORPORATION

7. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

     Notes payable and convertible notes payable consisted of the following at December 31:


                                                                             1997        1998
                                                                         -----------   --------
  Senior convertible notes, interest at 8%, converted to Series B
   preferred stock of Holdings on March 4, 1998 ......................     $ 4,538      $  --
  Senior convertible bridge notes, interest at 8%, converted to Series
   C preferred stock of Holdings on March 4, 1998 ....................       3,053         --
  Note payable to bank, interest at 9.375%, monthly principal and
   interest payments of $6, matured February 14, 1999.................          85         13
  Note payable to bank, interest at 9.25%, monthly principal and
   interest payments of $8, matured August 1, 1998....................         148         --
                                                                           -------      -----
                                                                             7,824         13
  Less current portion ...............................................        (220)       (13)
                                                                           -------      -----
  Long-term portion ..................................................     $ 7,604      $  --
                                                                           =======      =====




     The carrying value of the notes approximated fair value at December 31, 1997 and 1998. The senior notes and senior bridge notes were unsecured, accrued interest at a rate of 8% per annum, and had a term of five years. See Note 3 for discussion of the conversion of senior convertible and senior bridge notes. The notes payable to the bank are secured by property and equipment purchased with the proceeds and a general lien on the assets of the Company. The note bearing the 9.25% rate was paid off during 1998.

     The Company leases various equipment under capital leases.

     Future minimum lease payments under capital leases are as follows:

1999 ............................................    $  1,343
2000 ............................................       1,187
2001 ............................................         614
                                                     --------
    Total capital lease obligations .............       3,144
Less amount representing interest ...............        (398)
Less current portion ............................      (1,097)
                                                     --------
    Long-term capital lease obligations .........    $  1,649
                                                     ========


8.  EMPLOYEE STOCK OPTIONS


     Prior to 1997, the Company granted non--qualified stock options to its employees as directed by the Company's Board of Directors. In January 1997, the Company established the 1997 stock option plan, under which it is authorized to grant up to 19,757,596 of either incentive stock options or non-qualified stock options to it employees. Options under this plan become exercisable over a three-year vesting period from the date of grant and expire ten years after the date of grant. The Company issued 8,087,100 options under this plan during 1997.


     Additionally, on July 8, 1997, the Company granted an employee 790,304 options to purchase the Company's common stock at $.07 per share. These options vested immediately and have a ten-year life.

     Effective October 15, 1997, the Company's Board of Directors amended and restated the 1997 stock option plan and authorized an additional 15,072,319 options to be granted under the plan. As part of this amendment, the Board of Directors authorized the existing option holders to exchange

                       SAVVIS COMMUNICATIONS CORPORATION

8.  EMPLOYEE STOCK OPTIONS - (CONTINUED)


their options for incentive stock options priced at $.01 per share, with a vesting period of four years from the employee's start date. The incentive options vest 6/48 six months from the employee's start date and then 1/48 monthly thereafter. Accordingly, options with respect to 9,228,655 shares of the Company's common stock were cancelled, and new options with respect to the same number of shares were granted with an exercise price of $.01 per share, the existing estimated fair market value of the Company's common stock at the time. An additional 21,389,890 options were also granted during 1997 under the same terms as the incentive options. Two option holders, representing 238,356 options, elected not to exchange, and accordingly, these options remained outstanding under their original terms at the end of 1997. Of these options, 214,647 were forfeited during 1998.


     In 1998, the Company's Board of Directors established the 1998 stock option plan, under which it authorized 111,149,677 and granted 91,926,998 options. These options vest on varying bases over four years beginning at the later date of six months after the employee's start date or the grant date, and expire 10 years from the grant date.

     The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock option plans. Under the provisions of APB 25, compensation expense is recognized to the extent the value of the Company's stock exceeds the exercise price of options at the date of grant. During 1998, the Company recognized $93 of compensation expense for option grants in 1998 with strike prices that were below the value of the Company's stock.

     Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using the minimum value method. Under this method, the expected volatility of the Company's common stock is not estimated, as there is no market for the Company's common stock in which to monitor stock price volatility. The calculation of the fair value of the options granted in 1996, 1997 and 1998 assumes a risk-free interest rate of 6.7 percent,
6.2 percent and 5.0 percent, respectively, an assumed dividend yield of zero, and an expected life of the options of three years. The weighted average fair value of options granted was below $.01 per share in 1996, 1997 and 1998, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods.

     Had compensation cost for the Company's stock option plan been determined consistent with the provisions of SFAS No. 123 based on the fair value at the grant date, the Company's pro forma net loss would have been as follows:


                                            1996            1997            1998
                                        ------------   -------------   -------------
Net loss attributable to common
 stockholders:
 As reported ........................     $ (2,171)      $ (14,161)      $ (22,666)
 Pro forma ..........................       (2,171)        (14,175)        (22,696)
Basic and diluted net loss per share:
 As reported ........................     $   (.06)      $    (.38)      $    (.39)
 Pro forma ..........................         (.06)           (.38)           (.39)


                       SAVVIS COMMUNICATIONS CORPORATION

8.  EMPLOYEE STOCK OPTIONS - (CONTINUED)

     The following table summarizes stock option activity for the three years ended December 31, 1998:



                                                         NUMBER OF
                                                          SHARES                            WEIGHTED
                                                         OF COMMON            PRICE         AVERAGE
                                                       STOCK OPTIONS           PER          EXERCISE
                                                      (IN THOUSANDS)          SHARE          PRICE
                                                     ----------------   ----------------   ---------
Balance, December 31, 1995 .......................            --        $       --          $  --
 Granted .........................................         1,625                .01         0.01
                                                           -----
Balance, December 31, 1996 .......................         1,625                .01         0.01
 Granted .........................................        39,496         .01 -   .07        0.02
 Forfeited .......................................          (245)               .03         0.03
 Cancelled .......................................        (9,229)        .01 -   .04        0.03
                                                          ------
Balance, December 31, 1997 .......................        31,647         .01 -   .07        0.01
 Granted .........................................        91,927         .01 -   .02        0.02
 Exercised .......................................          (958)               .01         0.01
 Forfeited .......................................        (7,416)        .01 -   .02        0.01
                                                          ------
Balance, December 31, 1998 .......................       115,200        $.01 - $ .07       $ 0.02
                                                         =======
Options exercisable at December 31, 1996 .........            --
                                                         =======
Options exercisable at December 31, 1997 .........         7,271        $.01 - $ .07       $ 0.02
                                                         =======
Options exercisable at December 31, 1998 .........        28,051        $.01 - $ .07       $ 0.01
                                                         =======

     The following table summarizes information about the options outstanding and exercisable at December 31, 1998:


            OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
-------------------------------------------   ----------------------------
                     WEIGHTED     WEIGHTED                        WEIGHTED
                     AVERAGE       AVERAGE                        AVERAGE
     SHARES         REMAINING     EXERCISE         SHARES         EXERCISE
 (IN THOUSANDS)        LIFE         PRICE      (IN THOUSANDS)      PRICE
----------------   -----------   ----------   ----------------   ---------
        13,542          9.93       $  .01          12,267         $  .01
        25,995          8.81          .01          10,325            .01
        74,849          9.59          .02           4,658            .02
            24          8.08          .04              10            .04
           790          8.50          .07             790            .07
    ----------                                     ------
       115,200          9.51       $  .02          28,051         $  .02
    ==========                                     ======


9. EMPLOYEE SAVINGS PROGRAM

     The Company sponsors an employee savings plan that qualifies as a defined contribution arrangement under Section 401(k) of the Internal Revenue Code. All employees may contribute a percentage of their base salary, subject to limitations. The plan was put into place during 1998. All employer contributions are discretionary under plan provisions. The Company made no contributions to the plan during 1998.

10.  INCOME TAXES

     No provision for income taxes was provided for the years ended December 31, 1996, 1997, and 1998 as the potential deferred tax benefit of $208, $3,044, and $6,853, respectively, resulting primarily from the net operating losses, was fully offset by a provision to provide a valuation allowance against such deferred tax benefit.

                       SAVVIS COMMUNICATIONS CORPORATION

10.  INCOME TAXES - (CONTINUED)

     The components of deferred income tax assets and liabilities are as follows at December 31:

                                                 1997          1998
                                              ----------   -----------
Deferred tax assets:
 Net operating loss carryforwards .........    $  3,234     $  10,215
 Other ....................................          44            87
                                               --------     ---------
    Gross deferred tax assets .............       3,278        10,302
Deferred tax liabilities:
 Intangible assets ........................          --          (109)
 Other ....................................         (26)          (88)
                                               --------     ---------
    Net deferred tax assets ...............       3,252        10,105
Valuation allowances ......................      (3,252)      (10,105)
                                               --------     ---------
                                               $     --     $      --
                                               ========     =========

     At December 31, 1997 and 1998, the Company recorded a valuation allowance of $3,252 and $10,105, respectively, against the net deferred tax asset due to the uncertainty of its ultimate realization. The valuation allowance increased by $3,044 from December 31, 1996 to December 31, 1997 and by $6,853 from December 31, 1997 to December 31, 1998.


     Section 382 of the Internal Revenue Code restricts the utilization of net operating losses and other carryover tax attributes upon the occurrence of an ownership change, as defined. Such an ownership change occurred during 1998 as a result of the corporate reorganization and financing transactions (see Note 3). Management believes such limitation may affect the Company's ability to utilize the net operating losses over the 20-year carryforward period.

     At December 31, 1998, the Company had approximately $30,000 in U.S. Federal net operating loss carryforwards expiring between 2011 and 2018.


     The effective income tax rate differed from the statutory federal income tax rate as follows for the years ended December 31:


                                                       1996       1997        1998
                                                     --------   --------   ----------
Pretax loss ......................................       34%        34%         34%
Federal income tax portion of changes in
 valuation allowance .............................      (10)       (16)        (32)
Minority interest in net operating loss ..........       --        (18)         (1)
S Corporation loss ...............................      (24)        --          --
Other - net ......................................       --         --          (1)
                                                        ---        ---        ------
Effective income tax rate ........................        0%         0%         0%
                                                        ===        ===        =====

                       SAVVIS COMMUNICATIONS CORPORATION

11. COMMITMENTS AND CONTINGENCIES

     The Company leases communications equipment and office space under various operating leases. Future minimum lease payments at December 31, 1998 are as follows:


                         NETWORK        OTHER        OFFICE
                        EQUIPMENT     EQUIPMENT      SPACE       TOTAL
                       -----------   -----------   ---------   ---------
1999 ...............      $  378         $158       $1,106      $1,642
2000 ...............       1,115          126        1,086       2,327
2001 ...............          --          101          906       1,007
2002 ...............          --           38          918         956
2003 ...............          --           13          932         945
Thereafter .........          --           --          901         901
                          ------         ----       ------      ------
    Total ..........      $1,493         $436       $5,849      $7,778
                          ======         ====       ======      ======


     Rental expense under operating leases for the years ended December 31, 1996, 1997 and 1998, was $110, $1,924, and $1,905, respectively.

     EMPLOYMENT AGREEMENT -- On December 4, 1998 the Company entered into an employment agreement with the Company's new President and Chief Executive Officer. In connection with his employment, the executive received an option to purchase the number of shares of the Company's common stock, which constituted 5% of the current fully diluted number of all shares of common stock. One-third of the options vested immediately with the balance to vest over 42 months. All unvested options vested immediately upon the purchase of the Company by Bridge. See Note 2 for discussion of the purchase.

     LITIGATION -- The Company is subject to various legal proceedings and other actions arising out of the normal course of business. While the results of such proceedings and actions cannot be predicted, management believes, based on the advice of legal counsel, that the ultimate outcome of such proceedings and actions will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

12. VALUATION AND QUALIFYING ACCOUNTS

     Activity in the Company's allowance for doubtful accounts was as follows:

                                                ADDITIONS
                                BALANCE AT      CHARGED TO
                               BEGINNING OF     COSTS AND                    BALANCE AT
                                   YEAR          EXPENSES     DEDUCTIONS     END OF YEAR
                              --------------   -----------   ------------   ------------
December 31, 1996 .........        $ --            $ 16         $   --          $ 16
December 31, 1997 .........          16             254           (142)          128
December 31, 1998 .........         128             278           (257)          149

13. GOING CONCERN MATTERS

     The Company has experienced recurring losses from operations and cash flow deficiencies which, since April of 1999, have been funded by Bridge, of which the Company is a majority-owned consolidated subsidiary. While Bridge has funded the Company's operations through 1999, Bridge has not committed to fund the Company's operations in the future. These matters raise substantial doubt as to the Company's ability to continue as a going concern. Management intends to fund operations and other cash flow needs with the proceeds of an initial public offering in the first quarter of 2000. There can be no assurances that such an offering will be consummated. If an offering is not consummated, management intends to seek other financing and otherwise alter its business plans.

                       SAVVIS COMMUNICATIONS CORPORATION

14. RESTATEMENT

     Subsequent to the issuance of its financial statements for the years ended December 31, 1997 and 1998, the Company determined that the Class A shares of its subsidiary represented a minority interest to which losses should be allocated and for which accretion on the Class A shares and related convertible notes should be recorded at an effective rate of 20%. The Company also concluded that the exchange of these instruments for Class B preferred stock in March of 1998 should be treated as a debt extinguishment, with recognition of an extraordinary gain, and as the purchase of a minority interest. The Company's financial statements have been restated to correct the accounting for the above. A summary of the significant effects of the restatement are as follows.


                                                         1997                          1998
                                             ----------------------------   --------------------------
                                                  AS                             AS
                                              PREVIOUSLY                     PREVIOUSLY
FOR THE YEAR ENDED DECEMBER 31:                REPORTED      AS RESTATED      REPORTED     AS RESTATED
------------------------------------------   ------------   -------------   -----------   ------------
Depreciation and amortization ............    $     631       $     631      $   2,208     $   2,288
Interest expense .........................          427             482            458           483
Loss before income taxes, minority
 interest and extraordinary item .........      (14,502)        (14,557)       (21,743)      (21,848)
Minority interest in losses, net of
 accretion ...............................           --             547             --          (147)
Extraordinary item, net of tax ...........           --              --             --        (1,954)
Net loss .................................      (14,502)        (14,010)       (21,743)      (20,041)
Preferred stock accretion ................          151             151          1,821         2,054
Net Loss attributable to common
 stockholders ............................      (14,653)        (14,161)       (24,134)      (22,666)
Basic and diluted loss per common share
 before extraordinary item ...............         (.40)           (.38)          (.41)         (.42)
Extraordinary gain on debt
 extinguishment ..........................           --              --             --            .03
Basic and diluted loss per common share.           (.40)           (.38)          (.41)         (.39)
At December 31:
 Goodwill and intangibles, net ...........           --              --          1,197         1,406
 Accounts payable ........................        3,993           3,812          4,498         4,498
 Minority interest .......................           --             370             --            --
 Accumulated deficit .....................      (16,837)        (16,345)       (40,971)      (39,011)
 Senior convertible notes ................        5,400           4,719             --            --
 Stockholders' deficit ...................      (15,395)        (14,903)       (35,157)      (33,197)




                                    ******

                BRIDGE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BRIDGE

     The following discussion should be read together with the more detailed information in Bridge's historical consolidated financial statements, including the related notes thereto, appearing elsewhere in this prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.

OVERVIEW

     Bridge is a global provider of high-quality, real time and historical financial information, including market data, news and analytical tools.
Bridge's customers are investment and commercial banks, money managers, investment advisors, broker/dealers, traders, exchanges, corporations and governmental agencies. Bridge's products include a wide range of computer workstations, market data feeds and web-browser-based applications that provide comprehensive market data, in-depth news, powerful analytical tools and trading room integration systems.

     During the period 1996 through September 30, 1999, Bridge made several acquisitions as outlined below which resulted in significant increases in Bridge's revenues, expenses, intangible assets, debt and redeemable preferred stock.

     On  July  26,  1996,  Bridge  acquired  all of the  outstanding  shares  of
Knight-Ridder Financial, Inc. ("KRF") for approximately $272.8 million in a business combination accounted for as a purchase. The purchase was financed through the sale of approximately $155.5 million of Series D redeemable preferred stock of Bridge and through a portion of the proceeds obtained from a $160 million term loan. The total cost of the acquisition was approximately $273.5 million, which exceeded the fair value of the net assets of KRF by $203.2 million. This excess is being amortized over 40 years. In addition, approximately $6.5 million of the purchase price was allocated to purchased research and development, which was expensed to acquisition related expense in 1996. In 1997, Bridge recognized non-recurring costs of approximately $5.4 million comprised of customer credits for downtime and other conversion costs related to the closure of KRF's data center which are included in restructuring and acquisition related expense.

     On July 15, 1997, Bridge acquired all of the outstanding shares of Telesphere Corporation ("Telesphere") for approximately $34.5 million in a business combination accounted for as a purchase. Bridge acquired Telesphere for 450,000 shares of Series A common stock of Bridge (valued at approximately $3.3 million), approximately $3 million in an 11% senior subordinated note of Bridge and approximately $28.6 million in cash. The total cost of the acquisition was approximately $34.8 million, which exceeded the fair market value of the net assets of Telesphere by approximately $27.6 million. This excess is being amortized over 20 years.

     On May 29, 1998, Bridge acquired all the outstanding shares of Dow Jones Markets Holdings, Inc., ("Telerate") for approximately $510 million in a business combination accounted for as a purchase. Bridge acquired Telerate for 1,500,000 shares of Series E preferred stock of Bridge (valued at approximately $150 million) and approximately $360 million in cash, which was financed through the proceeds obtained from a loan under Bridge's senior secured credit agreement. The total cost of the acquisition was approximately $511.6 million, which exceeded the fair market value of the net assets of Telerate by approximately $184.1 million. This excess is being amortized over 30 years. In addition approximately $22 million of the purchase price was allocated to purchased research and development, which was expensed to acquisition related expenses in 1998. In 1998, Bridge also recognized non-recurring costs of approximately $6.7 million, comprised of other conversion costs related to the closure of redundant offices, which are included in acquisition related expenses.

     On November 10, 1998, Bridge acquired the financial information business assets of ADP Financial Information Services ("ADP") for approximately $154.2 million in a business combination accounted for as a purchase. Bridge acquired the assets in exchange for 900,000 shares of Series F preferred stock of Bridge (valued at approximately $90 million) and approximately $64.2 million in cash which was financed through proceeds obtained from a loan under Bridge's senior secured credit agreement. The total cost of the acquisition was approximately $154.5 million, which exceeded the fair market value of the net assets of ADP Financial Information Services by approximately $99.8 million. This excess is being amortized over 20 years.

     On April 7, 1999, Bridge acquired SAVVIS Communications Corporation, f/k/a SAVVIS Holdings Corporation, ("SAVVIS"), in an all stock transaction that was accounted for as a purchase. Pursuant to the terms of the transaction, Bridge issued approximately 3,011,000 shares of common stock, together with approximately 239,000 options and warrants to purchase common stock in exchange for all the outstanding equity interest of SAVVIS. The purchase price has been allocated to the underlying assets purchased and liabilities assumed based on their estimated fair market values at the acquisition date. The total cost of the acquisition exceeded the fair value of SAVVIS' net assets by approximately $23.8 million, which is being amortized over 3 years. In addition, approximately $20.3 million of the purchase price was allocated to property and equipment, trademarks, non-compete agreements and other intangibles, which are being amortized over 1 to 5 years. Also, in connection with the acquisition, Bridge assumed net liabilities of SAVVIS in the amount of approximately $12.3 million. Subsequent to the acquisition, on September 10, 1999, Bridge sold in a private placement approximately 25% of its ownership to Bridge shareholders for approximately $9.0 million.

     The net value of goodwill and other intangible assets arising from past acquisitions was $863.9 million on September 30, 1999. Bridge's determination of the amortization period for these assets was based on management's estimates of their useful lives which they believe were consistent with accounting precedent and practice on the dates of the acquisitions. Had management assumed shorter useful lives, amortization charges would have been higher, increasing Bridge's operating losses. Since the completion of these acquisitions, there has been considerable debate, both within the accounting profession and among government agencies, about the appropriateness of useful life assumptions beyond 5 to 10 years. Were Bridge to amortize all goodwill over 10 years and other intangibles over no more than 5 years, net losses would have been $68.7 million, $86.0 million and $180.7 million for 1996, 1997 and 1998, respectively, and $115.3 million and $180.0 million for the nine months ended September 30, 1998 and 1999, respectively.

     Revenues.

     Bridge's revenues include fees for information services, transaction services, equipment sales, customer data fees and other revenues.

     Information services. Information services revenues are derived from subscription charges to clients for the use of Bridge's real time and historical information and news on equities, fixed income, foreign exchange, derivatives and commodities. Information services revenues are billed 1 to 12 months in advance and are recognized in the period the related services are provided.

     Transaction services. Bridge's wholly owned subsidiaries, Bridge Trading Company ("Bridge Trading"), Bridge International Broking Ltd.-Hong Kong ("Bridge Broking-Hong Kong") and Bridge International Broking (U.K.) Limited ("Bridge Broking-U.K.") provide securities order routing and execution services , or transaction services, to many of Bridge's institutional clients. Bridge Trading, Bridge Broking-Hong Kong and Bridge Broking-U.K. are registered broker-dealers under securities laws of the United States, Hong Kong and the United Kingdom, respectively. Transaction services revenues represent the net commissions and fees earned from providing the transactions services in excess of the value of the subscription charges recorded as information services revenues. Transaction services are recorded on the trade date of the relevant security transaction.

     Equipment sales. Bridge is a value added reseller for Sun Microsystems, Inc. Equipment sales revenues are derived from the sale of computer equipment to clients. Equipment sales are recorded upon delivery of the equipment.

     Customer data fees. Customer data fees revenues represent fees and royalties charged by Bridge to clients for the right for clients to use the data of third party data suppliers subscribed for through Bridge's information system. Pursuant to contracts with the third party data suppliers, Bridge remits a portion of such fees and royalties to the data suppliers.

     Other revenues. Other revenues primarily consist of sales of computer software and printed information products and charges for systems installation and maintenance.

     Operating Expenses.

     Operating expenses include employee related expenses, depreciation and amortization, technology related expenses, equipment cost of sales, customer data fees, transaction services related expenses, data acquisition related expenses, facilities related expenses and general and administrative expenses.

     Employee related. Employee related expenses include, in addition to employee salaries and bonuses, payroll taxes, Bridge's 401(k) and pension contributions, health insurance costs, travel and entertainment and other miscellaneous employee costs.

     Depreciation and amortization. Depreciation and amortization expenses consist of (1) depreciation of buildings, leasehold improvements, furniture and fixtures and equipment used in Bridge's data centers, sales and administrative offices, the global data network and client's offices; and (2) amortization of goodwill and other intangible assets principally resulting from Bridge's acquisitions. Generally, depreciation is calculated using the straight-line method over the useful life of the associated asset, which ranges from 3 to 5 years for equipment and software and 5 to 32 years for buildings, improvements, furniture and fixtures. Goodwill is being amortized over 3 to 40 years and other intangible assets over 1 to 20 years, all using the straight-line method.

     Technology related. Technology related expenses consist of communication and equipment charges incurred to operate Bridge's global data network. The network serves to both collect data from Bridge's data suppliers and to distribute data to Bridge's clients. Following SAVVIS' initial public offering and the transfer of Bridge Internet Protocol network to SAVVIS, Bridge's payments under the Network Services Agreement will be reflected here.

     Equipment cost of sales. Equipment cost of sales is directly related to equipment sales revenues and represents the cost of equipment acquired for resale to clients.

     Customer data fees. Customer data fees expenses represent fees and royalties paid by Bridge to data suppliers for the right for clients to use the suppliers' data obtained through Bridge's information system.

     Transaction services related. Transaction services related expenses, primarily clearing, floor brokerage and specialist fees, are directly related to transaction services revenue. All fees for executed transactions are recorded on the trade date of the relevant securities transaction.

     Data acquisition related. Data acquisition related expenses consist of fees and royalties paid by Bridge to data suppliers for Bridge's right to obtain and redistribute the suppliers' data.

     Facilities related. Facilities related expenses include costs related to Bridge's leased facilities in approximately 90 cities throughout the world.

     General and administrative. General and administrative expenses include voice communications costs, professional services fees, insurance, property and other general taxes, marketing and advertising expenses, shipping and freight expenses and other miscellaneous expenses.

     Acquisition related. Acquisition related expenses, primarily purchased research and development expenses, are one-time costs directly related to acquisitions made in the respective years.

     Interest   expense.   Interest   expense  is  related  to  debt  to  banks,
subordinated debt and capital leases.

     Income taxes. Income tax expense primarily consists of taxes paid in the local jurisdictions of Bridge's foreign subsidiaries. Bridge incurred operating losses in the United States and, therefore, has not recorded a provision for income taxes in its historical financial statements. Bridge has recorded a valuation allowance for the full amount of its net deferred tax assets because it believes that the future realization of the tax benefit is uncertain.

     Loss on early extinguishment of debt. Losses on early extinguishment of debt represent the write-off of deferred financing costs upon prepayment of debt.

RESULTS OF OPERATIONS

     Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

     Telerate was acquired on May 29, 1998; therefore, only four months of Telerate's results are included in the results of operations for the nine months ended September 30, 1998. ADP was acquired on November 10, 1998; therefore, none of its results are included in the results of operations for the nine months ended September 30, 1998. The results of operations for the nine months ended September 30, 1999 include the results of Telerate and ADP for the full nine months. SAVVIS was acquired on April 7, 1999; therefore, its results of operations are included from the date of acquisition through September 30, 1999.

     Revenues.

     Information services. Information services revenues were $651.2 million for the first nine months of 1999 compared to $398.8 million for the first nine months of 1998, an increase of 63%. This $252.4 increase primarily resulted from the acquisitions of Telerate and ADP. The net revenue increase resulting from the acquisitions was $245.3 million. The remaining growth in revenue was due to increased marketing and sales efforts for the new technology products, offset by losses of old technology products due to some products not being Year 2000 compliant, client rationalization of market data services costs and reductions in users due to mergers among clients. The affect of these pressures on Bridge's revenues increased in the fourth quarter of 1999 primarily as a result of Year 2000 issues.

     Transaction services. Transaction services revenues were $55.6 million for the first nine months of 1999 compared to $40.0 million for the first nine months of 1998, an increase of 39%. This $15.6 million increase was primarily due to increased marketing and sales efforts and the resulting increase in transaction volume.

     Equipment sales. Equipment sales revenues were $73.9 million for the first nine months of 1999 compared to $52.1 million for the first nine months of 1998, an increase of 42%. This $21.8 million increase was primarily due to increased marketing and sales efforts and the resulting increase in sales volume.

     Customer data fees. Customer data fees were $149.6 million for the first nine months of 1999 compared to $74.5 million for the first nine months of 1998, an increase of 101%. This $75.1 million increase primarily resulted from the acquisitions of Telerate and ADP. The net revenue increase resulting from the acquisitions was $69.6 million. The balance of the increase is directly related to the growth in the installed subscription base of information services revenues excluding acquisitions.

     Other revenues. Other revenues were $16.0 million for the first nine months of 1999 compared to $12.5 million for the first nine months of 1998, an increase of 28%. This $3.5 million increase primarily resulted from the acquisitions of Telerate and ADP. The net revenue increase resulting from the acquisitions was $3.0 million.

     Operating Costs and Expenses.

     Employee related. Employee related expenses were $297.9 million for the first nine months of 1999 compared to $182.4 million for the first nine months of 1998, an increase of 63%. This $115.5 million increase primarily resulted from the acquisitions of Telerate, ADP and SAVVIS. The net expense increase resulting from the acquisitions was $97.5 million. The balance of the increase primarily related to the increases in employees in the news and customer services functions and annual wage increases.

     Depreciation and amortization. Depreciation and amortization was $211.9 million for the first nine months of 1999 compared to $133.4 million for the first nine months of 1998, an increase of 59%. This $78.5 million increase primarily resulted from the acquisitions of Telerate and ADP. The net expense increase resulting from the acquisitions was $72.6 million. The balance of the increase primarily resulted from increased equipment purchases related expansion of the global data network and client conversion to new technology products.

     Technology related. Technology related expenses were $142.5 million for the first nine months of 1999 compared to $58.8 million for the first nine months of 1998, an increase of 142%. Of this $83.7 million increase, the net expense increase resulting from the acquisitions of Telerate, ADP and SAVVIS was $55.3 million, and the remainder primarily resulted from overlapping network costs incurred as Bridge converted clients from the legacy networks of KRF and Telerate to the Bridge Internet Protocol network.

     Equipment cost of sales. Equipment cost of sales was $68.0 million for the first nine months of 1999 compared to $48.1 million for the first nine months of 1998, an increase of 41%. This $19.9 million increase is directly related to the increase in equipment sales revenues.

     Customer data fees. Customer data fees were $122.2 million for the first nine months of 1999 compared to $69.2 million for the first nine months of 1998, an increase of 77%. This $53.0 million increase is directly related to the increase in customer data fees revenues, and primarily resulted from the acquisitions of Telerate and ADP. The net expense increase resulting from the acquisitions was $46.7 million. The balance of the increase is directly related to the growth in the installed subscription base of information services revenues excluding acquisitions.

     Transaction services related. Transaction services related expenses were $21.5 million for the first nine months of 1999 compared to $18.5 million for the first nine months of 1998, an increase of 16%. This $3.0 million increase is directly related to the increase in transaction services revenues.

     Data acquisition related. Data acquisition related expenses were $62.3 million for the first nine months of 1999 compared to $27.4 million for the first nine months of 1998, an increase of 127%. This $34.9 million increase primarily resulted from the acquisitions of Telerate and ADP. The net expense increase resulting from the acquisitions was $28.0 million. The balance primarily resulted from purchases of additional fixed income and foreign exchange data suppliers.

     Facilities related. Facilities related expenses were $45.2 million for the first nine months of 1999 compared to $20.8 million for the first nine months of 1998, an increase of 117%. This $24.4 million increase primarily resulted from the acquisitions of Telerate and ADP. The expense increase resulting from the acquisitions was $21.3 million.

     General and administrative. General and administrative expenses were $53.1 million for the first nine months of 1999 compared to $36.4 million for the first nine months of 1998, an increase of 46%. This $16.7 million increase primarily resulted from the acquisitions of Telerate, ADP and SAVVIS. The net expense increase resulting from the acquisitions was $12.5 million. The balance of the increase primarily resulted from increased expenditures for marketing and advertising.

     Acquisition related. Acquisition related expenses, primarily purchased research and development expenses, were $28.7 million for the first nine months of 1998 resulting from the Telerate acquisition.

     Other Income and Expense.

     Interest income. Interest income was $2.2 million for the first nine months of 1999 compared to $1.3 million for the first nine months of 1998, an increase of 69%. This $.9 million increase was primarily due to larger cash balances available for short-term investment subsequent to the Telerate acquisition.

     Interest expense. Interest expense was $68.1 million for the first nine months of 1999 compared to $41.3 million for the first nine months of 1998, an increase of 65%. This $26.8 million increase is attributable to the bank debt incurred to finance portions of the Telerate and ADP acquisitions and to provide additional working capital.

     Provision for income taxes. The provision for income taxes was $10.3 million for the first nine months of 1999 compared to $6.7 million for the first nine months of 1998, an increase of 54%. This $3.6 million net expense increase resulted from the acquisition of Telerate.

     Loss on extinguishment of debt. The loss on extinguishment of debt was $3.0 million for the first nine months of 1998 and resulted from the refinancing of bank debt in connection with the acquisition of Telerate.

     Net loss. Net loss was $134.4 million for the first nine months of 1999 compared to $90.8 million for the first nine months of 1998.

     Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Revenues.

     Information services. Information services revenues were $621.6 million in 1998 compared to $280.4 million in 1997, an increase of 122%. This $341.2 increase primarily resulted from the acquisition of Telerate whose revenues for 1998 were $307.8 million. The remaining growth in revenues was due to increased marketing and sales efforts for the new technology products.

     Transaction services. Transaction services revenues were $55.7 million in 1998 compared to $41.5 million in 1997, an increase of 34%. This $14.2 million increase was primarily due to increased marketing and sales efforts and the resulting increase in transaction volume.

     Equipment sales. Equipment sales revenues were $68.1 million in 1998 compared to $43.3 million in 1997, an increase of 57%. This $24.8 million increase was primarily due to increased marketing and sales efforts and the resulting increase in sales volume.

     Customer data fees. Customer data fees were $127.2 million in 1998 compared to $36.4 million in 1997, an increase of 249%. This $90.8 million increase primarily resulted from the acquisition of Telerate whose revenues for 1998 were $73.0 million. The remaining growth in revenues primarily resulted from Bridge becoming responsible for invoicing Nasdaq fees to clients and from the increase in information services revenues.

     Other revenues. Other revenues were $19.5 million in 1998 compared to $8.4 million in 1997, an increase of 132%. This $11.1 million increase primarily resulted from the acquisition of Telerate whose revenues for 1998 were $10.0 million.

     Operating Costs and Expenses.

     Employee related. Employee related expenses were $285.7 million in 1998 compared to $143.0 million in 1997, an increase of 100%. This $142.7 million increase primarily resulted from the acquisition of Telerate whose expenses for 1998 were $115.1 million. The balance of the increase primarily resulted from the increases in employees in the news, customer service and accounting functions and from annual wage increases.

     Depreciation and amortization. Depreciation and amortization was $203.9 million in 1998 compared to $83.7 million in 1997, an increase of 144%. This $120.2 million increase primarily resulted from the acquisition of Telerate whose expenses for 1998 were $93.9 million. The balance of the increase primarily resulted from increased equipment purchases related expansion of the global data network and increases in data center computer capacity for the development of new Telerate products.

     Technology related. Technology related expenses were $98.3 million in 1998 compared to $44.0 million in 1997, an increase of 123%. This $54.3 million increase primarily resulted from the acquisition of Telerate whose expenses for 1998 were $37.0 million. The balance of the increase primarily resulted from expansion of the Internet Protocol network and increases in the number of information services clients.

     Equipment cost of sales. Equipment cost of sales was $62.5 million in 1998 compared to $39.2 million in 1997, an increase of 59%. This $23.3 million increase is directly related to the increase in equipment sales revenues.

     Customer data fees. Customer data fees were $109.7 million in 1998 compared to $31.5 million in 1997, an increase of 248%. This $78.2 million increase is directly related to the increase in customer data fees revenues, and primarily resulted from the acquisition of Telerate whose expenses for 1998 were $57.6 million. The remaining growth in revenues primarily resulted from Bridge becoming responsible for invoicing Nasdaq fees to clients and from the increase in information services revenues.

     Transaction services related. Transaction services related expenses were $26.2 million in 1998 compared to $20.7 million in 1997, an increase of 27%. This $5.5 million increase is directly related to the increase in transaction services revenues.

     Data acquisition related. Data acquisition related expenses were $40.9 million in 1998 compared to $21.0 million in 1997, an increase of 95%. This $19.9 million increase primarily resulted from the acquisition of Telerate whose revenues for 1998 were $24.1 million, offset by reductions in costs due to termination of redundant feeds from third party data suppliers.

     Facilities related. Facilities related expenses were $45.6 million in 1998 compared to $18.9 million in 1997, an increase of 141%. This $26.7 million increase primarily resulted from the acquisition of Telerate whose expenses for 1998 were $34.8 million, offset by the closure of redundant office facilities.

     General and administrative. General and administrative expenses were $59.7 million in 1998 compared to $36.1 million in 1997, an increase of 65%. This $23.6 million increase primarily resulted from the acquisition of Telerate whose expenses for 1998 were $22.9 million.

     Acquisition related. Acquisition related expenses, primarily purchased research and development expenses, were $28.7 million in 1998 compared to $5.4 million in 1997, an increase of 431%. The 1998 and 1997 expenses were directly related to the acquisitions of Telerate and Telesphere, respectively.

     Other Income and Expense.

     Interest income. Interest income was $2.8 million in 1998 compared to $.7 million in 1997, an increase of 300%. This $2.1 million increase is primarily due to larger cash balances available for short-term investment subsequent to the Telerate acquisition.

     Interest expense. Interest expense was $62.9 million in 1998 compared to $30.5 million in 1997, an increase of 106%. This $32.4 million increase is attributable to the bank debt incurred to finance portions of the Telerate and ADP acquisitions.

     Provision for income taxes. The provision for income taxes was $10.4 million in 1998 compared to $.6 million in 1997, an increase of 1,633%. This $9.8 million increase resulted from the acquisition of Telerate.

     Loss on early extinguishment of debt. The loss on early extinquishment of debt was $3.0 million in 1998 compared to $4.2 million in 1997, a decrease of $1.2 million. The loss in 1998 resulted from the refinancing of bank debt in connection with the acquisition of Telerate. The loss in 1997 also resulted from the refinancing of bank debt, the purpose of which was to provide additional working capital.

     Net loss. Net loss was $142.9 million in 1998 compared to $68.6 million in 1997.

     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     KRF was acquired on July 26, 1996, therefore, only five months of KRF's results are included in the results of operations for the year ended December 31, 1996. A full year of KRF's results is included in the results of operations for the year ended December 31, 1997.

     Revenues.

     Information services. Information services revenues were $280.4 million in 1997 compared to $173.4 million in 1996, an increase of 62%. This $107.0 increase primarily resulted from the acquisition of KRF and from growth in revenue due to increased marketing and sales efforts for the new technology products.

     Transaction services. Transaction services revenues were $41.5 million in 1997 compared to $38.0 million in 1996, an increase of 9%. This $3.5 million increase was primarily due to increased marketing and sales efforts and the resulting increase in transaction volume.

     Equipment sales. Equipment sales revenues were $43.3 million in 1997 compared to $29.1 million in 1996, an increase of 49%. This $14.2 million increase was primarily due to increased marketing and sales efforts and the resulting increase in sales volume.

     Customer data fees. Customer data fees were $36.4 million in 1997 compared to $24.2 million in 1996, an increase of 50%. This $12.2 million increase primarily resulted from the acquisition of KRF and from growth in other information services revenues.

     Other revenues. Other revenues were $8.4 million in 1997 compared to $4.5 million in 1996, an increase of 87%. This $3.9 million increase primarily resulted from the acquisition of KRF.

     Operating Costs and Expenses.

     Employee related. Employee related expenses were $143.0 million in 1997 compared to $107.7 million in 1996, an increase of 33%. This $35.3 million increase primarily resulted from the acquisition of KRF and annual wage increases, offset by reductions in KRF personnel as functions were integrated during the course of 1997.

     Depreciation and amortization. Depreciation and amortization were $83.7 million in 1997 compared to $59.1 million in 1996, an increase of 42%. This $24.6 million increase primarily resulted from the acquisition of KRF.

     Technology related. Technology related expenses were $44.0 million in 1997 compared to $29.5 million in 1997, an increase of 49%. This $14.5 million increase primarily resulted from the acquisition of KRF and expansion of the Internet Protocol network, offset by elimination of redundant backbone networks.

     Equipment cost of sales. Equipment cost of sales was $39.2 million in 1997 compared to $26.1 million in 1996, an increase of 50%. This $13.1 million increase is directly related to the increase in equipment sales revenues.

     Customer data fees. Customer data fees were $31.5 million in 1997 compared to $22.1 million in 1996, an increase of 43%. This $9.4 million increase is directly related to the increase in customer data fees revenues, and primarily resulted from the acquisition of KRF and from growth in other information services revenues.

     Transaction services related. Transaction services related expenses were $20.7 million in 1997 compared to $17.0 million in 1996, an increase of 22%. This $3.7 million increase is directly related to the increase in transaction services revenues.

     Data acquisition related. Data acquisition related expenses were $21.0 million in 1997 compared to $14.1 million in 1996, an increase of 49%. This $6.9 million increase primarily resulted from the acquisition of KRF.

     Facilities related. Facilities related expenses were $18.9 million in 1997 compared to $13.4 million in 1996, an increase of 41%. This $5.5 million increase primarily resulted from the acquisition of KRF and the addition of the world headquarters office in New York, offset by the closure of redundant office facilities in New York and other cities in the United States.

     General and administrative. General and administrative expenses were $36.1 million in 1997 compared to $14.3 million in 1996, an increase of 152%. This $21.8 million increase primarily resulted from the acquisition of KRF.

     Acquisition related. Acquisition related expenses, primarily purchased research and development expenses, were $5.4 million in 1997 compared to $6.5 million in 1996, a decrease of 17%. The 1997 and 1996 expenses were directly related to the acquisitions of KRF and Telesphere, respectively.

     Other Income and Expense.

     Interest income. Interest income was $.7 million in 1997 compared to $.7 million in 1996. The average cash balances available for short-term investment during 1997 and 1996 were approximately the same.

     Interest expense. Interest expense was $30.5 million in 1997 compared to $20.9 million in 1996, an increase of 46%. This $9.6 million increase is attributable to the bank debt incurred to finance a portion of the KRF acquisition.

     Provision for income taxes. The provision for income taxes was $.6 million in 1997 compared to $.2 million in 1996, an increase of 200%. This $.4 million increase resulted from the acquisition of KRF.

     Loss on early extinguishment of debt. The loss on early extinquishment of debt was $4.2 million in 1997 resulting from the refinancing of bank debt to provide additional working capital.

     Net loss. Net loss was $68.6 million in 1997 compared to $61.0 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Bridge's business has required significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. Bridge has historically funded and expects to fund future operating and capital requirements through cash flows from operations, borrowings under its credit facilities, debt financings, equity financings and sales of assets, including future sales of SAVVIS stock.

     Bridge's net cash provided by (used in) operating activities was $(19.5) million, $10.4 million and $46.3 million in fiscal 1996, 1997 and 1998, respectively. The positive net cash generated from operations in fiscal 1997 and 1998 was due to increasing cash flows from operations as costs were reduced through the integration of acquired companies. For the nine months ended September 30, 1999, net cash provided by (used in) operating activities was $(76.0) million compared to $(6.3) million for the comparable period in 1998. Bridge continued to use cash in its operating activities for the fourth quarter of 1999. The increase in use in 1999 was primarily due to working capital pressures experienced in the course of integrating Bridge's recent acquisitions, as well as declines in revenues primarily resulting from higher than expected cancellations of subscriptions for products of acquired companies due to (1) non-Year 2000 compliant products, (2) client rationalization of market data services cost and (3) reduction in users due to mergers among clients. The increases in working capital are attributable to:

   o Accounts receivable increases of $75.8 million resulting from (1) billing delays resulting from conversions from the non-Year 2000 compliant billing systems of acquired companies to the Bridge billing system and (2) billing issues resulting from the migration of customers from the less technologically advanced protocol products of acquired companies to Bridge's new technology products;


   o Accounts payable decreases of $46.6 million resulting from the payment of one-time accruals related to companies acquired in 1998.

     Bridge's net cash used in investing activities was $292.4 million, $56.9 million and $498.9 million in fiscal 1996, 1997 and 1998, respectively, and $386.8 million and $123.8 million for the nine months ended September 30, 1999 and 1998, respectively. The principal uses have been for acquisitions and capital expenditures, primarily computer and communications network equipment and general working capital.

     Bridge's cash provided by financing activities was $322.7 million, $43.4 million and $473.8 million in fiscal 1996, 1997 and 1998, respectively, and $411.7 million and $203.6 million for the nine months ended September 30, 1998 and 1999, respectively. The funds raised through financing activities have primarily been from sales of redeemable preferred stock and issuances of long-term debt.

     As of September 30, 1999, Bridge had $1,240 million of indebtedness, $470 million of redeemable preferred stock and a stockholders' deficit of $414 million. In the three months ended December 31, 1999, Bridge incurred an additional $100 million of indebtedness under a bridge loan agreement.

     Under the terms of Bridge's indebtedness, following the completion of this offering, Bridge is required to repay approximately $350 million of its indebtedness on or before June 30, 2000. Bridge will receive aggregate proceeds of approximately $175 million from the sale of a portion of its SAVVIS shares held by Bridge, the sale of the network assets to SAVVIS, the payment by SAVVIS of a $58 million preferential distribution and the repayment of a portion of SAVVIS' indebtedness to Bridge.

     There can be no assurances that Bridge will have sufficient sources of capital to:

     o meet   its   capital   expenditure,  debt  service  and  working  capital
      requirements, and


     o satisfy its remaining requirement to repay approximately $175 million of its indebtedness by June 30, 2000.

     Bridge expects its capital expenditures will total approximately $164 million in 1999. Bridge expects to have capital expenditures of $70 million in 2000 due to:

     o elimination of capital spending for network equipment as a result of the sale of Bridge's network assets to SAVVIS,

     o reduction in the number of client conversions from older technology products to Bridge's new technology products, and


     o a reduction in spending on leasehold improvements as the consolidation of acquired companies office facilities of acquired companies comes to a conclusion.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998,  SFAS No. 133,  "Accounting  for Derivative  Instruments  and
Hedging Activities" was issued. This statement establishes accounting and reporting standards for derivative instruments, and for hedging activities. SFAS No. 133 was amended by SFAS No. 137 that delays the effective date of SFAS No. 133 to fiscal years and quarters beginning after June 15, 2000. SFAS No. 133 will require Bridge to record all derivatives on the balance sheet at fair value. Changes in derivative fair value will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other stockholders' equity until the hedged transactions occur and are recognized in earnings. Bridge is currently evaluating the impact of the standard on Bridge. The impact of SFAS No. 133 will depend on a variety of factors, including future interpretive guidance, the future level of hedging activity, the types of hedging instruments used and the effectiveness of such instruments.

QUALITATIVE AND QUANTITATIVE MARKET RISKS

     Bridge's primary market risk exposures relate to changes in interest rates and foreign currency Exchange rates.

     Bridge's financial instruments that are sensitive to changes in interest rates are Bridge's borrowings under senior secured credit facilities, subordinated debt and capital leases, all of which were entered into for other than trading purposes. The senior secured credit loans and capital leases have floating interest rates, thus changes in rates will directly impact Bridge's cash flows. Approximately one-half of the outstanding senior secured credit loan balances are hedged through interest rate swaps to lessen the impact of changes in interest rates. The subordinated debt has a fixed interest rate, thus changes in interest rates will not directly impact Bridge's cash flows.

     Approximately 36% of Bridge's revenue is derived from operations outside the United States, and approximately 34% of Bridge's costs are incurred outside the United States. Currently, the only material foreign currency exchange risk relates to monthly fees received from Bridge's Japanese distributor, which are denominated in Japanese yen. Bridge has hedged that exposure for 2000 through the purchase of forward exchange contracts.

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
Bridge Information Systems, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Bridge Information Systems, Inc. and Subsidiaries ("Bridge") as of December 31, 1997
and 1998, and the related consolidated statements of operations and comprehensive loss, deficiency in net assets, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of Bridge's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bridge Information Systems, Inc. and Subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

We have not audited any financial statements of Bridge for any period subsequent to December 31, 1998. However, as discussed in Note 21 to the consolidated financial statements, at December 31, 1999, Bridge did not comply with certain of the restrictive covenants contained in its Secured Credit Agreement (the "Agreement"). As a result, Bridge agreed, among other things, to modify the principal payments due under the Agreement and to cause one of its subsidiaries, SAVVIS, to complete a public offering of its equity securities by February 29, 2000. These matters raise substantial doubt about Bridge's ability to continue as a going concern. Bridge's plans in regard to these matters are also described in Note 21. The financial statements do not include any adjustments that might result from any outcome of this uncertainty.

April 30, 1999, except for Note 21 as to which the date is January 28, 2000

[THE ABOVE REPORT IS IN THE FORM WHICH WILL BE FURNISHED BY DELOITTE & TOUCHE LLP UPON COMPLETION OF THEIR SUBSEQUENT EVENTS REVIEW AND OTHER PROCEDURES IN CONNECTION WITH THE ISSUANCE OF THEIR CONSENT ASSUMING NO EVENTS HAVE OCCURRED THAT WOULD AFFECT THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO.]

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
           (DOLLARS IN THOUSANDS EXCEPT PAR VALUE AND SHARE AMOUNTS)



                                                                                     DECEMBER 31
                                                                            -----------------------------
                                                                                 1997            1998
                                                                            -------------   -------------
                                   ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..............................................    $   12,949      $   33,318
 Restricted cash equivalents ............................................            --           3,387
 Accounts receivable, net of allowance for doubtful accounts of $12,090
   (1997) and $32,671 (1998) ............................................        53,494         157,443
 Inventory ..............................................................         1,195           8,405
 Other current assets (Note 5) ..........................................        10,548          60,292
                                                                             ----------      ----------
    Total current assets ................................................        78,186         262,845
PROPERTY AND EQUIPMENT, Net .............................................       103,243         238,690
GOODWILL AND INTANGIBLE ASSETS, Net .....................................       274,552         935,445
OTHER LONG-TERM ASSETS (Note 5) .........................................        21,037          83,822
                                                                             ----------      ----------
 TOTAL ..................................................................    $  477,018      $1,520,802
                                                                             ==========      ==========
                      LIABILITIES AND DEFICIENCY IN NET ASSETS
CURRENT LIABILITIES:
 Accounts payable .......................................................    $   17,809      $   38,572
 Accrued employee compensation and benefits .............................         9,546          42,170
 Accrued exchange fees ..................................................         4,799          19,067
 Other liabilities and accrued expenses .................................        26,787         137,579
 Deferred revenue .......................................................         8,714          16,060
 Current portion of loss contract accruals (Note 8) .....................            --          21,918
 Current maturities of loss lease accruals (Note 9) .....................         6,067          14,007
 Current maturities of long-term debt and capital lease obligations
   (Note 10) ............................................................        17,820          51,022
                                                                             ----------      ----------
    Total current liabilities ...........................................        91,542         340,395
LOSS CONTRACT ACCRUALS, Net (Note 8) ....................................            --         104,967
LOSS LEASE ACCRUALS EXCLUDING CURRENT MATURITIES (Note 9) ...............        17,718          24,381
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS EXCLUDING CURRENT
 MATURITIES (Note 10) ...................................................       306,166         833,271
OTHER LONG-TERM LIABILITIES .............................................         2,923          56,569
                                                                             ----------      ----------
    Total liabilities ...................................................       418,349       1,359,583
                                                                             ----------      ----------
MINORITY INTEREST (Note 3) ..............................................         1,297           1,494
                                                                             ----------      ----------
REDEEMABLE PREFERRED STOCK (Note 14) ....................................       204,811         456,785
                                                                             ----------      ----------
COMMITMENT AND CONTINGENCIES (Note 19)
DEFICIENCY IN NET ASSETS:
 Class A common stock, $.01 par value, 85 million shares authorized,
   33,403,631 (1997) and 33,934,475 (1998) shares issued (Notes 3 and 13)           334             339
 Class B common stock, $.01 par value, 15 million shares authorized, none issued (Note 13) .....................................................
 Additional paid-in capital (common) ....................................       181,512         187,934
 Accumulated deficit ....................................................      (326,076)       (480,910)
 Cumulative translation adjustments .....................................        (2,959)         (4,173)
 Treasury stock at cost, 20,000 shares ..................................          (250)           (250)
                                                                             ----------      ----------
    Total deficiency in net assets ......................................      (147,439)       (297,060)
                                                                             ----------      ----------
 TOTAL ..................................................................    $  477,018      $1,520,802
                                                                             ==========      ==========



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                (IN THOUSANDS)



                                                            FOR THE YEARS ENDED DECEMBER 31
                                                      --------------------------------------------
                                                          1996           1997            1998
REVENUES:
 Information services .............................    $ 173,420      $ 280,384       $  621,602
 Transaction services .............................       37,982         41,533           55,683
 Equipment sales ..................................       29,134         43,262           68,146
 Customer data fees ...............................       24,247         36,379          127,175
 Other revenues ...................................        4,529          8,368           19,535
                                                       ---------      ---------       ----------
                                                         269,312        409,926          892,141
OPERATING COSTS AND EXPENSES:
 Employee related .................................      107,749        142,975          285,664
 Depreciation and amortization ....................       59,115         83,719          203,885
 Technology related ...............................       29,505         43,954           98,335
 Equipment cost of sales ..........................       26,102         39,243           62,485
 Customer data fees ...............................       22,147         31,547          109,709
 Transaction services related .....................       16,978         20,670           26,208
 Data acquisition related .........................       14,051         21,046           40,869
 Facilities related ...............................       13,402         18,937           45,616
 General and administrative .......................       14,306         36,086           59,707
 Acquisition related (Note 3) .....................        6,500          5,396           28,709
                                                       ---------      ---------       ----------
                                                         309,855        443,573          961,187
                                                       ---------      ---------       ----------
OPERATING LOSS ....................................      (40,543)       (33,647)         (69,046)
OTHER INCOME (EXPENSE):
 Interest income ..................................          747            739            2,818
 Interest expense .................................      (20,864)       (30,502)         (62,865)
 Minority interest in net income of consolidated
   subsidiary .....................................           --            (78)            (381)
 Other, net .......................................           41           (312)             119
                                                       ---------      ---------       ----------
                                                         (20,076)       (30,153)         (60,309)
                                                       ---------      ---------       ----------
LOSS BEFORE INCOME TAXES ..........................      (60,619)       (63,800)        (129,355)
PROVISION FOR INCOME TAXES (Note 11) ..............         (177)          (634)         (10,480)
LOSS BEFORE EXTRAORDINARY ITEM ....................      (60,796)       (64,434)        (139,835)
 Extraordinary Item-loss on early extinguishment of
   debt, net (Note 10) ............................           --         (4,176)          (3,026)
                                                       ---------      ---------       ----------
NET LOSS ..........................................      (60,796)       (68,610)        (142,861)
OTHER COMPREHENSIVE LOSS:
 Foreign currency translation adjustment ..........          598         (2,361)          (1,214)
                                                       ---------      ---------       ----------
COMPREHENSIVE LOSS ................................    $ (61,394)     $ (70,971)      $ (144,075)
                                                       =========      =========       ==========



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF DEFICIENCY IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
           (DOLLARS IN THOUSANDS EXCEPT PAR VALUE AND SHARE AMOUNTS)



                                           CLASS A COMMON STOCK
                                 ----------------------------------------
                                             $.01 PAR VALUE,
                                            85,000,000 SHARES
                                                AUTHORIZED
                                 ----------------------------------------
                                   ADDITIONAL
                                     SHARES     AMOUNT   PAID-IN CAPITAL
                                 ------------- -------- -----------------
BALANCE -- JANUARY 1, 1996 .....  24,398,232    $ 244       $ 123,196
Equity offering ................   8,347,263       83          53,914
Employee stock transactions            5,000                       83
Accrued dividends on
 redeemable preferred
 stock .........................
Foreign currency translation
 adjustments ...................
Net Loss .......................
BALANCE -- DECEMBER 31,
 1996 ..........................  32,750,495    $ 327       $ 177,193
Issuance of common stock .......     500,000        5           3,620
Employee stock transactions
 (Note 15) .....................     153,136        2             699
Accrued dividends on
 redeemable preferred
 stock (Note 14) ...............
Accretion of redeemable
 preferred stock to
 redemption value
 (Note 14) .....................
Foreign currency
 translation adjustments .......
Net loss .......................
BALANCE -- DECEMBER 31,
 1997 ..........................  33,403,631    $ 334       $ 181,512
Common stock issued as
 part of the acquisition of
 Wall Street on Demand
 (Note 3) ......................     388,644        4           6,020
Employee stock
 transactions (Note 15) ........     142,200        1             402
Accrued dividends on
 redeemable preferred
 stock (Note 14) ...............
Accretion of redeemable
 preferred stock to
 redemption value (Note
 14) ...........................
Foreign currency translation adjustments .......
Net loss .......................
BALANCE -- DECEMBER 31,
 1998 ..........................  33,934,475    $ 339       $ 187,934
                                  ==========    =====       =========



                                                                   TREASURY STOCK
                                                                --------------------
                                                                      AT COST
                                                                --------------------
                                                   ACCUMULATED
                                                      OTHER
                                   ACCUMULATED    COMPREHENSIVE
                                     DEFICIT          LOSS       SHARES     AMOUNT        TOTAL
                                 --------------- -------------- -------- ----------- --------------
BALANCE -- JANUARY 1, 1996 .....   $  (186,003)                  20,000    $  (250)   $   (62,813)
Equity offering ................                                                           53,997
Employee stock transactions                                                                    83
Accrued dividends on
 redeemable preferred
 stock .........................        (3,031)                                            (3,031)
Foreign currency translation
 adjustments ...................                        (598)                                (598)
Net Loss .......................       (60,796)                                           (60,796)
                                   -----------                                        -----------
BALANCE -- DECEMBER 31,
 1996 ..........................   $  (249,830)    $    (598)    20,000    $  (250)   $   (73,158)
Issuance of common stock .......                                                            3,625
Employee stock transactions
 (Note 15) .....................                                                              701
Accrued dividends on
 redeemable preferred
 stock (Note 14) ...............        (7,496)                                            (7,496)
Accretion of redeemable
 preferred stock to
 redemption value
 (Note 14) .....................          (140)                                              (140)
Foreign currency
 translation adjustments .......                      (2,361)                              (2,361)
Net loss .......................       (68,610)                                           (68,610)
                                   -----------                                        -----------
BALANCE -- DECEMBER 31,
 1997 ..........................   $  (326,076)    $  (2,959)    20,000    $  (250)   $  (147,439)
Common stock issued as
 part of the acquisition of
 Wall Street on Demand
 (Note 3) ......................                                                            6,024
Employee stock
 transactions (Note 15) ........                                                              403
Accrued dividends on
 redeemable preferred
 stock (Note 14) ...............       (11,880)                                           (11,880)
Accretion of redeemable
 preferred stock to
 redemption value (Note
 14) ...........................           (93)                                               (93)
Foreign currency
 translation adjustments .......                      (1,214)                              (1,214)
Net loss .......................      (142,861)                                          (142,861)
                                   -----------                                        -----------
BALANCE -- DECEMBER 31,
 1998 ..........................   $  (480,910)    $  (4,173)    20,000    $  (250)   $  (297,060)
                                   ===========     =========     ======    =======    ===========



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                                           FOR THE YEARS
                                                                                           ENDED DECEMBER
                                                                                                 31
                                                                                           --------------
                                                                                                1996
                                                                                           --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .................................................................................   $  (60,796)
 Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Depreciation and amortization ..........................................................       59,115
  Purchased research and development .....................................................        6,500
  Amortization of discount on subordinated debt and deferred financing costs .............        2,056
  Extraordinary loss on early extinguishment of debt .....................................           --
  Gain on sale of investments in companies ...............................................         (154)
  Deferred revenue .......................................................................         (870)
  Minority interest in loss of consolidated subsidiary ...................................           --
 Changes in assets and liabilities net of effects of acquisitions:
  Restricted cash ........................................................................      (20,000)
  Accounts receivable, net ...............................................................       (5,876)
  Inventory ..............................................................................           --
  Other assets ...........................................................................       (1,680)
  Loss contracts accrual, net ............................................................           --
  Loss lease accruals, net ...............................................................       (1,212)
  Accounts payable and other accrued expenses ............................................        3,433
  Other long-term liabilities ............................................................           --
                                                                                             ----------
   Net cash provided by (used in) operating activities ...................................      (19,484)
                                                                                             ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired (Note 3) ............................................     (264,663)
  Investment in unconsolidated subsidiaries ..............................................           --
  Capital expenditures, net ..............................................................      (27,381)
  Software development costs .............................................................       (2,218)
  Sale of investments in companies .......................................................        1,813
                                                                                             ----------
   Net cash used in investing activities .................................................     (292,449)
                                                                                             ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of redeemable preferred stock .......................................      184,355
  Proceeds from sale of common stock .....................................................       13,900
  Proceeds from issuance of long-term debt ...............................................      183,500
  Redemption of redeemable preferred stock ...............................................       (1,973)
  Payments on long-term debt .............................................................      (41,055)
  Payments on capital lease obligations ..................................................      (11,596)
  Fees incurred in financing activities ..................................................       (4,535)
  Dividends paid by subsidiary ...........................................................           --
  Employee stock transactions ............................................................           83
                                                                                             ----------
   Net cash provided by financing activities .............................................      322,679
                                                                                             ----------
   EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS ..........................          (56)
                                                                                             ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................................       10,690
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .............................................        7,023
                                                                                             ----------
CASH AND CASH EQUIVALENTS, END OF YEAR ...................................................   $   17,713
                                                                                             ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during year for:
  Interest ...............................................................................   $   19,762
  Income taxes ...........................................................................          109
 Debt incurred under capital lease obligations ...........................................        5,799
 Accrued dividends on redeemable preferred stock .........................................        3,031
 Accretion of redeemable preferred stock to redemption value .............................           --
 Conversion of redeemable preferred stock and accrued dividends to common stock ..........        9,056
 Conversion of subordinated debt and accrued interest to common stock ....................       31,301



                                                                                                                           FOR THE
                                                                                                                           ENDED D
                                                                                           FOR THE YEARS ENDED DECEMBER 31       3
                                                                                           ---------------------------------------
                                                                                                1997            1998
                                                                                           -------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .................................................................................   $  (68,610)    $  (142,861)
 Adjustments  to reconcile  net loss to net cash provided by (used in) operating activities:
  Depreciation and amortization ..........................................................       83,719         203,885
  Purchased research and development .....................................................           --          22,000
  Amortization of discount on subordinated debt and deferred financing costs .............        2,161           3,421
  Extraordinary loss on early extinguishment of debt .....................................        4,176           3,026
  Gain on sale of investments in companies ...............................................           --              --
  Deferred revenue .......................................................................       (1,423)        (45,699)
  Minority interest in loss of consolidated subsidiary ...................................           78             381
 Changes in assets and liabilities net of effects of acquisitions:
  Restricted cash ........................................................................       20,000          (3,387)
  Accounts receivable, net ...............................................................      (13,480)         25,469
  Inventory ..............................................................................           --          (2,179)
  Other assets ...........................................................................          623          (4,850)
  Loss contracts accrual, net ............................................................           --         (13,350)
  Loss lease accruals, net ...............................................................       (4,574)         (1,347)
  Accounts payable and other accrued expenses ............................................      (12,266)         (7,313)
  Other long-term liabilities ............................................................           --           9,108
                                                                                             ----------     -----------
   Net cash provided by (used in) operating activities ...................................       10,404          46,304
                                                                                             ----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired (Note 3) ............................................      (32,767)       (426,620)
  Investment in unconsolidated subsidiaries ..............................................           --          (1,700)
  Capital expenditures, net ..............................................................      (11,004)        (58,428)
  Software development costs .............................................................      (13,177)        (12,188)
  Sale of investments in companies .......................................................           --              --
                                                                                             ----------     -----------
   Net cash used in investing activities .................................................      (56,948)       (498,936)
                                                                                             ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of redeemable preferred stock .......................................       10,000              --
  Proceeds from sale of common stock .....................................................          362              --
  Proceeds from issuance of long-term debt ...............................................      267,000         803,000
  Redemption of redeemable preferred stock ...............................................           --              --
  Payments on long-term debt .............................................................     (218,197)       (288,532)
  Payments on capital lease obligations ..................................................      (11,950)        (23,028)
  Fees incurred in financing activities ..................................................       (4,532)        (17,847)
  Dividends paid by subsidiary ...........................................................           --            (184)
  Employee stock transactions ............................................................          701             403
                                                                                             ----------     -----------
   Net cash provided by financing activities .............................................       43,384         473,812
                                                                                             ----------     -----------
   EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS ..........................       (1,604)           (811)
                                                                                             ----------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................................       (4,764)         20,369
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .............................................       17,713          12,949
                                                                                             ----------     -----------
CASH AND CASH EQUIVALENTS, END OF YEAR ...................................................   $   12,949     $    33,318
                                                                                             ==========     ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during year for:
  Interest ...............................................................................   $   28,323     $    46,567
  Income taxes ...........................................................................          306          10,303
 Debt incurred under capital lease obligations ...........................................       39,556          46,341
 Accrued dividends on redeemable preferred stock .........................................        7,496          11,880
 Accretion of redeemable preferred stock to redemption value .............................          140              93
 Conversion of redeemable preferred stock and accrued dividends to common stock ..........           --              --
 Conversion of subordinated debt and accrued interest to common stock ....................           --              --



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1997 AND 1998
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


1. DESCRIPTION OF BRIDGE

     Bridge Information Systems, Inc., together with its wholly-owned subsidiaries ("Bridge"), is an international financial information company that provides a comprehensive resource of financial data and interpretive applications for investment professionals around the world. Bridge offers real-time and historical information and news on equities, fixed income, foreign exchange, derivatives and commodities and provides a wide array of flexible analytic applications to aid in the interpretation of such data. Bridge also provides transaction services, through its wholly-owned subsidiaries, Bridge Trading Company ("Trading"), Bridge International Broking Ltd. - Hong Kong ("BBH") and Bridge International Broking (U.K.) Limited ("BBU"), comprehensive valuations on fixed income securities, computer equipment sales and systems integration and information delivery technology, including private network services, for the financial community.

     Bridge's clients include institutional investors, brokerage firms, research analysts, exchanges and other enterprises throughout the world. No individual customer comprises a significant portion of Bridge's revenues. Bridge receives data from more than 1,000 exchanges and contributing sources in 100 countries with no single supplier comprising a significant percentage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION-- The consolidated financial statements of Bridge include the accounts of Bridge Information Systems, Inc. and its subsidiaries after elimination of intercompany accounts and transactions.

     REVENUE RECOGNITION-- Information services and other revenues are billed one to twelve months in advance in certain markets and are recognized in the period the related services are provided. Prepayments are included in deferred revenue. Equipment sales are recognized upon delivery of the equipment.

     CASH AND CASH EQUIVALENTS-- Bridge considers highly liquid investment instruments with remaining terms of three months or less at time of acquisition to be cash equivalents.

     RESTRICTED CASH EQUIVALENTS-- Regulations require the Japanese trading branch and India subsidiary to maintain restricted cash.

     NEW ACCOUNTING STANDARDS-- In 1998, Bridge adopted Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income." Comprehensive income is defined as net income (loss) plus certain items that are recorded directly to shareholders' equity. Bridge's only component of comprehensive income (loss) in addition to net loss is the cumulative foreign translation adjustments which are $176, $(2,361) and $(1,214), net of tax effects for the years ended December 31, 1996, 1997, and 1998, respectively.

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement establishes accounting and reporting standards for derivative instruments, and for hedging activities. SFAS No. 133 was amended by SFAS No. 137 which delays the effective date of SFAS No. 133 to fiscal years and quarters beginning after June 15, 2000. SFAS No. 133 will require Bridge to record all derivatives on the balance sheet at fair value. Changes in derivative fair value will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities, and firm commitments or, for forecasted transactions, deferred and recorded as a component of other stockholders' equity until the hedged transactions occur and are recognized in earnings. Bridge is currently evaluating the impact of the standard on Bridge. The impact of SFAS No. 133 will depend on a variety of factors, including future interpretive guidance, the future level of hedging activity, the types of hedging instruments used, and the effectiveness of such instruments.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: - (CONTINUED)


     SECURITIES TRANSACTIONS-- Securities transactions and the related commission revenue and expense are recorded on a trade date basis. In the normal course of business, the trading companies' activities involve the execution, settlement and financing of various securities transactions through their clearing brokers. The resulting receivables from the clearing brokers are available to the trading companies on a settlement date basis. These activities may expose the trading companies to off-balance-sheet risk in the event the customer or other party is unable to fulfill its contractual obligations. The trading companies, through their clearing brokers, continually monitor their customers' activities. At December 31, 1997 and 1998, receivables from clearing brokers totaled $2,034 and $3,398, respectively, and are included in accounts receivable.

     Securities owned and securities sold, but not yet purchased, are carried at market value and unrealized gains and losses are reflected in transaction services revenue. Securities owned totaled $520 and $43 at December 31, 1997 and 1998, respectively, and are included in other current assets (see Note 5). Securities sold, but not yet purchased ("short positions"), totaled $186 and $9 at December 31, 1997 and 1998, respectively, and are included in other liabilities and accrued expenses. In the normal course of business, the trading companies assume short positions in their inventory. The establishment of short positions exposes the trading companies to off-balance sheet risk in the event of price increases. The trading companies attempt to control such risk by monitoring the market value on a daily basis.

     INVENTORIES-- Inventories which consist of computer equipment to be installed at customer sites are stated at the lower of cost (generally on an average cost basis) or market.

     PROPERTY AND EQUIPMENT-- Property and equipment is recorded at cost less accumulated depreciation and amortization. Property additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Upon retirement or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations. Depreciation and amortization is computed using the straight-line method based on estimated useful lives as follows:



        Building, improvements and furniture and fixtures ......... 5 - 32 years
        Computer, communications equipment and software ...........  3 - 5 years




     GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS-- Goodwill is being amortized over 20 to 40 years and other intangible assets are being amortized over 1 to 20 years, all using the straight-line method. Bridge periodically assesses the recoverability of the cost of its goodwill and identifiable intangible assets based on a review of projected undiscounted cash flows. As of December 31, 1997 and 1998, no impairment had been identified.

     DEFERRED FINANCING COSTS-- Deferred financing costs are amortized to interest expense over the life of the related debt based on a method that approximates the effective interest method.

     SOFTWARE DEVELOPMENT COSTS-- In April 1998, the Accounting Standards Executive Committee of AICPA issued Statement of Position 98-1 (SOP), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. As permitted by the SOP, Bridge adopted the provisions of the SOP effective January 1, 1997.

     All costs, primarily employee compensation and benefits related to conceptual formulation, design and testing of possible software projects (preliminary project stage), are expensed as incurred. Upon completion of preliminary project stage, costs incurred in the development of software are capitalized until the software is released to production. Software development costs of $12,015 and

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: - (CONTINUED)


$16,896 (net of accumulated amortization of $5,488 and $10,604) are included in other assets at December 31, 1997 and 1998, respectively, and research and development expense totaled $8,443, $2,620, and $6,575 for the years ended December 31, 1996, 1997, and 1998, respectively. Unamortized capitalized costs determined to be in excess of the net realizable value of the products are expensed to depreciation and amortization expense at the date of such determination. As of December 31, 1997 and 1998, no impairment had been identified.

     Amortization is provided over an estimated economic life of the software (generally 1 to 3 years) using the straight-line method and commences when the software is released into production. Amortization expense totaled $1,767, $3,673, and $7,307 for the years ended December 31, 1996, 1997, and 1998, respectively. The accumulated amortization and related software development costs are removed from their respective accounts effective in the year following full amortization.

     PREPAID COMMISSION EXPENSE-- Commissions paid at the beginning of the subscription to sales representatives and managers for successful customer referrals and renewals are deferred and expensed over the length of the subscription. This policy is consistent with others in the financial information business and matches commissions more closely with the revenue earned from the related subscriptions.

     INCOME TAXES-- Bridge files consolidated federal and state income tax returns and its foreign subsidiaries file various income tax returns in the respective foreign jurisdictions. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. In addition, the amount of any future tax benefits is reduced by a valuation allowance to the extent such benefits are not expected to be realized.

     Except for selective dividends, Bridge intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 1996, 1997, and 1998.

     FOREIGN CURRENCY TRANSLATION-- The financial position and results of operations of Bridge's foreign subsidiaries are measured using local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation adjustments are recorded as a component of other comprehensive income.

     STOCK-BASED COMPENSATION ARRANGEMENTS-- Bridge accounts for employee stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under APB No. 25, Bridge recognizes compensation cost based on the intrinsic value of the equity instrument awarded as determined at grant date.

     Bridge is also subject to disclosure requirements under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes the recognition of compensation expense based on the fair value of options as determined on the grant date. However, SFAS No. 123 allows companies to continue applying APB No. 25 if certain pro forma disclosures are made assuming hypothetical fair value method application (see Note 15).

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS-- The preparation of financial statements in conformity with generally accepted accounting principles requires Bridge management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: - (CONTINUED)


     RECLASSIFICATIONS-- Certain reclassifications have been made in the 1996 and 1997 financial statements to conform to the 1998 presentation.

3. BUSINESS COMBINATIONS

     On July 26, 1996, Bridge acquired all of the outstanding shares of Knight-Ridder Financial, Inc. ("KRF") for $272,827 in a business combination accounted for as a purchase. The purchase was financed through the sale of $155,500 of Series D redeemable preferred stock (see Note 14) and through a portion of the proceeds obtained from a $160,000 term loan from a bank. The total cost of the acquisition was $273,461, which exceeded the fair value of the net assets of KRF by $203,162 which is being amortized over 40 years (see Notes 2 and 7). In addition, $6,500 of the purchase price was allocated to purchased research and development, which was expensed to acquisition related expense in 1996. In 1997, Bridge recognized non-recurring costs of $5,396 comprised of customer credits for downtime and other conversion costs related to the closure of KRF's data center which are included in acquisition related expense.

     On January 1, 1997, Bridge acquired an 80% common stock interest in Dunai Financial Systems Pty Limited ("DFS") in exchange for $1,491 in cash and a 100% interest in one of Bridge's subsidiaries, Equinet Pty Limited, with a carrying value of $2,621 plus additional acquisition costs of $264. Bridge also deposited $500 into an escrow account under the terms of a Shareholders Agreement which will be released to the minority shareholders upon its termination and the sale of the remainder interest to Bridge. The total cost of the acquisition exceeded the fair value of the net assets acquired by $3,433 which is amortized over 20 years. The minimum purchase price for the minority interest shares is $1,650 and may be greater if DFS exceeds targeted revenues and earnings. If certain annual performance targets are met over a four-year period, the minority shareholders can increase their profit share by 1.875% annually or receive a bonus. The minority shareholders can also obtain an additional profit share of 2.5% if the performance targets are achieved in the fourth year of the management agreement. Bridge is obligated to purchase the shares owned by the minority shareholders upon termination of the Shareholders Agreement. The agreement may be terminated by Bridge or the minority shareholders at the end of the initial four-year term or by Bridge prior to the end of the initial term if certain financial performance targets are not met.

     On January 7, 1997, Bridge entered into an Asset Purchase Agreement to purchase all of the assets, primarily software, of Ease Technologies, Inc. for $1,415 in cash.

     On July 15, 1997, Bridge acquired all of the outstanding shares of Telesphere Corporation for $34,486 in a business combination accounted for as a purchase. Bridge received 100% of Telesphere for 450,000 shares of Series A common stock (valued at $3,263), a $2,975 11% Senior Subordinated Note and $28,550 in cash. The total cost of the acquisition was $34,788, which exceeded the fair value of the net assets of Telesphere by $27,540 which is being amortized over 20 years (see Notes 2 and 7).

     On May 29, 1998, Bridge acquired all the outstanding shares of Dow Jones Markets Holdings, Inc., (DJM) for $510,000 in a business combination accounted for as a purchase. Bridge received 100% of DJM for 1,500,000 shares of Series E preferred stock (valued at $150,000) and $360,000 in cash which was financed through the proceeds obtained from a loan under Bridge's Secured Credit Agreement (see Note 10). The total cost of the acquisition was $511,648, which exceeded the fair market value of the net assets of DJM by $184,116, which is being amortized over 30 years (see Notes 2 and 7). In addition $22,000 of the purchase price was allocated to purchased research and development, which was expensed to acquisition related expenses in 1998. In 1998, Bridge also recognized non-recurring costs of $6,709, comprised of other conversion costs related to the closure of redundant offices, which are included in acquisition related expenses.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
3. BUSINESS COMBINATIONS - (CONTINUED)

     On October 20, 1998, Bridge acquired all the outstanding shares of Wall Street on Demand (WSOD) for $21,000 in a business combination accounted for as a purchase. Bridge received 100% of WSOD for 388,644 shares of Series A common stock (valued at $6,024) and $14,976 in cash which was financed through the proceeds obtained from a loan under Bridge's Secured Credit Agreement (see Note
10). The total cost of the acquisition was $21,090, which exceeded the fair market value of the net assets of WSOD by $19,683, which is being amortized over 20 years (see Notes 2 and 7).

     On November 10, 1998, Bridge acquired the financial information business assets of ADP Financial Information Services (ADP) for $154,177 in a business combination accounted for as a purchase. Bridge received the assets for 900,000 shares of Series F preferred stock (valued at $90,000) and $64,177 in cash which was financed through the proceeds obtained from a loan under Bridge's Secured Credit Agreement (see Note 10). The total cost of the acquisition was $154,496, which exceeded the fair market value of the net assets of ADP by $99,783, which is being amortized over 20 years (see Notes 2 and 7).

     Goodwill lives are determined at the acquisition date based on such factors as market penetration, name recognition, geographic coverage and infrastructure of the acquired entities. Market, industry and other factors at the date of acquisition are also considered.

     A summary of the cash and non-cash components of the acquisitions is as follows:



                                                                       1996        1997         1998
                                                                   ----------- ----------- -------------
      Fair value of assets acquired, including goodwill ..........  $333,958    $ 48,247    $1,138,412
      Liabilities assumed ........................................    61,131       8,589       453,235
      Minority interest ..........................................        --       1,219            --
                                                                    --------    --------    ----------
      Total purchase price .......................................   272,827      38,439       685,177
      Acquisition fees ...........................................       634         566         2,057
                                                                    --------    --------    ----------
      Total cost of the acquisitions .............................   273,461      39,005       687,234
      Common stock issued ........................................        --       3,263         6,024
      Preferred stock issued .....................................        --          --       240,000
      Subordinated debt issued ...................................        --       2,975            --
                                                                    --------    --------    ----------
      Total cash paid ............................................   273,461      32,767       441,210
      Acquired cash ..............................................     8,798          --        14,590
                                                                    --------    --------    ----------
      Total cash paid, net of acquired cash ......................  $264,663    $ 32,767    $  426,620
                                                                    ========    ========    ==========




     The results of operations of all acquired companies are included in the accompanying financial statements since their respective dates of acquisition.

     The following summarized unaudited pro forma financial information presents a summary of consolidated results of operations as if the above transactions had occurred as of the beginning of the period in which the acquisitions were completed and the beginning of the immediately preceeding period:

                                              1997 AND 1998
                                              ACQUISITIONS
                                       ---------------------------
                                            1997          1998
                                       ------------- -------------
  Net revenue                           $1,371,652    $1,341,113
                                        ==========    ==========
  Net loss before extraordinary item    $ (259,871)   $ (224,817)
                                        ==========    ==========
  Net loss                              $ (257,847)   $ (227,643)
                                        ==========    ==========


     Pro forma results of operations for 1997 exclude a restructuring charge of $296,739 that was recorded by one of the acquired entities prior to the acquisition.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

3. BUSINESS COMBINATIONS - (CONTINUED)


     In Bridge's management's opinion, the pro forma combined results of operations may not be indicative of the actual results that would have occurred had the acquisitions been consummated as of that time or of future operations of the combined companies under the ownership and operation of Bridge.

4. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

     On September 1, 1998 Bridge entered into a joint venture (I-NET Bridge) with 3 partners, of which Bridge owns 25%. I-NET Bridge is engaged in the business of producing and delivering an electronic on-line business information service within South Africa. Bridge contributed $200 in cash and a Bridge licensing agreement in return for 200 shares of the joint venture and a note receivable of $6,045 which is to be repaid over the next 5 years. The licensing agreement is being recognized as revenue over a five-year period and the remaining balance at December 31, 1998 is $6,583. The investment in the joint venture is accounted for using the equity method and was valued at $1,900 as of December 31, 1998.

     During 1998, Bridge made a $1,500 capital contribution for a 10% ownership interest in Strike Technologies, LLC, which operates an Electronic Communications Network, as defined in the Securities and Exchange Commission's Order Handling Rules.

5. OTHER CURRENT AND NONCURRENT ASSETS

     Other current and noncurrent assets consisted of the following at December 31:



                                                                                1997        1998
                                                                             ---------   ----------
   Other Current Assets:
   Prepaid expenses ......................................................    $ 4,428     $15,916
   Prepaid commissions (see Note 2) ......................................      2,391       4,574
   Current portion of prepaid data acquisition costs .....................        355         340
   Securities owned (see Note 2) .........................................        520          43
   Current portion of deferred financing costs (see Notes 2 and 10) ......        684       3,101
   Property held for sale, net ...........................................         --       7,967
   Receivable due from transitional service agreement ....................         --      14,544
   Other receivables .....................................................         --       7,948
   Other current assets ..................................................      2,170       5,859
                                                                              -------     -------
                                                                              $10,548     $60,292
                                                                              =======     =======
   Other Noncurrent Assets:
   Deferred financing costs (see Notes 2 and 10) .........................    $ 3,731     $13,884
   Software development costs, net (see Note 2) ..........................     12,015      16,896
   Long-term investments .................................................         --      31,036
   Prepaid data acquisition costs ........................................      2,840       2,489
   Other noncurrent assets ...............................................      2,451      19,517
                                                                              -------     -------
                                                                              $21,037     $83,822
                                                                              =======     =======



6. PROPERTY AND EQUIPMENT
     Property and equipment consists of the following at December 31:



                                                                             1997            1998
                                                                        -------------   -------------
   Land, building, improvements and furniture and fixtures ..........    $   49,349      $  111,885
   Computer and communications equipment ............................       157,417         312,845
                                                                         ----------      ----------
                                                                            206,766         424,730
   Less: accumulated depreciation ...................................      (103,523)       (186,040)
                                                                         ----------      ----------
   Property and equipment, net ......................................    $  103,243      $  238,690
                                                                         ==========      ==========

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )


7. GOODWILL AND OTHER INTANGIBLE ASSETS

     Components of intangible assets, which primarily relate to business acquisitions, were as follows at December 31:



                                                            1997           1998
                                                        -----------   -------------
   Goodwill .........................................    $ 259,909     $  561,000
   Software/technology ..............................       30,215         28,415
   Noncompete agreements ............................       20,000        126,000
   Trademarks .......................................       10,647        148,943
   Customer base ....................................        4,000        177,786
   Product distribution and service rights ..........        4,400          4,400
                                                         ---------     ----------
                                                           329,171      1,046,544
   Less: accumulated amortization ...................      (54,619)      (111,099)
                                                         ---------     ----------
                                                         $ 274,552     $  935,445
                                                         =========     ==========



8. LOSS CONTRACT ACCRUALS

     Bridge, in connection with acquisitions, assumes various equipment, software and data contracts. If Bridge determines that such contracts are above market, or are redundant and will not be utilized in the ordinary course of business, a loss is accrued. The loss accrual represents the above market portion of the contract or the total payments remaining in those cases where the contract is effectively abandoned. Such accruals are generally recorded on a gross basis except for those with lengthy remaining terms which are discounted. Loss contract accruals of acquired entities are accrued as part of the purchase price allocation. Other loss contract accruals are charged to expenses at the time they are identified.

     The loss portion of the contractual payments consisted of the following at December 31, 1998:



                                      CONTRACTUAL
                                       PAYMENTS
                                     ------------
   1999 ............................   $ 21,918
   2000 ............................     17,808
   2001 ............................     15,701
   2002 ............................     15,444
   2003 ............................     15,344
   Thereafter ......................     40,670
                                       --------
   Future minimum payments .........   $126,885
                                       ========



9. LOSS LEASE ACCRUALS

     Bridge enters into or assumes, in connection with acquisitions, various operating lease agreements for office space. Bridge may determine that it will no longer utilize certain office space under a lease because it is redundant or due to a change in Bridge's objectives. At the date of acquisition or other time of such determination, Bridge fully reserves the gross amount of remaining lease payments, net of expected future sublease rentals. The net reserve includes both noncancellable future sublease income and Bridge management's best estimate of future sublease rentals based on analyses of the facilities involved and the local sublease markets. Loss lease accruals of acquired entities are accrued as part of the purchase price allocation. Other loss lease accruals are charged to expense.

     Required lease payments (net of estimated future sublease rentals) and noncancellable future sublease income consisted of the following at December 31, 1998:

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

9. LOSS LEASE ACCRUALS - (CONTINUED)


                                         REQUIRED     EXPECTED
                                        PAYMENTS,     SUBLEASE        NET
                                           NET         INCOME       ACCRUAL
                                       -----------   ----------   -----------
   1999 ............................    $ 17,235      $  3,228     $ 14,007
   2000 ............................       9,486         4,614        4,872
   2001 ............................       5,824         3,441        2,383
   2002 ............................       7,776         2,468        5,308
   2003 ............................       5,687         2,582        3,105
   Thereafter ......................      27,507        18,794        8,713
                                        --------      --------     --------
   Future minimum payments .........    $ 73,515      $ 35,127     $ 38,388
                                        ========      ========     ========



10. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consisted of the following at December 31:



                                                                       1997          1998
                                                                   -----------   -----------
   12% subordinated debt .......................................    $  59,926     $  61,090
   11% subordinated debt .......................................        2,975         2,975
   Secured credit agreement with bank ..........................      215,000       735,000
   7.75% note payable ..........................................           --        15,954
   Mortgage note ...............................................        3,826         3,612
   Capitalized equipment lease obligations, payments
     extend through 2003, at various rates of interest
     averaging 9.4% ............................................       42,259        65,662
                                                                    ---------     ---------
   Total long-term debt and capital lease obligations ..........      323,986       884,293
   Less: current maturities ....................................      (17,820)      (51,022)
                                                                    ---------     ---------
                                                                    $ 306,166     $ 833,271
                                                                    =========     =========




     At December 31, 1998, the 12% subordinated debt consisted of the original issue of senior subordinated notes payable to Welsh, Carson, Anderson & Stowe. This issue, as amended, ($65,500 less unamortized discount of $4,410 and $5,574 at December 31, 1997 and 1998, respectively -- effective rate of 16%) is due on August 15, 2002, and bears interest at 12% per annum, payable quarterly in arrears.

     As part of the Telesphere acquisition (see Note 3), Bridge issued $2,975 of subordinated notes payable to the former owners. The notes bear interest of 11% payable monthly in arrears. The principal is due on August 15, 2002.

     Bridge has a Secured Credit Agreement (the "Agreement") originally dated May 29, 1998 and amended and restated on July 7, 1998 with a bank syndicate the proceeds from which were used to finance the DJM acquisition (see Note 3) and to repay the amounts outstanding under the then existing Credit Agreement dated November 17, 1997. The Agreement contains four tranches with a total credit facility of $800,000. The first tranche consists of a $125,000 revolving credit line of which $60,000 was outstanding at December 31, 1998. The second tranche consists of a multi-draw term loan of $75,000 all of which is outstanding at December 31, 1998. The revolving credit line and the multi-draw term loan mature May 29, 2003. Bridge pays letter of credit fees and a commitment fee on the unused portion of the revolving credit line and multi-draw term loan which are both tied to Bridge's Leverage Ratio. The third tranche consists of a $100,000 term loan payable in quarterly installments of $3,750 beginning September 30, 1999 and through June 30, 2001 and $8,750 through the maturity date of May 29, 2003. The fourth tranche consists of a $500,000 term loan payable in quarterly installments of $1,250 beginning September 30, 1999 and through June 30, 2004, quarterly installments of $118,750 through March 31, 2005 with a final payment of $118,750 due at maturity on May 29, 2005. Interest accrues on all borrowings at the Eurodollar rate (5.25% at December 31, 1998) plus a defined margin tied to Bridge's Leverage Ratio. The Agreement is collateralized by a pledge of

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS - (CONTINUED)

capital stock of the Bridge's U.S. entities, excluding Trading. The Agreement contains various restrictive covenants including the maintenance of a minimum rolling four-quarter earnings before interest, taxes, depreciation and amortization (EBITDA), a minimum interest coverage ratio, a maximum leverage ratio, a maximum amount of capital leases incurred and a maximum amount of total capital expenditures. Bridge incurred transaction costs of $17,375 which were capitalized to deferred financing costs related to obtaining the credit facility. Due to the repayment of the previous credit agreement, $3,026 of deferred financing costs were recognized in 1998 as an extraordinary loss, net of related income taxes of $0. (See Note 21 regarding subsequent amendment to the Agreement.)

     In connection with the Agreement, Bridge has also entered into three swap transactions pursuant to which it has exchanged its floating rate interest obligations for a fixed rate payment obligation. These swap agreements hedge the third and fourth tranches of the credit agreement. The first swap has a notional principal amount of $137,375 at December 31, 1998 and a fixed rate of 6.035% per annum for the period ending December 31, 2002. The second swap has a notional principal amount of $100,000 at December 31, 1998 and a fixed rate of 5.8125% per annum ending June 29, 2001. The third swap has a notional principal amount of $100,000 at December 31, 1998 and a fixed rate of 5.94% per annum ending June 29, 2002. The fixing of the interest rates for this period minimizes in part Bridge's exposure to the uncertainty of floating interest rates.

     The weighted average interest rate on Bridge's debt with a bank was 8.5% and 8.6% for the years ended December 31, 1997 and 1998, respectively. Letters of credit outstanding at December 31, 1997 and 1998 totaled $19,910 and $8,641, respectively.

     Bridge's mortgage note is collateralized by the technology center building, bears interest at 8.5% and is payable in equal monthly installments of $44 through February 1, 2009.

     As part of the acquisition of DJM, Bridge assumed a 7.75% note payable to a third party. The note is payable over three years. Bridge also obtained a guaranteed investment contract in the same amount and earning a similar rate which was designated by DJM to fund this note. This investment is included in other assets.

     Required debt payments (net of discount), future minimum lease payments (including interest under capital leases) and noncancellable operating leases, consist of the following at December 31, 1998:

                                                                                OPERATING LEASES
                                                                             -----------------------
                                                                 CAPITALIZED
                                                                  EQUIPMENT                 OFFICE
                                                        DEBT       LEASES     EQUIPMENT   FACILITIES
                                                    ----------- ------------ ----------- -----------
   1999 ...........................................  $  14,366    $ 41,168      $ 514     $  28,909
   2000 ...........................................     24,363      28,815        205        24,250
   2001 ...........................................     34,362       1,009         48        20,535
   2002 ...........................................    107,994         486         10        17,859
   2003 ...........................................    157,828         121          3        27,570
   Thereafter .....................................    479,718          --          3        70,426
                                                     ---------    --------      -----     ---------
   Future minimum payments ........................  $ 818,631      71,599      $ 783     $ 189,549
                                                     =========                  =====     =========
   Amount representing interest ...................                 (5,937)
                                                                  --------
   Present value of net minimum lease payments ....               $ 65,662
                                                                  ========


     Total rent expense for all operating leases was $10,313, $14,448, and $32,002 for the years ended December 31, 1996, 1997, and 1998, respectively.
     Bridge is the lessee of certain computer, communications equipment and software under capital leases. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated and amortized over the lower of

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS - (CONTINUED)


their related lease terms or their estimated useful lives. Assets recorded under capital leases are included in property and equipment at a cost of $32,703 and $47,561, net of accumulated depreciation and amortization of $40,613 and $59,881 at December 31, 1997 and 1998, respectively.

11. INCOME TAXES

     The income tax provision consists of the following for the years ended December 31:



                                                  1996       1997         1998
                                                --------   --------   -----------
   Current tax provision:
     United States ..........................    $  --      $  --      $     --
     Foreign ................................      177        634         7,480
     State and local ........................       --         --            --
                                                 -----      -----      --------
                                                   177        634         7,480
   Deferred tax provision - foreign .........       --         --         3,000
                                                 -----      -----      --------
   Total provision for income taxes .........    $ 177      $ 634      $ 10,480
                                                 =====      =====      ========



     The total income tax provision differed from that which would be computed by applying the statutory federal income tax rate to income before income taxes. The reasons for this difference are as follows:


                                                                      1996            1997            1998
                                                                 -------------   -------------   -------------
   Federal income tax benefit computed at statutory
     federal income tax rate .................................     $ (21,217)      $ (23,791)      $ (46,333)
   Federal income tax portion of change in valuation
     allowance ...............................................        19,972          22,686          52,912
   Foreign income without federal income tax expense .........         1,112            (162)         (9,585)
   Nondeductible expenses ....................................           635           1,267           3,006
   Foreign taxes .............................................           177             634          10,480
   Other .....................................................          (502)             --              --
                                                                   ---------       ---------       ---------
                                                                   $     177       $     634       $  10,480
                                                                   =========       =========       =========



     The components of deferred income tax assets and liabilities are as follows at December 31:




                                                      1997           1998
                                                  -----------   -------------
   Deferred tax assets:
     Net operating loss carryforwards .........    $  56,460     $   79,370
     Tax credit carryforwards .................        1,059          1,059
     Accounts receivable ......................        4,051          7,103
     Property and equipment ...................           --         77,042
     Intangible assets ........................        5,292             --
     Accrual for loss lease ...................        8,395         11,278
     Accrual for loss contracts ...............           --         51,872
     Other accrued liabilities ................           --         19,316
     Other ....................................          886            667
                                                   ---------     ----------
                                                      76,143        247,707
                                                   ---------     ----------
   Deferred tax liabilities:
     Software capitalization ..................        4,792          6,682
     Property and equipment ...................        1,215             --
     Intangible assets ........................           --         84,693
     Prepaid commissions ......................           --          1,784
     Limited partnerships' losses .............          420            420
                                                   ---------     ----------
                                                       6,427         93,579
                                                   ---------     ----------
   Net deferred tax asset .....................       69,716        154,128
   Valuation allowance ........................      (69,716)      (153,535)
                                                   ---------     ----------
                                                   $       0     $      593
                                                   =========     ==========




     At December 31, 1997 and 1998, Bridge recorded a valuation allowance of $69,716 and $153,535, respectively, against the net deferred tax asset due to the uncertainty of its ultimate realization. The valuation allowance increased by $32,090 from December 31, 1996 to December 31, 1997 and by

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

11. INCOME TAXES - (CONTINUED)


$83,819 from December 31, 1997 to December 31, 1998. Amounts fully reserved include $26,491 in deferred tax assets acquired by Bridge in a purchase business combination. If it is determined in the future that such deferred tax assets are recoverable, the valuation allowances will be reversed and credited against the original purchase price allocated to goodwill.

     Certain states do not allow for the filing of a consolidated state income tax return; therefore, the taxable income of certain of Bridge's subsidiaries cannot be offset with losses sustained by other of Bridge's subsidiaries in those states. At December 31, 1998, Bridge has the following approximate income tax carryforwards available:



                                                                         TAX        EXPIRATION
                                                                      PURPOSES        DATES
                                                                    ------------   -----------
         U.S. federal regular tax carryforwards other than from
           purchase business combinations:
           Net operating loss carryforwards ...................    $ 199,512      2004-2018
           Business tax credit carryforwards ..................    $     599      1999-2002
         U.S. federal minimum tax credit carryforwards against
           regular tax ........................................    $     298             --
         Foreign regular tax carryforwards other than from
           purchase business combinations:
         Net operating loss carryforwards .....................    $   4,132      2002-2009




12. REGULATORY REQUIREMENT

     Trading is subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital of $1,000 and requires that the ratio of aggregate indebtedness to net capital, both as currently defined, shall not exceed 15 to 1. At December 31, 1998, Trading had net capital of $3,490, which was $2,490 in excess of the minimum required, and the ratio of aggregate indebtedness to net capital was 1.69 to 1. Substantially all customer transactions are cleared through third parties on a fully disclosed basis and, therefore, Trading does not hold securities or funds for the accounts of its customers. Accordingly, Trading is exempt from the requirements of Rule 15c3-3 under the Securities Exchange Act of 1934.

     BBH is subject to regulatory requirements of the Securities and Futures Commission and BBU is subject to the regulatory requirements of The Securities and Futures Authority Resource Requirement. At December 31, 1998, management is not aware of any matters which would have a materially adverse effect on BBH or BBU.

13. CAPITAL STOCK

     During 1996, Bridge increased its number of authorized shares of capital stock to 102 million shares, consisting of 85 million shares of Class A common stock, 15 million shares of Class B common stock, and 2 million shares of preferred stock ($1 par value). In addition, Bridge increased the total number of shares of common stock for which options may be granted from 2,360,250 shares to 4 million shares. In October 1997, Bridge increased the total number of shares for which options may be granted from 4 million to 6 million shares. Class A common shareholders are entitled to one vote per share while Class B common shareholders have no voting rights. Both Class A and Class B common shareholders have the same dividend and liquidation rights. In addition, both classes of common stock contain provisions which allow certain shareholders of both classes to convert their shares into shares of the other class on a one-for-one basis.

     In May 1996, Bridge completed an equity offering totaling $53,997, net of transaction costs of $260 which were charged to additional paid-in capital (common) as costs incurred to raise capital. The offering was accomplished in three pieces. First, subordinated debt issues two through five totaling

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

13. CAPITAL STOCK - (CONTINUED)


$29,500, plus accrued interest of $1,801, were converted into 4,815,543 shares of Class A common stock. Secondly, all shares of Series A and C redeemable preferred stock totaling $8,700, plus accrued dividends of $356, were converted into 1,393,305 shares of Class A common stock. The third piece consisted of the sale of 2,138,415 shares of Class A common stock for $13,900 to existing shareholders and a strategic investor. In addition, as part of the offering, all shares of Series B redeemable preferred stock totaling $1,900, plus accrued dividends of $73, were redeemed from the proceeds of the offering.

14. REDEEMABLE PREFERRED STOCK

     In connection with the acquisition of KRF (see Note 3) in 1996, Bridge designated 1,950,000 shares of Series D redeemable preferred stock. At the time of the KRF acquisition, 1,550,000 shares were issued for $154,355, with a redemption value of $155,000. The carrying value of the redeemable preferred stock is accreted to the redemption value through its mandatory redemption dates. In connection with the DJM acquisition (see Note 3) Bridge designated and issued 1,500,000 shares of Series E redeemable preferred stock at a redemption value of $150,000. Bridge also designated and issued 900,000 shares of Series F redeemable preferred stock at a redemption value of $90,000 in connection with the ADP acquisition (see Note 3). The following shares have been issued and are outstanding as of December 31, 1998:



                   PREFERRED STOCK
               -----------------------
                                         ADDITIONAL                ACCRETION
                  SHARES      $1 PAR      PAID-IN                     TO          TOTAL
                ISSUED AND     VALUE      CAPITAL      ACCRUED    REDEMPTION    CARRYING
    SERIES      DESIGNATED    AMOUNT    (PREFERRED)   DIVIDENDS      VALUE        VALUE
-------------- ------------ ---------- ------------- ----------- ------------ ------------
  D ..........  1,950,000    $ 1,950     $ 192,405    $ 18,116       $ 234     $ 212,705
  E ..........  1,500,000      1,500       148,500       3,567          --       153,567
  F ..........    900,000        900        89,100         513          --        90,513
                             -------     ---------    --------       -----     ---------
                             $ 4,350     $ 430,005    $ 22,196       $ 234     $ 456,785
                             =======     =========    ========       =====     =========




     Series D and E preferred shareholders are entitled to one common vote for each share of Class A common stock that would be issuable upon conversion of preferred stock. Series F preferred shareholders do not have any voting rights. At December 31, 1998, one share of Series D preferred stock was convertible into
12.5 shares of common stock and one share of Series E or F preferred stock was convertible into 4.62 shares of common stock. All preferred shareholders rank senior to common shareholders in the event of any voluntary or involuntary liquidation, dissolution or winding up of Bridge. All preferred stocks pay dividends at the rate of $4.00 per share per annum. All preferred dividends are cumulative and non-participating.

     On June 30 in each of 2002, 2003, 2004, Bridge is required to redeem the lesser of 1) 33-1/3% of the aggregate number of shares of Series D preferred stock thereto issued or 2) the number of shares of Series D preferred stock then outstanding. Preferred stock has a redemption price of $100 per share plus all accrued but unpaid dividends, which is equivalent to the carrying value. Bridge may elect to redeem preferred shares, in whole or in part, at any time subsequent to January 1, 2001, but prior to the mandatory redemption dates as well.

     On May 29, 2003 and November 10, 2003, Bridge is required to redeem all shares of Series E and Series F preferred stock, respectively, then issued and outstanding at the redemption price of $100 per share plus all accrued but unpaid dividends, which is equivalent to the carrying value.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )


15. STOCK OPTIONS

     Bridge has a Stock Option and Restricted Stock Purchase Plan, which provides for stock option and other awards to selected employees and officers of Bridge. Bridge's Board of Directors determines the option price (not to be less than 100% of fair market value for incentive stock options) at the date of grant. Options granted during 1997 and 1998 vest ratably over five years and expire ten years from the date of grant.

     Bridge applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, compensation cost has been recognized for its stock option plan only to the extent the fair market value of Bridge's common stock exceeded the exercise price of nonqualified stock option grants at the grant date. Had compensation cost for Bridge's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, Bridge's net loss would have been increased to the pro forma amounts indicated below:


                                1996            1997            1998
                           -------------   -------------   --------------
   Net loss
   As reported .........     $ (60,796)      $ (68,610)      $ (142,861)
   Pro Forma ...........     $ (61,339)      $ (69,755)      $ (144,452)



     Changes in outstanding options are as follows:




                                                                1996
                                            --------------------------------------------
                                                            WEIGHTED-
                                                            AVERAGE
                                                SHARES    EXERCISE PRICE       SHARES
                                            ------------- ---------------- -------------
  Outstanding, beginning of year ..........    2,363,250      $  4.73         2,209,117
  Granted .................................      567,112         6.50         2,738,000
  Exercised ...............................       (5,000)        4.73          (153,136)
  Forfeited ...............................     (713,245)        6.05          (345,800)
  Expired .................................       (3,000)      250.00                --
                                               ---------      -------         ---------
  Outstanding, end of year ................    2,209,117      $  4.80         4,448,181
                                               =========      =======         =========
  Options exercisable at year-end .........      444,050                        660,350
                                               =========                      =========
  Weighted-average fair value of options
   granted during the year ................  $      2.04                    $      2.04
                                             ===========                    ===========



                                                         1997                    1998
                                            ------------------------------ ----------------
                                                WEIGHTED-                     WEIGHTED-
                                                 AVERAGE                       AVERAGE
                                             EXERCISE PRICE      SHARES     EXERCISE PRICE
                                            ---------------- ------------- ---------------
  Outstanding, beginning of year ..........     $   4.80        4,448,181    $  6.22
  Granted .................................         7.25        1,474,319      10.21
  Exercised ...............................         4.67         (142,200)      2.83
  Forfeited ...............................         6.05         (243,300)      6.77
  Expired .................................           --               --         --
                                                --------        ---------    -------
  Outstanding, end of year ................     $   6.22        5,537,000    $  7.36
                                                ========        =========    =======
  Options exercisable at year-end .........     $   4.57        1,396,886    $  5.67
                                                ========        =========    =======
  Weighted-average fair value of options
   granted during the year ................                   $      2.73
                                                              ===========



     The fair value of each option grant is estimated on the date of grant using the minimum value option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997, and 1998, respectively: dividend yield of 0 percent for all three years; risk-free interest rates of 5.4, 6.7, and 5.5 percent; and expected lives of 6 years for all three years.

     The following table summarizes the characteristics of stock options outstanding at December 31, 1998:





                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                   -------------------------------------------   -------------------------
                                     WEIGHTED-      WEIGHTED-                    WEIGHTED-
                                      AVERAGE        AVERAGE                      AVERAGE
                                     REMAINING       EXERCISE                    EXERCISE
 EXERCISE PRICE       SHARES           LIFE           PRICE         SHARES         PRICE
----------------   ------------   --------------   -----------   ------------   ----------
 $   1.00              80,000     6.71 years        $   1.00         48,000      $   1.00
 $   4.73           1,176,569     7.36                  4.73        705,941          4.73
 $   6.50             429,612     7.42                  6.50        171,845          6.50
 $   7.25           2,355,500     8.50                  7.25        471,100          7.25
 $   8.00             317,819     9.00                  8.00             --            --
 $  10.80           1,177,500     9.42                 10.80             --            --
                    ---------     ----              --------        -------      --------
                    5,537,000     7.16 years        $   7.36      1,396,886      $   5.67
                    =========     ====              ========      =========      ========

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )


16. EMPLOYEE SAVINGS PROGRAMS

     DOMESTIC SAVINGS PLANS -- In the United States, Bridge sponsors an employee savings plan that qualifies as a defined salary arrangement under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may contribute a percentage of their base salary, subject to certain limitations, and Bridge matches a portion of the employees' contributions. Bridge contributed $723, $1,388, and $2,463 to these plans during the years ended December 31, 1996, 1997, and 1998, respectively. Also under Bridge's plan, profit sharing contributions may be made at the discretion of Bridge. No such contributions were made during the years ended December 31, 1996, 1997, and 1998. No post-retirement benefits are provided.

     FOREIGN SAVINGS PLANS -- Bridge maintains certain retirement plans for employees outside of the United States that provide retirement benefits based on service and salary. The funding policy for these plans is to contribute the amounts required by the plan provisions or applicable regulations, although additional amounts may be made at the discretion of Bridge. Bridge contributed $987, $1,923, and $5,430, to these plans during the years ended December 31, 1996, 1997, and 1998 respectively.

     Bridge has a defined benefit plan covering certain employees of Bridge in Japan. The benefits for this plan are based on years of service and current salaries. Payments are made on a monthly basis and the net pension expense for 1996, 1997 and 1998 was immaterial.


17. RELATED PARTY TRANSACTIONS

     Bridge provides services to certain shareholders at terms and prices approximating market. Sales to existing shareholders totaled $34,549, $28,260, and $56,205 for the years ended December 31, 1996, 1997, and 1998, respectively. Accounts receivable from existing shareholders totaled $6,795 and $30,957 at December 31, 1997 and 1998, respectively.


18. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The  following   disclosure  of  the  estimated  fair  value  of  financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined by Bridge using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Bridge could realize in a current market exchange.

     The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.



                                                  1997                  1998
                                          --------------------- ---------------------
                                           CARRYING     FAIR     CARRYING     FAIR
                                            AMOUNT      VALUE     AMOUNT      VALUE
                                          ---------- ---------- ---------- ----------
   Financial assets:
     Treasury bills .....................  $  1,314   $  1,331   $     --   $     --
     Securities owned ...................       520        520         43         43
     Guaranteed investment contract .....        --         --     15,955     15,955
   Financial liabilities:
     Term loan with Bank ................   200,000    200,000    600,000    600,000
     Mulit-draw loan ....................        --         --     75,000     75,000
     Revolving credit agreement .........    15,000     15,000     60,000     60,000
     Mortgage note ......................     3,826      4,063      3,612      3,861
     11% subordinated debt ..............     2,975      2,975      2,975      2,975

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

18. FAIR VALUE OF FINANCIAL INSTRUMENTS - (CONTINUED)



                                                        1997                 1998
                                                 ------------------- --------------------
                                                  CARRYING    FAIR    CARRYING     FAIR
                                                   AMOUNT     VALUE    AMOUNT     VALUE
                                                 ---------- -------- ---------- ---------
     12% subordinated debt .....................   59,926    59,926    61,090     61,090
     7.75% note payable ........................       --        --    15,955     15,955
     Loss lease accruals .......................   23,785    14,633    38,388     27,256
     Loss contract accruals ....................       --        --   126,885    125,401
     Securities sold but not yet purchased .....      186       186         9          9
   Unrecognized financial instruments:
   Swap Agreements .............................       --     1,446        --      8,790
   Standby letters of credit ...................       --       164        --        319




     SECURITIES OWNED AND SECURITIES SOLD BUT NOT YET PURCHASED -- For those instruments held for trading purposes, fair values are based on quoted market prices or dealer quotes.

     LONG-TERM DEBT -- Term loan with Bank, multi-draw loan and revolving credit agreement, are variable rate in nature and reprice quarterly. Bridge believes the carrying value of this debt approximates fair value. The fair value of the subordinated debt, notes payable and other fixed rate debt is estimated by discounting cash flows based on the rates Bridge could obtain today for similar borrowings.

     LOSS LEASE ACCRUALS -- The fair value of Bridge's loss lease accruals is estimated based on the remaining required lease payments (net of estimated future sublease rentals) and noncancellable future sublease income discounted at current rates offered to Bridge for debt of similar remaining maturities.

     LOSS CONTRACT ACCRUALS -- The fair value of Bridge's loss contract accruals is estimated based on the contractual payments discounted at current rates offered to Bridge for debt of similar maturities.

     SWAP AGREEMENT -- The fair value of Bridge's swap agreement represents the estimated amount Bridge would receive to terminate the agreement, considering current interest and currency rates.

     STANDBY LETTERS OF CREDIT -- The fair value of letters of credit is based on fees currently charged for similar agreements.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1998, respectively. Although Bridge's management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

19. OTHER COMMITMENTS AND CONTINGENCIES

     At the time of the DJM acquistion, DJM was party to certain agreements between DJM and Cantor Fitzgerald Securities Corp. ("Cantor"), a primary supplier of market data to DJM, and Market Data Corporation ("MDC"). As of the date of the acquisition, certain provisions of these agreements were in dispute between DJM and Cantor. In addition, Cantor has taken the position that as a result of the acquistion, by virtue of certain provisions in the agreements with Cantor and MDC, Bridge has incurred certain obligations separate from DJM's obligations under those agreements to make payments to MDC and Cantor with respect to terminals other than those to which DJM was providing information prior to the acquisition.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

19. OTHER COMMITMENTS AND CONTINGENCIES - (CONTINUED)


     Bridge has been in discussions with Cantor regarding settlement of this dispute. Any such settlement would also require approval of Dow Jones. It is uncertain at this time whether Bridge will be able to settle this matter. If settlement is not feasible, and litigation were to ensue, Bridge believes that it has meritorious defense to Cantor claims.

     Bridge, in the normal course of business, enters into service agreements with telecommunication companies, whereby Bridge has guaranteed annual usage levels of data communications. Remaining minimum commitments are $10,000 for the year ending December 31, 1999.

     Bridge also enters into agreements for the licensing of software and information databases to be used in connection with Bridge's products. Certain of these agreements provide for royalty payments based on Bridge's revenues or the number of workstations installed, as defined. Bridge has no material commitments with respect to these licenses.

     Bridge is subject to various other legal proceedings and claims which arise in the ordinary course of its business.

     Loss accruals for matters that have not been indemnified by the sellers and relate directly to acquisitions have been established as part of the purchase price (goodwill). When and if it is determined that such accruals are unnecessary, they will be reversed and credited back to the purchase price (goodwill). The ultimate resolution of these matters cannot be predicted with certainty. However, based on the information currently available, Bridge's management does not believe they will have a material adverse effect on Bridge's financial condition.

20. SUBSEQUENT EVENTS

     ACQUISITION AND INVESTMENTS -- On February 8, 1999, Bridge entered into a Formation Agreement with FutureSource Information Systems, Inc. (FSIS) and its shareholders to form a new business enterprise named FutureSource/Bridge L.L.C. (FS/B). The transaction closed on March 5, 1999. The purpose of FS/B is to better develop and market financial information products in the commodities field. Bridge contributed $4,500 of cash and customer contracts totaling approximately $16,500 of annualized revenue to FS/B for a 45% ownership interest. FSIS contributed all of its assets, subject to assumed liabilities, to FS/B for a 55% ownership interest. Bridge also made a $2,000 subordinated loan to FS/B.

     On February 17, 1999, Bridge entered into a Merger Agreement with SAVVIS Holdings Corporation (SAVVIS) to acquire all of the equity of SAVVIS in exchange for 3,250,000 shares of Bridge's common stock. The transaction closed on April 7, 1999.

     DEBT EXTENSION -- On March 5, 1999, Bridge increased the fourth tranche of the term loan under its Secured Credit Agreement (see Note 10) by $50,000 to a total of $550,000. The proceeds were used to reduce the outstanding balances under the revolving credit facility, to provide funds for working capital and for other corporate purposes. The covenants relating to the maximum leverage ratio and the minimum interest coverage were adjusted accordingly.

     PUBLIC OFFERING (UNAUDITED) -- The Board of Directors of Bridge has authorized management of SAVVIS to file a registration statement with the Securities and Exchange Commission for the initial public offering of SAVVIS' common stock. SAVVIS intends to use a portion of the proceeds to finance a portion of its purchase of Bridge's Internet protocol network assets and to pay a preferential dividend to Bridge.

     STOCK OPTIONS (UNAUDITED) -- During the period from October through December 1999, SAVVIS granted 2,843,758 stock options to employees of SAVVIS and Bridge with an exercise price of $.50 per share. Noncash compensation cost based upon the difference between the exercise price and the

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

20. SUBSEQUENT EVENTS - (CONTINUED)


imputed fair value of SAVVIS' stock as if the respective option grant dates totaling approximately $53 million will be recorded over the vesting periods of such options, which periods range from immediate up to four years. Approximately $2,000 of noncash compensation expense will be recorded in the fourth quarter of 1999.

21. GOING CONCERN

     The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should Bridge be unable to continue as a going concern. Bridge has experienced recurring losses from operations and operating cash flow deficiencies, which have been funded by additional borrowings. At December 31, 1999, Bridge did not comply with certain of the restrictive covenants contained in its Secured Credit Agreement (the "Agreement") (see Note 11).

     The Agreeement was amended on January 7, 2000 (the "Amendment") to 1) permit the sale of Bridge's network assets to SAVVIS, 2) allow for the subsequent public offering of SAVVIS shares, and 3) waive and modify certain covenants in the Agreement related to EBITDA, interest coverage ratio, leverage ratio and capital expenditure limitations. The Agreement was also modified to require Bridge to repay approximately $250,000 of its indebtedness under the Agreement on or before June 30, 2000. However, Bridge must repay a separate loan in the amount of $100,000 before it can repay the full amounts required under the amended Agreement.

     In addition, the Amendment requires the public offering of SAVVIS shares to be completed by February 29, 2000. Failure to comply with this provision could result in acceleration of the maturity of the outstanding balance due under the Agreement.

     The  Amendment  also  requires  that all of the  proceeds  from the sale of
assets  to  SAVVIS  and  the   preferential   distribution  be  applied  to  the
indebtedness under the Agreement.

     In 2000, Bridge expects to complete the integration of past acquisitions, to the extent possible, and plans to reduce both employee and technology related expenses. Further, with the sale of its network assets to SAVVIS, Bridge expects its capital spending requirements to be reduced significantly. Therefore, Bridge expects operating results and cash flow to improve in 2000 as compared to 1999.

     Also as part of Bridge's ongoing strategy, management has for some time been pursuing plans to expand the pool of capital available to fund business growth. These plans include, but are not limited to, the sale or spin-off or assets, including the sale of additional SAVVIS shares, and other public and private debt financing alternatives. Management believes these plans will be sufficient to satisfy its fiscal 2000 financing requirements. However, there can be no assurance that sufficient proceeds through these activities will be available to meet Bridge's debt obligations.



                                  * * * * * *

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)





                                                                                        SEPTEMBER 30,
                                                                                            1999
                                                                                       --------------
                                      ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .........................................................     $   34,577
 Restricted cash equivalents .......................................................          1,935
 Accounts receivable, net of allowance for doubtful accounts of $55,573 ............        235,409
 Inventory .........................................................................         22,058
 Other current assets ..............................................................         55,999
                                                                                         ----------
 Total current assets ..............................................................        349,978
 PROPERTY AND EQUIPMENT, net of depreciation of $237,534 ...........................        269,078
 GOODWILL AND INTANGIBLE ASSETS, net of amortization of $202,873 ...................        863,864
 OTHER LONG-TERM ASSETS ............................................................        112,479
                                                                                         ----------
   TOTAL ...........................................................................     $1,595,399
                                                                                         ==========
                      LIABILITIES AND DEFICIENCY IN NET ASSETS
CURRENT LIABILITIES:
 Accounts payable ..................................................................     $   75,242
 Accrued employee compensation and benefits ........................................         33,270
 Accrued exchange fees .............................................................         16,118
 Other liabilities and accrued expenses ............................................        107,167
 Deferred revenue ..................................................................         23,742
 Current portion of loss contract accruals .........................................         20,731
 Current maturities of loss lease accruals .........................................          8,918
 Current maturities of long-term debt and capital lease obligation .................         60,999
                                                                                         ----------
 Total current liabilities .........................................................        346,187
 LOSS CONTRACT ACCRUALS, NET .......................................................         90,915
 LOSS LEASE ACCRUALS EXCLUDING CURRENT MATURITIES ..................................         28,340
 LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS EXCLUDING CURRENT MATURITIES..........      1,030,130
 OTHER LONG-TERM LIABILITIES .......................................................         35,076
                                                                                         ----------
 Total liabilities .................................................................      1,530,648
                                                                                         ----------
MINORITY INTEREST ..................................................................         11,288
                                                                                         ----------
REDEEMABLE PREFERRED STOCK .........................................................        469,869
                                                                                         ----------
COMMITMENT AND CONTINGENCIES .......................................................
DEFICIENCY IN NET ASSETS:
 Class A common stock, $.01 par value, 85 million shares authorized,
   36,984,524 shares issued ........................................................            370
 Class B common stock, $.01 par value, 15 million shares authorized, none issued
 Additional paid-in capital (common) ...............................................        219,180
 Accumulated deficit ...............................................................       (628,371)
 Cumulative translation adjustments ................................................         (7,335)
 Treasury stock at cost, 20,000 shares .............................................           (250)
                                                                                         ----------
 Total deficiency in net assets ....................................................       (414,406)
                                                                                         ----------
 TOTAL .............................................................................     $1,595,399
                                                                                         ==========




              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS
                                (IN THOUSANDS)



                                                                               FOR THE NINE-MONTH PERIOD
                                                                                  ENDED SEPTEMBER 30
                                                                             -----------------------------
                                                                                  1998            1999
                                                                             -------------   -------------
REVENUES:
 Information services ....................................................     $ 398,773      $  651,150
 Transaction services ....................................................        40,015          55,683
 Network services ........................................................            --          12,193
 Equipment sales .........................................................        52,114          73,937
 Customer data fees ......................................................        74,456         149,551
 Other revenues ..........................................................        12,533          15,965
                                                                               ---------      ----------
                                                                                 577,891         958,435
OPERATING COSTS AND EXPENSES:
 Employee related ........................................................       182,403         297,922
 Depreciation and amortization ...........................................       133,447         211,893
 Technology related ......................................................        58,818         142,472
 Equipment cost of sales .................................................        48,093          67,997
 Customer data fees ......................................................        69,151         122,222
 Transaction services related ............................................        18,545          21,487
 Data acquisition related ................................................        27,431          62,281
 Facilities related ......................................................        20,817          45,194
 General and administrative ..............................................        36,353          53,107
 Acquisition related .....................................................        28,709              --
                                                                               ---------      ----------
                                                                                 623,767       1,024,575
                                                                               ---------      ----------
OPERATING LOSS ...........................................................       (45,876)        (66,140)
OTHER INCOME (EXPENSE):
 Interest income .........................................................         1,289           2,246
 Interest expense ........................................................       (41,279)        (68,126)
 Minority interest in net income of consolidated subsidiary ..............          (482)           (804)
 Other, net ..............................................................         5,282           8,763
                                                                               ---------      ----------
                                                                                 (35,190)        (57,921)
                                                                               ---------      ----------
LOSS BEFORE INCOME TAXES .................................................       (81,066)       (124,061)
PROVISION FOR INCOME TAXES ...............................................        (6,688)        (10,316)
                                                                               ---------      ----------
LOSS BEFORE EXTRAORDINARY ITEM ...........................................       (87,754)       (134,377)
 Extraordinary item -- loss on early extinguishment of debt, net .........        (3,026)             --
                                                                               ---------      ----------
NET LOSS .................................................................       (90,780)       (134,377)
OTHER COMPREHENSIVE LOSS:
 Foreign currency translation adjustment .................................        (1,056)         (3,162)
                                                                               ---------      ----------
COMPREHENSIVE LOSS .......................................................     $ (91,837)     $ (137,539)
                                                                               =========      ==========



              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                                 FOR THE NINE-MONTH PERIOD
                                                                                     ENDED SEPTEMBER 30
                                                                                ----------------------------
                                                                                     1998          1999
                                                                                ------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS ......................................................................  $  (90,780)    $ (134,377)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization ................................................     133,447        211,892
 Acquisition related costs ....................................................      22,000             --
 Amortization of discount on subordinated debt and deferred financing costs ...       2,207          4,392
 Gain on joint venture investment .............................................          --        (10,000)
 Extraordinary loss on early extinguishment of debt ...........................       3,026             --
 Deferred revenue .............................................................     (30,460)         7,682
 Minority interest in loss of consolidated subsidiary .........................         481            804
Changes in assets and liabilities net of effects of acquisitions:
 Restricted cash ..............................................................      (2,225)         1,452
 Accounts receivable, net .....................................................       6,031        (75,836)
 Inventory ....................................................................      (2,687)       (13,653)
 Other assets .................................................................     (17,225)        (1,287)
 Loss contracts accrual, net ..................................................      (7,312)       (17,936)
 Loss lease accruals, net .....................................................      (5,130)       (10,441)
 Accounts payable and other accrued expenses ..................................     (14,319)       (20,292)
 Other long-term liabilities ..................................................      (3,324)       (18,425)
                                                                                 ----------     ----------
   NET CASH USED IN OPERATING ACTIVITIES ......................................      (6,270)       (76,025)
                                                                                 ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired ...........................................    (348,112)          (106)
 Equity investment in minority subsidiary .....................................      (1,673)        (6,650)
 Capital expenditures, net ....................................................     (27,779)       (99,150)
 Software development costs ...................................................      (9,239)       (17,941)
                                                                                 ----------     ----------
   NET CASH USED IN INVESTING ACTIVITIES ......................................    (386,803)      (123,847)
                                                                                 ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt .....................................     680,000        377,051
 Payments on long-term debt ...................................................    (240,159)      (149,576)
 Principal payments on capital lease obligations ..............................     (11,236)       (28,129)
 Fees incurred in financing activities ........................................     (16,863)        (5,025)
 Proceeds from partial sale of subsidiary .....................................          --          8,990
 Dividends paid by subsidiary .................................................        (187)            --
 Employee stock transactions ..................................................         178            231
                                                                                 ----------     ----------
   NET CASH PROVIDED BY FINANCING ACTIVITIES ..................................     411,733        203,542
                                                                                 ----------     ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS ..................        (776)        (2,411)
                                                                                 ----------     ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS .....................................      17,884          1,259
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ................................      12,949         33,318
                                                                                 ----------     ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD ......................................  $   30,833     $   34,577
                                                                                 ==========     ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during period year for:
   Interest ...................................................................  $   25,760     $   61,154
   Income taxes ...............................................................       6,688          6,794
   Debt incurred under capital lease obligations ..............................      14,294          1,405
   Accrued dividends on redeemable preferred stock ............................       7,889         13,014
   Accretion of redeemable preferred stock to redemption value ................          70             70




              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
        UNAUDITED CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1998 AND 1999
           (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


1. DESCRIPTION OF BRIDGE

     Bridge Information Systems, Inc., together with its wholly-owned subsidiaries ("Bridge"), is an international financial information company that provides a comprehensive resource of financial data and interpretive applications for investment professionals around the world. Bridge offers real-time and historical information and news on equities, fixed income, foreign exchange, derivatives and commodities and provides a wide array of flexible analytic applications to aid in the interpretation of such data. Bridge also provides transaction services, through its wholly-owned subsidiaries, Bridge Trading Company ("Trading"), Bridge International Broking Ltd. - Hong Kong and Bridge International Broking (U.K.) Limited, comprehensive valuations on fixed income securities, computer equipment sales and systems integration and information delivery technology, including private network services, for the financial community.

     Bridge's clients include institutional investors, brokerage firms, research analysts, exchanges and other enterprises throughout the world. No individual customer composed a significant portion of Bridge's revenues. Bridge receives data from more than 1,000 exchanges and contributing sources in 100 countries with no single supplier composing a significant percentage.

2. UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of Bridge's management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. Operating results for any period are not necessarily indicative of the results for any other period or for the full year. These statements should be read in conjunction with Bridge's financial statements and notes thereto for the year ended December 31, 1998.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements of Bridge's include the accounts of Bridge Information Systems, Inc. and its subsidiaries after elimination of intercompany accounts and transactions.

     REVENUE RECOGNITION -- Information services and other revenues are billed one to twelve months in advance in certain markets and are recognized in the period the related services are provided. Prepayments are included in deferred revenue. Equipment sales are recognized upon delivery of the equipment.

     CASH AND CASH EQUIVALENTS -- Bridge considers highly liquid investment instruments with remaining terms of three months or less at time of acquisition to be cash equivalents.

     RESTRICTED CASH EQUIVALENTS -- Regulations require the Japanese trading branch and India subsidiary to maintain restricted cash.

     NEW ACCOUNTING STANDARDS -- In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 was amended by SFAS 137, which delays the effective date of SFAS 133 to fiscal years and quarters beginning after June 15, 2000. SFAS No. 133 will require Bridge to record all derivatives on the balance sheet at fair value. Changes in derivative fair value will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities, and firm commitments or, for forecasted transactions, deferred and recorded as a component of other stockholders' equity until the hedged transactions occur and are recognized in earnings. Bridge is

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
 UNAUDITED CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

currently evaluating the impact of the standard on Bridge. The impact of SFAS No. 133 will depend on a variety of factors, including future interpretive guidance, the future level of hedging activity, the types of hedging instruments used, and the effectiveness of such instruments.

     SECURITIES TRANSACTIONS -- Securities transactions and the related commission revenue and expense are recorded on a trade date basis. In the normal course of business, the trading companies' activities involve the execution, settlement and financing of various securities transactions through its clearing brokers. The resulting receivables from the clearing brokers are available to the trading companies on a settlement date basis. These activities may expose the trading companies to off-balance-sheet risk in the event the customer or other party is unable to fulfill their contractual obligations. The trading companies, through their clearing brokers, continually monitor its customers' activities. At September 30, 1999 receivables from clearing brokers totaled $2,236 and are included in accounts receivable.

     Securities owned and securities sold, but not yet purchased, are carried at market value and unrealized gains and losses are reflected in transaction services revenue. Securities owned totaled $108 at September 30, 1999, and are included in other current assets. Securities sold, but not yet purchased ("short positions"), totaled $191 at September 30, 1999 and are included in other liabilities and accrued expenses. In the normal course of business, the trading companies assume short positions in their inventory. The establishment of short positions exposes the trading companies to off-balance sheet risk in the event of price increases. The trading companies attempt to control such risk by monitoring the market value on a daily basis.

     INVENTORIES -- Inventories which consist of computer equipment are stated at the lower of cost (generally on an average cost basis) or market.

     PROPERTY AND EQUIPMENT -- Property and equipment is recorded at cost less accumulated depreciation and amortization. Property additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Upon retirement or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations. As of September 30, 1999, no impairment had been identified.

     Depreciation and amortization is computed using the straight-line method based on estimated useful lives as follows:



       Building, improvements and furniture and fixtures .........   5-32 years
       Computer, communications equipment and software ...........    3-5 years




     GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS -- Goodwill is being amortized over 3 to 40 years and other intangible assets over 1 to 20 years, all using the straight-line method. Bridge periodically assesses the recoverability of the cost of its goodwill and identifiable intangible assets based on a review of projected undiscounted cash flows. As of September 30, 1999 no impairment had been identified.

     DEFERRED FINANCING COSTS -- Deferred financing costs are amortized to interest expense over the life of the related debt based on a method that approximates the interest method.

     SOFTWARE DEVELOPMENT COSTS -- In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1 (SOP), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. As permitted by the SOP, Bridge adopted the provisions of the SOP effective January 1, 1997.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
 UNAUDITED CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     All costs, primarily employee compensation and benefits related to conceptual formulation, design and testing of possible software projects (preliminary project stage), are expensed as incurred. Upon completion of preliminary project stage, costs incurred in the development of software are capitalized until the software is released to production. Software development costs of $26,017 (net of accumulated amortization of $19,182) are included in other assets at September 30, 1999. Unamortized capitalized costs determined to be in excess of the net realizable value of the products are expensed to depreciation and amortization expense at the date of such determination. As of September 30, 1999, no impairment had been identified.

     Amortization is provided over an estimated economic life of the software (generally 1 to 3 years) using the straight-line method and commences when the software is released into production. Amortization expense totaled $5,294 and $8,820 for the nine-month periods ended September 30, 1998 and 1999, respectively. The accumulated amortization and related software development costs are removed from their respective accounts effective in the year following full amortization.

     PREPAID COMMISSION EXPENSE -- Commissions paid at the beginning of the subscription to sales representatives and managers for successful customer referrals and renewals are deferred and expensed over the length of the subscription. This policy is consistent with others in the financial information business and matches commissions more closely with the revenue earned from the related subscriptions.

     INCOME TAXES -- Bridge files consolidated federal and state income tax returns and its foreign subsidiaries file various income tax returns in the respective foreign jurisdictions. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be reversed. In addition, the amount of any future tax benefits is reduced by a valuation allowance to the extent such benefits are not expected to be realized.

     Except for selective dividends, Bridge intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the nine-month periods ended September 30, 1998 and 1999.

     FOREIGN CURRENCY TRANSLATION -- The financial position and results of operations of Bridge's foreign subsidiaries are measured using local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation adjustments are recorded as a component of other comprehensive income.

     STOCK-BASED COMPENSATION ARRANGEMENTS -- Bridge accounts for employee stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, the Company recognizes compensation cost based on the intrinsic value of the equity instrument awarded as determined at grant date.

     The Company is also subject to disclosure requirements under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes the recognition of compensation expense based on the fair value of options as determined on the grant date. However, SFAS No. 123 allows companies to continue applying APB No. 25 if certain pro forma disclosures are made assuming hypothetical fair value method application.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
 UNAUDITED CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )


4. BUSINESS COMBINATIONS:


     On April 7, 1999, Bridge acquired SAVVIS Holdings Corporation ("SAVVIS") in an all stock transaction that was accounted for as a "purchase transaction" under Accounting Principles Board No. 16. Pursuant to the terms of the transaction, Bridge issued 3,011,000 shares of common stock, together with 239,000 options and warrants to purchase common stock in exchange for all of the outstanding equity interest of SAVVIS. The purchase price has been allocated to the underlying assets purchased and liabilities assumed based on their estimated fair market values at the acquisition date. The total cost of the acquisition exceeded the fair value of SAVVIS' net assets by $23,767, which is being amortized over three years. In addition, $20,300 of the purchase price was allocated to property and equipment, trademarks, noncompete agreements and other intangibles, which are being amortized over one to five years. Also, in connection with the acquisition, Bridge assumed net liabilities of SAVVIS in the amount of $12,321. Subsequent to the acquisition, on September 10, 1999, Bridge sold in a private placement (Note 5) approximately 25% of its ownership to Bridge shareholders for $9,000.

     The following summarized pro forma (unaudited) information assumes the SAVVIS acquisition had occurred at the beginning of each period:



                                         NINE MONTHS
                                        ENDED SEPTEMBER 30,
                                  -------------------------------
                                       1998             1999
                                  --------------   --------------
>
   Net revenues .........     $  586,805       $  963,875
                                ==========       ==========
   Net loss .............     $ (103,246)      $ (142,428)
                                ==========       ==========




     In Bridge management's opinion, the pro forma combined results of operations may not be indicative of the actual results that would have occurred had the acquisitions been consummated as of that time or of future operations of the combined companies under the ownership and operation of Bridge.


5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS


     Long-term debt and capital lease obligations consist of the following at September 30:



                                                                                  1999
                                                                              ------------
   12% subordinated debt ...................................................   $   61,977
   11% subordinated debt ...................................................        2,975
   Secured credit agreement with bank ......................................      934,624
   Junior subordinated variable rate notes .................................       26,970
   7.75% note payable ......................................................       15,954
   Mortgage notes ..........................................................        4,492
   Capitalized equipment lease obligations, payments extend through 2003, at
    various rates of interest averaging 9.4% ...............................       44,137
                                                                               ----------
   Total long-term debt and capital lease obligations ......................    1,091,129
   Less: current maturities ................................................       60,999
                                                                               ----------
                                                                               $1,030,130
                                                                               ==========




     At September 30, 1999, the 12% subordinated debt consisted of the original issue of senior subordinated notes payable to Welsh, Carson, Anderson & Stowe. This issue, as amended, ($65,500 less unamortized discount of $3,523 at September 30, 1999 -- effective rate of 16%) is due on August 15, 2002, and bears interest at 12% per annum, payable quarterly in arrears.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
 UNAUDITED CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS - (CONTINUED)


     As part of the Telesphere acquisition in 1997, Bridge issued $2,975 of subordinated notes payable to the former owners. The notes bear interest of 11% payable monthly in arrears. The principal is due on August 15, 2002.

     Bridge has a Secured Credit Agreement (the "Agreement") originally dated May 29, 1998 and amended and restated on July 7, 1998 with a bank syndicate from which the proceeds were used to finance the Dow Jones Markets, Inc. ("DJM") acquisition and to repay the amounts outstanding from the existing Credit Agreement dated November 17, 1997. The Agreement contains four tranches with a total credit facility of $944,625 as of September 30, 1999. The first tranche consists of a $125,000 revolving credit line of which $115,000 was outstanding at September 30, 1999. The second tranche consists of a multi-draw term loan of $75,000 all of which is outstanding at September 30, 1999. The revolving credit line and the multi-draw term loan mature May 29, 2003. Bridge pays letter of credit fees and a commitment fee on the unused portion of the revolving credit line and multi-draw term loan which are both tied to Bridge's Leverage Ratio. The third tranche consists of a $96,250 term loan payable in quarterly installments of $3,750 through June 30, 2001 and $8,750 through the maturity date of May 29, 2003. The fourth tranche consists of a $648,375 term loan payable in quarterly installments of $1,625 through June 30, 2004, quarterly installments of $154,375 through March 31, 2005 with a final payment of $154,375 due at maturity on May 29, 2005. Interest accrues on all borrowings at the Eurodollar rate (5.4375% at September 30, 1999) plus a defined margin tied to Bridge's Leverage Ratio. The Agreement is collateralized by a pledge of capital stock of the company's U.S. entities, excluding Trading. The Agreement contains various restrictive covenants including the maintenance of a minimum rolling four-quarter earnings before interest, taxes, depreciation and amortization (EBITDA), a minimum interest coverage ratio, a maximum leverage ratio, a maximum amount of capital leases incurred and a maximum amount of total capital expenditures. Bridge incurred transaction costs of $19,952 which were capitalized to deferred financing costs related to obtaining the credit facility. (See Note 8 regarding subsequent amendment to the Agreement)

     In connection with the Agreement, Bridge has also entered into three swap transactions pursuant to which it has exchanged its floating rate interest obligations for a fixed rate payment obligation. These swap agreements hedge the third and fourth tranches of the credit agreement. The first swap has a notional principal amount of $136,625 at September 30, 1999 and a fixed rate of 6.035% per annum for the period ending December 31, 2002. The second swap has a notional principal amount of $100,000 at September 30, 1999 and a fixed rate of 5.8125% per annum ending June 29, 2001. The third swap has a notional principal amount of $100,000 at September 30, 1999 and a fixed rate of 5.94% per annum ending June 29, 2002. The fixing of the interest rates for this period minimizes in part Bridge's exposure to the uncertainty of floating interest rates during this period.

     In connection with the private placement of SAVVIS' stock (Note 4), Bridge received proceeds and issued junior subordinated variable rate notes. The notes bear interest of 2% plus the otherwise applicable variable rate on any overdue principal amount. The principal is due December 31, 2005.

6. STOCK OPTIONS

     BRIDGE INFORMATION SYSTEMS -- Bridge has a Stock Option and Restricted Stock Purchase Plan, which provides for stock option and other awards to selected employees and officers of Bridge. The Board of Directors determines the option price (not to be less than 100% of fair market value for incentive stock options) at the date of grant. During the nine-month period ended September 30, 1999, 2,236,500 options to purchase common stock were granted with ratable vesting over five years and expiring ten years from the date of grant.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
 UNAUDITED CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

6. STOCK OPTIONS - (CONTINUED)


     Bridge applies APB Opinion No. 25, Accounting for Stock Issue to Employees ("APB 25") and related interpretations in accounting for its plan. Accordingly, compensation cost has been recognized for its stock option plan only to the extent the fair market value of Bridge's common stock exceeded the exercise price of nonqualified stock option grants at the grant date. Had compensation cost for Bridge's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, Bridge's net loss would not have been significantly different than the net loss reported.

     SAVVIS COMMUNICATION CORPORATION -- Upon Bridge's acquisition of SAVVIS on April 7, 1999, all outstanding SAVVIS stock options were exchanged for Bridge's stock options and included as part of the purchase consideration based upon the fair value of Bridge's options issued. Subsequently, on July 22, 1999, SAVVIS' Board of Directors adopted a new stock option plan and authorized 8 million stock options to be granted under the plan. Between July and September 1999, SAVVIS granted options to purchase 3,639,000 shares of its common stock to certain employees of Bridge. In that same period, SAVVIS granted options to purchase up to 2,300,008 shares of its common stock to certain of its employees.

     SAVVIS has elected to follow APB 25, and related interpretations in accounting for its employee stock option plan. Had compensation cost for SAVVIS' stock option plan been determined consistent with the provisions of SFAS No. 123 based on the fair value at the grant date, SAVVIS' pro forma net loss would not have been significantly different than the net loss reported.

7. OTHER COMMITMENTS AND CONTINGENCIES

     At the time of the DJM acquisition in 1998, DJM was party to certain agreements between DJM and Cantor Fitzgerald Securities Corp. ("Cantor"), a primary supplier of market data to DJM, and Market Data Corporation ("MDC"). As of the date of the acquisition, certain provisions of these agreements were in dispute between DJM and Cantor. In addition, Cantor has taken the position that as a result of the acquisition, by virtue of certain provisions in the agreements with Cantor and MDC, Bridge has incurred certain obligations separate from DJM's obligations under those agreements to make payments to MDC and Cantor with respect to terminals other than those to which DJM was providing information prior to the acquisition.

     Bridge has been in discussions with Cantor regarding settlement of this dispute. Any such settlement would also require approval of Dow Jones. It is uncertain at this time whether the Company will be able to settle this matter. If settlement is not feasible, and litigation were to ensue, Bridge believes that it has meritorious defense to Cantor claims.

     Bridge also enters into agreements for the licensing of software and information data bases to be used in connection with the Bridge's products. Certain of these agreements provide for royalty payments based on the Company's revenues or the number of workstations installed, as defined. Bridge has no material commitments with respect to these licenses.

     Bridge is subject to various other legal proceedings and claims which arise in the ordinary course of its business.

     Loss accruals for matters that have not been indemnified by the sellers and relate directly to acquisitions have been established as part of the purchase price (goodwill). When and if it is determined that such accruals are unnecessary, they will be reversed and credited back to the purchase price (goodwill). The ultimate resolution of these matters cannot be predicted with certainty. However, based on the information currently available, management does not believe they will have a material adverse effect on Bridge's financial condition.

               BRIDGE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
 UNAUDITED CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


8. SUBSEQUENT EVENTS:

     PUBLIC OFFERING: The Board of Directors of the Company has authorized management of SAVVIS to file a registration statement with the Securities and Exchange Commission for the initial public offering of SAVVIS' common stock. SAVVIS intends to use a portion of the proceeds to finance a portion of its purchase of the Company's Internet protocol network assets and to pay a preferential dividend to the Company.

     STOCK OPTIONS: During the period from October through December 1999, SAVVIS granted 2,543,258 stock options to employees of SAVVIS and the Company with an exercise price of $.50 per share. Noncash compensation cost based upon the difference between the exercise price and the imputed fair value of SAVVIS' stock as if the respective option grant dates totaling approximately $53 million will be recorded over the vesting periods of such options, which periods range from immediate up to four years. Approximately $2,000 of noncash compensation expense will be recorded in the fourth quarter of 1999.

     DEBT RESTRUCTURING: At December 31, 1999, Bridge did not comply with certain of the restrictive covenants contained in its Secured Credit Agreement
(the "Agreement"). The Agreement was amended on January 7, 2000 (the "Amendment") to 1) permit the sale of Bridge's network assets to SAVVIS, 2) allow for the subsequent public offering of SAVVIS shares, and 3) waive and modify certain covenants in the Agreement related to EBITDA, interest coverage ratio, leverage ratio and capital expenditure limitations. The Amendment was also modified to require Bridge to repay approximately $250,000 of its indebtedness under the Agreement on or before June 30, 2000. However, Bridge must repay a separate loan in the amount of $100,000 before it can repay the full amounts required under the amended Agreement. In addition, the Amendment requires the public offering of SAVVIS shares to be completed by February 29, 2000. Failure to comply with this provision could result in acceleration of the maturity of the outstanding balance due under the Agreement. The Amendment also requires that all of the proceeds from the sale of assets to SAVVIS and the preferential dividend, be applied to the indebtedness under the Agreement.


                                  * * * * * *

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including , 2000 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               17,000,000 SHARES


[GRAPHIC OMITTED]

                       SAVVIS COMMUNICATIONS CORPORATION



                                 COMMON STOCK



                               ----------------
                              P R O S P E C T U S
                               ----------------


                          Joint Book-Running Managers

MERRILL LYNCH & CO.                                  MORGAN STANLEY DEAN WITTER
                               ----------------
                            BEAR, STEARNS & CO. INC.
                               ----------------
                         BANC OF AMERICA SECURITIES LLC

                               CIBC WORLD MARKETS



                                        , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.


                                                           AMOUNT
                                                       -------------
       SEC registration fee ........................    $  130,081
       NASD filing fee .............................        30,500
       Nasdaq National Market listing fee ..........        95,000
       Blue sky fees and expenses ..................        10,000
       Accounting fees and expenses ................       575,000
       Legal fees and expenses .....................       600,000
       Printing and engraving expenses .............       500,000
       Transfer agent fees and expenses ............         3,500
       Miscellaneous expenses ......................       305,919
                                                        ----------
          Total ....................................    $2,250,000
                                                        ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent that a claim, issue or matter has been successfully defended.

     The Registrant's Amended and Restated Certificate of Incorporation, as amended (the "Certificate") contains provisions that no director of the Registrant shall be liable for breach of fiduciary duty as a director, except for (1) any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under
Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. The indemnification provided under the Certificate includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since the Registrant's formation on March 3, 1998, it has issued and sold the securities described below in the following unregistered transactions:

       (1) On March 4, 1998, in connection with its formation, the Registrant issued 63,488,349 shares of its common stock in exchange for all of the outstanding common stock of SAVVIS Communications Corporation, a Missouri corporation ("SCC"), in connection with the reorganization of SCC and SAVVIS Communications Enterprises, L.L.C., a Missouri limited liability company (the "LLC"). These issuances were effected in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act.

       (2) Between March and July 1998, in a series of related transactions, the Registrant sold to First Union Capital Partners, Inc., BCI Growth IV, L.P. and R-H Capital Partners, L.P. a total of 18,226,228 shares of its Series C Redeemable Preferred Stock for $18,226,228; to J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P. a total of 8,000,000 shares of its Series C Redeemable Preferred Stock for $8,000,000; and to the holders of convertible promissory notes of SCC and the LLC a total of 3,773,772 shares of its Series C Redeemable Preferred Stock in exchange for all the outstanding notes. The Registrant issued to these investors warrants to purchase up to a total of 408,362,922 shares of its common stock, at an exercise price below $.01 per share. These sales were effected in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act.

       (3) On March 4, 1998, the Registrant issued 502,410 shares of its Series A Convertible Preferred Stock in exchange for all of the outstanding shares of SCC's Series A Convertible Preferred Stock. In addition, the Registrant issued warrants to purchase up to 15,000 shares of its Series A Convertible Preferred Stock at an exercise price of $10.64 per share in exchange for warrants to purchase an equal amount of shares of SCC's Series A Convertible Preferred Stock, and warrants to purchase up to 13,799,812 shares of its common stock at an exercise price of $.10 per share in exchange for warrants to purchase an equal amount of shares of SCC's common stock. These issuances were effected in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

       (4) On March 4, 1998, the Registrant issued 5,649,241 shares of its Series B Convertible Preferred Stock in exchange for an equal amount of Class B shares of the LLC. These issuances were effected in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

       (5) On March 4, 1998, the Registrant issued 28,789,781 shares of its common stock in exchange for the outstanding securities of Interconnected Associates, Inc. These issuances weres effected in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

       (6) Between May 1998 and March 1999, the Registrant issued options to purchase a total of 61,681,951 shares of its common stock to a total of 177 employees, at exercise prices ranging from $.01 to $.03 per share. These options were granted under the Registrant's 1998 Stock Option Plan. These issuances were effected in reliance on the exemption from registration provided by Rule 701 promulgated under
           Section 3(b) of the Securities Act.


       (7) Between July and December 1999, the Registrant granted options to purchase 3,639,000 shares of the Registrant's common stock to 121 employees of Bridge Information Systems, Inc. ("Bridge") at an exercise price of $.50 per share. In that same period, the Registrant granted options to purchase up to 2,300,008 shares of its common stock to 92 of its employees at an exercise price of $.50 per share. All of these options were granted pursuant to the Registrant's 1999 Stock Option Plan. In October 1999, the Registrant granted to its employees the right to convert options to purchase 236,882 shares of common stock of Bridge into options to purchase 236,882 shares of common stock of the

          Registrant at an exercise price of $.50 per share. These issuances were effected in reliance on the exemption from registration provided by Rule 701 promulgated under Section 3(b) of the Securities Act.


       (8) During 1998 and 1999, Registrant issued 92,565 shares of its common stock pursuant to the exercise of stock options by its employees for an aggregate purchase price of $36,100. These issuances were effected in reliance on the exemption from registration provided by Rule 701 promulgated under Section 3(b) of the Securities Act.


          Each of the foregoing transactions was effected without the use of an underwriter.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES





   NUMBER     EXHIBIT DESCRIPTION
-----------   -----------------------------------------------------------------------------------------------
  1.1*        Form of Underwriting Agreement

  3.1**       Amended and Restated Certificate of Incorporation of the Registrant

  3.2         Certificate of Amendment to Amended and Restated Certificate of Incorporation of the
              Registrant

  3.3**       Amended and Restated Bylaws of the Registrant

  4.1         Form of Common Stock Certificate

  5.1* Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being offered 10.1 1999 Stock Option Plan

 10.2**       Form of  Incentive  Stock  Option  Agreement  under the 1999 Stock
              Option Plan

 10.3**       Form of  Incentive  Stock  Option  Agreement  under the 1999 Stock
              Option Plan 10.4* * Form of  Non-Qualified  Stock Option Agreement
              under the 1999  Stock  Option  Plan 10.5* * Amended  and  Restated
              Agreement and Plan of Merger,  dated February 19, 1999,  among the
              Registrant,   SAVVIS  Acquisition  Corp.  and  Bridge  Information
              Systems, Inc.

 10.6**       Employment   Agreement,   dated  December  4,  1998,  between  the
              Registrant and Clyde A. Heintzelman

 10.7** Letter Agreement, dated November 12, 1999, between the Registrant and Clyde A. Heintzelman

 10.8**       Employment  Agreement,   dated  December  20,  1999,  between  the
              Registrant and Jack M. Finlayson

 10.9**       Letter Agreement,  dated June 14, 1999, between the Registrant and
              David J. Frear

 10.10** Letter Agreement, dated September 30, 1999, between the Registrant and James D. Mori

 10.11        Form of Master  Establishment and Transition Agreement between the
              Registrant  and Bridge  Information  Systems,  Inc.,  including as
              Exhibit B a Form of Administrative  Services Agreement, as Exhibit
              E a Form of  Local  Contract  of  Assignment  and  Assumption,  as
              Exhibit F a Form of Local Asset Transfer Agreement, as Exhibit H a
              Form  of  Equipment  Colocation  Permit,  as  Exhibit  I a Form of
              Promissory  Note,  as  Exhibit  J a Form  of Call  Asset  Transfer
              Agreement and as Exhibit K the Sublease Agreement.

  NUMBER      EXHIBIT DESCRIPTION
-----------   -----------------------------------------------------------------------------------------
 10.12 +**    Form of Network Services  Agreement between SAVVIS  Communications
              Corporation and Bridge Information Systems, Inc.

 10.13 +**    Form of Technical Services Agreement between SAVVIS Communications
              Corporation and Bridge Information Systems, Inc.

 10.14**      Managed Network Agreement,  dated January 31, 1995, between Sprint
              Communications Company L.P. and Bridge Data Company

10.15**       Amendment One to the Managed Network  Agreement,  dated August 23,
              1995, between Sprint  Communications  Company L.P. and Bridge Data
              Company

10.16**       Amendment Two to the Managed Network  Agreement,  dated August 16,
              1995, between Sprint  Communications  Company L.P. and Bridge Data
              Company

10.17 +**     Amendment Three to the Managed Network  Agreement,  dated March 1,
              1996, between Sprint  Communications  Company L.P. and Bridge Data
              Company

10.18 +**     Amendment Four to the Managed  Network  Agreement,  dated July 29,
              1996, between Sprint  Communications  Company L.P. and Bridge Data
              Company

10.19 +**     Amendment Five to the Managed Network Agreement, dated December 5,
              1996, between Sprint  Communications  Company L.P. and Bridge Data
              Company

10.20+**      Amendment  Six to the  Managed  Network  Agreement,  dated May 23,
              1997, between Sprint  Communications  Company L.P. and Bridge Data
              Company

10.21+**      Amendment Seven to the Managed Network Agreement, dated August 28,
              1998, between Sprint  Communications  Company L.P. and Bridge Data
              Company

10.22+** Service Agreement, dated August 15, 1996, between the Registrant and IXC Carrier, Inc.

10.23+** Amendment No. 1 to the Service Agreement, dated October 22, 1996, between the Registrant and IXC Carrier, Inc.

10.24+** Master Internet Services Agreement, effective June 4, 1999, between the Registrant and UUNET Technologies, Inc.

10.25+** InternetMCI Dedicated Access Agreement, dated April 16, 1998, between the Registrant and networkMCI, Inc.

16.1          Letter Re Change in Certifying Accountant

21.1* *       Subsidiaries of the Registrant

23.1          Consent of Deloitte & Touche LLP

23.2          Consent of Ernst & Young LLP

23.3*         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

24.1** Power of attorney (included in the signature page to this registration statement) 27.1 Financial Data Schedule



------------------

 * To be filed by amendment.
** Previously filed.
 + Request for Confidential Treatment

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as may be required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on January 31, 2000.



                                        SAVVIS COMMUNICATIONS CORPORATION





                                        By: /s/ Robert McCormick
                                           ------------------------------------

                                           Robert McCormick
                                           Chief Executive Officer and
                                           Chairman of the Board




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to this Registration Statement has been signed by the following persons, in the capacities indicated below, on the dates indicated.

          SIGNATURE                           TITLE                        DATE
-----------------------------   ---------------------------------   -----------------
      /s/ ROBERT MCCORMICK      Chief Executive Officer and         January 31, 2000
---------------------------
                                Chairman of the Board
         Robert McCormick
                                (principal executive officer)
               *                Executive Vice President, Chief     January 31, 2000
---------------------------
                                Financial Officer and Director
        David J. Frear
                                (principal financial officer and
                                principal accounting officer)
               *                Director                            January 31, 2000
---------------------------
      Clyde A. Heintzelman
               *                Director                            January 31, 2000
---------------------------
         Thomas McInerney
               *                Director                            January 31, 2000
---------------------------
         Patrick Welsh
               *                Director                            January 31, 2000
---------------------------
         Thomas M. Wendel



*By: /s/ Robert McCormick
     -----------------------
     Robert McCormick
     Attorney-in-Fact
     and Agent

                                 EXHIBIT INDEX





     NUMBER       EXHIBIT DESCRIPTION
---------------   -----------------------------------------------------------------------------------------------
  1.1*        Form of Underwriting Agreement

  3.1**       Amended  and  Restated   Certificate  of   Incorporation   of  the
              Registrant

  3.2         Certificate  of Amendment to Amended and Restated  Certificate  of
              Incorporation of the Registrant

  3.3**       Amended and Restated Bylaws of the Registrant

  4.1         Form of Common Stock Certificate

  5.1* Opinion of Hogan & Hartson L.L.P. as to the validity of the shares being offered

 10.1         1999 Stock Option Plan

 10.2**       Form of  Incentive  Stock  Option  Agreement  under the 1999 Stock
              Option Plan

10.3**        Form of  Incentive  Stock  Option  Agreement  under the 1999 Stock
              Option Plan

10.4**        Form of Non-Qualified  Stock Option Agreement under the 1999 Stock
              Option Plan

10.5**        Amended and Restated Agreement and Plan of Merger,  dated February
              19, 1999,  among the  Registrant,  SAVVIS  Acquisition  Corp.  and
              Bridge Information Systems, Inc.


10.6**        Employment   Agreement,   dated  December  4,  1998,  between  the
              Registrant and Clyde A. Heintzelman

 10.7** Letter Agreement, dated November 12, 1999, between the Registrant and Clyde A. Heintzelman

 10.8**       Employment  Agreement,   dated  December  20,  1999,  between  the
              Registrant and Jack M.Finlayson

   10.9* *    Letter Agreement,  dated June 14, 1999, between the Registrant and
              David J. Frear

  10.10** Letter Agreement, dated September 30, 1999, between the Registrant and James D. Mori

  10.11       Form of Master  Establishment and Transition Agreement between the
              Registrant  and Bridge  Information  Systems,  Inc.,  including as
              Exhibit B a Form of Administrative  Services Agreement, as Exhibit
              E a Form of  Local  Contract  of  Assignment  and  Assumption,  as
              Exhibit F a Form of Local Asset Transfer Agreement, as Exhibit H a
              Form  of  Equipment  Colocation  Permit,  as  Exhibit  I a Form of
              Promissory  Note,  as  Exhibit  J a Form  of Call  Asset  Transfer
              Agreement and as Exhibit K the Sublease Agreement.

 10.12 +**    Form of Network Services  Agreement between SAVVIS  Communications
              Corporation and Bridge Information Systems, Inc.

 10.13+**     Form of Technical Services Agreement between SAVVIS Communications
              Corporation and Bridge Information Systems, Inc.

  10.14**     Managed Network Agreement,  dated January 31, 1995, between Sprint
              Communications Company L.P. and Bridge Data Company

  10.15**     Amendment One to the Managed Network  Agreement,  dated August 23,
              1995, between Sprint  Communications  Company L.P. and Bridge Data
              Company

     NUMBER       EXHIBIT DESCRIPTION
---------------   -----------------------------------------------------------------------------------------
  10.16**         Amendment Two to the Managed Network Agreement, dated August 16, 1995, between
                  Sprint Communications Company L.P. and Bridge Data Company
 10.17 +**        Amendment Three to the Managed Network Agreement, dated March 1, 1996, between
                  Sprint Communications Company L.P. and Bridge Data Company
 10.18 +**        Amendment Four to the Managed Network Agreement, dated July 29, 1996, between Sprint
                  Communications Company L.P. and Bridge Data Company
 10.19 +**        Amendment Five to the Managed Network Agreement, dated December 5, 1996, between
                  Sprint Communications Company L.P. and Bridge Data Company
 10.20 +**        Amendment Six to the Managed Network Agreement, dated May 23, 1997, between Sprint
                  Communications Company L.P. and Bridge Data Company
 10.21 +**        Amendment Seven to the Managed Network Agreement, dated August 28, 1998, between
                  Sprint Communications Company L.P. and Bridge Data Company
 10.22 +**        Service Agreement, dated August 15, 1996, between the Registrant and IXC Carrier, Inc.
 10.23 +**        Amendment No. 1 to the Service Agreement, dated October 22, 1996, between the Registrant and IXC Carrier, Inc.
 10.24            +** Master  Internet  Services  Agreement,  effective  June 4,
                  1999, between the Registrant and UUNET Technologies, Inc.
 10.25            +** InternetMCI  Dedicated Access  Agreement,  dated April 16,
                  1998, between the Registrant and networkMCI, Inc.
  16.1            Letter Re Change in Certifying Accountant
   21.1* *        Subsidiaries of the Registrant
  23.1            Consent of Deloitte & Touche LLP
  23.2            Consent of Ernst & Young LLP
   23.3*          Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   24.1*  *  Power  of  attorney   (included  in  the  signature  page  to  this
  registration statement) 27.1 Financial Data Schedule


------------------

 * To be filed by amendment.
** Previously filed.
 + Request for Confidential Treatment